Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-196396

PROPOSED MERGER OF

HERITAGE FINANCIAL GROUP, INC.

AND ALARION FINANCIAL SERVICES, INC.

The boards of directors of Heritage Financial Group, Inc. (“Heritage”) and Alarion Financial Services, Inc. (“Alarion”) have unanimously approved an Agreement and Plan of Merger, dated April 21, 2014 (the “Merger Agreement”), pursuant to which Alarion will merge with and into Heritage (the “Merger”). If the Merger Agreement is approved by Alarion’s shareholders, and if all other closing conditions in the Merger Agreement are satisfied, each shareholder of Alarion will be entitled to 0.44 shares of Heritage common stock for each share of Alarion common stock owned prior to the Merger, subject to certain adjustments as described in the Merger Agreement. After completion of the Merger, we estimate that former Alarion shareholders will own approximately 12.9% of the issued and outstanding common stock of the combined company.

The value of the shares Heritage common stock to be issued in the Merger will fluctuate between now and the closing date of the Merger. Heritage common stock is listed on the Nasdaq Global Market under the symbol “HBOS.” The common stock of Alarion trades in the over-the-counter market under the ticker symbol “ARFS.”

The holders of Alarion common stock as of June 27, 2014 are being asked to approve the Merger Agreement. This document also serves as a prospectus relating to Heritage’s issuance of up to 1,336,879 shares of Heritage common stock in connection with the Merger.

See the “Risk Factors” section of this proxy statement and prospectus. You should read and consider the risk factors included in our periodic reports and in other information that we file with the Securities and Exchange Commission (the “SEC”), which are incorporated by reference in this proxy statement and prospectus. See “Available Information.”

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT AND PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The shares of Heritage common stock to be issued in the Merger are not savings or deposit accounts, and are not insured by the Deposit Insurance Fund, the FDIC or any other governmental agency and are subject to investment risk, including the possible loss of principal.

This proxy statement and prospectus is dated July 1, 2014 and is first being mailed to the common shareholders of Alarion on or about July 11, 2014.

AVAILABLE INFORMATION

Heritage has supplied all information contained in this proxy statement and prospectus relating to Heritage, and Alarion has supplied all information contained in this proxy statement and prospectus relating to Alarion.

You should rely only on the information which is contained in this proxy statement and prospectus or to which we have referred in this proxy statement and prospectus. We have not authorized anyone to provide you with information that is different. You should not assume that the information contained in this proxy statement and prospectus is accurate as of any date other than the date of this proxy statement and prospectus.

This document incorporates certain important business and financial information about Heritage from other documents that are not included in or delivered with this document. Upon written or oral request of any person, Heritage will provide, without charge, a copy of any or all of the documents incorporated herein by reference, other than exhibits to the documents, unless the exhibits are specifically incorporated by reference into the documents that this proxy statement and prospectus incorporates. Requests for copies in writing or by telephone should be directed to:

Heritage Financial Group, Inc.

721 N. Westover Blvd.

Albany, Georgia 31707

Attn: Chief Financial Officer

(229) 420-0000

Additional important information is also contained in the documents incorporated by reference into this proxy statement and prospectus; see “Where You Can Find More Information.”

ALARION FINANCIAL SERVICES, INC.

One Northeast First Avenue

Ocala, Florida 34470

(352) 237-4500

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 19, 2014

To the shareholders of Alarion Financial Services, Inc.:

A special meeting of shareholders of Alarion Financial Services, Inc. will be held at the Gainesville Country Club, 7300 SW 35th Way, Gainesville, Florida 32609, on August 19, 2014 at 4:00 p.m., local time, for the following purposes:

1. Merger. To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of April 21, 2014, by and between Heritage Financial Group, Inc. and Alarion Financial Services, Inc. A copy of the Merger Agreement is attached to the accompanying proxy statement and prospectus as Appendix A.

2. Adjournment. To consider and vote on a proposal to authorize the board of directors to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the special meeting, in person or by proxy, to approve the Merger Agreement.

Only holders of record of Alarion common stock at the close of business on June 27, 2014 will be entitled to notice of and to vote at the special meeting and at any adjournment or postponement at the special meeting.

ALARION’S BOARD OF DIRECTORS RECOMMENDS THAT ALARION SHAREHOLDERS VOTE “FOR” THE PROPOSALS ABOVE.

Whether or not you plan to attend the special shareholders’ meeting, please vote as soon as possible by completing, signing, dating, and returning the enclosed proxy, or such other document as your broker instructs you to use if your shares are held in “street name,” in the accompanying pre-addressed postage-paid envelope. You may revoke your proxy at any time before it is voted by giving written notice of revocation to Alarion’s Corporate Secretary, or by filing a properly executed proxy of a later date with Alarion’s Corporate Secretary, at or before the meeting. You may also revoke your proxy by attending and voting your shares in person at the meeting.

By Order of the Board of Directors

Job E. White
Chairman of the Board

Ocala, Florida

July 1, 2014

i

APPENDIX A	Agreement and Plan of Merger

APPENDIX B	Florida Statutes for Appraisal Rights

APPENDIX C	Fairness Opinion of BSP Securities, Inc.

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are some questions that you may have regarding the Merger and the special shareholders’ meeting, and brief answers to those questions. We urge you to carefully read the remainder of this proxy statement and prospectus because the information in this section does not provide all the information that might be important to you with respect to the Merger and the special shareholders’ meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement and prospectus; see “Where You Can Find More Information.”

Q: What is the Merger?

A: Heritage and Alarion have entered into an Agreement and Plan of Merger, dated April 21, 2014, pursuant to which Alarion will merge with and into Heritage, with the holders of Alarion common stock receiving 0.44 shares of Heritage common stock in exchange for each of their shares of Alarion common stock, plus cash in lieu of any resulting fractional shares.

The Merger cannot be completed unless, among other things, the shareholders of Alarion approve the proposal to approve the Merger Agreement. This document constitutes both a proxy statement of Alarion and a prospectus of Heritage. It is a proxy statement because the Alarion board of directors is soliciting proxies from Alarion’s common shareholders. It is a prospectus because Heritage will issue shares of its common stock in the Merger.

Q: What am I being asked to vote on, and how does the board recommend that I vote?

A: Alarion’s common shareholders are being asked to approve the Merger Agreement, thereby approving the Merger. Heritage stockholders are not required to approve the Merger, the issuance of shares of Heritage common stock, or any other transactions contemplated in the Merger Agreement. The board of directors of Alarion adopted the Merger Agreement, determined that the Merger is in the best interests of the Alarion shareholders, and recommends that Alarion shareholders vote “FOR” approval of the Merger Agreement. In addition, Alarion’s common shareholders are being asked to grant authority to Alarion’s board of directors to adjourn the special shareholders’ meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the special shareholders’ meeting, in person or by proxy, to approve the Merger Agreement.

Q: Why is my vote important?

A: The Merger Agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Alarion common stock that are entitled to vote on the Merger. Accordingly, if an Alarion shareholder fails to vote on the Merger Agreement, it will have the same effect as a vote against the Merger Agreement.

Q: Why is Alarion merging with Heritage?

A: Alarion shareholders: In reaching its decision for Alarion to enter into, and to recommend that Alarion’s shareholders approve, the Merger Agreement, the board of directors of Alarion consulted with its legal and financial advisors and considered a number of factors, including, but not limited to Alarion’s current condition and future prospects, the illiquidity of Alarion common stock and the merger consideration to be received in exchange for shares of Alarion common stock, pro forma financial information taking into effect the Merger, and the strategic fit of Alarion and Heritage. A detailed discussion of the background of and these and other reasons for the proposed Merger is contained under the headings “Background of the Merger,” “Alarion’s Reasons for the Merger; Recommendation of the Alarion Board of Directors” under “The Merger.”

Heritage stockholders: Heritage’s board of directors concluded that the Merger is in the best interest of Heritage and its stockholders. The Merger will expand Heritage’s footprint in the attractive Ocala and

Gainesville markets and will continue the growth of Heritage’s mortgage banking operations. A detailed discussion of the background of the proposed Merger is contained under the heading “Background of the Merger” under “The Merger.”

Q: What will I receive in the Merger?

A: Alarion shareholders: Each share of Alarion common stock will be exchanged for 0.44 shares of Heritage common stock. Heritage will not issue fractional shares in the Merger. Instead, you will receive a cash payment, without dividends or interest, for the approximate value of any fraction of a share of Heritage common stock that you would otherwise be entitled to receive. The method for determining the value of a fractional share is described on page 31 of this proxy statement and prospectus. Each outstanding share of Heritage common stock will remain outstanding after the Merger. It is estimated that current Alarion shareholders will own 12.9% of the outstanding common stock of Heritage following the Merger.

Heritage stockholders: If the Merger is completed, Heritage stockholders will not receive any merger consideration and will continue to hold the shares of Heritage common stock that they currently hold. Heritage will issue common stock and cash in lieu of fractional shares as merger consideration to the holders of Alarion common stock.

Q: What should Alarion shareholders do now?

A: After you have carefully read this document, please follow the voting instructions on the enclosed proxy card in order to vote your shares as soon as possible. If you date, sign and send in a proxy card but do not indicate how you want to vote, your proxy will be voted in favor of approval of the Merger Agreement. If you hold your shares in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker. Absent instructions from you, your bank or broker will not vote your shares to approve the Merger Agreement. Failure to instruct your broker as to how to vote your shares will be the equivalent of voting against the Merger Agreement.

Q: If my Alarion shares are held in an individual retirement account, or “IRA,” how will my shares be voted?

A: The custodian of your IRA will vote your shares on the proposal to approve the Merger Agreement in accordance with the terms of your account agreement. You should contact your IRA custodian with any questions about the terms of your account agreement.

Q: What effect will the Merger have on Alarion stock options?

A: Holders of options to purchase Alarion common stock that are outstanding immediately prior to the effective time of the Merger will receive cash to the extent that such options are “in-the-money,” that is, to the extent that the exercise price is less than 44% of the closing price of a share of Heritage common stock on the day prior to the effective time of the Merger. Stock options that are “out-of-the-money,” that is, stock options with an exercise price equal to or greater than 44% of the closing price of a share of Heritage common stock on the day prior to the effective time of the Merger, will be cancelled immediately prior to the effective time.

Q: Should I send in my Alarion stock certificates now?

A: NO. You should not send in your stock certificates at this time. Shortly after the closing of the Merger, Heritage will send all Alarion common shareholders written instructions for exchanging Alarion stock certificates for the shares of Heritage common stock (and cash in lieu of fractional shares) to which they are entitled as a result of the Merger.

Q: What if I cannot find my Alarion stock certificates?

A: If you are unable to locate your original Alarion stock certificates, you should contact Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016 at (800) 368-5948 or by visiting their website at www.rtco.com.

Q: What will happen to Alarion Bank as a result of the Merger?

A: Following the Merger, it is expected that Alarion Bank, Alarion’s wholly-owned bank subsidiary, will be merged with and into HeritageBank of the South (“HeritageBank”), Heritage’s wholly-owned subsidiary bank. Alarion Bank customers will become customers of HeritageBank and will be offered all of Heritage’s current products and services. Also in connection with the Merger, Heritage is planning to close one Alarion branch in Ocala, Florida as a result of the close proximity to an existing Heritage branch with the remaining Alarion branches being converted to Heritage branches subsequent to the Merger.

Q: What are the material U.S. federal income tax consequences of the Merger to me?

A: Alarion shareholders: One condition to the closing of the Merger is that Bryan Cave LLP shall issue an opinion that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). Alarion shareholders receiving stock consideration in the Merger will not recognize gain or loss for U.S. federal income tax purposes as a result of the surrender of Alarion common stock in exchange for Heritage common stock. However, to the extent that an Alarion shareholder may receive cash in lieu of a fractional share or as a result of the exercise of dissenters’ or appraisal rights or otherwise, such shareholder may be required to recognize gain for U.S. federal income tax purposes. See “Material United States Federal Income Tax Consequences” beginning on page 63.

Heritage stockholders: The Merger, the issuance of shares of Heritage common stock, and the other transactions associated with the Merger are not expected to have any tax effect on current Heritage stockholders for U.S. federal income tax purposes.

The U.S. federal income tax consequences of the Merger described above and elsewhere in the proxy statement and prospectus may not apply to all shareholders and will depend on each shareholder’s specific factual situation. Accordingly, we strongly urge you to consult your own independent tax advisor for a full understanding of the particular tax consequences of the Merger to you.

Q: Will the value of the merger consideration change between now and the time of completion of the Merger?

A: Although the number of shares of Heritage common stock that Alarion shareholders will receive in the Merger is fixed, the value of the merger consideration will fluctuate based upon the market price of Heritage common stock. As of the date the Merger Agreement was signed, the value of the merger consideration to be received by Alarion shareholders was $22,117,903, based on Heritage’s closing price on April 17, 2014 of $19.09 per share. The value of the merger consideration to be received by Alarion shareholders will fluctuate to the extent that the price of Heritage’s common stock exceeds or is less than $19.09 per share at closing. The Merger Agreement also provides, however, that Alarion may terminate the Merger Agreement if both (1) the market price of Heritage’s common stock drops below $15.28 per share (as measured by the average closing price reported on the Nasdaq Global Market for the fifth (5th) through twentieth (20th) days prior to the closing date); and (2) the KBW Regional Banking Index (ticker: ^KRX) exceeds $61.28 (as measured by the average closing price for the fifth (5th) through twentieth (20th) days prior to the closing date). Please see the “Risk Factors” section of this proxy statement and prospectus for further information.

Q: Can I change my vote after I have submitted my proxy?

A: YES. If you have instructed a broker to vote your shares, you must follow the directions you will receive from your broker to change or revoke your proxy. If you have not voted through your broker, there are three ways you can change your vote after you have submitted your proxy:

•	First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy.

•	Second, you may complete and submit a later dated proxy with new voting instructions. The latest vote actually received by Alarion prior to the special shareholders’ meeting will be your vote. Any earlier votes will be revoked.

•	Third, if you are a record shareholder, you may attend your special shareholders’ meeting and vote in person. Any earlier votes will be revoked. Simply attending your meeting without voting, however, will not revoke your proxy.

Q: Do I have the right to dissent and obtain the “fair value” for my Alarion shares?

A: Yes. Florida law permits an Alarion shareholder to dissent from the Merger and to obtain payment in cash of the “fair value” of shares of Alarion common stock owned prior to the Merger. To exercise such appraisal right, an Alarion shareholder must strictly follow the procedures provided in Florida law, including delivering written notice of intent to demand payment prior to the shareholder vote and not voting to approve the Merger Agreement. If an Alarion shareholder follows the required procedures, his or her only right will be to receive the “fair value” of his or her common stock in cash. Copies of the applicable Florida statutes are attached to this proxy statement and prospectus as Appendix B. See “The Merger—Appraisal Rights” beginning on page 48.

The Merger Agreement provides that the closing of the Merger is conditioned on the number of shares for which appraisal rights are effectively asserted being less than 10% of Alarion’s outstanding shares of common stock. As a result, if holders of 10% or more of the outstanding shares of Alarion common stock do not vote in favor of the Merger and follow the procedures for dissenting under Florida law, the Merger will not close unless both Alarion and Heritage waive such condition.

Q: When do you expect to complete the Merger?

A: We are working to complete the Merger before the end of the third quarter of 2014. In addition to obtaining the approval the holders of a majority of the outstanding Alarion common stock entitled to vote on the Merger at the special shareholders’ meeting, the closing of the Merger is also conditioned on obtaining all necessary bank regulatory approvals and other conditions. We cannot guarantee when or if all of these conditions will be met.

Q: Whom should I call with questions about the Merger?

A: Heritage stockholders should call T. Heath Fountain, Executive Vice President and Chief Financial Officer, at (229) 420-0000. Alarion shareholders should call Matthew Ivers, Executive Vice President and Chief Financial Officer, at (352) 237-4500.

SUMMARY

This summary highlights selected information from this document. This summary may not contain all of the information important to you. We urge you to read this entire document carefully, including the exhibits and appendices, to understand the Merger fully and its potential impact on you before deciding how to vote. See “Where You Can Find Additional Information” included elsewhere in this document. Each item in this summary contains a reference to the page in this document where such item is discussed in further detail.

Unless the context dictates otherwise, “Heritage” refers to Heritage Financial Group, Inc., “Alarion” refers to Alarion Financial Services, Inc., and “we,” “us” and “our” refer collectively to Heritage and Alarion.

The Companies (page 85 for Heritage and page 86 for Alarion)

Heritage Financial Group, Inc. is a $1.4 billion holding company headquartered in Albany, Georgia. Heritage primarily conducts commercial banking, retail banking, mortgage banking and wealth management activities through its wholly owned subsidiary, HeritageBank. As of March 31, 2014, HeritageBank operated in Georgia, Florida and Alabama through 29 banking locations, 15 mortgage offices and 5 investment offices. HeritageBank provides credit based products, deposit accounts, corporate cash management, investment support and other services to commercial and retail clients.

Heritage’s executive offices are located at 721 N. Westover Boulevard, Albany, Georgia 31707. Heritage’s website is maintained at www.eheritagebank.com. Heritage common stock is traded on the Nasdaq Global Market under the symbol “HBOS.”

Alarion Financial Services, Inc. is a $280 million holding company headquartered in Ocala, Florida, primarily conducting its business through its wholly-owned banking subsidiary, Alarion Bank. Alarion Bank primarily conducts commercial and consumer banking to individuals, businesses and industries through six branches in Marion and Alachua Counties, Florida. Following the Merger, Heritage intends to close one of Alarion Bank’s branches in Ocala, Florida, due to its close proximity to an existing HeritageBank branch. Alarion provides deposit accounts, credit cards, notary services, money orders, cashier’s checks, savings bonds, and bank drafts. Alarion’s common stock trades in the over-the-counter market under the ticker symbol “ARFS.”

The Merger (page 35)

Under the terms of the Merger Agreement, Alarion will merge with and into Heritage, with Heritage being the surviving corporation. Immediately thereafter, Alarion Bank is expected to merge with and into HeritageBank, and HeritageBank will be the surviving bank (we refer to this merger as the “Bank Merger”). Both Heritage and HeritageBank will continue in existence, while Alarion and Alarion Bank will cease to exist. The Merger Agreement is attached as Appendix A and is incorporated into this proxy statement and prospectus by reference. We encourage you to read the Merger Agreement carefully as it is the legal document that governs the Merger.

Merger Consideration (page 46)

Under the terms of the Merger Agreement, each share of Alarion common stock outstanding immediately prior to the effective time of the Merger (excluding certain shares held by Alarion, Heritage and their wholly-owned subsidiaries and dissenting shares, as described below) will be converted into the right to receive 0.44 shares of Heritage common stock. Heritage will not issue fractional shares in the Merger. For each fractional share that would otherwise be issued, Heritage will pay cash in an amount equal to the fraction of a share of Heritage common stock which the holder would otherwise be entitled to receive multiplied by $19.09, the closing price of Heritage’s common stock on April 17, 2014, the last trading day prior to the signing of the Merger Agreement. No interest or dividends will be paid or accrue on cash payable to holders in lieu of fractional shares.

The value of the shares of Heritage common stock to be issued in the Merger will fluctuate between now and the closing date of the Merger. Based on the closing price of Heritage common stock on April 17, 2014, the last trading day before the public announcement of the signing of the Merger Agreement, the value of the per share merger consideration payable to holders of Alarion common stock was $8.40. Based on the closing price of Heritage common stock on July 1, 2014, the last practicable date before the date of this document, the value of the per share merger consideration payable to holders of Alarion common stock was $8.73. Alarion may terminate the Merger Agreement if both (1) the market price of Heritage’s common stock drops below $15.28 per share (as measured by the average closing price reported on the Nasdaq Global Market for the fifth (5th) through twentieth (20th) days prior to the closing date); and (2) the KBW Regional Banking Index (ticker: ^KRX) exceeds $61.28 (as measured by the average closing price for the fifth (5th) through twentieth (20th) days prior to the closing date). Alarion shareholders should obtain current sale prices for the Heritage common stock, which is traded on the Nasdaq Global Market under the symbol “HBOS.” See “—Market Price and Dividend Information” on page 10 for additional information regarding the equivalent value of the merger consideration to be received by the Alarion common shareholders in the Merger.

The Merger Agreement provides that Heritage will issue up to 1,158,612 shares of its common stock to the shareholders of Alarion common stock. In addition, Heritage has entered into an agreement with Jacobs Asset Management, LLC (“JAM”) to issue up to an additional 178,267 shares of Heritage common stock to JAM in exchange for the shares of Alarion preferred stock JAM currently owns and will be exchanging for Heritage preferred stock in the Merger, as further described in “The Merger Agreement—Conversion of Stock; Treatment of Stock Options—Conversion of Alarion Preferred Stock on page 47. Following the Merger, former Alarion shareholders will own approximately 12.9% of Heritage’s total outstanding shares of common stock on a fully diluted basis.

Reasons for the Merger (see page 37)

The boards of both Alarion and Heritage determined that the Merger is in the best interest of their respective companies and shareholders. The factors considered by Alarion’s board included, among other things, the strength of the combined company, the potential synergies resulting from the combination, and the ability of Alarion shareholders to participate in the future growth of Heritage. Heritage’s board of directors determined that the Merger would expand Heritage’s footprint in the attractive Ocala and Gainesville markets and would continue the growth of Heritage’s mortgage banking operations. A detailed discussion of the background of and reasons for the proposed Merger is contained under the headings “Background of the Merger” and “Alarion’s Reasons for the Merger; Recommendation of the Alarion Board of Directors” under “The Merger.”

Closing and Effective Time of the Merger (see page 46)

The Merger is currently expected to close in the third quarter of 2014. However, the closing of the Merger is conditioned on the receipt of all required regulatory approvals, as well as the other conditions to closing contained in the Merger Agreement. Neither Heritage nor Alarion can predict the actual date on which the Merger will be completed because the closing is subject to factors beyond each company’s control, including whether or when the required regulatory approvals and the approval of Alarion’s shareholders will be received.

Effect of the Merger on Alarion Options (page 47)

Options to purchase Alarion common stock that are outstanding immediately prior to the effective time of the Merger will receive cash to the extent that the exercise price of such options is less than 44% of the closing price of a share of Heritage common stock on the day prior to the effective time. Stock options with an exercise price equal to or greater than 44% of the closing price of a share of Heritage common stock on the day prior to the effective time will be cancelled immediately prior to the effective time.

Effect of the Merger on Alarion Preferred Stock (page 47)

At the effective time of the Merger, each share of Alarion’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Alarion Series A Stock”) outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one share of Heritage Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Heritage Series A Stock”), and each share of Alarion’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Alarion Series B Stock”) outstanding immediately prior to the effective time will be converted into the right to receive one share of Heritage Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Heritage Series B Stock”). Except as described in the following paragraph, Heritage intends to redeem all shares of preferred stock for cash at the applicable liquidation value plus accrued and unpaid dividends, if any, immediately following the effective time of the Merger.

In connection with the Merger Agreement, Heritage entered into an Exchange Agreement dated April 21, 2014 (the “Exchange Agreement”) with JAM, an investor in Heritage that owns approximately $4.5 million of the Alarion Series A Stock. The Exchange Agreement provides that, immediately following the effective time of the Merger, JAM will exchange the shares of Heritage Series A Stock it receives in the Merger for 178,267 shares of Heritage common stock and approximately $1.7 million in cash, subject to adjustment in the event that, following such redemption, JAM would own more than 9.99% of Heritage’s then-outstanding common stock.

Regulatory Approvals (page 60)

The Merger Agreement provides that closing of the Merger is conditioned on the receipt of all required regulatory approvals. Required regulatory approvals include the non-objection to the Merger by the Board of Governors of the Federal Reserve (the “Federal Reserve”) and the approval of the Bank Merger by the Federal Deposit Insurance Corporation (the “FDIC”). In addition, although no formal application or approval is required by the Georgia Department of Banking and Finance (“GDBF”) or the Florida Office of Financial Regulation (the “OFR”), we will provide both the GDBF and the OFR with notice of the proposed transactions.

We intend to file the required applications discussed above shortly after the date of this proxy statement and prospectus.

Alarion’s Special Shareholders’ Meeting (page 31)

Alarion will hold its special shareholders’ meeting on August 19, 2014, at 4:00 p.m., local time at the Gainesville Country Club, 7300 SW 35th Way, Gainesville, Florida 32609.

Alarion’s Record Date and Voting (page 31)

If you owned shares of Alarion common stock at the close of business on June 27, 2014, the record date for the Alarion special shareholders’ meeting, you are entitled to vote on the Merger Agreement as well as any other matters considered at the special shareholders’ meeting. On the record date, there were 2,633,208 shares of Alarion common stock outstanding. You will have one vote at the meeting for each share of common stock you owned on the record date. The affirmative vote of the holders of a majority of Alarion’s outstanding shares of common stock entitled to vote on the Merger Agreement is required to approve the Merger Agreement. As of May 23, 2014, Alarion’s directors and executive officers and their affiliates beneficially owned approximately 14.8% of the outstanding shares of Alarion common stock. In connection with entering into the Merger Agreement, each of Alarion’s directors entered into a Support Agreement with Heritage and Alarion, pursuant to which the directors agreed to vote their shares, or to use reasonable effort to cause all shares beneficially but not directly owned by them, in favor of approving the Merger Agreement.

Opinion of Alarion’s Financial Advisor (page 38)

In connection with the Merger, BSP Securities, Inc. (“BSP”) delivered a fairness opinion, dated April 21, 2014, to Alarion’s board of directors as to the fairness, from a financial point of view as of the date of the opinion, of the merger consideration to be received by Alarion shareholders in the Merger. The full text of the written opinion is attached hereto as Appendix C. Alarion shareholders should read the entire opinion, and additional information under “Opinion of Alarion’s Financial Advisor” under “The Merger.”

BSP’s opinion speaks only as of the date of the opinion. The opinion was directed to Alarion’s board of directors and is directed only to the fairness, from a financial point of view, of the merger consideration to Alarion’s shareholders. It does not address our underlying business decision to engage in the merger or any other aspect of the merger and is not a recommendation to any shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

Alarion’s Board of Directors Unanimously Recommends that Alarion Shareholders Vote “FOR” the Approval of , the Merger Agreement (page 37)

Alarion’s board of directors has determined that the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of Alarion and its shareholders and unanimously adopted the Merger Agreement. Alarion’s board of directors unanimously recommends that Alarion shareholders vote “FOR” the approval of the Merger Agreement. For the factors considered by Alarion’s board of directors in reaching its decision to adopt the Merger Agreement, see “Alarion’s Reasons for the Merger; Recommendation of the Alarion Board of Directors” under “The Merger.”

Interests of Directors and Officers of Alarion that Differ from Your Interests (page 29)

When considering whether to approve the Merger Agreement, you should be aware that some directors and officers of Alarion have interests in the Merger that differ from the interests of other Alarion shareholders, including the following:

•	Heritage has agreed to indemnify the directors and officers of Alarion for six years following the Merger against certain liabilities arising from acts or omissions prior to the Merger. Heritage has also agreed to provide directors’ and officers’ liability insurance for the directors and officers of Alarion for a period of six years following the Merger.

•	Each Alarion director has entered into a Support Agreement, a letter agreement, and a claims letter with Heritage. The terms of each of these agreements are summarized on page 58.

•	Simultaneously with the signing of the Merger Agreement, Carrie Cribb entered into an Employment Agreement with HeritageBank that will become effective immediately upon the closing of the Merger. The terms of this agreement are summarized on page 59.

•	Simultaneously with the signing of the Merger Agreement, Dwight Hart and Matthew Ivers entered into Severance Agreements with HeritageBank that will become effective immediately upon the closing of the Merger. The terms of these agreements are summarized on page 59.

•	HeritageBank has entered into a commitment to lend to an affiliate of Job E. White and Thomas W. Williams, Jr. each a director of Alarion and Alarion Bank, the terms of which are summarized on page 33.

Each Alarion board member was aware of these and other interests and considered them before approving and adopting the Merger Agreement.

Certain Material U.S. Federal Income Tax Consequences (page 63)

The completion of the Merger is conditioned on receipt of a tax opinion from Bryan Cave LLP that the Merger qualifies as a tax-free reorganization under Section 368(a) of the Internal Revenue Code; however, the opinion will not bind the Internal Revenue Service, which could take a different view. If the Merger qualifies as a reorganization under Section 368(a) of the Internal Revenue Code, Alarion’s shareholders generally will not recognize gain or loss for U.S. federal income tax purposes on the receipt of shares of Heritage common stock in the Merger in exchange for the shares of Alarion common stock surrendered. Alarion shareholders will recognize gain or loss for U.S. federal income tax purposes, however, on any cash they receive in lieu of fractional shares of Heritage common stock. Heritage shareholders are not expected to have any direct U.S. federal income tax consequences as a result of the Merger. If the Merger does not qualify as a reorganization under Section 368(a) of the Internal Revenue Code, each Alarion shareholder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between (1) the sum of the fair market value of the Heritage common stock and cash received by such shareholder in the Merger and (2) such shareholder’s adjusted tax basis in the shares of Alarion common stock exchanged in the Merger.

Any Alarion shareholder who receives cash in the Merger, as a result of perfecting dissenters’ or appraisal rights under Florida law, will recognize gain for U.S. federal income tax purposes equal to the extent the cash received exceeds the shareholder’s adjusted tax basis in his or her Alarion common stock. See “Material United States Federal Income Tax Consequences of the Merger” for a more detailed discussion of the tax consequences of the Merger.

The U.S. federal income tax consequences described above may not apply to all holders of Alarion common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the Mergers to you.

Comparison of Shareholder Rights (page 75)

The rights of Alarion’s shareholders are currently governed by Florida corporate law and Alarion’s articles of incorporation and bylaws. The rights of Heritage’s stockholders are currently governed by Maryland corporate law and Heritage’s articles of incorporation and bylaws. Upon consummation of the Merger, the shareholders of Alarion will become stockholders of Heritage, and Maryland corporate law, as well as the articles of incorporation and bylaws of Heritage, will govern their rights. Heritage’s articles of incorporation and bylaws differ from those of Alarion in the material respects described in “Comparison of Shareholder Rights” on page 75.

Termination of the Merger Agreement and Termination Fee (page 61)

Notwithstanding the approval of the Merger Agreement by Alarion shareholders, the parties can mutually agree at any time to terminate the Merger Agreement before completing the Merger.

Either Heritage or Alarion can also terminate the Merger Agreement:

•	If the Merger is not completed by December 31, 2014;

•	If any regulatory authority whose approval is required for consummation of the Merger makes a final decision not to approve the Merger;

•	If the other party breaches or fails to perform any representation, warranty or covenant in the Merger Agreement that would cause the failure of the closing conditions, if such breach cannot be or is not cured or waived within 30 days of notice of such breach; or

•	If the Merger Agreement is not approved by Alarion’s shareholders.

Alarion can terminate the Merger Agreement:

•	If, prior to obtaining the required shareholder approval, Alarion enters into a definitive agreement providing for another transaction, but only if Alarion complies with all requirements in the Merger Agreement for accepting a Superior Proposal (as defined in the Merger Agreement), including paying a termination fee of $1,250,000;

•	If, prior to obtaining the required shareholder approval, Alarion’s board of directors effects a Change in Recommendation (as defined in the Merger Agreement) after receiving a Superior Proposal and Alarion complies with all related requirements in the Merger Agreement, including providing Heritage the opportunity to match such proposal and, within three days following such termination, paying the termination fee of $1,250,000; or

•	If, based on the average closing price on the 5th through 20th trading days prior to the closing date of the Merger, both of the following occurs:

•	The market price of Heritage’s common stock drops below $15.28 per share; and

•	the KBW Regional Banking Index (ticker: ^KRX) exceeds $61.28.

Termination Fee (page 61)

In addition to the circumstances set forth above under which Alarion must pay the termination fee to Heritage, if the Merger Agreement is terminated under certain circumstances following the public announcement of an Acquisition Proposal, as defined in the Merger Agreement, and if within one year after the termination of the Merger Agreement, Alarion consummates or enters into a definitive agreement relating to such Acquisition Proposal, then Alarion must also pay the $1,250,000 termination fee to Heritage.

Market Price and Dividend Information (page 51)

Heritage’s common stock is currently listed on the Nasdaq Global Market under the symbol “HBOS.” Alarion’s common stock is traded in the over-the-counter market under the symbol “ARFS.”

As of March 31, 2014, there were approximately 2,000 holders of record of common stock of Heritage. The following table presents the closing sale price per share of Heritage common stock on April 17, 2014, the last trading day before we publicly announced the Merger Agreement, and July 1, 2014, the last practicable trading day prior to mailing this proxy statement and prospectus. The table also presents the last trading price of Alarion’s common stock on each of those dates and the equivalent value of the merger consideration per share of Alarion common stock on those dates, calculated by multiplying the closing price of Heritage common stock on those dates by the exchange ratio of 0.44. The last reported trade prices of Alarion common stock prior to April 17, 2014 and July 1, 2014 were on April 7, 2014 and June 26, 2014.

Date:	Heritage Closing Price	Equivalent Alarion Per Share Value	Alarion Last Trading Price
April 17, 2014	$19.09	$8.40	$3.75
July 1, 2014	$19.85	$8.73	$8.25

Because the exchange ratio is fixed (subject to potential termination if the HBOS price drops below specified levels), the value of the shares of Heritage common stock that Alarion shareholders may receive in the Merger may increase or decrease prior to and following the Merger. Alarion shareholders are urged to obtain current market quotations for the Heritage common stock in connection with deciding how to vote with respect to the Merger Agreement.

The following table shows the high and low sales prices of Heritage common stock, as well as dividends paid, since January 1, 2012:

	High	Low	Dividends Paid Per Share
2014
Second quarter (4/01/2014 through 5/16/2014)	$20.91	$17.91	$0.07
First quarter (1/1/2014 through 3/31/2014)	20.44	18.10	0.07

2013
Fourth quarter (10/1/2013 through 12/31/2013)	$19.25	$17.01	$0.00
Third quarter (7/1/2013 through 9/30/2013)	19.90	14.65	0.00
Second quarter (4/1/2013 through 6/30/2013)	15.00	13.63	0.00
First quarter (1/1/2013 through 3/31/2013)	14.94	13.39	0.00

2012
Fourth quarter (10/1/2012 through 12/31/2012)	$13.97	$11.83	$0.24
Third quarter (7/1/2012 through 9/30/2012)	14.03	12.42	0.04
Second quarter (4/1/2012 through 6/30/2012)	13.00	11.25	0.04
First quarter (1/1/2012 through 3/31/2012)	12.50	11.05	0.04

The dividend policy of Heritage is subject to the discretion of the board of directors and will depend upon a number of factors, including future earnings, financial condition, cash requirements, and general business conditions. Heritage’s ability to pay dividends is generally limited by the ability of HeritageBank to pay dividends to it. As a Georgia-chartered bank, HeritageBank is subject to limitations on the amount of dividends that it is permitted to pay.

The following table shows the high and low sales prices of Alarion common stock since August 31, 2013. Prior to August 31, 2013, there was no market for Alarion’s common stock. Alarion has not paid any dividends since January 1, 2012.

	High	Low
2014
Second quarter (4/01/2014 through 5/16/2014)	$8.16	$3.75
First quarter (1/1/2014 through 3/31/2014)	3.70	3.30

2013
Fourth quarter (10/1/2013 through 12/31/2013)	$4.00	$2.55
Third quarter (8/31/2013 through 9/30/2013)	2.55	2.55

Nasdaq Listing (page 57)

Heritage will list the shares of Heritage common stock to be issued to the shareholders of Alarion in connection with the Merger on the Nasdaq Global Market under the symbol “HBOS.”

Resale of Heritage Common Stock (page 48)

The shares of Heritage common stock to be issued to the shareholders of Alarion in connection with the Merger will be freely tradable by such shareholders, except that if any Alarion shareholders are deemed to be affiliates of Heritage, they must abide by certain transfer restrictions under the Securities Act.

Appraisal Rights (see page 48 and Appendix B)

Under Florida law, Alarion shareholders have the right to dissent from the Merger and receive a cash payment equal to the fair value of their shares of Alarion common stock instead of receiving the merger consideration. To exercise appraisal rights, Alarion shareholders must strictly follow the procedures established by Sections 607.1301 through 607.1333 of the Florida Business Corporation Act (the “Florida Corporate Code”). These procedures include filing a written objection with Alarion prior to the special meeting stating, among other things, that the shareholder will exercise his or her right to dissent if the Merger is completed, and not voting for approval of the merger agreement. A shareholder’s failure to vote against the Merger Agreement will not constitute a waiver of such shareholder’s appraisal rights.

The receipt of cash for Alarion common stock resulting from the proper exercise of appraisal rights by holders of Alarion common stock will result in the recognition of gain or loss, as the case may be, for U.S. federal income tax purposes.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF HERITAGE

The following table summarizes financial results achieved by Heritage for the periods and at the dates indicated and should be read in conjunction with Heritage’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that Heritage has previously filed with the SEC. See “Where You Can Find More Information.”

	March 31,		December 31,
	2014	2013	2013	2012	2011	2010	2009
	(In thousands)
Selected Financial Condition Data:
Total assets	$1,413,540	$1,370,550	$1,380,925	$1,097,506	$1,089,852	$755,436	$571,948
Loans held for sale	126,436	18,905	110,669	15,608	7,471	225	—
Loans, net	800,883	743,761	789,798	660,943	553,126	410,896	328,078
Covered loans	47,684	65,815	50,891	72,425	107,457	—	—
Securities available for sale, at fair value	305,044	267,307	294,299	221,406	259,017	238,377	120,527
Total other real estate owned	8,727	13,851	10,535	12,709	13,409	3,689	1,796
Covered other real estate owned	6,095	9,460	7,053	9,467	10,047	—	—
FDIC loss-share receivable	37,637	52,012	41,306	60,731	83,901	—	—
Federal Home Loan Bank stock, at cost	6,282	5,992	7,342	4,330	4,067	3,703	3,253
Other equity securities, at cost	1,010	1,010	1,010	1,010	1,010	1,010	1,010
Deposits	1,126,654	1,095,559	1,076,421	869,554	884,187	534,243	426,607
Other borrowings	116,127	102,210	131,394	60,000	35,000	62,500	42,500
Federal funds purchased and securities sold under repurchase agreements	33,785	34,251	37,648	33,219	35,049	32,421	32,843
Stockholders’ equity	127,984	120,655	125,063	120,649	124,136	119,340	60,817

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(In thousands)
Selected Operations Data:
Total interest income	$15,955	$14,658	$65,651	$54,738	$39,449	$28,439	$23,401
Total interest expense	1,984	1,803	7,385	7,613	10,350	8,274	8,793

Net interest income	13,971	12,855	58,266	47,125	29,099	20,165	14,608
Provision for loan losses	170	485	1,735	5,930	2,800	5,500	7,500

Net interest income after provision for loan losses	13,801	12,370	56,531	41,195	26,204	14,665	7,108
Fees and service charges	2,494	2,015	9,518	8,305	7,719	6,177	4,953
Mortgage banking activities	2,166	2,182	10,509	4,768	2,377	—	—
Impairment loss on securities	—	—	—	—	(43)	—	—
Gain on sales of securities	—	—	85	2,838	684	294	909
Life insurance proceeds	—	—	—	—	32	916	—
Gain (loss) on acquisitions	—	4,188	4,188	(56)	4,217	2,722	—
Accretion of FDIC loss-share receivable	(2,031)	(2,397)	(9,293)	(4,325)	381	—	—
Other noninterest income	858	777	3,407	2,869	2,100	2,375	1,925

Total noninterest income	3,487	6,765	18,414	14,399	17,467	12,484	7,787
Total noninterest expense	15,476	13,356	58,951	46,252	38,746	26,049	18,271

Income (loss) before tax expense (benefit)	1,812	5,779	15,994	9,342	4,925	1,099	(3,376)
Income tax expense (benefit)	469	1,851	4,679	2,585	1,100	(307)	(1,724)

Net income (loss)	$1,343	$3,928	$11,315	$6,757	$3,825	$1,406	$(1,652)

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on average assets (annualized)	0.39%	1.37%	0.87%	0.63%	0.39%	0.22%	(0.34%)
Return on average equity (annualized)	4.26%	13.01%	9.37%	5.42%	3.12%	2.09%	(2.62%)
Dividend payout ratio	40.84%	0.00%	0.00%	41.91%	25.80%	49.08%	NM
Net interest spread	4.59%	5.28%	5.17%	5.30%	3.58%	3.55%	3.31%
Net interest margin	4.66%	5.35%	5.24%	5.35%	3.62%	3.66%	3.49%
Efficiency ratio	84.20%	80.22%	76.44%	74.89%	83.21%	79.79%	81.59%
Total loans to total deposits	71.90%	68.72%	74.20%	77.05%	63.41%	78.43%	78.32%
Asset Quality Ratios (excluding loans acquired through FDIC-assisted acquisitions)(1):
Nonperforming assets to total assets at end of period	0.73%	1.15%	0.81%	1.58%	0.95%	1.80%	1.81%
Nonperforming loans to total loans	1.32%	2.11%	1.38%	2.51%	1.62%	2.49%	2.53%
Allowance for loan losses to non-performing loans	98.92%	71.56%	94.91%	61.73%	106.40%	81.79%	71.61%
Allowance for loan losses to total loans	1.30%	1.51%	1.31%	1.55%	1.72%	2.04%	1.81%
Net charge offs (recoveries) to average loans outstanding(1)	(0.01)%	0.27%	0.26%	0.19%	0.91%	0.87%	2.13%
Capital Ratios:
Tangible equity to total assets at end of period	8.75%	8.50%	8.75%	10.61%	10.95%	15.41%	10.36%
Equity to total assets at end of period	9.05%	8.80%	9.06%	10.99%	11.39%	15.80%	10.63%
Average equity to average assets	9.21%	10.50%	9.32%	12.63%	12.42%	10.46%	12.84%
Common Share Data and Other Ratios:
Gross shares outstanding at period end(3)	7,834,517	7,881,260	7,834,537	8,172,486	8,712,031	8,710,511	9,595,303
Less treasury stock(3)	—	—	—	—	—	—	883,843

Net shares outstanding at period end(3)	7,834,517	7,881,260	7,834,537	8,172,486	8,712,031	8,710,511	8,711,460
Shares owned by Heritage or Heritage MHC(2)(3)	—	—	—	—	—	—	6,591,756
Public shares outstanding(3)	7,834,517	7,881,260	7,834,537	8,172,486	8,712,031	8,710,511	2,119,704
Unearned ESOP shares(3)	319,210	372,511	332,535	385,837	439,138	492,320	203,045
Book value per share(3)	$16.34	$16.07	$16.67	$15.49	$15.01	$14.52	$7.14
Tangible book value per share(3)	$16.40	$15.45	$16.10	$14.95	$14.42	$14.17	$6.96
Basic income (loss) per share(3)	$0.18	$0.52	$1.52	$0.85	$0.47	$0.17	$(0.20)
Diluted income (loss) per share(3)	$0.18	$0.52	$1.50	$0.85	$0.47	$0.17	$(0.20)
Cash dividends paid on public shares outstanding	$548,417	$—	$—	$2,832,185	$986,434	$690,125	$720,775
Cash dividends paid to Heritage MHC(2)	—	—	—	—	—	30,600	—
Cash dividends waived by Heritage MHC	—	—	—	—	—	2,802,195	2,518,040

Pro forma cash dividends that would have been paid without waiver(2)(3)	$548,417	$—	$—	$2,832,185	$986,434	$3,522,920	$3,238,765
Cash dividends per share (excluding shares held by Heritage MHC)(2)(3)	$0.07	$0.00	$0.00	$0.36	$0.12	$0.43	$0.32
Pro forma cash dividends per share (on all outstanding shares with no waiver by Heritage MHC)(3)	$0.07	$0.00	$0.00	$0.36	$0.12	$0.08	$0.08

1.	Loans acquired through FDIC-assisted acquisitions are recorded in our assets at a discount from the contractual principal value.
2.	Effective November 30, 2010, Heritage MHC, the predecessor to Heritage, was eliminated in the second-step conversion, and all dividends declared from that date are paid to all stockholders.
3.	All common share data and per share calculations predating the November 30, 2010 second-step conversion have been adjusted to reflect the 0.8377 share exchange occurring on that date.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF ALARION

The following table summarizes financial results achieved by Alarion for the periods and at the dates indicated and should be read in conjunction with Alarion’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that Alarion has previously filed with the SEC or provided to its stockholders. See “Where You Can Find More Information.”

	March 31,		December 31,
	2014	2013	2013	2012	2011	2010	2009
	(In thousands)
Selected Financial Condition Data:
Total assets	$283,362	$280,677	$279,531	$278,169	$284,516	$302,990	$310,583
Loans held for sale	8,271	15,688	9,234	15,688	9,961	7,395	6,325
Loans, net	195,535	185,321	196,777	185,321	194,274	213,069	228,355
Securities available for sale, at fair value:	41,921	46,408	43,067	46,408	50,216	49,304	31,282
Total other real estate owned	2,806	3,869	2,923	3,869	4,523	6,359	1,583
Federal Home Loan Bank stock, at cost	926	1,011	1,211	1,011	1,266	1,409	1,499
Deposits	240,613	237,193	229,163	237,193	241,228	251,344	249,989
Other borrowings	13,000	13,000	19,500	13,000	16,000	21,000	21,000
Federal funds purchased and securities sold under repurchase agreements	2,948	1,732	4,956	1,732	1,754	3,054	7,633
Stockholders’ equity	25,256	25,017	24,538	25,017	24,257	26,634	30,706

	Three Months Ended March 31,		Year Ended December 31
	2014	2013	2013	2012	2011	2010	2009
	(In thousands)
Selected Operations Data:
Total interest income	$2,670	$2,704	$10,424	$11,523	$12,460	$13,968	$14,261
Total interest expense	516	575	2,181	2,639	3,687	5,030	6,732

Net interest income	2,154	2,129	8,243	8,884	8,773	8,938	7,529
Provision for loan losses	25	650	1,025	1,780	4,460	6,635	1,012

Net interest income after provision for loan losses	2,129	1,479	7,218	7,104	4,313	2,303	6,517
Fees and service charges	99	90	377	369	379	372	377
Net gain on sales of loans held for sale	902	1,298	3,352	2,664	1,730	1,368	877
Gain on sales of securities	—	—	89	296	—	478	227
Other noninterest income	186	248	1,619	882	348	262	41

Total noninterest income	1,187	1,636	5,437	4,211	2,457	2,480	1,522
Total noninterest expense	2,672	2,895	11,864	10,515	11,209	9,792	7,975

Income (loss) before tax expense (benefit)	644	220	791	800	(4,439)	(5,009)	64
Income tax expense (benefit)	223	69	230	269	(1,653)	(1,849)	57

Net income (loss)	$421	$151	$561	$531	$(2,786)	$(3,160)	$7

Preferred stock dividend requirements and accretion of preferred stock to par	142	105	420	420	420	420	396

Net earnings (loss) available to common shareholders	$279	$46	$141	$111	$(3,206)	$(3,580)	$(389)

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on average assets (annualized)	0.61%	0.22%	0.20%	0.19%	(0.92)%	(1.01)%	0.00%
Return on average equity (annualized)	6.72%	2.53%	2.26%	2.17%	(10.70)%	(10.98)%	0.02%
Net interest spread	3.41%	3.49%	3.31%	3.45%	3.09%	2.92%	2.54%
Net interest margin	3.51%	3.56%	3.39%	3.56%	3.23%	3.11%	2.83%
Operating expense to average total assets	3.87%	4.20%	4.25%	3.72%	3.70%	3.12%	2.75%
Average interest-earning assets to average interest-bearing liabilities	111.74%	107.70%	109.16%	110.95%	110.17%	110.92%	111.09%
Efficiency ratio	79.98%	76.89%	86.73%	80.30%	99.81%	85.76%	88.11%
Total loans to total deposits	82.97%	77.17%	87.64%	80.03%	82.77%	86.41%	92.56%
Asset Quality Ratios:
Nonperforming assets to total assets at end of period	1.13%	1.90%	1.22%	1.92%	3.86%	4.02%	1.42%
Nonperforming loans to total loans	0.26%	0.99%	0.24%	0.77%	3.33%	2.74%	1.21%
Allowance for loan losses to non-performing loans	801.25%	242.35%	826.09%	307.99%	81.17%	69.15%	105.53%
Allowance for loan losses to total loans	2.05%	2.40%	2.02%	2.37%	2.70%	1.89%	1.28%
Net charge offs (recoveries) to average loans outstanding	(0.01)%	0.40%	0.79%	1.36%	1.54%	2.46%	0.31%
Capital Ratios:
Equity to total assets at end of period	8.91%	8.90%	8.78%	8.99%	8.53%	8.79%	9.89%
Average equity to average assets	9.07%	8.64%	8.88%	8.62%	8.59%	9.16%	10.56%
Common Share Data and Other Ratios:
Net shares outstanding at period end	2,633,208	2,633,208	2,633,208	2,633,208	2,633,208	2,653,208	2,653,208
Book value per common share	$6.99	$6.91	$6.72	$6.93	$6.67	$7.54	$9.10
Basic income (loss) per share	$0.11	$0.02	$0.05	$0.04	$(1.21)	$(1.35)	$(0.15)
Diluted income (loss) per share	$0.11	$0.02	$0.05	$0.04	$(1.21)	$(1.35)	$(0.15)

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements are based on the separate historical financial statements of Heritage and Alarion after giving effect to the Merger and the issuance of Heritage common stock in connection therewith, and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined balance sheet as of March 31, 2014 is presented as if the Merger had occurred on March 31, 2014. The unaudited pro forma condensed combined income statements for the three months ended March 31, 2014 and for the year ended December 31, 2013 are presented as if the Merger had occurred on January 1, 2014 and 2013, respectively. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the Merger and, with respect to the income statements only, expected to have a continuing impact on consolidated results of operations.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States (“GAAP”). Heritage is the acquirer for accounting purposes. Heritage has not had sufficient time to completely evaluate the significant identifiable long-lived tangible and identifiable intangible assets of Alarion. Accordingly, the unaudited pro forma adjustments, including the allocations of the purchase price, are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. A final determination of the merger consideration and of the fair values of Alarion’s assets and liabilities, which cannot be made prior to the completion of the Merger, will be based on the actual net tangible and intangible assets of Alarion that exist as of the date of completion of the transaction. Consequently, amounts preliminarily allocated to goodwill and identifiable intangibles could change significantly from those allocations used in the unaudited pro forma condensed combined financial statements presented below and could result in a material change in amortization of acquired intangible assets.

In connection with the plan to integrate the operations of Heritage and Alarion following the completion of the Merger, Heritage anticipates that nonrecurring charges, such as costs associated with systems implementation, severance, and other costs related to exit or disposal activities, could be incurred. Heritage is not able to determine the timing, nature and amount of these charges as of the date of this proxy statement and prospectus. However, these charges could affect the results of operations of Heritage and Alarion, as well as those of the combined company following the completion of the Merger, in the period in which they are recorded. The unaudited pro forma condensed combined financial statements do not include the effects of the costs associated with any restructuring or integration activities resulting from the transaction, as they are nonrecurring in nature and not factually supportable at the time that the unaudited pro forma condensed combined financial statements were prepared. Additionally, the unaudited pro forma adjustments do not give effect to any nonrecurring or unusual restructuring charges that may be incurred as a result of the integration of the two companies or any anticipated disposition of assets that may result from such integration. For purposes of preparing the unaudited pro forma condensed combined income statements, direct transaction-related expenses yet to be incurred by both companies have been estimated at $2.9 million.

The actual amounts recorded as of the completion of the Merger may differ materially from the information presented in these unaudited pro forma condensed combined financial statements as a result of, among other things:

•	Changes in the trading price for Heritage’s common stock;

•	Net cash used or generated in Alarion’s operations between the signing of the Merger Agreement and completion of the Merger;

•	The timing of the completion of the Merger;

•	Other changes in Alarion’s net assets that occur prior to the completion of the Merger, which could cause material differences in the information presented below; and

•	Changes in the financial results of the combined company, which could change the future discounted cash flow projections.

The unaudited pro forma condensed combined financial statements are provided for informational purposes only. The unaudited pro forma condensed combined financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma condensed combined financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma condensed combined financial statements should be read together with:

•	The accompanying notes to the unaudited pro forma condensed combined financial statements;

•	Heritage’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2013, included in Heritage’s Annual Report on Form 10-K for the year ended December 31, 2013;

•	Heritage’s separate unaudited historical consolidated financial statements and accompanying notes as of and for the three months ended March 31, 2014, included in Heritage’s Form 10-Q for the three months ended March 31, 2014;

•	Alarion’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2013 and unaudited financial information for the three months ended March 31, 2014, included herein; and

•	Other information pertaining to Heritage and Alarion contained in or, with respect to Heritage only, incorporated by reference into this proxy statement and prospectus. See “Selected Historical Consolidated Financial Information of Heritage,” “Selected Historical Consolidated Financial Information of Alarion” and “Where You Can Find More Information” included elsewhere in the proxy statement and prospectus.

The unaudited pro forma condensed combined balance sheet as of March 31, 2014 presents the consolidated financial position giving pro forma effect to the following transactions as if they had occurred as of March 31, 2014:

•	The completion of Heritage’s acquisition of Alarion, including the issuance of 1,336,879 shares of Heritage’s common stock (based upon the number of shares of Alarion’s common stock outstanding as of March 31, 2014, an exchange ratio of 0.44 shares of Heritage common stock for each share of Alarion common stock outstanding, and the issuance of 178,267 shares of Heritage common stock to JAM in exchange for a portion of the Heritage preferred stock to be received by JAM in the Merger);

•	The recognition of $2.9 million in direct transaction-related costs, including professional fees; and

•	The conversion of all of the outstanding preferred stock of Alarion into preferred stock of Heritage, and the immediate redemption of all of the preferred stock of Heritage for cash (except for the portion held by JAM to be redeemed in exchange for 178,267 shares of Heritage common stock).

The unaudited pro forma condensed combined income statements for the three months ended March 31, 2014 and for the year ended December 31, 2013 present the consolidated results of operations giving pro forma effect to the following transactions as if they had occurred as of January 1, 2014 and 2013, respectively:

•	The recognition of revenue and expenses expected to be realized and incurred in connection with the Merger for the three months ended March 31, 2014 and for the year ended December 31, 2013, including not limited to pro forma amortization; the recording of and subsequent accretion of estimated purchase accounting adjustments on loans, deposits, other borrowings, and intangible assets; and the cost savings anticipated from the consolidation of the Alarion back-office into Heritage and the planned closure of one branch location;

•	The issuance of 1,336,879 shares of Heritage common stock in connection with the Merger;

•	The cost savings related to the redemption of Heritage preferred stock converted from Alarion preferred stock in the Merger; and

•	The prepayment of Alarion’s Federal Home Loan Bank (“FHLB”) borrowings.

HERITAGE FINANCIAL GROUP, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Income (Unaudited)

For the Three Months Ended March 31, 2014

(Dollars in Thousands)

	Historical		Pro Forma Accounting Adjustments		Combined Pro Forma
	Heritage	Alarion
Interest income
Interest and fees on loans	$14,375	$2,342	$(38	)(1)	$16,679
Interest on securities	1,560	323	—		1,883
Interest on deposits in other banks and other	20	5	—		25

Total interest income	15,955	2,670	(38)		18,587

Interest expense
Interest on deposits	1,140	367	(30	)(2)	1,477
Interest on other borrowings	844	149	(128	)(3)	865

Total interest expense	1,984	516	(158)		2,342

Net interest income	13,971	2,154	120		16,245
Provision for loan losses	170	25	—		195

Net interest income after provision	13,801	2,129	120		16,050

Noninterest income
Service charges on deposit accounts	1,443	99	—		1,542
Mortgage banking activities	2,166	658	—		2,824
Accretion of FDIC loss-share receivable	(2,031)	—	—		(2,031)
Other	1,909	430	—		2,339

Total noninterest income	3,487	1,187	—		4,674

Noninterest expense
Salaries and employee benefits	8,580	1,363	(514	)(4)	9,429
Equipment and occupancy	1,995	331	(44	)(4)	2,282
Advertising and marketing	228	51	(16	)(4)	263
Professional fees	451	142	(109	)(4)	484
Information services expenses	1,200	237	(80	)(4)	1,357
Loss on sales and write-downs of other real estate owned	318	—	—		318
Gain on sales and write-downs of FDIC-acquired other real estate owned	(264)	—	—		(264)
Foreclosed asset expenses	87	43	17	(5)	147
Foreclose FDIC-acquired asset expenses	333	—	—		333
FDIC insurance and other regulatory fees	244	99	—		343
Acquisition related expenses	52	—	2,850	(6)	2,902
Deposit intangible expenses	196	—	79	(7)	275
FDIC loss-share clawback expenses	543	—	—		543
Other operating expenses	1,513	406	(120	)(4)	1,799

Total noninterest expense	15,476	2,672	2,063		20,211

Income before income taxes	1,812	644	(1,943)		513
Income tax expense	469	223	(738	)(8)	(46)

Net income	1,343	421	(1,205)		559

Preferred stock dividends and accretion of discount	—	142	(142	)(9)	—

Net income available to common stockholders	$1,343	$279	$(1,063)		$559

Earnings per common share:
Basic earnings per share	$0.18	$0.11			$0.06

Diluted earnings per share	$0.18	$0.11			$0.06

Weighted average-common shares outstanding:
Basic	7,422,044	2,633,208	(1,296,329	)(10)	8,758,923
Diluted	7,581,775	2,633,208	(1,296,329	)(10)	8,918,654

Pro forma accounting adjustments:

(1)	Adjustment reflects the amortization of the loan interest rate mark.
(2)	Adjustment reflects the amortization of the deposit interest rate mark.
(3)	Adjustment reflects the interest savings from the redemption of FHLB borrowings net of the fair value adjustment amortization for the FHLB borrowings.
(4)	Adjustment reflects the cost savings for the consolidation of the Alarion back-office into Heritage and the planned closure of one branch location.
(5)	Adjustment reflects the credit servicing costs of acquired OREO.
(6)	Adjustment reflects transaction costs related to the Merger.
(7)	Adjustment reflects the amortization of the core deposit intangible asset.
(8)	Adjustment reflects 38% tax rate on pro forma adjustments.
(9)	Adjustment reflects the cost savings for the redemption of the preferred stock.
(10)	Adjustment reflects the issuance of 1,336,879 shares of Heritage common stock in exchange for (a) 2,633,208 shares of Alarion common stock, and (b) a portion of the preferred stock held by JAM.

HERITAGE FINANCIAL GROUP, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Income (Unaudited)

For the Year Ended December 31, 2013

(Dollars in Thousands)

	Historical		Pro Forma Accounting Adjustments		Combined Pro Forma
	Heritage	Alarion
Interest income
Interest and fees on loans	$59,892	$9,321	$(153	)(1)	$69,060
Interest on securities	5,595	1,066	—		6,661
Interest on deposits in other banks and other	164	37	—		201

Total interest income	65,651	10,424	(153)		75,922

Interest expense
Interest on deposits	4,077	1,583	(119	)(2)	5,541
Interest on other borrowings	3,308	598	(510	)(3)	3,396

Total interest expense	7,385	2,181	(629)		8,937

Net interest income	58,266	8,243	476		66,985
Provision for loan losses	1,735	1,025	—		2,760

Net interest income after provision	56,531	7,218	476		64,225

Noninterest income
Service charges on deposit accounts	5,670	377	—		6,047
Mortgage banking activities	10,509	3,352	—		13,861
Gain on sales of securities	85	89	—		174
Gain on acquisitions	4,188	—	—		4,188
Accretion of FDIC loss-share receivable	(9,293)	—	—		(9,293)
Other	7,255	1,619	—		8,874

Total noninterest income	18,414	5,437	—		23,851

Noninterest expense
Salaries and employee benefits	31,445	6,110	(2,057	)(4)	35,498
Equipment and occupancy	7,358	1,281	(175	)(4)	8,464
Advertising and marketing	1,170	249	(62	)(4)	1,357
Professional fees	1,416	722	(436	)(4)	1,702
Information services expenses	5,109	836	(320	)(4)	5,625
Loss on sales and write-downs of other real estate owned	406	136	—		542
Gain on sales and write-downs of FDIC-acquired other real estate owned	(969)	—	—		(969)
Foreclosed asset expenses	1,019	403	66	(5)	1,488
Foreclose FDIC-acquired asset expenses	1,386	—	—		1,386
FDIC insurance and other regulatory fees	1,081	389	—		1,470
Acquisition related expenses	1,322	—	2,850	(6)	4,172
Deposit intangible expenses	809	—	317	(7)	1,126
FDIC loss-share clawback expenses	1,237	—	—		1,237
Other operating expenses	6,162	1,738	(480	)(4)	7,420

Total noninterest expense	58,951	11,864	(297)		70,518

Income before income taxes	15,994	791	773		17,558
Income tax expense	4,679	230	294	(8)	5,203

Net income	11,315	561	479		12,355

Preferred stock dividends and accretion of discount	—	420	(420	)(9)	—

Net income available to common stockholders	$11,315	$141	$899		$12,355

Earnings per common share:
Basic earnings per share	$1.52	$0.05			$1.41

Diluted earnings per share	$1.50	$0.05			$1.39

Weighted average-common shares outstanding:
Basic	7,421,348	2,633,208	(1,296,329	)(10)	8,758,227
Diluted	7,528,246	2,633,208	(1,296,329	)(10)	8,865,125

Pro forma accounting adjustments:

(1)	Adjustment reflects the amortization of the loan interest rate mark.
(2)	Adjustment reflects the amortization of the deposit interest rate mark.
(3)	Adjustment reflects the interest savings from the redemption of FHLB borrowings net of the fair value adjustment amortization for the FHLB borrowings.
(4)	Adjustment reflects the cost savings for the consolidation of the Alarion back-office into Heritage and the planned closure of one branch location.
(5)	Adjustment reflects the credit servicing cost of acquired OREO.
(6)	Adjustment reflects transaction costs related to the Merger.
(7)	Adjustment reflects the amortization of the core deposit intangible asset.
(8)	Adjustment reflects 38% tax rate on pro forma adjustments.
(9)	Adjustment reflects the cost savings for the redemption of the preferred stock.
(10)	Adjustment reflects the issuance of 1,336,879 shares of Heritage common stock in exchange for (a) 2,633,208 shares of Alarion common stock, and (b) a portion of the preferred stock held by JAM.

HERITAGE FINANCIAL GROUP, INC. AND SUBSIDIARY

Condensed Consolidated Balance Sheets (Unaudited)

As of March 31, 2014

(Dollars in Thousands)

	Historical		Pro Forma Accounting Adjustments		Combined Pro Forma
	Heritage	Alarion
Assets
Cash and due from banks	$27,703	$5,232	$—		$32,935
Interest bearing deposits in banks	10,495	343	(7,225	)(1)	3,613
Federal funds sold	1,215	8,565	—		9,780

Cash and cash equivalents	39,413	14,140	(7,225)		46,328

Securities available for sale, at fair value	305,044	41,921	(14,275	)(2)	332,690
FHLB stock, at cost	6,282	926	—		7,208
Other equity securities, at cost	1,010	—	—		1,010
Loans held for sale	126,436	8,271	—		134,707
Loans	762,344	199,589	(8,815	)(3)	953,118
Covered loans	47,684	—	—		47,684
Less allowance for loan losses	9,145	4,054	(4,054	)(4)	9,145

Loans, net	800,883	195,535	(4,761)		991,657

Other real estate owned	2,632	2,806	(758	)(5)	4,680
Covered other real estate owned	6,095	—	—		6,095

Total other real estate owned	8,727	2,806	(758)		10,775

FDIC loss-share receivable	37,637	—	—		37,637
Premises and equipment, net	38,603	14,537	(2,163	)(6)	50,977
Goodwill and intangible assets, net	4,757	—	9,694	(7)	14,451
Cash surrender value of bank owned life insurance	24,372	—	—		24,372
Other assets	20,376	5,226	3,040	(8)	28,642

Total assets	$1,413,540	$283,362	$(16,448)		$1,680,454

Liabilities and Stockholders’ Equity
Noninterest-bearing deposits	$163,090	$32,833	$—		$195,923
Interest-bearing deposits	963,564	207,780	238	(9)	1,171,582

Total deposits	1,126,654	240,613	238		1,367,505

Federal funds purchased and securities sold under repurchase agreements	33,785	2,948	—		36,733
Other borrowings	116,127	13,000	(13,000	)(2)	116,127
Other liabilities	8,990	1,545	179	(10)	10,714

Total liabilities	1,285,556	258,106	(12,583)		1,531,079

Stockholders’ equity
Preferred stock	—	6,840	(6,840	)(11)	—
Common stock	78	26	(13	)(12)	91
Capital surplus	78,871	26,595	(2,558	)(13)	102,908
Retained earnings	58,464	(7,892)	5,233	(14)	55,805
Other comprehensive income (loss)	(6,147)	(313)	313	(15)	(6,147)
Unearned employee stock ownership plan (ESOP)	(3,282)	—	—		(3,282)

Total stockholders’ equity	127,984	25,256	(3,865)		149,375

Total liabilities and stockholders’ equity	$1,413,540	$283,362	$(16,448)		$1,680,454

Pro forma accounting adjustments:

(1)	Adjustment reflects a payment to JAM of $1.7 million to redeem preferred stock, accrued dividends and interest payments due; a payment to remaining preferred stockholders of $2.7 million to settle preferred stock, accrued dividends and interest payments due; and $2.9 million in transaction costs related to the acquisition.
(2)	Adjustment represents the disposition of acquired investments of $14.3 million and the prepayment of the acquired FHLB borrowings of $13 million, which carry a prepayment penalty of $1.3 million representing the fair value adjustment.
(3)	Adjustment represents the fair value adjustments based on Heritage’s evaluation of the acquired loan portfolio.
(4)	Adjustment represents the reversal of Alarion’s allowance for loan losses.
(5)	Adjustment represents the fair value adjustments based on Heritage’s evaluation of the acquired OREO.
(6)	Adjustment represents the fair value adjustments based on Heritage’s evaluation of the acquired premises and equipment.
(7)	Adjustment represents $7.6 million of goodwill resulting from the amount by which the consideration paid exceeds the fair value of the net assets acquired and $2.1 million of core deposit intangible for the acquired core deposit accounts.
(8)	Adjustment represents deferred tax asset resulting from the mark down in Alarion assets through fair value adjustments and the mark up of liabilities through fair value adjustments.
(9)	Adjustment represents the fair value adjustments based on Heritage’s evaluation of the acquired interest-bearing deposits, which are expected to have higher interest rates than similar deposits as of the acquisition date.
(10)	Adjustment reflects $38,000 to settle accrued interest related to the redemption of the preferred stock and $217,000 for the deferred tax liability resulting from the core deposit intangible, other liability for fair value adjustments and any mark-up of assets through fair value adjustments.
(11)	Adjustment represents the redemption of the Heritage preferred stock resulting from the conversion of Alarion preferred stock into Heritage preferred stock at the effective time of the Merger.
(12)	Adjustment represents the reversal of the par value of Alarion’s common stock of $26,000 and the issuance of the par value of Heritage’s common stock of $13,000.
(13)	Adjustment represents the reversal of Alarion’s capital surplus of $26.6 million and the increase in capital surplus of $25.5 million as a result of the issuance of Heritage’s common stock.
(14)	Adjustment represents the reversal of Alarion’s retained earnings of $7.9 million; the payment of $892,000 for unaccrued dividends related to the redemption of preferred stock; and $1.7 million, net of tax, in transaction costs related to Alarion.
(15)	Adjustment represents the reversal of Alarion’s other comprehensive loss.

COMPARATIVE PER SHARE DATA

Presented below for Heritage and Alarion is historical, unaudited pro forma combined and pro forma equivalent per share financial data as of and for the three months ended March 31, 2014 and for the year ended December 31, 2013. The information presented below should be read together with the historical consolidated financial statements of Heritage and Alarion included herein and, with respect to Heritage only, incorporated by reference into this proxy statement and prospectus. See “Selected Historical Consolidated Financial Information of Heritage,” “Selected Historical Consolidated Financial Information of Alarion” and “Where You Can Find More Information” included elsewhere in the proxy statement and prospectus.

The unaudited pro forma and pro forma equivalent per share information gives effect to the Merger as if the Merger had been effective on March 31, 2014 and December 31, 2013, in the case of the book value data, and as if the Merger had been effective as of January 1, 2014 and 2013, in the case of the earnings per share data. The unaudited pro forma data combines the historical results of Alarion into Heritage’s consolidated statement of income. While certain adjustments were made for the estimated impact of fair value adjustments and other acquisition-related activity, they are not indicative of what could have occurred had the acquisition taken place on January 1, 2014 and 2013.

In addition, the unaudited pro forma data includes estimated adjustments, which are preliminary and may be revised. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of factors that may result as a consequence of the Merger or consider any potential impacts of current market conditions or the Merger on revenues, expense efficiencies, asset dispositions and share repurchases, among other factors, nor the impact of possible business model changes. As a result, unaudited pro forma data is presented for illustrative purposes only and does not represent an attempt to predict or suggest future results.

	Historical		Heritage Combined Pro Forma	Per Equivalent Alarion Share(1)
	Heritage	Alarion
Basic Income from Continuing Operations
For the three months ended March 31, 2014	$0.18	$0.11	$0.06	$0.03
For the year ended December 31, 2013	$1.52	$0.05	$1.41	$0.62
Diluted Income from Continuing Operations
For the three months ended March 31, 2014	$0.18	$0.11	$0.06	$0.03
For the year ended December 31, 2013	$1.50	$0.05	$1.39	$0.61
Book Value Per Common Share
For the three months ended March 31, 2014	$16.34	$6.99	$16.29	$7.17
Market Value Per Common Share
As of April 17, 2014(2)	$19.09	$3.80	N/A	$8.40

(1)	Reflects Alarion shares at the exchange ratio of 0.44.
(2)	April 17, 2014 is the last trading day prior to the execution of the Merger Agreement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

All statements other than statements of historical facts included or incorporated by reference in this proxy statement and prospectus, including, without limitation, statements under “Risk Factors” and elsewhere in this proxy statement and prospectus regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these expectations may not prove to be correct. Important factors that could cause actual results to differ materially from our expectations, which we refer to as cautionary statements, are disclosed under “Risk Factors” and elsewhere in this proxy statement and prospectus, including, without limitation, in conjunction with the forward-looking statements included or incorporated in this proxy statement and prospectus. These forward-looking statements involve risks and uncertainties that may cause our actual future activities and results of operations to be materially different from those suggested or described in this proxy statement and prospectus.

There are a number of factors that could cause our actual results to differ materially from those projected in such forward-looking statements. These factors may include, without limitation:

•	those items discussed under “Risk Factors” herein and under “Risk Factors” in Item 1A to Heritage’s annual reports on Form 10-K and as supplemented from time-to-time in Part II, Item 1A to Heritage’s quarterly reports on Form 10-Q;

•	the Merger may not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received on a timely basis or at all;

•	the costs of integrating Alarion’s operations with Heritage’s operations, which may be greater than expected;

•	potential customer and employee attrition as a result of the Merger;

•	benefits from the Merger may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Alarion operates;

•	Heritage’s stock price could change prior to the effective time of the Merger, either due to the financial performance of Heritage or Alarion prior to the closing, or more generally due to broader stock market movements, and the performance of financial companies and peer group companies; and

•	management’s focus may be diverted to the resolution of Merger-related issues.

All subsequent written and oral forward-looking statements attributable to Heritage or Alarion, or persons acting on any of behalf of Heritage or Alarion, are expressly qualified by this cautionary statement. We undertake no obligation to update forward-looking statements to reflect developments or information obtained after the date on the cover page of this proxy statement and prospectus. All written or oral forward-looking statements attributable to Heritage or Alarion are expressly qualified in their entirety by this cautionary statement. The actual results and conditions of Heritage and Alarion may differ significantly from those we discuss in these forward-looking statements.

RISK FACTORS

If the Merger is consummated and you are an Alarion shareholder, you will receive shares of Heritage common stock in exchange for your shares of Alarion common stock. An investment in Heritage common stock is subject to a number of risks and uncertainties. In addition to the other information contained in or incorporated by reference into this proxy statement and prospectus (See “Where You Can Find More Information”), including the risk factors included in Heritage’s Annual Report on Form 10-K for the year ended December 31, 2013, as supplemented from time-to-time in Heritage’s quarterly reports on Form 10-Q, you should consider carefully the risk factors described below in deciding how to vote. You should keep these risk factors in mind when you read forward-looking statements in this document and in the documents incorporated by reference into this document. Please refer to the section of this proxy statement and prospectus titled “Cautionary Statement About Forward-Looking Statements.”

Risks Related to the Merger

Because the market price of Heritage common stock will fluctuate, Alarion shareholders cannot be sure of the exact value of the merger consideration they will receive.

Upon completion of the Merger, each share of Alarion common stock issued and outstanding immediately prior to closing of the Merger (excluding certain shares held by Alarion, Heritage and their wholly-owned subsidiaries and dissenting shares) shall be converted into the right to receive 0.44 shares of Heritage common stock. These shares of Heritage common stock, along with any cash in lieu of fractional shares, shall constitute the sole consideration to be received by Alarion common shareholders in the Merger.

The value of such shares of Heritage common stock to be received for each share of Alarion common stock will depend on the price per share of Heritage common stock at the time the shares are actually received by an Alarion shareholder. The market price of Heritage’s common stock may fluctuate from the date the Merger Agreement was signed and publicly announced to the date this document was prepared, the date of the Alarion special shareholders’ meeting, and the date immediately prior to the closing of the Merger. Accordingly, Alarion shareholders will not know or be able to calculate the value of the Heritage common stock they are to receive in the Merger at the time they submit their proxy or at the time of the special shareholders’ meeting. Stock price changes may result from a variety of factors, including but not limited to general market and economic conditions, changes in Heritage’s businesses, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of Heritage or Alarion. Alarion shareholders should obtain current market quotations for shares of Heritage common stock before voting their shares.

Heritage may fail to realize all of the anticipated benefits of the Merger.

The success of the Merger will depend on, among other things, Heritage’s ability to realize anticipated cost savings and to combine the businesses of Alarion with Heritage in a manner that does not materially disrupt the existing customer relationships of either Alarion or Heritage or result in decreased revenues from either’s customers. If Heritage is not able to successfully achieve these objectives, then the anticipated benefits of the Merger may not be realized fully, if at all, or may take longer to realize than expected.

Heritage and Alarion have operated and, until the completion of the Merger, will continue to operate, independently. It is possible that the integration process or other factors could result in the loss or departure of key employees, the disruption of the ongoing business of Alarion, or inconsistencies in standards, controls, procedures and policies. It is also possible that clients, customers, depositors and counterparties of Alarion could choose to discontinue their relationships with Heritage or Alarion before the Merger or with the combined company after the Merger for any number of reasons, which would adversely affect the future performance of the combined company. Integration efforts will also divert management attention and resources. These transition matters could have an adverse effect on each of Heritage and Alarion during the pre-Merger period and on the combined company for an undetermined time after the completion of the Merger.

Heritage and Alarion may not receive regulatory approvals or such approvals may take longer than expected or impose conditions Heritage and Alarion do not presently anticipate.

Before the Merger and the Bank Merger may be completed, approvals, non-objections and consents must be obtained from government regulators, including the Federal Reserve, the FDIC, and various other securities, antitrust and other regulatory authorities. There can be no assurance as to whether the necessary regulatory approvals will be received, the timing of such approvals, or whether any conditions will be imposed that might limit the combined company’s ability to do business after the Merger as presently anticipated. In addition, although no formal application or approval from the GDBF or OFR is required for the Merger or the Bank Merger, we will provide notice of the proposed transactions to each.

The Merger is subject to certain closing conditions that, if not satisfied or waived, will result in the Merger not being completed.

In addition to the regulatory approvals, the Merger is subject to customary conditions to closing, including the approval of Alarion’s shareholders. If any condition to the Merger is not satisfied or waived, to the extent permitted by law, the Merger will not be completed. In addition, either Heritage or Alarion may terminate the Merger Agreement under certain circumstances, even after approval of the Merger Agreement by Alarion shareholders.

If the Merger Agreement is terminated, there may be various consequences. Each of Heritage and Alarion has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the Merger Agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement and prospectus. If the Merger is not completed, Heritage and Alarion would have incurred these expenses without realizing the expected benefits of the Merger. In addition, the businesses of Heritage and Alarion may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the Merger. The market price of Heritage and Alarion common stock could decline to the extent that the current market prices reflect the market’s assumption that the Merger will be completed. Upon termination, one party could seek damages from the other, or Alarion may be required to pay Heritage the termination fee of $1.25 million under the circumstances provided for in the Merger Agreement.

The combined company expects to incur substantial expenses related to the Merger.

The combined company expects to incur substantial expenses in connection with completing the Merger and combining the business, operations, networks, systems, technologies, policies and procedures of the two companies. Although Heritage and Alarion have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the Merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the completion of the Merger. As a result of these expenses, both Heritage and Alarion expect to take charges against their earnings before and after the completion of the Merger. It is currently expected that both Alarion and Heritage will incur significant combination expenses during the second and third quarters of 2014, and that Heritage will continue to incur significant combination expenses in the fourth quarter of 2014. The aggregate amount and precise timing of such charges are uncertain at present.

Alarion shareholders will experience reduced voting power of their shares as a result of the Merger.

Alarion shareholders will experience a substantial reduction in their percentage ownership interests and effective voting power in the combined company when compared to their ownership interests and voting power in Alarion prior to the Merger. Following the Merger, current Alarion shareholders will own approximately 12.9% of Heritage’s outstanding common stock on a fully diluted basis. Accordingly, former Alarion shareholders will own substantially less than a majority of the outstanding voting stock of the combined company and could, as a result, be outvoted by current Heritage stockholders if such current Heritage stockholders voted together as a group.

The fairness opinions obtained by Alarion from their financial advisors will not reflect changes in circumstances between the date of the signing of the Merger Agreement and the completion of the Merger.

Alarion has obtained a fairness opinion dated April 21, 2014 from BSP Securities, Inc., and such opinion has not been updated as of the date of this proxy statement and prospectus and will not be updated at the time of the completion of the Merger. Changes in the operations and prospects of Alarion or Heritage, general market and economic conditions and other factors that may be beyond the control of Alarion and Heritage, and on which the fairness opinion was based, may alter the value of Alarion or Heritage or the prices of shares of Alarion common stock or Heritage common stock by the time the Merger is completed. The fairness opinion does not address the fairness of the merger consideration, from a financial point of view, at the time the Merger is completed or as of any other date than the date of the opinion. The fairness opinion is attached as Appendix C to this proxy statement and prospectus. For a description of the opinion, see “The Merger—Opinion of Alarion’s Financial Advisor.” For a description of the other factors considered by Alarion’s board of directors in determining to approve the Merger, see “The Merger—Alarion’s Reasons for the Merger; Recommendation of the Alarion Board of Directors.”

The market price of Heritage common stock after the Merger may be affected by factors different from those affecting the shares of Alarion or Heritage currently.

Upon completion of the Merger, holders of Alarion common stock will become holders of Heritage common stock. Heritage’s business differs in important respects from that of Alarion, and, accordingly, the results of operations of the combined company and the market price of Heritage common stock after the completion of the Merger may be affected by factors different from those currently affecting the independent results of operations of each of Heritage and Alarion. For a discussion of Heritage’s business and of some important factors to consider in connection with its business, see the documents incorporated by reference in this proxy statement and prospectus and referred to under “Where You Can Find More Information.” For a discussion of Alarion’s business and of some important factors to consider in connection with its business, see “Information About Alarion.”

The Merger Agreement limits Alarion’s ability to pursue alternatives to the Merger.

The Merger Agreement contains provisions that limit Alarion’s ability to discuss competing third party proposals to acquire all or a significant part of Alarion. In addition, Alarion has agreed to pay Heritage a termination fee of $1,250,000 if the transaction is terminated because Alarion decides to pursue another acquisition transaction, among other things. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Alarion from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share price than that proposed in the Merger with Heritage, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Alarion than it might otherwise have proposed to pay.

Alarion directors and executive officers have financial interests in the Merger that are different from, or in addition to, the interests of Alarion shareholders.

Executive officers of Alarion negotiated certain terms of the Merger Agreement with their counterparts at Heritage, and Alarion’s board of directors unanimously adopted the Merger Agreement and recommended that Alarion shareholders vote to approve the Merger Agreement and the Merger on the terms set forth in the Merger Agreement. In considering these facts and the other information contained in this proxy statement and prospectus, Alarion shareholders should be aware that Alarion’s directors and executive officers have financial interests in the Merger that are different from, or are in addition to, the interests of Alarion shareholders. For example, three Alarion officers have entered into agreements with HeritageBank that provide, among other things, for retention, employment, severance and/or other benefits following the Merger. These interests may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than Alarion shareholders may view it. See “The Merger—Interests of Employees and Directors of Alarion in the Merger” for information about these financial interests.

Risks Related to Heritage and the Combined Company

Heritage is, and will remain following the Merger, subject to the risks described in Heritage’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement and prospectus. See “Documents Incorporated by Reference” and “Where You Can Find More Information” elsewhere in this proxy statement and prospectus.

Substantial sales of Heritage common stock could cause its stock price to fall.

If the former Alarion shareholders sell a substantial volume of Heritage common stock in the public market following the Merger, the market price of Heritage common stock could fall. Such sales may also make it more difficult for Heritage to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

ALARION SPECIAL SHAREHOLDERS’ MEETING

This document constitutes a proxy statement of Alarion in connection with its solicitation of proxies from its shareholders for the vote on the Merger Agreement and on the authorization to adjourn the special shareholders’ meeting, as well as a prospectus of Heritage in connection with its issuance of shares of Heritage common stock as part of the merger consideration. The proxy statement and prospectus, together with the notice of the special shareholders’ meeting and a proxy solicited by Alarion’s board of directors for use at the special shareholders’ meeting and at any adjournments or postponements thereof, are being mailed on or about July 11, 2014 to record holders of Alarion common stock as of June 27, 2014, the record date for the meeting.

Date, Time, Place and Record Date

The Alarion special shareholders’ meeting will be held at the Gainesville Country Club, 7300 SW 35th Way, Gainesville, Florida 32609, at 4:00 p.m., local time, on August 19, 2014. Only holders of Alarion common stock of record at the close of business on June 27, 2014 will be entitled to receive notice of and to vote at the special shareholders’ meeting. As of the record date, there were 2,633,208 shares of Alarion common stock outstanding and entitled to vote, with each such share entitled to one vote.

Matters to be Considered

At the Alarion special shareholders’ meeting, Alarion shareholders will be asked to approve the Merger Agreement. Under the Merger Agreement, Alarion will merge with and into Heritage, with Heritage surviving the Merger. Each share of Alarion common stock outstanding immediately prior to the effective time of the Merger (excluding certain shares held by Alarion, Heritage and their wholly-owned subsidiaries and dissenting shares, as described below) will be converted into the right to receive 0.44 shares of Heritage common stock. Heritage will not issue fractional shares in the Merger. For each fractional share that would otherwise be issued, Heritage will pay cash in an amount equal to the fraction of a share of Heritage common stock which the holder would otherwise be entitled to receive multiplied by $19.09, the closing price of Heritage’s common stock on April 17, 2014, the last trading day prior to the signing of the Merger Agreement. No interest or dividends will be paid or accrue on cash payable to holders in lieu of fractional shares.

Alarion shareholders will also be asked to consider a proposal to authorize the board of directors to adjourn the special shareholders’ meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the special shareholders’ meeting, in person or by proxy, to approve the Merger Agreement. Florida law limits the matters to be considered at special meetings of shareholders to those which are contained in the notice of the special meeting.

Each copy of this proxy statement and prospectus mailed to Alarion shareholders is accompanied by a proxy card for use at the special shareholders’ meeting.

Vote Required

Approval of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Alarion common stock entitled to vote at the Alarion special shareholders’ meeting. Approval of the proposal to authorize adjournment will require the affirmative vote of a majority of shares of common stock present in person or by proxy and entitled to vote on the matter.

On the record date, there were approximately 2,633,208 outstanding shares of Alarion common stock, each of which is entitled to one vote at the special shareholders’ meeting. On that date, the directors and executive officers of Alarion and their affiliates beneficially owned a total of approximately 14.8% of the outstanding shares of Alarion common stock. Each of Alarion’s directors has agreed, subject to several conditions, to vote his or her shares of Alarion common stock in favor of the Merger Agreement. The presence, in person or by proxy, of shares of Alarion common stock representing a majority of Alarion’s outstanding shares entitled to vote at the special meeting is necessary in order for there to be a quorum at the special shareholders’ meeting. A quorum must be present in order for the vote on the Merger Agreement to occur.

Voting of Proxies

Shares of Alarion common stock represented by properly executed proxies received at or prior to the Alarion special shareholders’ meeting will be voted at the special shareholders’ meeting in the manner specified by the holders of such shares. Properly executed proxies that do not contain voting instructions will be voted “FOR” approval of the Merger Agreement and “FOR” the proposal to authorize adjournment.

Any record shareholder present in person or by proxy at the special shareholders’ meeting who abstains from voting will be counted for purposes of determining whether a quorum exists.

Because approval of the Merger Agreement requires the affirmative vote of a majority of all shares of Alarion common stock entitled to vote at the Alarion special shareholders’ meeting, abstentions and broker non-votes will have the same effect as negative votes. Accordingly, Alarion’s board of directors urges its shareholders to complete, date, and sign the accompanying proxy card and return it promptly in the enclosed, postage-paid envelope.

Revocability of Proxies

If you are a record shareholder, the grant of a proxy on the enclosed proxy card does not preclude you from voting in person or otherwise revoking your proxy. If you are a record shareholder, you may revoke a proxy at any time prior to its exercise by delivering to the Corporate Secretary of Alarion either a duly executed revocation or a proxy bearing a later date. In addition, if you are a record shareholder, you may revoke a proxy prior to its exercise by voting in person at the special shareholders’ meeting. All written notices of revocation and other communications with respect to the revocation of Alarion proxies should be addressed to Alarion Financial Services, Inc., One Northeast First Ave., Ocala, Florida 34470, Attention: Corporate Secretary. Attendance at the special shareholders’ meeting will not in and of itself constitute revocation of a proxy.

Solicitation of Proxies

Alarion will pay all of the costs of printing and mailing the proxy statement. Heritage will pay the filing and other fees with the SEC relating to this proxy statement and prospectus. All other expenses, including the other costs of soliciting proxies, shall be borne by the party incurring such expenses. Solicitation of proxies may be made in person or by mail, telephone, or facsimile, or other form of communication by directors, officers, and employees of Alarion who will not be specially compensated for such solicitation. Nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and to secure their voting instructions, if necessary, and will be reimbursed for the expenses incurred in sending proxy materials to beneficial owners.

No person is authorized to give any information or to make any representation not contained in this proxy statement and prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by Alarion, Heritage, or any other person. The delivery of this proxy statement and prospectus does not, under any circumstances, create any implication that there has been no change in the business or affairs of Alarion or Heritage since the date of the proxy statement and prospectus.

PROPOSAL NO. 1—THE MERGER AGREEMENT

In the course of reaching its decision to adopt the Merger Agreement and the transactions contemplated in the Merger Agreement, Alarion’s board of directors, among other things, consulted with its legal advisors, Adams and Reese LLP, regarding the legal terms of the Merger Agreement, and with its financial advisor, BSP Securities, Inc., as to the fairness, from a financial point of view, of the consideration to be received by the holders of Alarion common stock in the Merger. For a discussion of the factors considered by Alarion’s board of directors in reaching its conclusion, see “The Merger—Background of the Merger; Alarion’s Reasons for the Merger; and Recommendation of the Alarion Board of Directors.”

Alarion shareholders should note that Alarion’s directors have certain interests in, and may derive benefits as a result of, the Merger that are in addition to their interests as shareholders of Alarion. These interests are summarized below and in the section captioned “The Merger—Interests of Employees and Directors of Alarion in the Merger.”

When considering the recommendation by the board of directors of Alarion to vote “FOR” the Merger Agreement, you should be aware that certain Alarion executive officers and directors have certain interests in the Merger Agreement and the Merger that are different from, and may conflict with, your interests as an Alarion shareholder. The board of directors of Alarion was aware of, and considered, these interests when it considered and approved the Merger Agreement. When considering whether to approve the Merger Agreement, you should also be aware of these differing interests, which are described below.

Heritage has agreed to indemnify the directors and officers of Alarion for six years following the Merger against certain liabilities arising from acts or omissions prior to the Merger. Heritage has also agreed to provide directors’ and officers’ liability insurance for the directors and officers of Alarion for a period of six years following the Merger.

Simultaneously with the signing of the Merger Agreement, Heritage and each Alarion director entered into a Support Agreement (requiring, among other things, that each director vote or cause to be voted in favor of, each share of Alarion common stock owned or beneficially owned by such director), a Letter Agreement (requiring, among other things, that each director refrain from competing with Heritage for two years after the effective time of the Merger), and a Claims Letter (acknowledging, among other things, that each director has no unasserted claims against Alarion or Heritage). The terms of each of these agreements are summarized on page 58.

Simultaneously with the signing of the Merger Agreement, Carrie Cribb entered into an Employment Agreement with HeritageBank that will become effective immediately upon the closing of the Merger. The terms of this agreement are summarized on page 59.

Simultaneously with the signing of the Merger Agreement, Dwight Hart and Matthew Ivers entered into Severance Agreements with HeritageBank that will become effective immediately upon the closing of the Merger. The terms of these agreements are summarized on page 59.

HeritageBank has entered into a commitment to lend to a limited liability company for the purpose of developing a residential subdivision in Gainesville, Florida. Job E. White and Thomas W. Williams, Jr., each directors of Alarion and Alarion Bank, are members of the borrower limited liability company as well as individual guarantors of the loan. Neither the entry into the loan commitment nor the execution of the Merger Agreement was contingent on the other event. Neither Mr. White nor Mr. Williams will be related parties to Heritage or HeritageBank following the Merger. Heritage believes that the terms of the loan are substantially the same terms and conditions as those prevailing at the time for comparable loans to persons not related to HeritageBank and in accordance with HeritageBank’s underwriting guidelines. In the opinion of HeritageBank’s management, this loan does not involve more than the normal risk of collectability or present other unfavorable features.

Each Alarion board member was aware of these and other interests and considered them before approving and adopting the Merger Agreement.

Alarion’s board of directors has determined that the Merger Agreement and the transactions contemplated by it are in the best interests of Alarion and its shareholders. The board of directors of Alarion unanimously recommends that the Alarion shareholders vote “FOR” the proposal to approve the Merger Agreement at the special shareholders’ meeting.

PROPOSAL NO. 2—AUTHORIZATION TO ADJOURN

At Alarion’s special shareholders’ meeting, Alarion shareholders are being asked to consider and vote on a proposal to authorize management to adjourn the special meeting to allow time for further solicitation of proxies if there are insufficient votes present at the meeting, in person or by proxy, to approve the Merger Agreement.

Alarion’s board of directors recommends that Alarion shareholders vote “FOR” the proposal to authorize management to adjourn the special meeting to allow time for the further solicitation of proxies to approve the Merger Agreement.

THE MERGER

The descriptions of the terms and conditions of the Merger, the Merger Agreement and any related documents in this proxy statement and prospectus are qualified in their entirety by reference to the copy of the Merger Agreement attached as Appendix A to this proxy statement and prospectus, to the registration statement, of which this proxy statement and prospectus is a part, and to the exhibits to the registration statement.

General

The boards of directors of Heritage and Alarion have unanimously approved the Merger Agreement. If the Merger Agreement is approved by Alarion’s shareholders, and if all other closing conditions in the Merger Agreement are satisfied, each shareholder of Alarion will be entitled to 0.44 shares of Heritage common stock for each share of Alarion common stock owned prior to the Merger, plus cash in the amount equal to the fraction of a share of Heritage common stock to which the holder would otherwise be entitled as a result of the Merger multiplied by $19.09.

At the Alarion special shareholders’ meeting, holders of Alarion common stock will be asked to vote upon the adoption of the Merger Agreement. The Merger will not be completed unless Alarion’s shareholders adopt the Merger Agreement and, by doing so, approve the proposed Merger. The Alarion board of directors is using this proxy statement and prospectus to solicit proxies from the holders of Alarion common stock for use at the Alarion special shareholders’ meeting. The Heritage board of directors is using this proxy statement and prospectus as a registration statement pursuant to which it will issue shares of its common stock in exchange for the shares of Alarion common stock in the Merger.

Background of the Merger

Heritage’s board regularly reviews its long-term strategy and objectives, considering strategic alternatives for maximizing shareholder value in light of competitive and other relevant factors. These strategic alternatives have, from time to time, included potential open-bank mergers.

In July 2013, Len Dorminey had a call with Jon Kurtz of Alarion regarding a potential transaction. JAM, a significant investor in Heritage and a holder of Alarion preferred stock, had introduced Mr. Dorminey and Mr. Kurtz.

On August 19, 2013, Heath Fountain and David Durland met Mr. Kurtz and Job E. White for dinner at a restaurant in Ocala and discussed the potential benefits of combining their respective companies.

In September 2013, Alarion retained BSP to perform a valuation of Alarion based on the assumption that Alarion would operate independently through 2016, and then to compare that valuation with the estimated value to common shareholders if Alarion were to merge with another financial institution via a merger or sale.

On October 23, 2013, Mr. Dorminey advised the Heritage board of the potential transaction with Alarion. On October 29, 2013, Mr. White and Ignacio Leon travelled to Albany and met with Mr. Dorminey, Mr. Fountain, Mitchell Smith and Carol Slappey to discuss the potential merger.

On January 7, 2014, BSP met with the board of directors of Alarion to discuss the results of BSP’s valuation analysis. At that meeting, BSP also reviewed with Alarion’s board: (i) issues it should consider in a merger or sale; (ii) different strategies it might utilize to market Alarion and Alarion Bank; (iii) potential merger partners or purchasers most likely to have an interest in Alarion and Alarion Bank; (iv) the relative strengths and weaknesses of each prospective partner or purchaser; and (v) potential transaction pricing.

In its discussion of the prospective buyers of Alarion, BSP shared its views on what it labeled “Tier 1” (most logical) buyers and “Tier 2” (less logical) buyers. Of those two sets of prospective buyers, BSP and Alarion’s board of directors concluded that there were two prospective purchasers that warranted the most attention.

After considerable discussion about the pros and cons of a possible merger with one of the two prospective counterparties, the board indicated that it did not wish to approach the prospective counterparty about a possible business combination.

At the January 7, 2014 meeting, Alarion’s board also discussed at length the relative advantages and disadvantages of a business combination with the second potential purchaser, Heritage. This included the relative proximity of Heritage’s Florida branch operations, potential synergies of both parties’ respective mortgage operations, cultural similarities, the pro forma financial impact of a merger between Alarion and Heritage, and other issues.

BSP’s presentation also showed that at all likely points in a range of potential pricing, the prospective enhancement to Alarion’s common shareholder value by merging with Heritage exceeded the prospective financial benefits of remaining independent through 2016.

After considerable deliberation concerning: (i) the advantages and disadvantages of remaining independent versus combining with another bank; and (ii) the advantages and disadvantages of conducting an auction sale process as opposed to pursuing a negotiated sale process with Heritage, Alarion’s board voted to request that BSP contact Heritage to express the board’s desire to initiate merger discussions

To facilitate such a process, Alarion’s board met again on January 9, 2014, to review the terms of a new engagement agreement with BSP. The engagement agreement with BSP included terms related to the retention of BSP as Alarion’s financial advisor in the event of a merger or sale of Alarion or an alternative capital raising transaction. After discussing the proposed engagement agreement and receiving counsel from its legal advisor, Alarion formally retained BSP on January 10, 2014.

On January 10, 2014, Alarion and Heritage executed a confidentiality agreement.

Between January 10, 2014 and February 13, 2014, and in accordance with the terms of the confidentiality agreement, BSP shared certain of Alarion’s financial and operational information with Heritage. Additionally, BSP requested that Heritage provide to Alarion a non-binding indication of interest no later than February 14, 2014.

On February 11, 2014, Heritage’s board held a special meeting to review the Alarion deal. At that meeting, the board agreed to present a formal letter of intent, subject to due diligence, to Alarion’s board.

On February 14, 2014, Heritage provided to BSP a non-binding indication of interest to acquire Alarion. The proposed transaction terms included an exchange of 0.45 shares of Heritage common stock for each share of Alarion common stock, or the equivalent of $8.53 per share of Alarion common stock based on Heritage’s average closing price for the 20 trading days ending February 14, 2014. The proposed exchange ratio equated to 134% of Alarion’s tangible book value at December 31, 2013, as adjusted for accumulated, but deferred, preferred stock dividends.

Following a review on February 19, 2014 of the non-binding indication of interest by Alarion’s board, and after subsequent discussions on February 20, 2014, Alarion’s board instructed BSP to inform Heritage of the board’s decision to execute, on behalf of Alarion, the non-binding indication of interest, thereby agreeing to exclusivity and other terms contained in the proposal.

Subsequently, Heritage submitted to Alarion a supplement to the original non-binding proposal. The supplement outlined the terms of proposed Employment and Severance Agreements for certain members of Alarion Bank’s senior management. Alarion’s board discussed and agreed to the supplement on March 10, 2014.

Beginning on March 10, 2014 and continuing to March 14, 2014, representatives of Heritage performed an on-site due diligence review of Alarion and Alarion Bank.

Following completion of Heritage’s due diligence review, on March 20 and 21, 2014, representatives of Alarion Bank met with representatives of HeritageBank’s residential mortgage loan division at Heritage’s Atlanta, Georgia office to discuss potential synergies between both banks’ residential mortgage lending programs.

Following those events, on March 21, 2014, Heritage submitted to Alarion a further revised non-binding proposal to acquire Alarion, which Alarion’s board accepted on March 28, 2014. The revised proposal offered 0.44 shares of Heritage common stock for each share of Alarion common stock, or $8.36 per share based on Heritage’s average closing price for the 20 trading days ending March 21, 2014. The new exchange ratio equated to 130% of Alarion’s tangible book value as of December 31, 2013, also as adjusted for accumulated, but deferred, preferred stock dividends.

Between March 22, 2014 and April 14, 2014, BSP, Alarion’s legal counsel, and certain members of the boards and management teams of Alarion and Alarion Bank performed a due diligence review of Heritage and HeritageBank. Additionally, Alarion engaged an accounting firm with expertise in the area of loss-share accounting in relation to FDIC-assisted transactions, to perform a review of the loan portfolios acquired by HeritageBank from the FDIC’s receiverships of two failed banks.

Following the conclusion of Alarion’s due diligence review, Alarion, Heritage, and their respective legal counsel negotiated the terms and form of the Merger Agreement.

On April 16, 2014, Alarion’s board reviewed BSP’s opinion and unanimously approved the terms of the Merger Agreement, subject to certain revisions.

On April 19, 2014, the Heritage board called a special meeting to review the final Merger Agreement. The Heritage board considered several factors in approving the transaction, including the prospect of expanding Heritage’s footprint in the attractive Ocala and Gainesville markets as well as the fit of the Alarion acquisition with Heritage’s existing strategy of expanding its mortgage banking operations. At this meeting, the Heritage board of directors unanimously approved the Merger Agreement, the authorization and issuance of shares and the other transactions contemplated by the Merger Agreement.

On April 21, 2014, Heritage and Alarion executed the Merger Agreement. Prior to market open on April 22, 2014, Heritage issued a press release announcing the proposed Merger.

Alarion’s Reasons for the Merger; Recommendation of the Alarion Board of Directors

In reaching its decision for Alarion to enter into, and to recommend that Alarion’s shareholders approve, the Merger Agreement, the board of directors of Alarion consulted with the management of Alarion, as well as its financial advisor, BSP, and legal counsel. Alarion’s board considered a number of factors in reaching this determination, both from a short-term and longer-term perspective, including, but not limited to:

•	Alarion’s board of directors’ familiarity with, and review of, Alarion’s business, financial condition, results of operations, competitive position, and future prospects, including the potential growth, development, productivity, and profitability of Alarion;

•	The current and prospective environment in which Alarion operates, including national and local economic conditions, the competitive and regulatory environment facing Alarion in particular, and financial institutions in general, the trend toward consolidation in the financial services industry, and the likely effect of the foregoing on Alarion’s potential growth, development, productivity and profitability;

•	The increasing costs of complying with expanding regulatory requirements, including the Bank Secrecy Act and other anti-money laundering laws and the Dodd-Frank Act and other consumer protection laws;

•	The illiquidity of shares of Alarion common stock and the fact that many shareholders had held their stock for an extended period of time without the ability to achieve liquidity;

•	Pro forma financial information taking into account the effects of the Merger, including, among other things, the pro forma book value and earnings per share following the Merger;

•	The Merger consideration to be received by Alarion’s shareholders, and the view of Alarion’s board of directors of the likelihood that the Merger will deliver value to Alarion’s common shareholders exceeding what would be expected with continued independence;

•	The financial information and analysis presented to the board by BSP;

•	The performance of shares of Heritage common stock on both a historical and prospective basis;

•	The strategic fit between Alarion Bank and HeritageBank, including:

•	The opportunities for synergy between their residential mortgage loan divisions;

•	Opportunities for operating efficiencies that may result from the Merger; and

•	The respective contributions that each of Alarion Bank and HeritageBank may provide to the financial condition and results of operations of a combined institution;

•	The results of Alarion’s due diligence review of Heritage and HeritageBank;

•	The opportunity for Alarion’s common shareholders to participate in the future growth of Heritage;

•	Comparisons to the prices and multiples of certain valuations in recent acquisitions of companies deemed to be similar in certain respects to Alarion;

•	The likelihood that the Merger will be consummated on a timely basis;

•	The anticipated effect of the Merger on Alarion’s customers and employees;

•	The terms and conditions contained in the Merger Agreement, including, but not limited to, the provisions permitting the board of Directors of Alarion to consider and respond to unsolicited bona fide third-party offers to acquire Alarion, subject to certain limitations; and

•	The presentation by BSP, including its written confirmation, with respect to its determination as to the fairness of the Merger from a financial point of view to Alarion’s shareholders, and the analyses, methodologies, and conclusions underlying such determination.

Opinion of Alarion’s Financial Advisor

Pursuant to its engagement, Alarion requested that BSP render a written opinion to its board of directors as to the fairness, from a financial point of view, of the merger consideration to be paid by Heritage to Alarion shareholders as set forth in the Merger Agreement. BSP is an investment banking firm that specializes in providing investment banking services to financial institutions. BSP has been involved in numerous bank related business combinations. No limitations were imposed by Alarion upon BSP with respect to rendering its opinion.

At the April 16, 2014 meeting at which Alarion’s board of directors considered and approved the Merger Agreement, BSP delivered to the board its written opinion which was further confirmed on April 21, 2014, that as of such date, the merger consideration was fair to Alarion shareholders from a financial point of view.

The full text of BSP’s opinion is attached as Appendix C to this proxy statement and prospectus of Heritage. The opinion outlines the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by BSP in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge you to read the entire opinion carefully in connection with your consideration of the proposed merger.

The opinion speaks only as of the date of the opinion. The opinion was directed to Alarion’s board of directors and is directed only to the fairness, from a financial point of view, of the merger consideration to Alarion’s shareholders. It does not address the underlying business decision to engage in the Merger or any other aspect of the Merger and is not a recommendation to any shareholder as to how such shareholder should vote at the special meeting with respect to the Merger or any other matter.

For purposes of opinion and in connection with its review of the proposed transactions, BSP, among other things, did the following:

1.	Reviewed the terms of the Merger Agreement;

2.	Evaluated Alarion’s and Heritage’s financial condition, asset quality, capital position, historical and projected earnings;

3.	Reviewed Alarion’s audited financial statements for the years ended December 31, 2013, 2012 and 2011;

4.	Reviewed Heritage’s recent filings with the SEC, including its annual report on Forms 10-K for the years ended December 31, 2013 and 2012, as well as quarterly reports on Form 10-Q for the quarters ended September 30, 2013, June 30, 2013 and March 31, 2013;

5.	Reviewed Alarion Bank’s and HeritageBank’s call report filings with the FDIC for the periods ended December, 31, 2013, September 30, 2013, June 30, 2013, March 31, 2013 and December 31, 2012;

6.	Reviewed certain financial forecasts and projections of Heritage as well as the estimated cost savings, transaction expenses and other assumptions related to the Merger;

7.	Analyzed certain aspects of Alarion’s and Heritage’s financial performance and condition and compared such financial performance with similar data of publicly-traded companies BSP deemed similar to Alarion and Heritage;

8.	Reviewed historical trading activity and analyst estimates for Heritage’s future performance;

9.	Compared the proposed financial terms of the Merger with the financial terms of certain other similar recent merger and acquisition transactions, involving companies that we deemed similar to Alarion;

10.	Performed such other analyses and considered such other information, financial studies, and investigations and financial, economic and market criteria as we deemed relevant.

BSP assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to it by Alarion, Heritage and their respective representatives, and of the publicly available information that was reviewed by them. BSP is not an expert in the evaluation of allowances for loan losses and has not independently verified such allowances, and has relied on and assumed that such allowances of Alarion and Heritage were adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. BSP was not retained to and did not conduct a physical inspection of any of the properties or facilities of Alarion or Heritage, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of Alarion or Heritage, was not furnished with any such evaluation or appraisal other than third party loan reviews, and did not review any individual credit files. BSP’s opinion was necessarily based on economic, market and other conditions in effect on, and the information made available to it, as of April 21, 2014.

BSP, as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions, private placements of securities, and valuations for other purposes. In rendering its fairness opinion, BSP acted on behalf of Alarion’s board of directors.

BSP’s opinion is limited to the fairness, from a financial point of view, of the merger consideration to be paid to holders of our common stock in the Merger and does not address the ability of the Merger to be consummated, the satisfaction of the conditions precedent contained in the Merger Agreement, or the likelihood of the Merger receiving regulatory approval. Although BSP was retained on behalf of Alarion’s board of directors, our opinion does not constitute a recommendation to any director of Alarion as to how such director or any shareholder should vote with respect to the Merger Agreement.

Based upon and subject to the foregoing and based on BSP’s experience as investment bankers, BSP’s activities as described above, and other factors they deemed relevant, BSP rendered its opinion that, as of April 21, 2014, the merger consideration to be paid to the holders of Alarion common stock in the Merger is fair, from a financial point of view, to the holders of Alarion common stock.

The following is a summary of material analyses performed by BSP in connection with its opinion to the Alarion board of directors dated April 21, 2014. The summary does not purport to be a complete description of the analyses performed by BSP but summarizes the material analyses performed and presented in connection with such opinion.

Summary of the Proposed Merger

BSP reviewed the financial terms of the proposed transaction. In accordance with the terms of the Merger Agreement, each share of Alarion common stock issued and outstanding immediately prior to the effective time of the Merger shall be converted into the right to receive 0.44 shares of Heritage common stock (together with any cash in lieu of fractional shares). Based on Heritage’s closing stock price of $19.09 on April 17, 2014, total implied merger consideration is $22.1 million, or $8.40 per share of Alarion common stock. BSP summarized the Merger terms, based on Alarion’s financial information as of December 31, 2013, in the table below:

Transaction Value (millions)	$22.1
Transaction Value per share	$8.40
Transaction Price-to-LTM Earnings	40.0	x
Transaction Price-to-Tangible Book Value	130.4%
Transaction Price/Assets	7.9%
Core Deposit Premium	2.6%
Premium/Trading Price (4/17/2014)	121.1%

Relative Contribution Analysis

BSP reviewed the relative contributions of Alarion and Heritage to the pro forma combined company with respect to certain financial and operating measurements. This analysis was based on the financial statements of both parties as of December 31, 2013, except for dates indicated otherwise. BSP then compared these contributions to the pro forma stock ownership interests of Alarion and Heritage shareholders based on the exchange ratio of 0.44 shares of Heritage common stock per outstanding share of Alarion common stock.

The following table indicates what Alarion’s and Heritage’s percentage contributions would have been on a pro forma basis to the combined company, excluding Merger synergies and Merger accounting adjustments, in the categories listed:

	Contribution Percentage
	Heritage	Alarion
Total Assets	83.2%	16.8%
Total Loans	79.9%	20.1%
Total Deposits	82.4%	17.6%
Total Equity¹	84.0%	16.0%
Tangible Common Equity¹	87.7%	12.3%
2013 Net Income	98.8%	1.2%
Projected 2014 Net Income	96.9%	3.1%

Pro Forma Common Ownership:	87.4%	12.6%

1	Alarion equity has been adjusted for missed preferred stock dividends through 12/31/2013

Selected Peer Group Analysis—Alarion

BSP used publicly available information to compare selected financial information for Alarion to three peer groups of publicly-traded financial institutions that BSP deemed relevant for purposes of its analysis. BSP compared selected operating results of Alarion to (a) 14 Southeast banks with total assets between $100 million and $500 million and last-twelve-months return on average assets between 0.10% and 0.50% as of the most recent period available (“ROAA Peers”); (b) 12 Southeast banks with total assets between $100 million and $500 million and adjusted nonperforming assets-to-assets ratios of between 2.0% and 3.0% as of the most recent period available (“NPA Peers”); and (c) 13 Southeast banks with total assets between $100 million and $500 million and tangible common equity/tangible assets ratios between 4.0% and 8.0% as of the most recent period available (“TCE Peers”). Applying these peer median trading multiples, as shown in the table below, to Alarion relevant financial metrics implies a range of values, excluding any marketability discount adjustment, of $3.08 to $8.76 per share.

ROAA Peers	NPA Peers	TCE Peers
Alarion	Median	Median	Median
Financial Metrics[1]
Assets (mm)	$279.5	$303.5	$230.4	$311.0
Tang. Common Equity Ratio	6.1%	8.7%	10.5%	6.5%
ROAA	0.20%	0.34%	0.49%	0.34%
ROAE	2.3%	3.4%	4.4%	4.3%
Net Interest Margin	3.40%	3.59%	3.66%	3.64%
Adj. NPAs/Assets	2.85%	4.66%	2.62%	3.18%
Market Pricing Metrics[2]
Price/LTM EPS	40.0	x	21.9	x	17.6	x	14.5	x
Price/Tangible Book Value	130.4%	68.6%	77.2%	80.4%
Price/Assets	7.9%	6.2%	8.3%	5.2%

1	Metrics based on data for the last twelve months as of the most recent quarter’s reported information Alarion information reflects merger metrics
2	Peer metrics based on closing stock prices as of April 17, 2014

No company used in the selected peer group analysis described above is identical to Alarion. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies to which they are being compared.

Selected Mergers Analysis

BSP used publicly available information to compare the resulting pricing metrics for the merger to metrics of three groups of announced merger transactions that BSP deemed relevant for purposes of its analysis. BSP compared selected operating results of Alarion to (a) 5 Florida bank mergers announced since March 25, 2013 involving sellers with total assets less than $2 billion and NPA/Asset ratio of less than 5% as of the most recent quarter prior to merger announcement (“Florida Merger Peers”); (b) 20 Southeast bank mergers announced since March 25, 2013 involving sellers with total assets less than $2 billion and NPA/Asset ratios less than 4% as of the most recent quarter prior to merger announcement (“NPA Merger Peers”); (c) 18 Southeast bank mergers announced since March 25, 2013 involving sellers with total assets less than $2 billion and return on average assets between 0.01% and 0.50% for the last twelve months ending the most recent quarter prior to merger announcement (“ROAA Merger Peers”); and (d) 18 Southeast bank mergers announced since March 25, 2013 involving sellers with total assets less than $2 billion and tangible equity to tangible assets between 8.0% and 11.0% for the last twelve months ending the most recent quarter prior to merger announcement (“Tangible Equity Merger Peers”). Applying the 25th percentile, 75th percentile and median transaction multiples from recent mergers to Alarion performance results implies a range of values from $0.84 to $13.41 per share.

	Deal Value/LTM EPS						Deal Value/Tang. Book			Deal Value/Assets			Core Deposit Prem.
	25%		Med		75%		25%	Med	75%	25%	Med	75%	25%	Med	75%
Comparable Group
Florida Merger Peer Transactions	NM		15.1	x	NM		112.2%	124.8%	146.8%	6.1%	10.6%	15.3%	-0.4%	3.1%	3.9%
NPA Merger Peer Transactions	13.0	x	15.0	x	18.1	x	114.1%	126.5%	149.7%	10.2%	12.6%	15.8%	1.3%	3.4%	5.6%
ROAA Merger Peer Transactions	19.4	x	36.6	x	44.7	x	86.8%	97.9%	118.5%	6.2%	8.4%	10.3%	-1.1%	-0.3%	1.6%
Tang. Equity Merger Peer Transactions	16.3	x	24.2	x	42.5	x	94.1%	115.7%	138.5%	7.9%	9.9%	12.3%	-1.0%	1.1%	5.0%

Subject Transaction (Fully-Dil)	40.0x						130.4%			7.9%			2.6%

No company used in the selected merger groups described above is identical to Alarion. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies to which they are being compared.

Discounted Cash Flow Analysis—Alarion

BSP performed a discounted cash flow analysis to estimate a range of present values of after-tax cash flows that Alarion could provide to its shareholders, on a standalone basis, through year-end 2017. BSP estimated the present value of the future stream of dividends that Alarion could produce through the end of 2017 and a terminal value of Alarion’s 2017 earnings and tangible common equity based upon an internal earnings and balance sheet forecast for 2014 through 2017.

As Alarion does not project to pay any dividends through 2017, the present value of the terminal value constituted the total present value of Alarion’s common stock as of the date of the opinion. In determining the present value of Alarion’s common stock, BSP utilized a terminal value based on a range of terminal earnings multiples of 10x to 16x terminal year earnings and a range of terminal tangible book value multiples 75% to 150% of terminal year tangible book value, respectively. The terminal value was then discounted to the present using an estimated discount rate range of 11% to 15%, chosen to reflect the risk of the current operating environment and the risk of Alarion based on BSP’s experience as a financial advisor.

As illustrated in the tables below, the range of values per share of Alarion’s common stock, on a present value basis, based on the assumptions regarding terminal earnings multiples and discount rates ranged from $2.57 to $4.74. The range of values per share of Alarion’s common stock, on a present value basis, based on the assumptions regarding terminal tangible book value multiples and discount rates, ranged from $3.29 to $7.58.

		Terminal Earnings Multiples
		10.0	12.0	14.0	16.0
Discount Rates	11%	$2.96	$3.56	$4.15	$4.74
	12%	$2.86	$3.43	$4.00	$4.58
	13%	$2.76	$3.31	$3.86	$4.42
	14%	$2.66	$3.20	$3.73	$4.26
	15%	$2.57	$3.09	$3.60	$4.12

		Terminal Tangible Book Multiples
		75%	100%	125%	150%
Discount Rates	11%	$3.79	$5.05	$6.31	$7.58
	12%	$3.66	$4.87	$6.09	$7.31
	13%	$3.53	$4.70	$5.88	$7.06
	14%	$3.41	$4.54	$5.68	$6.81
	15%	$3.29	$4.38	$5.48	$6.58

BSP noted that the discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Selected Peer Group Analysis—Heritage

BSP used publicly available information to compare selected financial information for Heritage to a group of 20 publicly-traded U.S. financial institutions that BSP deemed relevant for purposes of its analysis. The primary attributes of the peer banks that BSP used in determining the group were all U.S. banks with total assets of $1.0 billion to $5.0 billion and a focus on institutions that had completed failed bank transactions since 2008. BSP compared selected operating results of Heritage to those of the peer group members at or for the twelve months ended December 31, 2013 and trading metrics based on closing stock prices on April 17, 2014. Applying the peer median trading multiples of the peer group to Heritage implies an indicative value range of Heritage common stock of $21.82 to $29.31 per share.

	Heritage		Peer Group Median
Financial Metrics
Assets (mm)	$1,380.9		$2,679.3
Tang. Common Equity Ratio	8.8%		9.1%
ROAA	0.87%		0.87%
ROAE	9.4%		7.1%
Net Interest Margin	5.24%		4.32%
NPAs/Assets (Adjusted)	1.29%		1.98%
Market Pricing Metrics
Price/LTM EPS	12.7	x	19.5	x
Price/Est. 2014 EPS	11.9	x	15.8	x
Price/Est.2015 EPS	11.2	x	12.8	x
Price/Tangible Book Value	123.8%		152.8%

No company used in the selected peer group analysis described above is identical to Heritage. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies to which they are being compared.

Discounted Cash Flow Analysis—Heritage

BSP performed a discounted cash flow analysis to estimate a range of present values of after-tax cash flows that Heritage could provide to its shareholders through year-end 2017. BSP estimated the present value of the future stream of dividends that Heritage could produce through the end of 2017 and a terminal value of Heritage 2017 earnings and tangible common equity based upon an internal earnings and balance sheet forecast for 2014 through 2017.

Based on Heritage’s projected earnings and dividends through 2017, the present value of the dividend stream and terminal value comprised the total present value of Heritage’s common stock as of the date of the opinion. In determining the present value of Heritage’s common stock, BSP utilized a terminal value based on a range of terminal earnings multiples of 10x to 16x terminal year earnings and a range of terminal tangible book value multiples 100% to 175% of terminal year tangible book value, respectively. Dividends and the terminal value were discounted to the present using an estimated discount rate range of 10% to 14%, chosen to reflect the risk of the current operating environment and the risk of Heritage based on BSP’s experience as a financial advisor.

As illustrated below, the range of values per share of Heritage common stock, on a present value basis, based on the assumptions regarding terminal earnings multiples and discount rates ranged from $11.72 to $21.64. The range of values per share of Heritage common stock, on a present value basis, based on the assumptions regarding terminal tangible book value multiples and discount rates ranged from $12.61 to $25.45.

		Terminal Earnings Multiples
		10.0	12.0	14.0	16.0
Discount Rates	10%	$13.52	$16.23	$18.93	$21.64
	11%	$13.04	$15.65	$18.26	$20.87
	12%	$12.58	$15.10	$17.62	$20.13
	13%	$12.14	$14.57	$17.00	$19.43
	14%	$11.72	$14.07	$16.41	$18.76

		Terminal Tangible Book Multiples
		100%	125%	150%	175%
Discount Rates	10%	$14.54	$18.18	$21.81	$25.45
	11%	$14.02	$17.53	$21.04	$24.54
	12%	$13.53	$16.91	$20.29	$23.68
	13%	$13.06	$16.32	$19.59	$22.85
	14%	$12.61	$15.76	$18.91	$22.06

BSP noted that the discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Merger Impact Analysis

BSP evaluated the pro forma implications of the Merger for the common shares of Alarion and Heritage and on selected financial metrics of Heritage. This analysis indicated that the Merger, on a pro forma basis, is expected to be 373% and 207% accretive to Alarion’s projected standalone 2014 and 2015 earnings per share, respectively. The analysis also indicated that the Merger, on a pro forma basis, is expected to be 1% and 11% accretive to Heritage’s projected standalone 2014 and 2015 earnings per share, respectively. The analysis further indicated that the Merger would be dilutive to Heritage’s projected standalone tangible book value at December 31, 2014 and accretive to Heritage’s projected standalone tangible book value at December 31, 2015 and that Heritage would remain well capitalized following completion of the Merger.

Conclusion

Based on the results of the various analyses described above, BSP concluded that the merger consideration to be received under the terms of the Merger Agreement is fair, from a financial point of view, to Alarion’s shareholders.

The opinion expressed by BSP was based upon market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or of Alarion or Heritage could materially affect the assumptions used in preparing the opinion.

As described above, BSP’s opinion was among the many factors taken into consideration by Alarion’s board of directors in making its determination to approve the Merger Agreement. For purposes of rendering its opinion, BSP assumed that, in all respects material to its analyses:

•	the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement thereof;

•	the representations and warranties of each party in the Merger Agreement and in all related documents and instruments referred to in the Merger Agreement are true and correct;

•	each party to the Merger Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the Merger will be satisfied without any waivers; and

•	in the course of obtaining the necessary regulatory, contractual or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination, or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Merger.

We cannot provide assurance as to when or if all of the conditions to the Merger can or will be satisfied or, if applicable, waived by the appropriate party. As of the date of this proxy statement and prospectus, BSP has no reason to believe that any of these conditions will not be satisfied.

Compensation to BSP

BSP will receive a fee of $275,000 for its services as Alarion’s financial advisor for this Merger, $185,000 of which is contingent on consummation of the Merger. In addition, Alarion has agreed to indemnify BSP, and its directors, officers and employees, from liability in connection with the Merger, and to hold BSP harmless from any losses, actions, claims, damages, expenses or liabilities related to any of BSP’s acts or decisions made in good faith and in the best interest of Alarion. During the two years preceding the date of the opinion, BSP has provided advisory services to Alarion, for which it received compensation. During the two years preceding the date of the opinion, BSP did not provide advisory services to Heritage where compensation was received or that it contemplates will be received after closing of the Merger.

THE MERGER AGREEMENT

The descriptions of the terms and conditions of the Merger, the Merger Agreement and any related documents in this proxy statement and prospectus are qualified in their entirety by reference to the copy of the Merger Agreement attached as Appendix A to this proxy statement and prospectus, to the registration statement, of which this proxy statement and prospectus is a part, and to the exhibits to the registration statement.

Structure of the Merger

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger, Alarion will merge with and into Heritage, with Heritage surviving the Merger. The separate existence of Alarion will terminate and certificates representing shares of Alarion common stock will represent only the right to receive the merger consideration. Immediately following completion of the Merger, Alarion Bank is expected to merge with and into HeritageBank, with HeritageBank surviving.

The Merger Agreement provides that Heritage has the right to revise the structure of the Merger so long as such revision does not result in any changes in the amount or type of consideration that the Alarion shareholders shall receive under the Merger Agreement, or would not unreasonably impede or delay consummation of the Merger.

Closing and Effective Time of the Merger

The closing of the Merger will take place no later than the fifteenth (15th) business day after the satisfaction or waiver of all closing conditions, unless both parties agree to extend. At the closing of the Merger, Heritage will file articles of merger with the Maryland State Department of Assessments and Taxation and the Secretary of State of the State of Florida. The Merger will become effective at such time as the articles of merger are filed or such other time as may be specified in the articles of merger.

We currently expect that the Merger will be completed in the third quarter of 2014. However, completion of the Merger cannot occur until each of the closing conditions, including, but not limited to, approval of the Merger Agreement by Alarion’s shareholders and the obtaining of all required regulatory approvals, are satisfied or waived. No assurance is made as to whether, or when, Heritage and Alarion will complete the Merger. See “— Conditions to Completion of the Merger.”

Merger Consideration

Upon completion of the Merger, Alarion shareholders will receive 0.44 shares of Heritage common stock for each share of Alarion common stock. Heritage will not issue fractional shares in the Merger. Instead, Alarion shareholders will receive a cash payment, without dividends or interest, equal to the fraction of a share of Heritage common stock they would otherwise be entitled to multiplied by $19.09, the price of Heritage common stock on the last trading day prior to signing the Merger Agreement. For example, the holder of 60 shares of Alarion common stock would entitled to receive 26.4 shares of common stock; however, instead of receiving a fractional share, the shareholder would receive merger consideration consisting of (1) 26 shares of Heritage common stock, and (2) $7.64 in cash ($19.09 times 0.4, rounded to the nearest cent).

The Heritage common stock is listed on the Nasdaq Global Market under the symbol “HBOS.” On April 17, 2014, which was the last trading day before the announcement of the Merger, the closing price of the Heritage common stock was $19.09 per share, and on July 1, 2014, the latest practicable date before mailing out this proxy statement and prospectus, the closing price of the Heritage common stock was $19.85 per share. You should be aware that the market value of the Heritage common stock will fluctuate, and neither Heritage nor Alarion can give you any assurance as to what the market price of the Heritage common stock will be when the Merger becomes effective. We urge you to obtain information on the market price of the Heritage common stock that is more recent than that provided in the proxy statement and prospectus. See “Summary—Market Price and Dividend Information” on page 10.

Conversion of Stock; Treatment of Stock Options

Conversion of Alarion Common Stock. At the effective time of the Merger, each share of Alarion common stock issued and outstanding will be converted into the right to receive the merger consideration, which shall consist of 0.44 shares of Heritage common stock for every share of Alarion common stock held, plus cash in lieu of fractional shares equal to the fraction of a share of Heritage common stock they would otherwise be issued in the Merger multiplied by $19.09.

Some shares of Alarion common stock may not be converted in the Merger. Each outstanding share of Alarion common stock owned by Heritage or Alarion, or their respective subsidiaries (in each case other than shares of Alarion common stock held on behalf of third parties or as a result of debts previously contracted) will be canceled at the effective time of the Merger and will cease to be outstanding. In addition, shares of Alarion common stock held by Alarion shareholders properly exercising their appraisal rights will not be converted in the Merger.

Conversion of Alarion Preferred Stock. At the effective time of the Merger, each share of Alarion Series A Stock outstanding immediately prior to the effective time will be converted into the right to receive one share of Heritage Series A Stock, and each share of Alarion Series B Stock outstanding immediately prior to the effective time will be converted into the right to receive one share of Heritage Series B Stock. Except as described in the following paragraph, Heritage intends to redeem all shares of preferred stock for cash at the applicable liquidation value plus accrued and unpaid dividends, if any, immediately following the effective time of the Merger.

In connection with the Merger Agreement, Heritage entered into an Exchange Agreement with Jacobs Asset Management, LLC, an investor in Heritage that owns approximately $4.5 million of the Alarion Series A Stock. The Exchange Agreement provides that, immediately following the effective time of the Merger, JAM will exchange the shares of Heritage Series A Stock it receives in the Merger for 178,267 shares of Heritage common stock and $1.7 million in cash, subject to adjustment in the event that, following such redemption, JAM would own more than 9.99% of Heritage’s then-outstanding common stock.

Treatment of Stock Options. Immediately prior to the effective time of the Merger, outstanding Alarion stock options with an exercise price equal to or greater than 44% of the closing price of a share of Heritage common stock on the day prior to the effective time of the Merger will be cancelled. If any stock options have an exercise price less than 44% of the closing price of a share of Heritage common stock on the day prior to the effective time of the Merger, holders of such options will receive cash to the extent that the exercise price is less than 44% of the closing price of a share of Heritage common stock on the day prior to the effective time of the Merger.

Exchange of Certificates

Heritage will appoint its transfer agent to act as exchange agent to facilitate the exchange of Alarion shares of common stock for the merger consideration. Shortly after the effective time of the Merger, the exchange agent will mail a letter of transmittal and instructions to each record holder of Alarion common stock for use in effecting the surrender and cancellation of such holder’s certificates in exchange for the merger consideration. Risk of loss and title to the certificates will remain with the holder until proper delivery of such certificates to the exchange agent. Alarion shareholders should not surrender their certificates for exchange until they receive the transmittal letter and instructions from the exchange agent. After they have surrendered their certificates, Alarion shareholders will receive the merger consideration to which they are entitled under the Merger Agreement, including any dividends with a record date occurring after the effective time of the Merger. Heritage will not be obligated to deliver the consideration to which any former holder of Alarion common stock is entitled until the holder surrenders the certificate or certificates representing his or her shares for exchange and otherwise complies with the transmittal letter and instructions. Heritage will not pay any dividends to the holder of any unsurrendered certificates unless and until such certificates are surrendered. If you do not timely submit the transmittal letter and surrender your certificates of Alarion common stock, Heritage’s exchange agent will mail to you an additional copy of letter of transmittal and instructions.

After the effective time of the Merger, record holders of certificates that represented outstanding Alarion common stock immediately prior to the effective time of the Merger will have no rights with respect to the certificates other than the right to surrender the certificates and receive in exchange the aggregate number of whole shares of Heritage common stock and any cash in lieu of fractional shares to which the holder is entitled pursuant to the Merger Agreement.

The Alarion stock transfer books will be closed immediately at the effective time of the Merger other than to settle transfers that occurred prior to the effective time. If any Alarion certificate is lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen, or destroyed and, if reasonably required by Heritage, the posting by such person of a bond or other indemnity as Heritage may reasonably direct as indemnity against any claim that may be made with respect to such certificate, the exchange agent will issue the merger consideration in exchange for such lost, stolen or destroyed certificate.

Resale of Heritage Common Stock

The shares of Heritage common stock to be issued to shareholders of Alarion under the Merger Agreement will be freely tradable by such holders without restriction, except that if any Alarion shareholders are deemed to be affiliates of Heritage, they must abide by certain transfer restrictions under the Securities Act.

Appraisal Rights

The following summary of Florida law is qualified in its entirety by reference to the full text of the applicable provisions of the Florida Corporate Code, a copy of which is included as Appendix B to this proxy statement and prospectus.

Holders of Alarion common stock as of the record date are entitled to appraisal rights under the Florida Corporate Code. Pursuant to Section 607.1302 of the Florida Corporate Code, an Alarion shareholder who does not wish to accept the consideration to be received pursuant to the terms of the Merger Agreement may dissent from the Merger and elect to receive the fair value of his or her shares of Alarion common stock immediately prior to the date of the special meeting to vote on the proposal to approve the Merger Agreement, excluding any appreciation or depreciation in anticipation of the Merger unless exclusion would be inequitable. You should note that if 10% or more of the outstanding shares of Alarion common stock validly exercise their appraisal rights, then Heritage will not be obligated to complete the Merger.

In order to exercise appraisal rights, a dissenting Alarion shareholder must strictly comply with the statutory procedures of Sections 607.1301 through 607.1333 of the Florida Corporate Code, which are summarized below. A copy of the full text of those sections is included as Appendix B to this proxy statement and prospectus. Alarion shareholders are urged to read Appendix B in its entirety and to consult with their legal advisors. Each Alarion shareholder who desires to assert his or her appraisal rights is cautioned that failure on his or her part to adhere strictly to the requirements of Florida law in any regard will cause a forfeiture of any appraisal rights.

A dissenting shareholder who desires to exercise his or her appraisal rights must file with Alarion, prior to the taking of the vote on the Merger, a written notice of intent to demand payment for his or her shares if the Merger is effectuated. A vote against the Merger Agreement will not alone be deemed to be the written notice of intent to demand payment and will not be deemed to satisfy the notice requirements under the Florida Corporate Code. A dissenting shareholder need not vote against the Merger Agreement, but a dissenting shareholder cannot vote, or allow any nominee who holds such shares for the dissenting shareholder to vote, any of his or her shares of Alarion common stock in favor of the Merger Agreement. A vote in favor of the Merger Agreement will constitute a waiver of the shareholder’s appraisal rights. A shareholder’s failure to vote against the Merger Agreement will not constitute a waiver of such shareholder’s appraisal rights. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to:

Alarion Financial Services, Inc.

One Northeast First Avenue

Ocala, Florida 34470

Attn: Matthew Ivers

All such notices must be signed in the same manner as the shares are registered on the books of Alarion. If an Alarion shareholder has not provided written notice of intent to demand fair value before the vote on the proposal to approve the Merger Agreement is taken at the special meeting, then the Alarion shareholder will be deemed to have waived his or her appraisal rights.

Within ten days following completion of the Merger, Heritage must provide to each Alarion shareholder who filed a notice of intent to demand payment for his or her shares a written appraisal notice and an appraisal election form that specifies, among other things:

•	the date of the completion of the Merger;

•	Heritage’s estimate of the fair value of the shares of Alarion common stock;

•	where to return the completed appraisal election form and the shareholder’s stock certificates and the date by which each must be received by Heritage or its agent, which date with respect to the receipt of the appraisal election form may not be fewer than forty (40), nor more than sixty (60), days after the date Heritage sent the appraisal election form to the shareholder (and shall state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless such form is received by Heritage by such specified date) and which with respect to the return of stock certificates must not be earlier than the date for receiving the appraisal election form;

•	that, if requested in writing, Heritage will provide to the shareholder so requesting, within ten days after the date set for receipt by Heritage of the appraisal election form, the number of shareholders who return the forms by such date and the total number of shares owned by them; and

•	the date by which a notice from the Alarion shareholder of his or her desire to withdraw his or her appraisal election must be received by Heritage, which date must be within twenty (20) days after the date set for receipt by Heritage of the appraisal election form from the Alarion shareholder.

The form must also contain Heritage’s offer to pay to the Alarion shareholder the amount that it has estimated as the fair value of the shares of Alarion common stock, and request certain information from the Alarion shareholder, including:

•	the shareholder’s name and address;

•	the number of shares as to which the shareholder is asserting appraisal rights;

•	that the shareholder did not vote for the Merger;

•	whether the shareholder accepts the offer of Heritage to pay its estimate of the fair value of the shares of Alarion common stock to the shareholder; and

•	if the shareholder does not accept the offer of Heritage, the shareholder’s estimated fair value of the shares of Alarion common stock and a demand for payment of the shareholder’s estimated value plus interest.

A dissenting shareholder must submit the appraisal election form, and, in the case of certificated shares, deposit the shareholder’s certificates, in accordance with the notice and by the specified date. Any dissenting shareholder failing to return a properly completed appraisal election form and his or her stock certificates within the period stated in the form will lose his or her appraisal rights and be bound by the terms of the Merger Agreement. Upon returning the appraisal election form, a dissenting shareholder will lose all rights as a shareholder, unless the dissenting shareholder withdraws his or her demand for appraisal within the time period specified in the appraisal election form. A dissenting shareholder who has delivered the appraisal election form and his or her Alarion common stock certificates may decline to exercise appraisal rights and withdraw from the appraisal process by giving written notice to Heritage within the time period specified in the appraisal election form. Thereafter, a dissenting shareholder may not withdraw from the appraisal process without the written consent of Heritage. Upon such withdrawal, the right of the dissenting shareholder to be paid the fair value of his or her shares will cease, and he or she will be reinstated as a shareholder and will be entitled to receive the merger consideration.

If the dissenting shareholder accepts the offer of Heritage in the appraisal election form to pay Heritage’s estimate of the fair value of the shares of Alarion common stock, payment for the shares of the dissenting shareholder is to be made within 90 days after the receipt of the appraisal election form by Heritage or its agent. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in such shares.

A shareholder must demand appraisal rights with respect to all of the shares registered in his or her name, except that a record shareholder may assert appraisal rights as to fewer than all of the shares registered in the record shareholder’s name but which are owned by a beneficial shareholder, if the record shareholder objects with respect to all shares owned by such beneficial shareholder. A record shareholder must notify Alarion in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder may assert appraisal rights as to any shares held on behalf of the beneficial shareholder only if the beneficial shareholder submits to Alarion the record shareholder’s written consent to the assertion of such rights before the date specified in the appraisal election form, and does so with respect to all shares that are beneficially owned by the beneficial shareholder.

A shareholder who is dissatisfied with Heritage’s estimate of the fair value of the shares of Heritage common stock must notify Heritage of the shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest in the appraisal election form within the time period specified in the form. A shareholder who fails to notify Heritage in writing of the shareholder’s demand to be paid its stated estimate of the fair value of the shares plus interest within the required time period waives the right to demand payment and will be entitled only to the payment offered by Heritage in the appraisal election form.

Section 607.1330 of the Florida Corporate Code addresses what should occur if a dissenting shareholder fails to accept the offer of Heritage to pay the value of the shares as estimated by Heritage, and Heritage fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus interest. Within 60 days after receipt of a written demand from any dissenting shareholder that Heritage does not accept, Heritage shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in Florida where the registered office of Heritage, maintained pursuant to Florida law, is located requesting that the fair value of such shares be determined by the court. If Heritage fails to institute a proceeding within the above-prescribed period, any dissenting shareholder may do so in the name of Heritage. All dissenting shareholders whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares and a copy of the initial pleading will be served on each dissenting shareholder as provided by law. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial. Heritage is required to pay each dissenting shareholder the amount found to be due, including any interest found to be due by the court, within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder ceases to have any interest in such shares.

Section 607.1331 of the Florida Corporate Code provides that the costs of a court appraisal proceeding, including reasonable compensation for, and expenses of, appraisers appointed by the court, will be determined by the court and assessed against Heritage, except that the court may assess costs against all or some of the dissenting shareholders, in amounts the court finds equitable, to the extent that the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their appraisal rights. The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against: (i) Heritage and in favor of any or all dissenting shareholders if the court finds Heritage did not substantially comply with the notification provisions set forth in Sections 607.1320 and 607.1322 of the Florida Corporate Code; or (ii) either Heritage or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the appraisal rights. If the court in an appraisal proceeding finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against Heritage, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited. To the extent that Heritage fails to make a required payment when a dissenting shareholder accepts Heritage’s offer to pay the value of the shares as estimated by Heritage, the dissenting shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from Heritage all costs and expenses of the suit, including counsel fees.

For a discussion of tax consequences with respect to dissenting shares, see “Material United States Federal Income Tax Consequences of the Merger.”

BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF FLORIDA LAW RELATING TO DISSENTERS’ APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISORS.

Management and Operations after the Merger

Directors and Executive Officers of Heritage. At the effective time of the Merger, Alarion will merge with and into Heritage, with Heritage surviving the Merger. After the Merger, the current directors of Heritage will continue to serve as directors of the combined company, and the officers of Heritage will continue to serve as officers of the combined company.

Representations and Warranties Made by Heritage and Alarion in the Merger Agreement

Heritage and Alarion have made certain customary representations and warranties to each other in the Merger Agreement. The representations, warranties and covenants summarized below and included in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates, are solely for the benefit of Heritage and Alarion, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of, among other things, allocating contractual risk between Heritage and Alarion rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of Heritage, Alarion or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by Heritage or Alarion. The representations and warranties, other provisions of the Merger Agreement or any description of these provisions should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement and prospectus, the documents incorporated by reference into this proxy statement and prospectus, and the other reports, statements and filings that Heritage and Alarion publicly file with the SEC. See “Where You Can Find More Information.”

The Merger Agreement contains customary representations and warranties of each of Heritage and Alarion relating to their respective businesses. The representations and warranties in the Merger Agreement do not survive the effective time of the Merger. The representations and warranties made by each of Heritage and Alarion relate to a number of matters, including the following:

•	corporate organization, qualification to do business, and subsidiaries;

•	capitalization;

•	requisite corporate authority to enter into the Merger Agreement and to complete the contemplated transactions, and absence of conflicts with, or violations of, organizational documents or other obligations as a result of the Merger and the contemplated transactions;

•	the accuracy of information the parties have provided each other;

•	financial statements and other information provided to regulatory authorities and the accuracy of the information contained therein;

•	the absence of certain changes since December 31, 2013;

•	litigation;

•	properties and leases;

•	tax matters;

•	the absence of undisclosed liabilities;

•	related party transactions;

•	compliance with laws;

•	labor issues;

•	benefit plans;

•	risk management;

•	environmental matters;

•	intellectual property;

•	brokers and finders;

•	material contracts;

•	loan matters;

•	insurance;

•	Community Reinvestment Act compliance;

•	investment securities;

•	books and records; and

•	indemnification;

In addition to the mutual representations and warranties above, the representations and warranties Alarion has made to Heritage relate to:

•	the opinion of Alarion’s financial advisor; and

•	the shareholder vote required to approve the Merger.

In addition to the mutual representations and warranties above, the representations and warranties Heritage has made to Alarion include:

•	the absence of any requirement that Heritage stockholders approve the Merger;

•	the absence of certain impediments to the Merger qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code; and

•	the availability, at the effective time, of sufficient financing to consummate the Merger.

The specific details of the representations and warranties are included in the Merger Agreement, which is attached hereto as Appendix A and incorporated by reference herein.

Conduct of Business Pending Consummation of the Merger

Under the Merger Agreement, both Heritage and Alarion have agreed, except as otherwise contemplated by the Merger Agreement, as required by applicable law or a government entity, or with the prior written consent of the other party, to:

•	use commercially reasonable efforts to preserve intact its business organizations and advantageous business relationships; and

•	take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either party or any of their subsidiaries to obtain any necessary regulatory approval or to consummate the transactions contemplated by the Merger Agreement.

In addition, Alarion has agreed, except as otherwise contemplated by the Merger Agreement, as required by applicable law or a government entity, or with the prior written consent of the other party, to conduct its business in the ordinary course consistent with past practice. Alarion has further agreed that, except as otherwise contemplated by the Merger Agreement, as required by applicable laws or a governmental entity, or with the prior written consent of Heritage (which consent shall, in many cases, not to be unreasonably withheld, conditioned or delayed), it will not, and will not permit any of its subsidiaries, to do any of the following:

•	change the number of authorized or issued shares of its capital stock; issue any shares of stock, issue any grant or right or agreement relating to stock or convertible into stock; make any grant or award of options; split, combine or reclassify any shares; declare, set aside or pay any dividend or other distribution in respect of stock; or redeem or otherwise acquire any shares of its stock, except that Alarion may issue shares upon the valid exercise of stock options outstanding as of the date of the Merger Agreement;

•	issue any other capital securities, including trust preferred or similar securities, or debt instruments;

•	(i) enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement with any director, officer or employee, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), other than (a) at will agreements, (b) normal individual increases in salary to non-officer employees in the ordinary course of business consistent with past practice, or (c) payment of severance in accordance with past practice, (ii) hire any new executive officers, or (iii) promote any employee to the rank of vice president or a more senior position;

•	subject to certain customary exceptions, enter into, establish, adopt, modify, amend, renew or terminate any Alarion employee benefit plan or take any action to accelerate the vesting of benefits under any such plan;

•	sell, transfer, mortgage or encumber any of its assets or properties, except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value, or sell or transfer any of its deposit liabilities;

•	enter into, modify, amend or renew any data processing contract, service provider agreement or any lease, license or maintenance agreement relating to real or personal property or intellectual property, other than the renewal of an agreement that is necessary or advisable to operate its business in the ordinary course consistent with past practice, or to permit to lapse its rights in any material intellectual property;

•

acquire (other than by way of foreclosures or acquisitions of control, in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date of the Merger Agreement in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business or properties of any person or entity;

•	sell or acquire any loans (excluding originations) or loan participations, except in the ordinary course of business consistent with past practice (but in the case of a sale, after giving Heritage the right of first refusal), or sell or acquire any servicing rights;

•	amend its articles of incorporation, charter or bylaws, or appoint a new director to the board;

•	implement or adopt any material change in accounting principles, practices or methods, except as require by GAAP or any government entity;

•	enter into or terminate any material contract, or amend or modify in any material respect or renew any existing material contract, except where necessary or advisable to operate its business in the ordinary course consistent with past practice, or to permit to lapse its rights in any material intellectual property;

•	except in the ordinary course consistent with past practice an involving an amount not in excess of $25,000 (excluding amounts paid or reimbursed under any insurance policy), settle any claim, action or proceeding against it, provided that no settlement shall be made if it in involves a precedent for other similar claims, which in the aggregate could reasonably be expected to be material to Alarion;

•	in the case of Alarion Bank, (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility;

•	(i) purchase any equity securities or purchase any debt securities, other than (A) U.S. Treasury securities or United States Government agency securities, (B) securities with maturities of one year or less, or (C) otherwise in the ordinary course of business consistent with its current investment policy; (ii) enter into or acquire any derivatives contract or structured note; or (iii) enter into any new, or modify, amend or extend the terms of any existing, contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk;

•	purchase any fixed assets (by installment purchase, capital lease, synthetic lease or otherwise) where the amount paid or committed is in excess of $25,000 individually or $100,000 in the aggregate, except for emergency repairs or replacements in the ordinary course of business consistent with past practice;

•

(i) make any material changes in its policies concerning loan underwriting or which classes of persons may approve loans or fail to comply with such policies as previously provided; (ii) make any loans or extensions of credit except in the ordinary course of business consistent with past practice, provided (a) any unsecured extension of credit, individually or in the aggregate with other unsecured extensions of credit to the same relationship, in excess of $100,000; or (b) any secured loan or extension of credit, individually or in the aggregate with other secured loans or extensions of credit to the same relationship, in excess of $750,000, shall require the prior written consent of Heritage, which approval or rejection shall be given in writing three business days after the loan package is delivered to Heritage; or renew or renegotiate any loans or credits that are on any watch list and/or are classified or special mentioned or take any similar actions with respect to collateral held with respect to debts previously contracted or other real estate owned, except pursuant to safe and sound banking practices and with prior disclosure to HeritageBank; provided, however, that Alarion Bank may, without the prior notice to or written consent of HeritageBank, renew or extend existing credits on substantially similar terms and conditions as present at the time such credit was made or last extended, renewed or modified, for a period not to exceed the duration of the most recent term of such credit and at rates not less than market rates for comparable credits and transactions and without any release of any collateral or advancement of additional funds;

•	take any action or knowingly fail to take any action that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•	except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

•	incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year, or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other person or entity, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth above with respect to unsecured and secured extensions of credit, as appropriate;

•	develop, market or implement any new lines of business;

•	make, change or revoke any material tax election (other than in a manner consistent with prior elections), file any materially amended tax return, enter into any tax closing agreement, or settle or agree to compromise any material liability with respect to disputed taxes;

•	take any action that is likely to materially impair Alarion’s ability to perform any of its obligations under the Merger Agreement or Alarion Bank’s ability to perform any of its obligations under the Bank Merger Agreement; or

•	agree or commit to do any of the foregoing.

In addition, Heritage has agreed that, except as otherwise contemplated by the Merger Agreement, as required by applicable laws or a governmental entity, or with the prior written consent of Alarion (which consent shall not to be unreasonably withheld, conditioned or delayed), it will not, and will not permit any of its subsidiaries, to do any of the following:

•	amend its articles of incorporation, bylaws or similar governing documents in a manner that would adversely affect Alarion or the holders of Alarion stock;

•	make, declare, pay or set aside for payment any dividend on or with respect to Heritage’s common stock or make other distribution to Heritage’s stockholders except for the payment of regularly quarterly dividends in the ordinary course of business consistent with past practice;

•	take any action that is likely to materially delay the effective time of the Merger Agreement or otherwise materially impair Heritage’s ability to perform any of its obligations under the Merger Agreement or HeritageBank’s ability to perform any of its obligations under the Bank Merger Agreement;

•	enter into any agreement providing for a Merger, consolidation or other business combination of Heritage as to which the holders of the capital stock of Heritage before the transaction will, after the transaction, hold shares of capital stock of Heritage (or other surviving company) representing less than 40% of the value or ordinary voting power of the capital stock of Heritage (or other surviving company), unless such agreement: (i) requires explicit assumption of the Merger Agreement by such surviving company; and (ii) preserves the economic benefit to holders of Alarion common stock provided in the Merger Agreement;

•	take any action or knowingly fail to take any action that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code; or

•	agree or commit to do any of the foregoing.

Each party has also agreed to provide prompt written notice to the other party upon becoming aware of the occurrence of any event or circumstance that (i) is reasonably likely to have a material adverse effect on such party, or (ii) that would cause or constitute a material breach of its representations, warranties or covenants contained in the Merger Agreement. In addition, each party has covenanted to file all required reports with government entities and to promptly provide copies of all such reports to the other party.

Additional Agreements

Regulatory Matters. Heritage agreed, with the input, assistance, cooperation and approval of Alarion, to promptly prepare and file with the SEC this registration statement on Form S-4, of which this proxy statement and prospectus is a part. Heritage and Alarion have agreed to use commercially reasonable best efforts to have the Form S-4 declared effective as promptly as practicable after such filing. Following effectiveness, Alarion has agreed to mail or deliver the proxy statement and prospectus to their shareholders. Heritage has also agreed to use its commercially reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals, and Alarion has agreed to furnish all information concerning Alarion and the holders of Alarion common stock as may be reasonably requested in connection with any such action.

Heritage and Alarion have agreed, subject the terms of the Merger Agreement, to use commercially reasonable best efforts to take all actions necessary or advisable to consummate the Merger, including (i) satisfying the closing conditions in the Merger Agreement, (ii) obtaining all necessary consents and waivers from third parties, (iii) obtaining all necessary actions, no-actions, waivers, consents, authorizations, permits, orders and approvals from, or any exemptions by, government entities, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger. Heritage and Alarion have agreed to cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the Merger as soon as possible, to the extent reasonably practicable, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations. While the parties have agreed to cooperate in preparing the required regulatory applications, Heritage, along with its subsidiary HeritageBank, is responsible for filing all applications necessary to obtain any required regulatory approvals of the transactions contemplated by the Merger Agreement as soon as reasonably practicable after the date thereof. Alarion and Heritage have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable laws, all the non-confidential information relating to Alarion or Heritage, as the case may be, and any of their respective subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any governmental entity in connection with the transactions contemplated by the merger agreement. In addition, Alarion and Heritage will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the Merger and each party will keep the other apprised of the status of matters relating to the completion of the Merger. Each party will consult with the other in advance of any meeting or conference with any governmental entity in connection with the Merger and, to the extent permitted by such governmental entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

Additionally, each of Heritage and Alarion has agreed to furnish to the other, upon request, all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the proxy statement and prospectus, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Heritage, Alarion or any of their respective subsidiaries to any governmental entity in connection with the Merger and the Bank Merger.

Each of Heritage and Alarion will promptly advise the other upon receiving any communication from any governmental entity, the consent or approval of which is required for consummation of the Merger, and will provide a copy of such communication subject to limitations regarding certain confidential information.

Access to Information; Current Information; Attendance at Meetings. Alarion has agreed, subject to reasonable notice and certain limitations on confidential information, to provide Heritage and its officers, employees, accountants, counsel, advisors and other representatives with reasonable access to the business, books and records of all Alarion entities. In addition, Alarion has agreed to allow Heritage, at its sole expense and with reasonable notice, to perform environmental audits of real property owned, leased or operated by Alarion. Alarion has also agreed to provide quarterly and annual financial statements to Heritage, as well as certain monthly reports. Alarion has agreed, subject to certain limitations, to invite a director or officer of Heritage to attend all board meetings of Alarion and Alarion Bank.

Shareholders’ Meeting. In addition, Alarion has agreed to take all actions necessary under the Florida Corporate Code and its own organizational documents to call and give notice of the shareholders’ meeting required to approve the Merger Agreement.

Nasdaq Listing. Heritage has agreed to cause the shares of its common stock to be issued upon consummation of the Merger to be authorized for listing on Nasdaq, subject to official notice of issuance, prior to the effective time of the Merger.

No Solicitation. Except as described below, Alarion has agreed that, from the time of the execution of the Merger Agreement until the earlier of the effective time of the Merger or the termination of the Merger Agreement in accordance with the terms of the Merger Agreement, it will not and will cause its subsidiaries and representatives to not solicit, initiate, encourage or knowingly facilitate (including providing confidential information) inquiries or proposals with respect to, or engage in any discussion or negotiations concerning, Alarion’s business, properties or assets to any person relating to any Acquisition Proposal (as defined below).

Notwithstanding the restrictions described above, at any time prior to obtaining shareholder approval of the Merger Agreement, if Alarion receives an unsolicited Acquisition Proposal and the Alarion board of directors determines, in good faith, that such Acquisition Proposal constitutes, or is reasonably likely to constitute, a Superior Proposal (as defined below), Alarion may negotiate such Acquisition Proposal, subject to certain limitations.

The Alarion board agrees not to qualify, withdraw or modify its recommendation that Alarion shareholders approve the Merger Agreement. Notwithstanding the foregoing, prior to obtaining shareholder approval of the Merger Agreement, the Alarion board may change its recommendation (a “Change in Recommendation”) in response to a bona fide written unsolicited Acquisition Proposal, subject to certain limitations.

An “Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Alarion or Alarion Bank or any proposal or offer to acquire in any manner in a single transaction or series of transactions more than twenty percent (20%) of the voting power in, or more than twenty percent (20%) of the fair market value of the business, assets or deposits of, Alarion or Alarion Bank, other than the transactions contemplated by the Merger Agreement.

A “Superior Proposal” means a bona fide, written Acquisition Proposal that the Alarion board of directors concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, after taking into account any payments due upon termination and any adjustments to the terms and conditions proposed by Heritage in response to such Acquisition Proposal,

(i) after receiving the advice of its outside financial advisors; (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein; and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of “Superior Proposal,” the references to twenty percent (20%) in the definition of Acquisition Proposal shall be deemed to be references to fifty percent (50%).

The Merger Agreement requires that Alarion fully and timely inform Heritage as to the status on a current basis of any other proposal, including any material developments, discussions or negotiations regarding any takeover proposal.

Support Agreements, Letter Agreements, and Claims Letters Entered into by Alarion’s directors. Simultaneously with the signing of the Merger Agreement, Heritage and each Alarion director entered into a Support Agreement, a Letter Agreement, and a Claims Letter. The terms of each of these agreements is described below, but such summaries are qualified in their entirety by the terms of the agreements, which are included as exhibits to the Merger Agreement.

The Support Agreements require each Alarion director to vote (or cause to be voted) all of such director’s shares of Alarion common stock in favor of the approval of the Merger Agreement and the Merger. The Support Agreements further prohibit each director from granting any proxies to any third party, except where such proxies are expressly directed to vote in favor of the Merger Agreement and the Merger.

In addition, the Support Agreements require each Alarion director to vote (or cause to be voted) all of such director’s shares of Alarion common stock against (i) any acquisition proposal, merger, exchange, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Alarion, other than the Merger Agreement and the Merger, or (ii) any amendment of Alarion’s articles of incorporation or bylaws or other proposal or transaction involving Alarion or any subsidiary of Alarion, which would in any manner delay, impede, frustrate, prevent or nullify the Merger Agreement or the Merger. Each director is also prohibited from initiating or negotiating, or encouraging a surrogate to initiate or negotiate, any such alternative transaction described above in (i).

The Support Agreements also restricts each director’s right to transfer such director’s shares of Alarion common stock to any party other than a family member or charitable institution which also agrees to become party to that director’s Support Agreement and be bound by it.

The Letter Agreements impose certain restrictive covenants on each Alarion director for a period of two years following the effective time of the Merger. First, each Alarion director is required to maintain the confidentiality of certain proprietary information of Alarion and of Heritage. Second, each Alarion director is prohibited from recruiting employees of Heritage and its affiliates. Third, each Alarion director is prohibited from soliciting customers of Alarion or its affiliates or encouraging them to diminish the amount of business they may do with Alarion, Heritage or any of their affiliates. The prohibitions on recruitment and solicitation do not prohibit a director from placing non-targeted advertisements which do not reference the director. Fourth, each director is prohibited from competing, in Alachua and Marion Counties, Florida, with Heritage and its affiliates in any business activities in which they may engage.

Claims Letter The Claims Letters contain representations from each director that such director does not have, and is not aware of, any claims against Alarion, Heritage, or either of their affiliates, except: (i) accrued compensation or benefit plan rights; (ii) contract rights; (iii) rights to funds on deposit with Alarion Bank; and (iv) rights under the Merger Agreement, such as rights to indemnification. The Claims Letters also contain a release, and a covenant not to sue, in favor of Heritage, Alarion, their affiliates, and persons associated with any of them, on the part of each director as to all possible claims, except those described above.

Employee Benefits and Contracts. Following effectiveness of the Merger, Heritage will generally provide former Alarion employees benefits that, when taken as a whole, are substantially similar to those currently provided by Heritage to its current, similarly situated officers and employees. For purposes of eligibility and vesting under Heritage’s employee benefit plans, Alarion employees will generally receive service credit for their time at Alarion. However, nothing in the Merger Agreement shall require Heritage to continue to employ or to make an offer of employment to any current Alarion employee.

For Alarion employees, other than officers, who are not offered substantially similar employment following consummation of the Merger, or who are terminated within six months of consummation of the Merger due to elimination of such employee’s position, Heritage has agreed to provide severance equal to two weeks’ salary for every year of service. For officers, other than the officers who have entered into separate agreements as described below, such severance pay shall be equal to three weeks’ salary for every year of service. For both non-officers and officers, the minimum severance shall be four weeks’ salary.

Simultaneously with the execution of the Merger Agreement, HeritageBank entered into a Severance Agreement with each of Dwight Hart and Matthew Ivers, who are each currently serving as officers of Alarion Bank. The Severance Agreements, which will become effective at the effective time of the Merger, provide that Mr. Hart and Mr. Ivers will serve as at-will employees of HeritageBank until such time as HeritageBank has completed the data processing conversion following consummation of the Merger. If either of Mr. Hart or Mr. Ivers is terminated following conversion, he will be entitled to one year’s base salary. The Severance Agreements provide that Mr. Hart and Mr. Ivers agree not to solicit the customers or employees of HeritageBank for a period of 12 months following the conversion. Mr. Hart’s Severance Agreement provides that he will not compete with HeritageBank for six months following conversion.

Simultaneously with the execution of the Merger Agreement, HeritageBank entered into an Employment Agreement with Carrie Cribb, currently serving as Residential Mortgage Manager of Alarion Bank. The Employment Agreement, which will become effective at the effective time of the Merger, provides that Ms. Cribb will be employed by HeritageBank as Regional Manager of Florida for HeritageBank Mortgage, a division of HeritageBank. In addition to her base salary, HeritageBank shall pay Ms. Cribb a monthly production incentive bonus. Ms. Cribb is also eligible for benefits commensurate with similarly-situated employees. If, prior to the one year anniversary of the effective date of the Merger, Ms. Cribb’s employment is terminated either without cause by HeritageBank or for good reason by Ms. Cribb, she will be entitled to severance equal to one year’s base salary plus twelve times her average monthly bonus earned for the twelve completed months prior to such termination (or such lesser number of months actually completed). The Employment Agreement provides that, for a period of twelve months following termination, Ms. Cribb agree not to solicit the customers or employees of HeritageBank, and she agrees not to compete with HeritageBank for six months following termination.

Indemnification and Insurance. For a period of six years after the Merger, Heritage has agreed to indemnify the present and former directors and officers of Alarion against all liabilities arising out of claims based on such individual’s alleged actions or omissions in his or her capacity as a director, officer or employee of Alarion or any of its subsidiaries occurring at or prior to the effective time of the Merger, to the fullest extent permitted under the law and by Alarion’s articles of incorporation and bylaws. Heritage has also agreed to purchase directors’ and officers’ insurance coverage for directors and officers of Alarion, by purchasing a non-rescindable additional reporting period under Alarion’s current policy, or under a different policy with terms that are no less advantageous to the insureds, for directors and officers for a period of not less than six years after the effective time of the Merger.

Insofar as indemnification for liabilities arising under the Securities Act or otherwise may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, Heritage has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Conditions Precedent to Obligations to Consummate

The obligations of Alarion and Heritage to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted) of several conditions, including:

•	The Alarion shareholders must have approved the Merger Agreement;

•	The required regulatory approvals described under “The Merger—Regulatory Matters” must have been received; however, if such regulatory approvals are conditioned or restricted such that they, in the good faith reasonable judgment of Heritage, would materially and adversely affect the business, operations, financial condition, property or assets of the combined company or otherwise materially impact the value of Alarion to Heritage, Heritage shall not be obligated to close;

•	The Heritage shares to be issued in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance;

•	The Form S-4, of which this proxy statement and prospectus is a part, must have been declared effective by the SEC, no stop order suspending the effectiveness of the Form S-4 shall have been issued, and no proceedings for the purpose of suspending the effectiveness shall have been initiated or threatened by the SEC;

•	No court or regulatory authority of competent jurisdiction shall have taken any action which prohibits, restricts, or makes illegal the consummation of the transactions contemplated by the Merger Agreement;

•	Each party’s representations and warranties shall be true and correct in all material respects as of the date of the Merger Agreement and the effective time of the Merger, and certain specified representations and warranties shall be true and correct in all respects;

•	Each party shall have, in all material respects, performed and complied with all of the agreements and covenants to be performed and complied with by it pursuant to the Merger Agreement;

•	Each party shall have received certificates from the other confirming satisfaction of the foregoing requirements and certain other matters;

•	There shall not have been a Purchaser Material Adverse Effect or a Seller Material Adverse Effect, as each term is defined in the Merger Agreement;

In addition to the mutual conditions to closing above, Heritage’s obligation to consummate the Merger is also conditioned on the following:

•	All outstanding Alarion stock options shall have been terminated;

•	Dissenting shares shall represent less than ten percent (10%) of Alarion’s issued and outstanding common stock;

•	Heritage shall have received all necessary regulatory approvals to redeem all of the shares of Alarion preferred stock;

•	Each of Mr. Hart and Mr. Ivers shall have executed a Severance Agreement, and Ms. Cribb shall have executed an Employment Agreement;

•	Each Alarion director shall have executed a director letter agreement;

•	Alarion shall have received all necessary third party consents relating to its material contracts;

•	Each Alarion executive officer and director shall have executed a claims letter;

•	Heritage shall have received the opinion of Bryan Cave LLP that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code; and

•	The Exchange Agreement between Heritage and Jacobs Asset Management, LLC shall remain in full force and effect.

In addition to the mutual conditions to closing above, Alarion’s obligation to consummate the Merger is also conditioned on Heritage having delivered the merger consideration to the exchange agent.

No assurances can be provided as to when or if all of the conditions precedent to the closing of the Merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement and prospectus, the parties know of no reason to believe that any of the conditions set forth above will not be satisfied.

The conditions to consummation of the Merger may be waived, in whole or in part, to the extent permissible under applicable law, by the party for whose benefit the condition has been imposed, without the approval of such parties’ shareholders.

Termination

Notwithstanding the approval of the Merger Agreement by Alarion shareholders, the Merger Agreement may be terminated, and the Merger abandoned, at any time prior to its effective time, by mutual consent of both Alarion and Heritage. In addition, the Merger Agreement may be terminated, and the Merger abandoned, prior to the effective time of the Merger by either Alarion or Heritage under the following circumstances:

•	If the Merger is not completed by December 31, 2014, provided, that neither party may terminate under this provision if the failure of such party to perform or comply in all material respects with the Merger Agreement caused the failure of the Merger to be consummated by that date;

•	If any regulatory authority whose approval is required for consummation of the Merger makes a final decision not to approve the Merger;

•	If the other party breaches or fails to perform any representation, warranty or covenant in the Merger Agreement that would cause the failure of the closing conditions, if such breach cannot be or is not cured or waived within 30 days of notice of such breach; or

•	If the Merger Agreement is not approved by Alarion’s shareholders.

Alarion may terminate the Merger Agreement:

•	If, prior to obtaining the required shareholder approval, Alarion enters into a definitive agreement providing for another transaction, but only if Alarion complies with all requirements in the Merger Agreement for accepting a Superior Proposal, including paying the termination fee of $1,250,000;

•	If, prior to obtaining the required shareholder approval, Alarion’s board of directors effects a Change in Recommendation after receiving a Superior Proposal and complies with all related requirements in the Merger Agreement, including providing Heritage the opportunity to match such proposal and, within three days following such termination, paying the termination fee of $1,250,000; or

•	If, based on the average closing price on the 5th through 20th trading days prior to the closing date of the Merger, both of the following occur:

•	the market price of Heritage common stock drops below $15.28 per share; and

•	the KBW Regional Banking Index (ticker: ^KRX) exceeds $61.28.

The Merger Agreement provides that Alarion shall bear the costs and expenses of printing and mailing the proxy statement, and Heritage shall pay any filing or other fees in connection with any SEC filings relating to the Merger. Otherwise, each party will be responsible for its own direct costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated by the Merger Agreement, even if the Merger is not consummated.

The Merger Agreement provides for the payment of a $1,250,000 termination fee to Heritage, under the following circumstances:

•	If, prior to obtaining the required shareholder approval, Alarion enters into a definitive agreement providing for another transaction, but only if Alarion complies with all requirements in the Merger Agreement for accepting a Superior Proposal;

•	If, prior to obtaining the required shareholder approval, Alarion’s board of directors effects a Change in Recommendation after receiving a Superior Proposal and Alarion complies with all related requirements in the Merger Agreement, including providing Heritage the opportunity to match such proposal;

•	If the Merger Agreement is terminated by either party following the failure of Alarion shareholders to approve the Merger Agreement, and if prior to such vote an Acquisition Proposal was publicly announced and Alarion or Alarion Bank enters into a definitive agreement to consummate or consummates such Acquisition Proposal within twelve months of such termination.

Miscellaneous Provisions

To the extent permitted by law, Alarion and Heritage may amend the Merger Agreement by written agreement at any time without the approval of Alarion shareholders. However, following approval of the Merger Agreement by Alarion shareholders, no amendment may reduce or materially modify the consideration to be received by Alarion shareholders without the further approval of Alarion shareholders.

Prior to or at the effective time of the Merger, Heritage may waive any default in the performance of any term of the Merger Agreement, except where prohibited by law. No such waiver shall be effective unless it is in writing signed by a duly authorized officer of Heritage.

Prior to or at the effective time of the Merger, Alarion may waive any default in the performance of any term of the Merger Agreement, except where prohibited by law and except where such waiver would result in any changes in the amount or type of consideration that the Alarion shareholders would receive under the Merger Agreement or would unreasonably impede or delay consummation of the Merger. No such waiver shall be effective unless it is in writing signed by a duly authorized officer of Alarion.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a summary description of the anticipated material U.S. federal income tax consequences of the Merger generally applicable to U.S. holders (as defined below) of Alarion who hold the common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This summary description deals only with the U.S. federal income tax consequences of the Merger. No information is provided regarding the tax consequences of the Merger under state, local, gift, estate, foreign or other tax laws. We do not intend it to be a complete description of the U.S. federal income tax consequences of the Merger to all Alarion shareholders in light of their particular circumstances or to Alarion shareholders subject to special treatment under U.S. federal income tax laws, such as:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or entities treated as partnerships for U.S. federal income tax purposes (or an investor who holds shares of Alarion common stock through an S corporation or entities treated as partnerships for U.S. federal income tax purposes);

•	an insurance company;

•	a mutual fund;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of Alarion common stock that received Alarion common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that is a Non-U.S. holder, as defined below (except to the extent discussed below under the subheading “Tax Implications to Non-U.S. Holders”);

•	a person that has a functional currency other than the U.S. dollar; or

•	a holder of Sterling common stock that holds Alarion common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the Merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Determining the actual tax consequences of the Merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of Alarion or Heritage. You should consult with your own tax advisor as to the tax consequences of the Merger in your particular circumstances. This discussion is based upon, and subject to, the Internal Revenue Code, the treasury regulations promulgated under the Internal Revenue Code, existing interpretations, administrative rulings and judicial decisions all of which are in effect as of the date of this statement, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion. Tax laws are complex, and your individual circumstances may affect the tax consequences to you. We urge you to consult a tax advisor regarding the tax consequences of the Merger to you.

U.S. Holders

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Alarion common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the U.S., (2) a corporation (including an entity treated as a corporation) organized in or under the laws of the U.S. or any state thereof or the District of Columbia, (3) a trust if (A) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) such trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

The U.S. federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes and that holds Alarion common stock generally will depend on the status of the partner and the activities of the partnership. Partnerships holding Alarion common stock, and partners in such partnerships, should consult their tax advisors regarding the tax consequences of the Merger to them.

Qualification of the Merger as a Reorganization

The parties intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to Heritage’s obligation to complete the Merger that Heritage receive an opinion from Bryan Cave LLP, dated the closing date of the Merger, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. This opinion will be based on representation letters provided by Heritage and Alarion and on customary factual assumptions. The opinion will not be binding on the Internal Revenue Service. Heritage and Alarion have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the Merger, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

As discussed above, the Merger Agreement provides that each share of Alarion Series A Stock outstanding immediately prior to the effective time will be converted into the right to receive one share of Heritage Series A Stock, and each share of Alarion Series B Stock outstanding immediately prior to the effective time will be converted into the right to receive one share of Heritage Series B Stock. Heritage intends to redeem all shares of Heritage Series A Stock and Heritage Series B Stock (together, “Heritage Preferred Stock”) for cash at the applicable liquidation value plus accrued and unpaid dividends, if any, immediately following the effective time of the Merger, except with respect to one holder (i.e., JAM) of approximately $4.5 million of Alarion Series A Stock. Immediately following the effective time of the Merger, JAM will exchange its shares of Heritage Series B Stock it receives in the Merger for 178,267 shares of Heritage common stock and approximately $1.7 million in cash. It is not expected that the redemption of Heritage Preferred Stock and the exchange of JAM’s Heritage Series B Stock for Heritage common stock and cash will affect the conclusion that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

Tax Implications to U.S. Holders

The following discussion summarizes the material U.S. federal income tax consequences of the Merger to U.S. holders assuming the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

Exchange Solely for Heritage Common Stock. No gain or loss will be recognized by U.S. holders upon the exchange of shares of Alarion common stock solely for shares of Heritage common stock pursuant to the Merger, except with respect to cash received in lieu of the issuance of a fractional share of Heritage common stock (as discussed below).

Exchange of Cash in Lieu of Fractional Share. If you receive cash instead of a fractional share of Heritage common stock, you will be treated as having received the fractional share of Heritage common stock pursuant to the Merger and then as having received cash in exchange for such fractional share of Heritage common stock. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received instead of the fractional share and your aggregate adjusted tax basis of the Alarion common stock allocable to your fractional share of Heritage common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the Merger, the holding period for the shares of Alarion common stock surrendered therefor is greater than one year. The deductibility of capital losses is subject to limitations.

Exchange Solely for Cash. A U.S. holder who receives solely cash in exchange for Alarion common stock as a result of perfecting its dissenters’ or appraisal rights with respect to its shares of Alarion common stock will generally recognize gain or loss equal to the difference between such U.S. holder’s adjusted tax basis in the shares of Alarion common stock surrendered by such holder and the amount of cash received in exchange for those shares. Any taxable gain to a U.S. holder on the exchange of Alarion common stock will generally be treated as capital gain, which gain will constitute either long-term or short-term capital gain depending on such holder’s holding period for the Alarion common stock. The tax consequences of cash received may vary depending upon your individual circumstances. Each holder of Alarion common stock who contemplates exercising statutory dissenters’ or appraisal rights should consult its tax advisor as to the possibility that all or a portion of the payment received pursuant to the exercise of such rights will be treated as dividend income.

Tax Basis of Heritage Common Stock Received in the Merger. The aggregate tax basis in the shares of Heritage common stock that you receive in the Merger, including any fractional share interests deemed received and sold for cash as described above, will equal your aggregate adjusted tax basis in the Alarion common stock you surrender. Your holding period for the shares of Heritage common stock that you receive in the Merger (including a fractional share interest deemed received and sold as described above) will include your holding period for the shares of Alarion common stock that you surrender in the exchange.

Holding Period of Heritage Common Stock Received in the Merger. The holding period for any Heritage common stock received in the Merger will include the holding period of the Alarion common stock surrendered in the exchange.

Possible Treatment of Cash as a Dividend. There are certain circumstances in which all or part of the gain recognized by a U.S. holder will be treated as a dividend rather than capital gain. In general, the determination of whether the gain recognized in the exchange (other than gain with respect to fractional shares) will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether, and to what extent, the exchange reduces the U.S. holder’s deemed percentage stock ownership in Heritage. These rules are complex and dependent upon the specific factual circumstances particular to each U.S. holder, including the application of certain constructive ownership rules. Consequently, each U.S. holder should consult its tax advisor regarding the potential tax consequences of the Merger to such holder.

Tax Implications to Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. holder” means a beneficial owner of Alarion common stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder. The rules governing the U.S. federal income taxation of Non-U.S. holders are complex, and no attempt will be made herein to provide more than a limited summary of those rules.

Any gain a Non-U.S. holder recognizes from the exchange of Alarion common stock for Heritage common stock and cash in the Merger generally will not be subject to U.S. federal income tax unless (i) the gain is effectively connected with a trade or business conducted by the Non-U.S. holder in the U.S., or (ii) in the case of a Non-U.S. holder who is an individual, such shareholder is present in the U.S. for 183 or more days in the taxable year of the exchange and other conditions are met. Non-U.S. holders described in (i) above will be subject to tax on gain recognized at applicable U.S. federal income tax rates and, in addition, Non-U.S. holders that are corporations (or treated as corporations for U.S. federal income tax purposes) may be subject to a branch profits tax equal to 30% (or a lesser rate under an applicable income tax treaty) on their effectively connected earnings and profits for the taxable year, which would include such gain. Non-U.S. holders described in (ii) above will be subject to a flat 30% tax on any gain recognized, which may be offset by U.S. source capital losses.

Backup Withholding and Information Reporting

In general, if you are a non-corporate U.S. holder of Alarion common stock you may be subject to information reporting and backup withholding (currently at a rate of 28%) on any cash payments you receive in connection with the Merger. You generally will not be subject to backup withholding, however, if (i) you furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules, or (ii) provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld from payments to U.S. holders of Alarion common stock under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against your applicable U.S. federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service. Both U.S. holders and Non-U.S. holders should consult their own tax advisors regarding the application of backup withholding based on their particular circumstances and the availability and procedure for obtaining an exemption from backup withholding.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. THUS, ALARION SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF NON-U.S., FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS, AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

ACCOUNTING TREATMENT

The Merger will be accounted for under the acquisition method of accounting within generally accepted accounting principles. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Alarion as of the effective date of the Merger will be recorded at their respective fair values and added to those of Heritage. Any excess of purchase price over the fair values of assets acquired and liabilities assumed will be recorded as goodwill. Financial statements of Heritage issued after the Merger will reflect these fair values and will not be restated retroactively to reflect the historical financial position or results of operations of Alarion before the effective date of the Merger.

DESCRIPTION OF HERITAGE CAPITAL STOCK

Alarion shareholders will receive shares of Heritage common stock in the Merger and will therefore become stockholders of Heritage. Your rights as a stockholder of Heritage will be governed by Maryland law and the articles of incorporation (referenced in this section as “articles”) and the bylaws of Heritage. The following briefly summarizes the material terms of the Heritage common stock. We urge you to read the applicable provisions of the Maryland General Corporation Law (the “Maryland Corporate Code”) and Heritage’s articles of incorporation and bylaws. Copies of Heritage’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”

In this section, Heritage is referred to as “Heritage,” “we” and “our.”

Heritage’s authorized capital stock consists of 45,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of May 23, 2014 there were 7,848,517 shares of our common stock issued and outstanding and no shares of our preferred stock issued and outstanding.

The terms of the Merger Agreement provide that, at the effective time of the Merger, Heritage will issue 1,158,612 shares of common stock to former Alarion common shareholders. In addition, at the effective time, each share of Alarion Series A Stock outstanding immediately prior to the effective time will be converted into the right to receive one share of Heritage Series A Stock, and each share of Alarion Series B Stock outstanding immediately prior to the effective time will be converted into the right to receive one share of Heritage Series B Stock. Prior to the effective time of the Merger, Heritage, by action of its board of directors, will amend its articles of incorporation to authorize and designate the Heritage Series A Stock and the Heritage Series B Stock.

Immediately following the effective time of the Merger, Heritage will issue 178,267 shares of common stock and pay approximately $1.7 million in cash (subject to adjustment in certain circumstances) to one holder of Heritage Series A Stock to be issued in the Merger. See “The Merger Agreement—Conversion of Stock; Treatment of Stock Options—Conversion of Preferred Stock.”

Common Stock

All shares of Heritage common stock participate equally in dividends payable to stockholders of our common stock when and as declared by our board of directors, have one vote per share on all matters submitted to a vote of common stockholders and do not have cumulative voting rights in the election of directors. All of our outstanding shares of common stock are fully paid and non-assessable, and any shares of common stock issued in the Merger will be fully paid and non-assessable. Holders of our common stock do not have preference, conversion, exchange or preemptive rights. We may issue additional shares of authorized common stock without stockholder approval, subject to applicable exchange listing rules. Subject to any rights and preferences of any series of preferred stock, holders of our common stock are entitled to receive dividends when and as declared by the board of directors out of funds lawfully available therefor. Upon any liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary, holders of our common stock shall be entitled to receive, pro rata, the assets remaining after payment or provision for payment of all debts and liabilities of Heritage, distribution of the liquidation account pursuant to Article 15 of our articles, and payment or provision for payment of any amounts owed to the holders of any series of preferred stock having preference over the common stock on distributions upon our liquidation, dissolution or winding-up.

Registrar and Transfer Company is the registrar and transfer agent for our common stock. Our common stock is listed on Nasdaq Global Market under the symbol “HBOS.”

Preferred Stock

Under our articles of incorporation, our board of directors has the authority to authorize from time to time, without further stockholder action, the issuance of shares of our preferred stock, in one or more series as the board of directors shall deem appropriate, and to fix the rights, powers and restrictions of the preferred stock by resolution and the filing of an amendment to our articles, including but not limited to the designation of the following:

•	the number of shares constituting such series and the distinctive designation thereof;

•	the voting rights, if any, of such series;

•	the rate of dividends payable on such series, the time or times when such dividends will be payable, the preference to, or any relation to, the payment of dividends to any other class or series of stock and whether the dividends will be cumulative or non-cumulative;

•	whether there shall be a sinking or similar fund for the purchase of shares of such series and, if so, the terms and provisions that shall govern such fund;

•	the rights of the holders of shares of such series upon our liquidation, dissolution or winding-up;

•	the rights, if any, of holders of shares of such series to convert such shares into or to exchange such shares for shares of any other class or classes or any other series of the same or of any other class or classes of equity shares, the price or prices or rate or rates of conversion or exchange, with such adjustments thereto as shall be provided, at which such shares shall be convertible or exchangeable, whether such rights of conversion or exchange shall be exercisable at the option of the holder of the shares or Heritage (or both) or upon the happening of a specified event, and any other terms or conditions of such conversion or exchange; and

•	any other preferences, powers and relative participating, optional or other special rights and qualifications, limitations or restrictions of shares of such series.

The shares of different series may differ, including as to ranking, as may be provided in our articles, or as may be fixed by our board of directors as described above. We may from time to time amend our articles to increase or decrease the number of authorized shares of preferred stock.

Prior to the effective time of the Merger, it is anticipated that Heritage’s board will authorize and designate two series of preferred stock so that, at the effective time of the Merger, all of the shares of Alarion preferred stock outstanding immediately prior to the effective time of the Merger will be converted into the right to receive shares of Heritage preferred stock. It is anticipated that the Heritage board will designate 6,514 shares of Heritage Series A Stock and 326 shares of Heritage Series B Stock. The terms of the Heritage preferred stock will be substantially similar to the terms of the Alarion preferred stock.

In connection with the Merger Agreement, Heritage entered into an Exchange Agreement with JAM, an investor in Heritage that owns approximately $4.5 million of the Alarion Series A Stock. The Exchange Agreement provides that, immediately following the effective time of the Merger, JAM will exchange the shares of Heritage Series A Stock it receives in the Merger for 178,267 shares of Heritage common stock and $1.7 million in cash, subject to adjustment in the event that, following such redemption, JAM would own more than 9.99% of Heritage’s then-outstanding common stock.

In addition to the redemption of all of the shares of Heritage Series A Stock held by JAM pursuant to the Exchange Agreement, Heritage also intends to redeem all other shares of preferred stock for cash at the applicable liquidation value plus accrued and unpaid dividends, if any, immediately following the effective time of the Merger.

Certain Effects of Authorized but Unissued Stock

We may issue additional shares of common stock or preferred stock without stockholder approval, subject to applicable Nasdaq rules, for a variety of corporate purposes, including raising additional capital, corporate acquisitions and employee benefit plans. The existence of unissued and unreserved common and preferred stock may enable us to issue shares to persons who are friendly to current management, which could discourage an attempt to obtain control of Heritage through a merger, tender offer, proxy contest or otherwise, and protect the continuity of management and possibly deprive you of opportunities to sell your shares at prices higher than the prevailing market prices. We could also use additional shares to dilute the stock ownership of persons seeking to obtain control of Heritage.

Transfer, Ownership and Voting Restrictions

Subject to various exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with related regulations, require Federal Reserve approval prior to any person or company acquiring “control” of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is also presumed to exist, although rebuttable, if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either:

•	the bank holding company has registered securities under Section 12 of the Exchange Act; or

•	no other person owns a greater percentage of that class of voting securities immediately after the transaction.

Our common stock is registered under Section 12 of the Exchange Act. The regulations provide a procedure for challenging rebuttable presumptions of control.

In order to facilitate compliance with the Bank Holding Company Act and the Change in Bank Control Act, our articles contain provisions that prohibit a record owner of common stock that is beneficially owned, directly or indirectly, by a natural person, firm, corporation or other entity which, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding common stock from voting any shares in excess of such voting limit. Concepts of beneficial ownership for purposes of this provision are generally determined pursuant to the provisions of Rule 13d-3 promulgated under the Exchange Act. In addition, for purposes of this provision, our articles also consider shares held in any of the following manners relative to a record owner to be beneficially held by such record owner: (i) shared held by a person that, directly or indirectly, through one or more subsidiaries, controls, is controlled by, or is under common control with such entity, (ii) shares that such entity or any of its affiliates has the contractual right to acquire or to exercise voting rights with respect to, or (iii) shares beneficially owned, directly or indirectly, by any other person with which such entity or any of its affiliates acts as a partnership, limited partnership, syndicate or other group, pursuant to any agreement, arrangement or understanding, for the purpose of acquiring, holding, voting or disposing of any of our capital stock. However, our articles also provides that beneficial ownership shall not be imputed to our officers and directors simply by virtue of their service in such capacities, nor shall the beneficial ownership of shares held in any employee stock ownership or similar plan be imputed to the trustee of such plan simply by virtue of his service in such capacity. Our articles grant to our board of directors the authority to construe and apply these provisions and to make determinations pursuant thereto.

Anti-Takeover Protections

Following is a description of certain provisions included in our articles, bylaws, Maryland law and state and federal regulations that may have the effect of discouraging unilateral tender offers or other takeover proposals that stockholders might deem to be in their interests or in which they might receive a substantial premium. Our board of directors’ authority to issue and establish the terms of currently authorized preferred stock, without stockholder approval, may also have the effect of discouraging takeover attempts. The following provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulations of shares of our common stock, deprive stockholders of opportunities to sell at a temporarily higher market price. Our board of directors believes, however, that these provisions may help assure fair treatment of our stockholders and preserve our assets.

Articles and Bylaws

Our articles and bylaws contain certain provisions, including the provisions described below, that may discourage certain types of transactions that involve an actual or threatened change of control of Heritage. Since the terms of our articles and bylaws may differ from the general information we are providing, you should only rely on the actual provisions of our articles and bylaws. If you would like to read our articles or bylaws, they are on file as exhibits to documents we have filed with the SEC, which are available as described under “Where You Can Find More Information.”

Classified Board; Size of Board. Our articles and bylaws provide that our board of directors is divided into three classes, with the classes to be as nearly equal in number as possible, and that one class shall be elected each year and serve for a three-year term. Our articles specify that the number of directors at the effective date of the articles shall be seven, which number may be increased or decreased as provided in the bylaws in accordance with Maryland law. The board is currently composed of seven directors.

Nomination and Election of Directors. A director is generally elected by the vote of a plurality of the votes cast at the meeting at which the election is held. Nominations of persons for election to our board of directors may be made only (i) by or at the direction of our board or a committee thereof, or (ii) by a stockholder who has satisfied certain procedural requirements set forth in our bylaws. For one of our stockholders to nominate a candidate for director, our bylaws generally require that such stockholder give timely notice to us in advance of the meeting. Ordinarily, the stockholder must give notice not less than 90 days nor more than 120 days before the first anniversary of the preceding year’s annual meeting. The notice must describe various matters regarding the nominee, the stockholder giving the notice and the beneficial owner on whose behalf the nomination is made. Our articles do not permit cumulative voting in the election of directors.

Removal of Directors. Maryland law provides that, if a corporation has a classified board, the holders of a majority of the corporation’s voting stock may remove a director or the entire board from office only for cause, unless the articles provide otherwise. Our articles and bylaws provide that stockholders may remove a director only for cause and with the affirmative vote of at least a majority of the then-outstanding shares of our capital stock entitled to vote, subject to any rights of holders of any outstanding series of preferred stock or any other series or class of stock to elect additional directors under specified circumstances.

Filling Vacancies. Our bylaws provide that, subject to the rights, if any, of the holders of any class of preferred stock then outstanding, any vacancies on the board of directors, including vacancies by reason of an increase in the number of directors, may be filled only by a majority vote of the directors then in office, for the remainder of the full term of the class of directors in which the vacancy occurs and until his or her successor is elected and qualifies.

Limitations on Stockholder Voting. As described in more detail in “Transfer, Ownership and Voting Restrictions” above, a beneficial owner of 10% or more of Heritage’s outstanding common stock may not vote any shares in excess of the 10% limit.

Limitations on Stockholder Action by Written Consent. Our bylaws provide that action permitted to take place at a stockholders’ meeting may be taken without a meeting of stockholders only if a unanimous written consent is given by each stockholder entitled to vote on the matter; provided, however, that for action by any class of voting stock other than common stock, a unanimous consent of at least the number of votes required to take that action shall be sufficient to approve such action with respect to such class of stock unless the terms of such stock require otherwise.

Limitations on Calling Stockholders’ Meetings. Under our bylaws, special meetings of the stockholders may be called by our chief executive officer, by a majority of our board of directors, or by our secretary upon written request of holders of not less than a majority of the votes entitled to be cast on the business proposed.

Advance Notice Bylaw; Proposal and Nomination Information Requirements. In order for a stockholder to bring a proposal before an annual meeting, including director nominations, our bylaws require that the stockholder give timely notice to us in advance of the meeting. Ordinarily, the stockholder must give notice at least 90 days but not more than 120 days before the first anniversary of the preceding year’s annual meeting. Each proponent of a matter to be considered at a stockholders’ meeting and each stockholder nominating a director must furnish certain information, including his or her ownership of capital stock, a description of arrangements or understandings between the stockholder and any other person in connection with the proposed business, and a representation that the stockholder intends to appear in person or by proxy at the annual meeting to bring the business before the meeting.

The corporate officer or person presiding over the meeting may reject any proposals that have not followed these procedures or that are not a proper subject for stockholder action in accordance with the provisions of applicable law.

Certain Amendments to our Articles and Bylaws. Generally, our articles may be amended or repealed by a majority of our directors, assuming there were no vacancies, or by a majority of our stockholders. However, certain provisions of our articles relating to preferred stock, the board of directors, amendment of the bylaws, approval of certain business transactions, acquisitions of equity securities from interested persons, indemnification of officers and directors, and limitations of liability may not be amended or repealed without the approval of 80% of the outstanding shares of our capital stock entitled to vote. Our bylaws may be amended or repealed by a majority of our directors, assuming there were no vacancies, or by the affirmative vote of 80% of the outstanding shares of our capital stock entitled to vote in the election of directors.

Business Combinations. Our articles require that “business combinations” between us and an “interested stockholder” be approved by the affirmative vote of at least 80% of our outstanding voting shares. An “interested stockholder” is defined as any entity, other than Heritage or any of its subsidiaries, who or which:

•	is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Heritage voting stock;

•	is an affiliate of Heritage and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of more than 10% of the voting power of the then-outstanding voting stock; or

•	is an assignee of or has otherwise succeeded to any shares of Heritage voting stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any interested stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act.

A “business combination” is defined in our articles as:

•	any merger or consolidation of Heritage or any subsidiary with or into an interested stockholder or an affiliate;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate fair market value of 25% or more of the combined assets of Heritage and its subsidiaries to an interested stockholder;

•	the issuance or transfer by Heritage or any subsidiary of any securities of Heritage or any subsidiary to an interested stockholder or affiliate in exchange for assets having a fair market value of 25% or more of the combined assets of Heritage and its subsidiaries;

•	the adoption of any plan or proposal for the liquidation or dissolution of Heritage proposed by or on behalf of any interested stockholder or affiliate; or

•	any reclassification of securities, recapitalization of Heritage, any merger or consolidation of Heritage with any of its subsidiaries, or any other transaction that has the effect, directly or indirectly, of increasing the proportionate share of any class of securities of Heritage or any subsidiary which is directly or indirectly owned by an interested stockholder or affiliate, unless that, as a result of the transaction, the increase in the proportionate ownership of the interested stockholder or affiliate is no greater than the increase experienced by other stockholders generally.

However, certain business combinations are exempted from the super-majority voting requirement described above and may be approved by a majority of the outstanding voting shares or by such other vote required by law or the articles. Any business combination is exempt from such super-majority voting requirement if the business combination is approved by a majority of the disinterested directors. For business combinations in which stockholders will receive cash or other consideration other than in their capacity as stockholders, the transaction may also be exempt from the super-majority voting requirement if the transaction meets a set of conditions provided in the articles.

Evaluation of Certain Offers. Our articles authorize our board of directors to give due consideration to all relevant factors in response to any offer to:

•	make a tender or exchange offers for any equity securities of Heritage;

•	merge or consolidate Heritage with another entity;

•	acquire all or substantially all of the properties and assets of Heritage; or

•	any other actual or proposed transaction that would or may involve a change in control of Heritage.

Such factors may include, but are not limited to:

•	the economic effect, both immediate and long-term, upon Heritage’s stockholders, including stockholders, if any, who do not participate in the transaction;

•	the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Heritage and its subsidiaries and on the communities in which Heritage and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of Heritage;

•	whether a more favorable price could be obtained for Heritage’s stock or other securities in the future;

•	the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Heritage and its subsidiaries;

•	the future value of the stock or any other securities of Heritage or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•	the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•	the ability of Heritage to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If, after evaluating an offer, the board of directors, exercising its business judgment, determines that the offer should be rejected, it may take any lawful action to defeat the transaction.

Maryland Law

Business Combinations. Pursuant to Article 9, Section F of our articles, we have opted out of Maryland’s statutory “business combination” provisions under the Maryland Business Combination Act. Nevertheless, we cannot assure you that our board of directors will not decide in the future to endorse to our stockholders an articles amendment opting into the statutory business combination provisions. An alteration or repeal of the articles’ “opt out” provision, however, would not have any effect on any business combinations that have been consummated or upon any agreements existing at the time of such modification or repeal.

If we were to opt into the Maryland Business Combination Act, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, would be prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, however, a board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by it.

After such five-year period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These supermajority approval requirements do not apply if, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the Maryland Corporate Code) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

Control Share Acquisitions. Pursuant to Section 10 of our bylaws, we have opted out of Maryland’s statutory “control share acquisition” provisions under the Maryland Business Combination Act. Nevertheless, we cannot assure you that our board of directors or stockholders will not decide in the future to opt-in the statutory control share acquisition provisions by amending the bylaws. An alteration or repeal of the bylaws’ “opt out” provision, however, would not have any effect on any control share acquisitions that have been consummated or upon any agreements existing at the time of such modification or repeal.

Maryland law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares of stock owned by the acquirer, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. “Control shares” are voting shares of stock, that, if aggregated with all other shares of stock owned by the acquirer or shares of stock for which the acquirer is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquirer to exercise direct or indirect voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more, but less than one-third of all voting power;

•	one-third or more, but less than a majority of all voting power; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Except as otherwise specified in the statute, a “control share acquisition” means the direct or indirect acquisition of control shares.

Once a person who has made or proposes to make a control share acquisition has undertaken to pay expenses and satisfied other conditions, the person may compel the board of directors to call a special meeting of stockholders to be held within 50 days of the corporation’s receipt of demand to consider the voting rights of the shares. If no request for a special meeting is made, the corporation itself may present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may be able to redeem any or all of the control shares for fair value, except for control shares for which voting rights previously have been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of control shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

Some of the limitations and restrictions otherwise applicable to the exercise of appraisal rights do not apply in the context of a control share acquisition.

Duties of Directors with Respect to Unsolicited Takeovers. Maryland law provides protection for Maryland corporations against unsolicited takeovers by limiting, among other things, the duties of the directors in unsolicited takeover situations. The duties of directors of Maryland corporations do not require them to (a) accept, recommend or respond on behalf of the corporation to any proposal by a person seeking to acquire control of the corporation, (b) make a determination under the Maryland business combination or control share acquisition statutes described above, or (c) act or fail to act solely because of the effect the act or failure to act may have on an acquisition or potential acquisition of control of the corporation or the amount or type of consideration that may be offered or paid to the stockholders in an acquisition. Moreover, under Maryland law, the act of a director of a Maryland corporation relating to or affecting an acquisition or potential acquisition of control is not subject to any higher duty or greater scrutiny than is applied to any other act of a director. Maryland law also contains a statutory presumption that an act of a director of a Maryland corporation satisfies the applicable standards of conduct for directors under Maryland law.

COMPARISON OF SHAREHOLDER RIGHTS

At the effective time of the Merger, holders of Alarion common stock will become holders of Heritage common stock. The following is a summary of the material differences between the rights of holders of Heritage common stock and the rights of holders of Alarion common stock. Since Heritage is organized under the laws of the State of Maryland and Alarion is organized under the laws of the State of Florida, differences in the rights of holders of Heritage common stock and those of holders of Alarion common stock arise from differing provisions of the Maryland Corporate Code and the Florida Corporate Code, in addition to differing provisions of their respective articles or certificate of incorporation and bylaws.

This summary does not purport to be a complete description of the provisions affecting and differences between the rights of Heritage stockholders and Alarion shareholders. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the Maryland Corporate Code and the Florida Corporate Code and to the governing corporate documents of Heritage and Alarion, to which the shareholders of Alarion are referred.

Authorized Capital Stock

Heritage

Heritage’s authorized capital stock consists of: (i) 45,000,000 shares of common stock, par value $0.01 per share, and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share. As of May 23, 2014, 7,848,517 shares of Heritage common stock and no shares of preferred stock were issued and outstanding. As of May 23, 2014, 112,625 shares of Heritage common stock were reserved for issuance pursuant to the Heritage Financial Group 2006 Equity Incentive Plan and the Heritage Financial Group, Inc. 2011 Equity Incentive Plan (of which 82,303 shares were subject to outstanding stock options). Heritage’s common stockholders do not have preemptive rights. Heritage’s shares of common stock are not assessable.

Alarion

Alarion’s authorized capital stock consists of: (i) 4,000,000 shares of common stock, par value $0.01 per share, and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share (including 6,514 shares of Alarion Series A Stock and 326 shares of Alarion Series B Stock). As of May 23, 2014, 2,633,208 shares of Alarion’s common stock, 6,514 shares of Alarion Series A Stock, and 326 shares of Alarion Series B Stock are issued and outstanding. As of May 23, 2014, 371,465 shares of Alarion common stock were reserved for issuance pursuant the Alarion Bank 2005 Stock Plan (of which 205,979 shares were subject to outstanding stock options).

Size of Board of Directors

Heritage

Heritage’s articles of incorporation provide that the number of directors at the effective date of the articles of incorporation shall be seven, and the board may thereafter set the number of directors, so long as that number is never less than the minimum number of directors required by the Maryland Corporate Code. The Maryland Corporate Code requires a minimum of one director. Neither Heritage’s articles of incorporation nor the Maryland Corporate Code sets a maximum number of directors. Heritage’s board of directors is currently comprised of seven directors.

Alarion

Alarion’s articles of incorporation provide that the board must consist of not less than five directors. A majority of either the board or the shareholders may increase the number of directors, but neither may increase the size of the board by more than two directors between shareholders’ meetings. The bylaws provide that the board may not exceed 12 directors. The Alarion board of directors currently has six members.

Classification of Directors

Heritage

Heritage’s articles of incorporation divide the board of directors into three classes with staggered terms so that the terms of only approximately one-third of the board members expire at each annual meeting. Each director serves for a three year term ending on the date of the third annual meeting following the meeting at which such director was elected.

Alarion

Alarion’s of incorporation and bylaws do not divide the board of directors into classes. All directors serve a term of one year, subject to their earlier resignation or removal and until their successors are duly elected and qualified.

Election of Directors

Heritage

The Maryland Corporate Code and Heritage’s bylaws provide that directors are elected by a plurality of the votes cast at by the shares entitled to vote in the election of directors, with the nominees receiving the highest number of votes being elected as directors. Heritage’s articles of incorporation do not permit cumulative voting in the election of directors.

Alarion

The Florida Corporate Code provides that directors are elected by a plurality of the votes cast by the shares entitled to vote in the election of directors, with the nominees receiving the highest number of votes are elected as directors.

Removal of Directors

Heritage

The Maryland Corporate Code provides that, if a corporation has a classified board, the holders of a majority of the corporation’s voting stock may remove a director or the entire board from office only for cause, unless the articles of incorporation provide otherwise. Heritage’s articles of incorporation and bylaws provide that stockholders may remove a director only for cause and with the affirmative vote of at least a majority of the then-outstanding shares of Heritage capital stock entitled to vote, subject to any rights of holders of any outstanding series of preferred stock or any other series or class of stock to elect additional directors under specified circumstances.

Alarion

Alarion’s bylaws provide that, at any shareholders’ meeting expressly called for such purpose, a director or group of directors may be removed by the affirmative vote of the holders of at least a majority of the shares then entitled to vote in the election of directors. A director or group of directors may also be removed “for cause” by a majority vote of the disinterested directors, defined in such instance as the directors not subject to such a vote or removal. In addition, the bylaws provide that a director shall be automatically removed upon being adjudicated bankrupt or upon a conviction of a criminal offense involving dishonesty or a breach of trust.

Filling Vacancies on the Board of Directors

Heritage

Heritage’s bylaws provide that, subject to the rights, if any, of the holders of any class of preferred stock then outstanding, any vacancies on the board of directors, including vacancies by reason of an increase in the number of directors, may be filled only by a majority vote of the directors then in office, for the remainder of the full term of the class of directors in which the vacancy occurs and until his or her successor is elected and qualifies.

Alarion

Alarion’s articles of incorporation provide that a majority of either the board of directors or the shareholders may fill a vacancy resulting from an increase in the size of the board. The bylaws provide that the board may, but is not required to, fill any vacancy by the affirmative vote of a majority of the remaining directors.

Nomination of Director Candidates

Heritage

Heritage’s bylaws provide that a nomination of persons for election to our board of directors may be made only (i) by or at the direction of our board or a committee thereof, or (ii) by a stockholder who has satisfied certain procedural requirements set forth in our bylaws. For one of our stockholders to nominate a candidate for director, our bylaws generally require that such stockholder give timely notice to Heritage in advance of the meeting. Ordinarily, the stockholder must give notice not less than 90 days nor more than 120 days before the first anniversary of the preceding year’s annual meeting. The notice must describe various matters regarding the nominee, the stockholder giving the notice and the beneficial owner on whose behalf the nomination is made.

Alarion

Alarion’s bylaws provide that shareholders may nominate candidates for election to the board at an annual or special meeting so long as the nomination is delivered to the corporate secretary at least 30 days prior to the date of the meeting.

Shareholder Action Without Meeting

Heritage

Heritage’s bylaws provide that action permitted to take place at a stockholders’ meeting may be taken without a meeting of stockholders only if a unanimous written consent is given by each stockholder entitled to vote on the matter; provided, however, that for action by any class of voting stock other than common stock, the written consent of at least the number of votes required to take that action shall be sufficient to approve such action with respect to such class of stock unless the terms of such stock require otherwise.

Alarion

Alarion’s bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a consent, in writing and setting forth such action, is signed by such shareholders as the Florida Corporate Code requires. The Florida Corporate Code requires such consent to be signed by such shareholders as would be required to approve the action at a shareholders’ meeting. Within ten days following the approval of an action by consent, the Florida Corporate Code requires that notice of such consent be provided to shareholders who did not sign the consent, along with certain disclosures regarding the rights of dissenting shareholders, if applicable.

Calling Meetings of Shareholders

Heritage

Heritage’s bylaws provide that special meetings of stockholders may be called by the chief executive officer, by a majority of the board of directors, or by the secretary upon written request of holders of not less than a majority of the votes entitled to be cast on the business proposed.

Alarion

Alarion’s bylaws provide that special meetings of shareholders may be called at any time by a majority of the board of directors, the chairman, the vice chairman, the chief executive officer, or the president, or by shareholders holding at least 10% of the outstanding shares of Alarion common stock. The business that may be transacted at any special meeting of shareholders shall be limited to that proposed in the notice of the special meeting.

Indemnification of Directors, Executive Officers, and Employees

Heritage

Heritage’s articles of incorporation and bylaws provide for indemnification of its current and former directors and officers to the fullest extent permitted by Maryland law and for indemnification of its employees and agents to the fullest extent permitted by Maryland law to the extent authorized by the board.

Section 2-418 of the Maryland Corporate Code generally permits indemnification of any director or officer with respect to any proceedings unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was either (i) committed in bad faith or (ii) the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director or officer in connection with the proceedings. However, a corporation may not indemnify a director or officer who shall have been adjudged to be liable to the corporation, or who instituted a proceeding against the corporation (unless such proceeding was brought to enforce the indemnification provisions of Section 2-418, or the charter, bylaws, a resolution of the board of directors of the corporation or an agreement approved by the board of directors). In addition, a director may not be indemnified under Section 2-418 in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by judgment, order or settlement does not create a presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by conviction, or plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet that standard of conduct. A director or officer who has been successful on the merits or otherwise, in the defense of any proceeding referred to above shall be indemnified against any reasonable expenses incurred by the director or officer in connection with the proceeding.

Alarion

Alarion’s bylaws provide that Alarion shall indemnify its officers, directors, employees (and agents, to the specifically approved in writing by the board), to the fullest extent allowed under the Florida Corporate Code.

Insofar as indemnification for liabilities arising under the Securities Act is permitted to directors and officers of the registrant pursuant to the above-described provisions, the registrant understands that the SEC is of the opinion that such indemnification contravenes federal public policy as expressed in said act and therefore is unenforceable.

Limitation of Liability for Directors and Officers

Heritage

Heritage’s articles of incorporation provide that no director or officer shall be personally liable to Heritage or its stockholders for money damages unless (i) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the Maryland Corporate Code. If the Maryland Corporate Code is amended to further eliminate or limit the personal liability of officers and directors, then the liability of Heritage’s officers and directors shall be eliminated or limited to the fullest extent permitted by the Maryland Corporate Code, as so amended.

Alarion

Alarion’s bylaws provide that no director shall be personally liable to Alarion or its shareholders for monetary damages except as provided by the Florida Corporate Code. If the Florida Corporate Code is amended to further eliminate or limit the personal liability of directors, then the liability of Alarion’s directors shall be eliminated or limited to the fullest extent permitted by the Florida Corporate Code, as so amended.

Amendment to Articles of Incorporation

Heritage

Generally, Heritage’s articles of incorporation may be amended in accordance with the Maryland Corporate Code, which allows amendment by the affirmative vote of two-thirds of the outstanding shares of our capital stock entitled to vote on the election of directors or, in certain circumstances, by action of a majority of its directors. However, certain provisions of our articles of incorporation relating to preferred stock, the board of directors, amendment of the bylaws, approval of certain business transactions, acquisitions of equity securities from interested persons, indemnification of officers and directors, and limitations of liability may not be amended or repealed without the approval of 80% of the outstanding shares of our capital stock entitled to vote on the election of directors.

Alarion

Alarion’s articles of incorporation may be amended in accordance with the Florida Corporate Code. Under the Florida Corporate Code, with the limited exception of certain non-substantive amendments that can be effected by a corporation’s board of directors without shareholder approval, a corporation’s board of directors may propose one or more amendments to the articles of incorporation for submission to the shareholders. For the amendment to be adopted, the board of directors must recommend the amendment to the shareholders, unless the board of directors determines that, because of conflict of interest or other special circumstances it should make no recommendation and communicates the basis for such determination to the shareholders with the amendment, and the shareholders entitled to vote on the amendment must approve the amendment. The board of directors may condition its submission of the proposed amendment on any basis. Unless the Florida Corporate Code, the articles of incorporation or the board of directors requires a greater vote, amendments must be approved by a majority of the votes entitled to be cast on the amendment.

Amendment to Bylaws

Heritage

Heritage’s articles of incorporation provide that its bylaws may be amended or repealed by a majority of its directors, assuming there were no vacancies, or by the affirmative vote of 80% of the outstanding shares of our capital stock entitled to vote in the election of directors.

Alarion

Alarion’s bylaws provide that a majority of the full board of directors may alter, amend, or repeal the bylaws. The Florida Corporate Code provides that a corporation’s shareholders may amend or repeal the corporation’s bylaws even though the bylaws may also be amended by the corporation’s board.

Shareholder Vote on Transactions with Interested Shareholders

Heritage

Heritage’s articles of incorporation require that “business combinations” between Heritage and an “interested stockholder” be approved by the affirmative vote of at least 80% of our outstanding voting shares. An “interested stockholder” is defined as any entity, other than Heritage or any of its subsidiary, who or which:

•	is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Heritage voting stock;

•	is an affiliate of Heritage and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of more than 10% of the voting power of the its then-outstanding voting stock; or

•	is an assignee of or has otherwise succeeded to any shares of Heritage voting stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any interested stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act.

The Heritage articles of incorporation define a “business combination” as:

•	any merger or consolidation of Heritage or any subsidiary with or into an interested stockholder or an affiliate;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate fair market value of 25% or more of the combined assets of Heritage and its subsidiaries to an interested stockholder;

•	the issuance or transfer by Heritage or any subsidiary of any securities of Heritage or any subsidiary to an interested stockholder or affiliate in exchange for assets having a fair market value of 25% or more of the combined assets of Heritage and its subsidiaries;

•	the adoption of any plan or proposal for the liquidation or dissolution of Heritage proposed by or on behalf of any interested stockholder or affiliate; and

•	any reclassification of securities, recapitalization of Heritage, any merger or consolidation of Heritage with any of its subsidiaries, or any other transaction that has the effect, directly or indirectly, of increasing the proportionate share of any class of securities of Heritage or any subsidiary which is directly or indirectly owned by an interested stockholder or affiliate, unless that, as a result of the transaction, the increase in the proportionate ownership of the interested stockholder or affiliate is no greater than the increase experienced by other stockholders generally.

However, certain business combinations are exempted from the super-majority voting requirement described above and may be approved by a majority of the outstanding voting shares or by such other vote required by law or the articles. Any business combination is exempt from such super-majority voting requirement if the business combination is approved by a majority of the disinterested directors. For business combinations in which stockholders will receive cash or other consideration other than in their capacity as stockholders, the transaction may also be exempt from the super-majority voting requirement if the transaction meets a set of conditions provided in the articles.

Alarion

Alarion has not adopted any such provisions regarding business combinations, which will be governed by the Florida Corporate Code.

Business Combination Statute

Heritage

Heritage has opted out of Maryland’s statutory “business combination” provisions under the Maryland Business Combination Act pursuant to Article 9, Section F of its articles. Nevertheless, the Heritage board of directors may decide in the future to endorse to its stockholders an articles amendment opting into the statutory business combination provisions. An alteration or repeal of the articles’ “opt out” provision, however, would not have any effect on any business combinations that have been consummated or upon any agreements existing at the time of such modification or repeal.

If Heritage were to opt into the Maryland Business Combination Act, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, would be prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, however, a board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by it.

After such five-year period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	0% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These supermajority approval requirements do not apply if, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the Maryland Corporate Code) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

Alarion

The Florida Corporate Code provides that, unless an exception is available, an “interested shareholder” (defined as a person beneficially owning 10% or more of a corporation’s outstanding voting shares) and its affiliates and associates may not engage in an “affiliated transaction” (including a merger or other significant corporate transactions) with a Florida corporation unless such transaction is approved by two-thirds of the voting shares of the corporation, excluding the shares beneficially owned by the interested shareholder. The exceptions under which two-thirds vote shall not be required include affiliated transactions that have been approved by a majority of the corporation’s disinterested directors and affiliated transactions where the interested shareholder meets beneficial ownership thresholds of 80% or 90%, depending on the time such thresholds have been met, prior to the proposed transaction.

Alarion has not opted out of these provisions.

Evaluation of Certain Offers

Heritage

Heritage’s articles authorize our board of directors to give due consideration to all relevant factors in response to any offer to:

•	make a tender or exchange offers for any equity securities of Heritage;

•	merge or consolidate Heritage with another entity;

•	acquire all or substantially all of the properties and assets of Heritage; or

•	any other actual or proposed transaction that would or may involve a change in control of Heritage.

Such factors may include, but are not limited to:

•	the economic effect, both immediate and long-term, upon Heritage’s stockholders, including stockholders, if any, who do not participate in the transaction;

•	the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Heritage and its subsidiaries and on the communities in which Heritage and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of Heritage;

•	whether a more favorable price could be obtained for Heritage’s stock or other securities in the future;

•	the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Heritage and its subsidiaries;

•	the future value of the stock or any other securities of Heritage or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•	the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•	the ability of Heritage to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If, after evaluating an offer, the board of directors, exercising its business judgment, determines that the offer should be rejected, it may take any lawful action to defeat the transaction.

The Maryland Corporate Code also provides protection for Maryland corporations against unsolicited takeovers by limiting, among other things, the duties of the directors in unsolicited takeover situations. The duties of directors of Maryland corporations do not require them to (a) accept, recommend or respond on behalf of the corporation to any proposal by a person seeking to acquire control of the corporation, (b) make a determination under the Maryland business combination or control share acquisition statutes described above, or (c) act or fail to act solely because of the effect the act or failure to act may have on an acquisition or potential acquisition of control of the corporation or the amount or type of consideration that may be offered or paid to the stockholders in an acquisition. Moreover, under Maryland law, the act of a director of a Maryland corporation relating to or affecting an acquisition or potential acquisition of control is not subject to any higher duty or greater scrutiny than is applied to any other act of a director. Maryland law also contains a statutory presumption that an act of a director of a Maryland corporation satisfies the applicable standards of conduct for directors under Maryland law.

Alarion

Under the Florida Corporate Code, in discharging his or her duties, a director may consider such factors as the director deems relevant, including the long-term prospects and interests of the corporation and its shareholders, and the social, economic, legal, or other effects of any action on the employees, suppliers, customers of the corporation or its subsidiaries, the communities and society in which the corporation or its subsidiaries operate, and the economy of the state and the nation.

Control Share Acquisition Provisions

Heritage

Heritage has opted out of Maryland’s statutory “control share acquisition” provisions under the Maryland Business Combination Act pursuant to Section 10 of the its bylaws. Nevertheless, Heritage’s board of directors or stockholders may decide in the future to opt-in the statutory control share acquisition provisions by amending the bylaws. An alteration or repeal of the bylaws’ “opt out” provision, however, would not have any effect on any control share acquisitions that have been consummated or upon any agreements existing at the time of such modification or repeal.

Maryland law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares of stock owned by the acquirer, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. “Control shares” are voting shares of stock, that, if aggregated with all other shares of stock owned by the acquirer or shares of stock for which the acquirer is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquirer to exercise direct or indirect voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more, but less than one-third of all voting power;

•	one-third or more, but less than a majority of all voting power; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Except as otherwise specified in the statute, a “control share acquisition” means the direct or indirect acquisition of control shares.

Once a person who has made or proposes to make a control share acquisition has undertaken to pay expenses and satisfied other conditions, the person may compel the board of directors to call a special meeting of stockholders to be held within 50 days of the corporation’s receipt of demand to consider the voting rights of the shares. If no request for a special meeting is made, the corporation itself may present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may be able to redeem any or all of the control shares for fair value, except for control shares for which voting rights previously have been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of control shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of appraisal rights do not apply in the context of a control share acquisition.

Alarion

Under the Florida Corporate Code, unless there is a provision in the articles of incorporation or bylaws electing not to be governed by this provision, “control shares” (shares that would otherwise have voting power for the election of directors in certain ranges of ownership over 20%) acquired in a control-share acquisition have the same voting rights as were accorded to the shares before such acquisition only to the extent granted by a resolution approved by the majority of all the votes entitled to be cast by each class or series of the disinterested shareholders of the issuing corporation entitled to vote on the matter, subject to certain exceptions.

Alarion has not opted out of these provisions.

Appraisal or Dissenters’ Rights

Heritage

The dissenters’ rights of Heritage stockholders are governed in accordance with the Maryland Corporate Code. Under Maryland law, a dissenting or objecting stockholder has the right to demand and receive payment of the fair value of the stockholder’s stock from a successor corporation if (1) the corporation consolidates or merges with another corporation; (2) the corporation’s stock is to be acquired in a share exchange; (3) the corporation transfers its assets in a transaction requiring approval of the corporation’s stockholders; (4) the corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder’s rights, unless the right to do so is reserved in the charter of the corporation; (5) the transaction is subject to certain provisions of the Maryland Business Combination Act; or (6) the corporation is being converted to a different corporate form.

Maryland law provides that a stockholder may not demand the fair value of the stockholder’s stock and is bound by the terms of the transaction if, among other things, the stock is listed on a national securities exchange on the record date for determining stockholders entitled to vote on the matter, unless the stock is to be changed or converted in whole or in part in the merger into anything of value except stock of the successor or cash in lieu of fractional shares of stock. Shares of Heritage common stock are currently listed on the Nasdaq Global Market, a national securities exchange.

Alarion

Under Florida law, a shareholder generally has the right to dissent from any merger, sale of assets, share exchange, and certain articles amendments to which the corporation is a party and for which shareholder approval is required, and to receive a cash payment equal to the fair value of their shares of Alarion common stock. See “The Merger Agreement—Appraisal Rights” and Appendix B.

INFORMATION ABOUT HERITAGE

In this section, Heritage is referred to as “we,” “us” and “our.”

Heritage Financial Group, Inc., a Maryland corporation, is the holding company of its wholly owned subsidiary, HeritageBank of the South, a Georgia savings bank. We are a community-oriented bank serving multiple markets across Georgia, north central Florida and eastern Alabama through a network of full-service branches, mortgage offices and investment offices.

We were formed by our federally chartered predecessor, Heritage Financial Group (the “Predecessor”), in connection with a second-step conversion and public offering conducted in the latter half of 2010 in which the Predecessor merged into us and converted from a mutual holding company structure to a stock holding company structure. In that merger, each public share of common stock of the Predecessor was exchanged for 0.8377 shares of our common stock. Prior period shares and per share data, including dividends per share, have been adjusted to reflect the 0.8377 exchange ratio.

Our executive offices are located at 721 N. Westover Boulevard, Albany, Georgia 31707. Our common stock is traded on the Nasdaq Global Market under the symbol “HBOS.” Additional information about Heritage and its business is included in documents incorporated by reference in this proxy statement and prospectus. See “Where You Can Find More Information.”

INFORMATION ABOUT ALARION

General

Alarion owns 100% of the common stock of Alarion Bank and North Central Florida Developers Corporation (“NCFDC”). Alarion’s primary activity is the operation of Alarion Bank and NCFDC. Alarion Bank is a Florida state-chartered commercial bank. Alarion Bank offers a variety of banking and financial services to individual and corporate customers through its six banking offices located in Ocala and Gainesville, Florida. NCFDC holds loans or assets that might require a longer than desirable holding period to realize full or reasonable economic value.

Alarion Bank’s deposits are insured by the Deposit Insurance Fund of the FDIC up to applicable limits. Alarion’s and NCFDC’s operations are subject to supervision and regulation of the Federal Reserve. The operations of Alarion Bank are subject to the supervision and regulation of the FDIC and the OFR.

Alarion Bank provides a variety of consumer and commercial banking services to individuals, businesses and industries. The basic services offered by Alarion Bank include: demand interest-bearing and noninterest-bearing accounts, money market deposit accounts, NOW accounts, time deposits, credit cards, cash management, direct deposits, notary services, money orders, night depository, travelers’ checks, cashier’s checks, domestic collections, savings bonds, bank drafts, automated teller services, drive-in tellers, and banking by mail. In addition, Alarion Bank makes secured and unsecured commercial, consumer, and real estate loans and issues stand-by letters of credit. Alarion Bank provides automated teller machine (ATM) cards and is a member of the Star ATM network, thereby permitting customers to utilize the convenience of larger ATM networks. In addition to the foregoing services, the offices of Alarion Bank provide customers with extended banking hours. Alarion Bank does not have trust powers and, accordingly, no trust services are provided.

The revenues of Alarion Bank are primarily derived from interest on, and fees received in connection with real estate and other loans, and from interest and dividends from investment and mortgage-backed securities and short-term investments. The principal sources of funds for Alarion Bank’s lending activities are its deposits and borrowings, repayment of loans, and the sale and maturity of investment securities. The principal expenses of Alarion Bank are the interest paid on deposits and operating and general administrative expenses.

As is the case with banking institutions generally, Alarion’s operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Board of Governors of the Federal Reserve System and the FDIC. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. Alarion Bank faces strong competition in the attraction of deposits (its primary source of lendable funds) and in the origination of loans.

Capital Resources, Commitments and Capital Requirements

Alarion Bank’s principal source of funds includes net increases in deposits and borrowings, principal and interest payments on loans, and proceeds from maturities and sales of investment securities.

Alarion Bank uses its capital resources principally to fund existing and continuing loan commitments and to purchase investment securities. Off-balance sheet commitments to extend credit represent legally binding agreements to lend to customers with fixed expiration dates or other termination clauses. Since many commitments are expected to expire without being funded, committed amounts do not necessarily represent future cash requirements.

The following table summarizes Alarion Bank’s contractual obligations, including certain on-balance sheet and off-balance sheet obligations, at March 31, 2014 (in thousands):

Contractual Obligations	Total
Time deposit maturities	$111,927
Advances from Federal Home Loan Bank	13,000
Other borrowings	2,948
Commitments to extend credit	6,977
Unused lines of credit	16,910
Standby letters of credit	44

Total	$151,806

Management believes that Alarion Bank has adequate resources to fund all its commitments, that a majority of all of its existing commitments will be funded within 12 months and, if so desired, that Alarion Bank can adjust the rates and terms on time deposits and other deposit accounts to retain or obtain new deposits in a changing interest rate environment.

Alarion Bank has agreed with its regulators to undertake a program of corrective and proactive actions as contained in a memorandum of understanding. The memorandum of understanding imposes no penalties on Alarion Bank and, as of March 31, 2014, Alarion Bank was in compliance with all of its provisions. Specifically, Alarion Bank has agreed to maintain its well capitalized position, to establish and maintain an adequate allowance for loan and lease losses, to reduce adversely classified assets, to submit to the regulators a strategic plan and a commercial real estate loan risk monitoring and reduction plan, to ensure compliance with laws, regulations and policy statements, to not pay dividends, to notify the regulators of any changes in directors or executive officers and to provide periodic reports as to Alarion Bank’s compliance with the memorandum of understanding. Management of Alarion Bank believes that Alarion Bank is in substantive compliance with the memorandum of understanding at this time.

Regulatory Capital Requirements

Alarion Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on Alarion’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Alarion Bank must meet specific capital guidelines that involve quantitative measures of Alarion Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Alarion Bank to maintain minimum amounts and percentages of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. If such minimum amounts and percentages are met, Alarion Bank is considered adequately capitalized. If the actual amounts exceed the requirements of adequately capitalized and meet even more stringent minimum standards, they are considered well capitalized. Management of Alarion Bank believes that, as of March 31, 2014, Alarion Bank met the capital requirements for a well capitalized financial institution.

The table below shows the total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios of Alarion Bank at March 31, 2014 and December 31, 2013, and the minimum required amounts and percentages (dollars in thousands).

	Actual		For Capital Adequacy Purposes		For Well Capitalized Purposes
	Amount	Percent	Amount	Percent	Amount	Percent
As of March 31, 2014:
Total capital to Risk-Weighted Assets	$24,341	11.94%	$16,309	8.00%	$20,386	10.00%
Tier 1 Capital to Risk-Weighted Assets	21,773	10.68	8,155	4.00	12,332	6.00
Tier 1 Capital to Average Assets	21,773	7.84	11,109	4.00	13,886	5.00
As of December 31, 2013:
Total capital to Risk-Weighted Assets	23,635	11.50	16,442	8.00	20,552	10.00
Tier 1 Capital to Risk-Weighted Assets	21,047	10.24	8,221	4.00	12,332	6.00
Tier 1 Capital to Average Assets	21,047	7.79	10,807	4.00	13,509	5.00

ALARION’S MANAGEMENT DISCUSSION AND ANALYSIS

Results of Operations

The following table shows selected ratios for the periods ended or at the dates indicated:

	Three Months Ended March 31, 2014	Year Ended December 31, 2013	Three Months Ended March 31, 2013
Average equity as a percentage of average assets	9.07%	8.88%	8.64%
Total equity to total assets at end of period	8.91%	8.78%	8.90%
Return on average assets(1)	0.61%	0.20%	0.22%
Return on average equity(1)	6.72%	2.26%	2.53%
Noninterest expense to average assets(1)	3.87%	4.25%	4.20%
Nonperforming loans to total loans at end of period(2)	0.26%	0.24%	0.99%

(1)	Annualized for the three-months ended March 31, 2014 and 2013.
(2)	Nonperforming loans consist of nonaccrual loans and accruing loans contractually past due ninety days or more.

Changes in Financial Condition

Total assets increased $3 million, or 1%, from $280 million at December 31, 2013 to $283 million at March 31, 2014, primarily as a result of a $8 million increase in federal funds sold, somewhat offset by a decrease in net loans of $1.2 million, and a decrease in securities available for sale of $1.1 million. Deposits increased $11.5 million from $229 million at December 31, 2013 to $241 million at March 31, 2014.

Net Interest Margin and Interest-Rate Spread

The following table sets forth, for the periods indicated, information regarding (i) the total dollar amount of interest and dividend income of Alarion from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average costs; (iii) net interest/dividend income; (iv) interest-rate spread; and (v) net interest margin. Yields and costs were derived by dividing annualized income or expense by the average balance of assets or liabilities, respectively, for the periods shown. The yields and costs include certain fees which are considered to constitute adjustments to yields.

	Three Months Ended March 31,
	2014			2013
	Average Balance	Interest and Dividends	Average Yield/ Rate	Average Balance	Interest and Dividends	Average Yield/ Rate
			($ in thousands)
Interest-earning assets:
Loans	$198,400	2,342	4.79%	$188,603	2,422	5.21%
Securities	42,616	323	3.07	45,158	276	2.48
Other(1)	8,124	5	0.25	8,814	6	0.28

Total interest-earning assets	249,140	2,670	4.35	242,575	2,704	4.52

Noninterest-earning assets	30,919			37,133

Total assets	$280,059			$279,708

Interest-bearing liabilities:
Deposits	204,813	367	0.73	209,557	429	0.83
Federal Home Loan Bank advances and other borrowings	18,150	149	3.33	15,667	146	3.78

Total interest-bearing liabilities	222,963	516	0.94	224,224	575	1.04

Noninterest-bearing deposits	30,690			29,286
Noninterest-bearing liabilities	1,011			1,031
Stockholders’ equity	25,395			24,167

Total liabilities and stockholders’ equity	$280,059			$279,708

Net interest income		$2,154			$2,129

Interest-rate spread			3.41%			3.48%

Net interest margin(2)			3.51%			3.56%

Ratio of interest-bearing assets to interest-bearing liabilities	1.12			1.10

(1)	Includes interest-earning deposits, federal funds sold and Federal Home Loan Bank stock.
(2)	Net interest margin is annualized net interest income divided by average interest-earning assets.

Comparison of the Three-Month Periods Ended March 31, 2014 and 2013

General Operating Results. Net earnings available to common shareholders for the three-month period ended March 31, 2014 was $279,000, or $0.11 per basic and diluted common share, compared to $46,000, or $0.02 per basic and diluted common share, for the comparable period in 2013. The $233,000 increase in net earnings available to common shareholders resulted primarily from a $25,000 increase in net interest income, a $625,000 decrease in provision for loan losses and a $223,000 decrease in noninterest expense, partially offset by a $449,000 decrease in noninterest income and a $154,000 increase in income tax expense.

Interest Income. Interest income decreased $34,000 to $2.7 million for the three-month period ended March 31, 2014, compared to the three-month period ended March 31, 2013. The decrease was due to a decrease in the average yield earned on interest-earning assets from 4.52% for the three months ended March 31, 2013 to 4.35% for the three months ended March 31, 2014, partially offset by a $6.6 million increase in average interest-earning assets outstanding for the three months ended March 31, 2014 compared to the 2013 period.

Interest Expense. Interest expense decreased $59,000 for the three-month period ended March 31, 2014 compared to the same 2013 period. The decrease was primarily due to decrease in the average cost of interest-bearing liabilities from 1.04% for the three months ended March 31, 2013 to 0.94% for the comparable 2014 period. Average interest-bearing liabilities decreased from $224.2 million outstanding during the three months ended March 31, 2013 to $222.9 million outstanding during the comparable period for 2014.

Provision for Loan Losses. The provision for loan losses is charged to operations to increase the total loan loss allowance to a level deemed appropriate by management. The provision is based upon the volume and type of lending conducted by Alarion, industry standards, general economic conditions, particularly as they relate to Alarion’s market area, and other factors related to the collectability of Alarion’s loan portfolio. Alarion recorded provisions for loan losses for the three-month periods ended March 31, 2014 and 2013 of $25,000 and $650,000, respectively. Management believes that the allowance for loan losses, which was $4.1 million at March 31, 2014, or 2.05% of gross loans, is adequate.

Noninterest Income. Noninterest income decreased $449,000 during the three-month period ended March 31, 2014. The decrease was primarily due to a $396,000 decrease in net gain on sales of loans held for sale compared to the three-month period ended March 31, 2013.

Noninterest Expense. Noninterest expense decreased by $223,000 from $2.9 million for the three-month period ended March 31, 2013 to $2.7 million for the three-month period ended March 31, 2014. The decrease was primarily due to decreases of $140,000 in salaries and employee benefits, $55,000 in professional services expense, and $47,000 in other noninterest expense.

Income Taxes. Income taxes were $69,000 for the three-month period ended March 31, 2013, and $223,000 for the corresponding period in 2014. Alarion’s effective tax rate for the first quarter of 2014 was 34.6%, compared to 31.4% for the corresponding quarter in 2013.

LEGAL MATTERS

The validity of the shares of Heritage common stock to be issued in connection with the Merger and certain U.S. federal income tax consequences of the Merger will be passed upon for Heritage by Bryan Cave LLP (Atlanta, Georgia).

EXPERTS

The consolidated audited financial statements of Heritage Financial Group, Inc. for the years ended December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, have been incorporated by reference herein from Heritage’s Annual Report on Form 10-K for the year ended December 31, 2013 in reliance upon the reports of Mauldin & Jenkins, LLC, independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein.

WHERE YOU CAN FIND MORE INFORMATION

Heritage has filed a registration statement on Form S-4 to register the issuance of Heritage common stock to be issued to Alarion shareholders in the Merger. This proxy statement and prospectus is a part of that registration statement and constitutes a prospectus of Heritage and a proxy statement of Alarion for the special meeting of Alarion shareholders. As allowed by SEC rules, this proxy statement and prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

Heritage is subject to the informational requirements of the Exchange Act. As a result, Heritage files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at its public reference room at 100 F Street NE, Washington, DC 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Heritage’s SEC filings are also available free of charge to the public at the website maintained by the SEC at www.sec.gov, as well as on our website at www.eheritagebank.com. Information on Heritage’s website is not incorporated by reference herein, and Heritage’s web address is included as an inactive textual reference only. Upon written or oral request of any person, Heritage will provide, without charge, a copy of any or all of the documents incorporated herein by reference, other than exhibits to the documents, unless the exhibits are specifically incorporated by reference into the documents that this proxy statement and prospectus incorporates. Requests for copies in writing or by telephone should be directed to:

Heritage Financial Group, Inc.

721 N. Westover Blvd.

Albany, Georgia 31707

Attn: Chief Financial Officer

(229) 420-0000

Alarion shareholders: When deciding how to cast your vote, you should rely only on the information contained in this proxy statement and prospectus. You should rely only on the information which is contained in this proxy statement and prospectus or to which we have referred in this proxy statement and prospectus. We have not authorized anyone to provide you with information that is different. You should not assume that the information contained in this proxy statement and prospectus is accurate as of any date other than the date of this proxy statement and prospectus.

The SEC allows Heritage to “incorporate by reference” the information we file with the SEC, which means that Heritage can disclose important information to you by referring to our other filings with the SEC. The information incorporated by reference is considered a part of this proxy statement and prospectus, and information that Heritage files later with the SEC will automatically update and supersede the information contained in this proxy statement and prospectus. Heritage incorporates by reference the following documents Heritage has filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than information in these documents that is not deemed to be filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 14, 2014;

•	our Quarterly Reports on Form 10-Q for the period ended March 31, 2014, filed with the SEC on May 9, 2014;

•	our Current Reports on Form 8-K* filed with the SEC on January 30, 2014, April 22, 2014, April 24, 2014 and May 2, 2014; and

•	our Proxy Statement on Schedule 14A relating to the annual meeting of stockholders to be held on May 28, 2014, filed with the SEC on April 25, 2014.

*	We are not incorporating and will not incorporate by reference into this proxy statement and prospectus past or future information on reports furnished or that will be furnished under Items 2.02 and/or 7.01 of, or otherwise with, Form 8-K.

All documents Heritage files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this proxy statement and prospectus and prior to the termination of the offering of the securities as described in this proxy statement and prospectus will be deemed to be incorporated by reference into this proxy statement and prospectus, other than information in the documents that is not deemed to be filed with the SEC. A statement contained in this proxy statement and prospectus or in a document incorporated or deemed to be incorporated by reference into this proxy statement and prospectus will be deemed to be modified or superseded to the extent that a statement contained in any subsequently filed document that is incorporated by reference into this proxy statement and prospectus, modifies or supersedes that statement. Any statements so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement and prospectus.

This proxy statement and prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement and prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this proxy statement and prospectus nor any distribution of securities pursuant to this proxy statement and prospectus, under any circumstances, creates any implication that there has been no change in the information set forth or incorporated into this proxy statement and prospectus by reference or in our affairs since the date of this proxy statement and prospectus. The information contained in this proxy statement and prospectus with respect to Heritage was provided by Heritage and the information contained in this proxy statement and prospectus with respect to Alarion was provided by Alarion.

Independent Auditors’ Report

The Board of Directors and Stockholders

Alarion Financial Services, Inc.

Ocala, Florida:

We have audited the accompanying consolidated financial statements of Alarion Financial Services, Inc. and Subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of earnings, comprehensive (loss) income, stockholders’ equity and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2013 and 2012, and the results of their operations and cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA

Tampa, Florida

March 27, 2014

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

($ in thousands, except per share amounts)

	At December 31,
	2013	2012
Assets
Cash and due from banks	$5,693	4,000
Interest-earning deposits	235	269
Federal funds sold	35	1,525

Cash and cash equivalents	5,963	5,794
Securities available for sale	43,067	46,408
Loans, net of allowance for loan losses of $ 4,054 and $4,505	196,777	185,321
Loans held for sale	9,234	15,688
Accrued interest receivable	839	805
Premises and equipment, net	14,669	14,696
Other real estate owned, net	2,923	3,869
Federal Home Loan Bank stock, at cost	1,211	1,011
Deferred income taxes	4,496	4,105
Other assets	352	472

Total assets	$279,531	278,169

Liabilities and Stockholders’ Equity
Liabilities:
Noninterest-bearing demand deposits	32,554	30,078
NOW, money-market and savings deposits	95,482	93,755
Time deposits less than $100,000	72,947	83,373
Time deposits greater than $100,000	28,180	29,987

Total deposits	229,163	237,193
Fed Funds Purchased	2,000	—
Federal Home Loan Bank advances	19,500	13,000
Other borrowings	2,956	1,732
Accrued interest payable	229	244
Accrued expenses and other liabilities	1,145	983

Total liabilities	254,993	253,152

Commitments and contingencies (Notes 4, 10 and 18)
Stockholders’ equity:
Preferred stock, $.01 par value; 1,000,000 shares authorized:
Preferred stock, Series A, $.01 par value; $1,000 liquidation value; 6,514 shares issued and outstanding	—	—
Preferred stock, Series B, $.01 par value; $1,000 liquidation value; 326 shares issued and outstanding	—	—
Additional paid-in capital, preferred	6,840	6,840
Preferred stock discount	(4)	(69)
Common stock, $.01 par value; 4,000,000 shares authorized, 2,633,208 issued and outstanding	26	26
Additional paid-in capital, common	26,595	26,595
Accumulated deficit	(8,309)	(8,805)
Accumulated other comprehensive (loss) income	(610)	430

Total stockholders’ equity	24,538	25,017

Total liabilities and stockholders’ equity	$279,531	278,169

See Accompanying Notes to Consolidated Financial Statements.

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share amounts)

	Year Ended December 31,
	2013	2012
Interest income:
Loans	$9,321	10,429
Securities	1,066	1,079
Other	37	15

Total interest income	10,424	11,523

Interest expense:
Deposits	1,583	2,042
Borrowings	598	597

Total interest expense	2,181	2,639

Net interest income	8,243	8,884
Provision for loan losses	1,025	1,780

Net interest income after provision for loan losses	7,218	7,104

Noninterest income:
Deposit account fees	377	369
Net gain on sale of securities	89	296
Net gain on sales of loans held for sale	3,352	2,664
Other	1,619	882

Total noninterest income	5,437	4,211

Noninterest expenses:
Salaries and employee benefits	6,110	5,472
Occupancy and equipment	1,281	1,215
Data processing	836	769
Professional services	722	621
Advertising and promotion	249	203
Office supplies and printing	112	138
Other real estate owned expense	539	323
FDIC assessment	389	372
Other	1,626	1,402

Total noninterest expenses	11,864	10,515

Earnings before income taxes	791	800
Income taxes	230	269

Net earnings	561	531
Preferred stock dividend requirements and accretion of preferred stock to par	420	420

Net earnings available to common shareholders	$141	111

See Accompanying Notes to Consolidated Financial Statements.

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive (Loss) Income

(In thousands)

	Year Ended December 31,
	2013	2012
Net earnings	$561	531

Other comprehensive (loss) income:
Change in unrealized gain on investments:
Unrealized (loss) gain arising during the year	(1,572)	662
Reclassification adjustment for realized gains	(89)	(296)

Net change in unrealized (loss) gain	(1,661)	366
Deferred income tax (benefit) expense on above change	621	(137)

Total other comprehensive (loss) income	(1,040)	229

Comprehensive (loss) income	$(479)	760

See Accompanying Notes to Consolidated Financial Statements.

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2013 and 2012

($ in thousands)

										Accumulated Deficit	Accumulated Other Compre- hensive Income (Loss)	Total Stockholders’ Equity

	Preferred Stock						Common Stock
	Series A		Series B		Additional Paid-in Capital	Discount	Shares	Amount	Additional Paid-In Capital
	Shares	Amount	Shares	Amount
Balance at December 31, 2011	6,514	$—	326	$—	6,840	(134)	2,633,208	$26	26,595	(9,271)	201	24,257
Net earnings	—	—	—	—	—	—	—	—	—	531	—	531
Net change in unrealized gain on securities available for sale, net of taxes of $137	—	—	—	—	—	—	—	—	—	—	229	229
Series B preferred stock accretion of discount	—	—	—	—	—	65	—	—	—	(65)	—	—

Balance at December 31, 2012	6,514	—	326	—	6,840	(69)	2,633,208	26	26,595	(8,805)	430	25,017
Net earnings	—	—	—	—	—	—	—	—	—	561	—	561
Net change in unrealized gain on securities available for sale, net of taxes of $621	—	—	—	—	—	—	—	—	—	—	(1,040)	(1,040)
Series B preferred stock accretion of discount	—	—	—	—	—	65	—	—	—	(65)	—	—

Balance at December 31, 2013	6,514	$—	326	$—	6,840	(4)	2,633,208	$26	26,595	(8,309)	(610)	24,538

See Accompanying Notes to Consolidated Financial Statements.

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2013	2012
Cash flows from operating activities:
Net earnings	$561	531
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Provision for loan losses	1,025	1,780
Depreciation and amortization	615	593
Gain on sale of loans held for sale	(3,352)	(2,664)
Loans originated for sale	(130,293)	(130,613)
Proceeds from loans sold	140,099	127,550
Net amortization of deferred loan fees and costs	158	147
Deferred income taxes	230	269
Loss on sale of other real estate owned	136	115
Provision for other real estate owned losses	250	112
Net gain on sale of securities	(89)	(296)
Net amortization of premiums and discounts on securities available for sale	835	886
Net (increase) decrease in accrued interest receivable	(34)	55
Net decrease in accrued interest payable	(15)	(93)
Net decrease in other assets	120	314
Net increase in accrued expenses and other liabilities	162	43

Net cash provided by (used in) by operating activities	10,408	(1,271)

Cash flows from investing activities:
Purchase of securities available for sale	(12,643)	(34,211)
Proceeds from sales, principal repayments, principal pay-ups and maturities on securities available for sale	13,577	37,795
Net (increase) decrease in loans	(13,482)	3,667
Purchase of premises and equipment	(588)	(2,247)
Proceeds from sale of other real estate owned	1,403	3,786
(Purchase) redemption of Federal Home Loan Bank stock	(200)	255

Net cash (used in) provided by investing activities	(11,933)	9,045

Cash flows from financing activities:
Net decrease in deposits	(8,030)	(4,035)
Net increase (decrease) in other borrowings	1,224	(22)
Net increase in federal funds purchased	2,000	—
Net increase (decrease) in Federal Home Loan Bank advances	6,500	(3,000)

Net cash provided by (used in) financing activities	1,694	(7,057)

Net increase in cash and cash equivalents	169	717
Cash and cash equivalents at beginning of year	5,794	5,077

Cash and cash equivalents at end of year	$5,963	5,794

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$2,196	2,732

Noncash transactions:
Accumulated other comprehensive (loss) income, net change in unrealized gain on securities available for sale, net of taxes	$(1,040)	229

Transfer of loans to other real estate owned	$932	3,677

Transfer of other real estate owned to loans	$89	318

Series B preferred stock accretion of discount	$65	65

See Accompanying Notes to Consolidated Financial Statements.

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

At December 31, 2013 and 2012 and for the Years Then Ended

(1)	Summary of Significant Accounting Policies

Organization. Alarion Financial Services, Inc. (the “Holding Company”) owns 100% of the outstanding common stock of Alarion Bank (the “Bank”) and North Central Florida Developers Corporation. The Holding Company’s primary activity is the operation of the Bank and North Central Florida Developers Corporation. The Bank is a state (Florida)-chartered commercial bank. The Bank offers a variety of banking and financial services to individual and corporate customers through its six banking offices located in Ocala, Gainesville and Alachua, Florida. The deposit accounts of the Bank are insured up to the applicable limits by the Federal Deposit Insurance Corporation (“FDIC”). North Central Florida Developers Corporation holds loans or assets that might require a longer term hold to realize full economic value.

Subsequent Events. Management has evaluated all significant events occurring subsequent to the balance sheet date through March 27, 2014, which is the date the consolidated financial statements were available to be issued, determining no events require additional disclosure in the consolidated financial statements.

Basis of Presentation. The accompanying consolidated financial statements include the accounts of the Holding Company, the Bank and North Central Florida Developers Corporation (collectively, the “Company”). All significant intercompany accounts and transactions have been eliminated in consolidation. The accounting and reporting practices of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”) and to general practices within the banking industry. The following summarizes the more significant of these polices and practices.

Use of Estimates. In preparing consolidated financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets and other real estate owned.

Cash and Cash Equivalents. For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks, interest-earning deposits and federal funds sold, all of which have original maturities of less than ninety days.

Banks are required to maintain cash reserves in the form of vault cash or in an account with the Federal Reserve Bank or in accounts with other qualified banks based on the balances of their transaction deposit accounts. The Bank’s reserve requirements at December 31, 2013 and 2012 were $1,112,000 and $1,066,000, respectively.

Securities. Securities may be classified as either trading, held to maturity or available for sale. Securities that are held principally for resale in the near term are considered trading securities and recorded at fair value with changes in fair value recorded in earnings. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as “held to maturity” and are reported at amortized cost. Available-for-sale securities consist of securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are excluded from operations and reported in accumulated other comprehensive income. Gains and losses on the sale of available-for-sale securities are recorded on the trade date and are determined using the specific-identification method. Purchase premiums and discounts are recognized in interest-income using the interest method over the terms of the securities.

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Loans. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs.

Loan origination fees are capitalized and certain direct origination costs are deferred. Both are recognized as an adjustment of the yield of the related loan.

For loans amortized at cost, interest income is accrued based on the unpaid principal balance.

The accrual of interest on loans is discontinued at the time the loan is ninety-days delinquent unless the loan is well collateralized and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Past due status is based on contractual terms of the loan.

All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. There were no changes in the Company’s accounting policies or methodology during the year ended December 31, 2013 and 2012.

Allowance for Loan Losses. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, will be credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific and general components. The specific component relates to loans that are considered impaired. For such loans, an allowance is established when the discounted cash flows or the collateral value of the impaired loan is lower than the carrying value of that loan. The general components covers nonimpaired loans and is based on loss experience adjusted for qualitative factors.

The historical loss component of the allowance is determined by losses recognized by portfolio segment over the preceding three years and adjusted for the following qualitative factors: changes in lending policies and procedures, including 1)changes in underwriting standards and collection, charge-off and recovery practices not considered elsewhere in estimating credit losses; 2) changes in international, national, regional, and local economic and business conditions that affect the collectability of the portfolio, including the condition of various market segments; 3) changes in the nature and volume of the portfolio and in the terms of the loans; 4) changes in the experience, ability, and depth of lending management and other relevant staff; 5) changes in the volume and severity of past due loans, the volume of nonaccrual loans, and the volume and severity of adversely classified or

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Allowance for Loan Losses, Continued

graded loans; 6) changes in the quality of the Company’s loan review system; changes in the value of the underlying collateral for collateral-dependent loans; the existence and effect of any concentrations of credit, and 7) changes in the level of such concentrations; the effect of other external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in the Company’s existing portfolio, and other trends or uncertainties that could affect management’s estimate of probable losses.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Impairment is measured on a loan-by-loan basis for all loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral-dependent.

Loans Held for Sale. The Company originates and sells residential mortgage loans as well as loans guaranteed by the Small Business Administration and The U.S. Department of Agriculture. Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate, determined by outstanding commitments from investors or current investors yield requirements. The Company enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate-lock commitments). Rate-lock commitments on mortgage loans that are intended to be sold are considered to be derivatives in accordance with GAAP. Accordingly, such commitments, along with any related fees received from potential borrowers, are recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of loans held for sale. Fair value is based on fees currently charged to enter into similar agreements, and for fixed-rate commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The effect was not material to the Company’s consolidated financial statements for the years ended December 31, 2013 or 2012.

Loan origination fees are deferred and direct loan origination costs are capitalized until the related loan is sold, at which time the net fees are included in the net gain on sale of loans held for sale in the consolidated statements of operations.

Premises and Equipment. Land is stated at cost. Other premises, equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. Interest costs are capitalized in connection with construction of new banking offices. Depreciation and amortization expense are computed using the straight-line method over the shorter of the estimated useful life of each type of asset or related lease term which includes certain renewal options.

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Other Real Estate Owned. Other real estate owned represents assets acquired through foreclosure and is initially recorded at fair value less selling costs at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of the new costs basis or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in earnings.

Comprehensive (Loss) Income. GAAP requires that recognized revenue, expenses, gains and losses be included in net earnings. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the consolidated balance sheet, such items, along with net earnings, are components of comprehensive (loss) income.

Transfer of Financial Assets. Transfers of financial assets or a participating interest in an entire financial asset are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity. A participating interest is a portion of an entire financial asset that (1) conveys proportionate ownership rights with equal priority to each participating interest holder (2) involves no recourse (other than standard representations and warranties) to, or subordination by, any participating interest holder, and (3) does not entitle any participating interest holder to receive cash before any other participating interest holder. Recourse in the form of an independent third-party guarantee shall be excluded from the evaluation of whether the participating interest definition is met.

Income Taxes. There are two components of income taxes: current and deferred. Current income taxes reflect taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income taxes result from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Uncertain tax positions are recognized if it is more likely than not that the tax position will be realized or sustained upon examination including resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. As of December 31, 2013, management is not aware of any uncertain tax positions that would have a material effect on the Company’s consolidated financial statements.

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Income Taxes, Continued

The Company recognizes interest and penalties on income taxes as a component of income taxes.

The Holding Company, North Central Florida Developers Corporation and the Bank file consolidated income tax returns. Income taxes are allocated between the Holding Company and its subsidiaries as though separate income tax returns were filed.

Stock Compensation Plan. The Company has adopted the fair value recognition method and expenses the fair value of any stock options as they vest and in the accompanying consolidated statements of earnings.

Advertising. The Company expenses all media advertising as incurred.

Off-Balance-Sheet Instruments. In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, unused lines of credit and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded.

Fair Value Measurements. Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The hierarchy describes three levels of inputs that may be used to measure fair value:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities that are not active. Such inputs may include interest rates and yield curves, volatilities, prepayment speeds, credit risks, and default rates.

Level 3: Unobservable inputs to measure fair value of assets and liabilities for which there is little, if any market activity at the measurement date, using reasonable inputs and assumptions based upon the best information at the time, to the extent that inputs are available without undue cost and effort.

The following describes valuation methodologies used for assets and liabilities measured at fair value:

Securities Available for Sale. Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include highly liquid government bonds, certain mortgage products and exchange-traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include certain U.S. Government agency securities, mortgage-backed securities, municipal bonds and corporate bonds. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy. Securities classified within Level 3 include certain residual interests in securitizations and other less liquid securities.

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Fair Value Measurements, Continued

Impaired Loans. Estimates of fair value of underlying collateral are determined based on a variety of information, including the use of available appraisals, estimates of market value by licensed appraisers or local real estate brokers and the knowledge and experience of the Company’s management related to values of properties in the Company’s market areas. Management takes into consideration the type, location and occupancy of the property as well as current economic conditions in the area the property is located in assessing estimates of fair value. Accordingly, fair value estimates for impaired loans is classified as Level 3.

Other Real Estate Owned. Estimates of fair values are determined based on a variety of information, including the use of available appraisals, estimates of market value by licensed appraisers or local real estate brokers and the knowledge and experience of the Company’s management related to values of properties in the Company’s market areas. Management takes into consideration the type, location and occupancy of the property as well as current economic conditions in the area the property is located in assessing estimates of fair value. Accordingly, the fair values estimates for other real estate owned are classified as Level 3.

Fair Values of Financial Instruments. The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

Cash and Cash Equivalents. The carrying amounts of these financial instruments approximate their fair value.

Securities Available for Sale. The fair value for securities available for sale are based on the framework for measuring fair value.

Loans. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain fixed-rate residential mortgage, commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair value for collateral-dependent impaired loans are based on the framework for measuring fair value.

Loan Held for Sale. Fair values of loans held for sale are based on commitments on hand from investors or prevailing market prices.

Federal Home Loan Bank Stock. Fair value of the Company’s investment in Federal Home Loan Bank stock is based on its redemption value, which is its cost of $100 per share.

Deposits. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits to a schedule of aggregated expected monthly maturities of time deposits.

Federal Home Loan Bank Advances. Fair value of the advances from the Federal Home Loan Bank are estimated using a discounted cash flow analysis based on the Company’s current incremental borrowing rate for similar types of borrowings.

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Fair Values of Financial Instruments, Continued

Other Borrowings. The carrying amounts of other borrowings approximates their fair value.

Accrued Interest. The carrying amounts of accrued interest approximate their fair values.

Off-Balance-Sheet Financial Instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

Recent Pronouncements. In January 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2013-01, Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities, which limits the scope of the new balance sheet offsetting disclosures in ASU 2011-11 to derivatives, repurchase agreements, and securities lending transactions to the extent that they are (1) offset in the financial statements or (2) subject to an enforceable master netting arrangement or similar agreement. The adoption of this guidance had no effect on the Company’s consolidated financial statements.

In February 2013, the FASB Issued ASU No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, which requires entities to present information about reclassification adjustments from accumulated other comprehensive income in their annual financial statements in a single note or on the face of the financial statements. This guidance is effective prospectively January 1, 2014. Upon adoption, this guidance is not expected to impact the Company’s consolidated financial statements.

In February 2013, the FASB Issued ASU No. 2013-04, Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date. ASU 2013-04 provides guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for obligations within the scope of this ASU, which is effective January 1, 2014. Upon adoption, this guidance is not expected to impact the Company’s consolidated financial statements.

In July 2013, the FASB issued ASU No. 2013-10, “Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes.” ASU No. 2013-10 permits the use of the Fed Funds Effective Swap Rate (OIS) to be used as a U.S. benchmark interest rate for hedge account purposes. The amendment is effective prospectively for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013. The adoption of this guidance had no effect on the Company’s consolidated financial statements.

In July 2013, the FASB issued ASU 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists, which among other things, require an unrecognized tax benefit, or a portion of an unrecognized tax benefit, to be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as denoted within the ASU. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. Upon adoption, this guidance is not expected to impact the Company’s consolidated financial statements.

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Recent Regulatory Developments

Basel III Rules. On July 2, 2013, the Federal Reserve Board (“FRB”) approved the final rules implementing the Basel Committee on Banking Supervision’s capital guidelines for U.S. banks. Under the final rules, minimum requirements will increase for both the quantity and quality of capital held by the Bank. The rules include a new common equity Tier 1 capital to risk-weighted assets ratio of 4.5% and a common equity Tier 1 capital conservation buffer of 2.5% of risk-weighted assets. The final rules also raise the minimum ratio of Tier 1 capital to risk-weighted assets from 4.0% to 6.0% and require a minimum leverage ratio of 4.0%. The final rules also implement strict eligibility criteria for regulatory capital instruments. On July 9, 2013, the FDIC also approved, as an interim final rule, the regulatory capital requirements for U.S. banks, following the actions of the FRB. The FDIC’s rule is identical in substance to the final rules issued by the FRB.

The phase-in period for the final rules will begin for the Bank on January 1, 2015, with full compliance with all of the final rule’s requirements phased in over a multi-year schedule. The Bank is currently evaluating the provisions of the final rules and their expected impact on the Bank.

Reclassifications. Certain amounts in the 2012 consolidated financial statements have been reclassified to conform with the 2013 presentation.

(2)	Securities Available for Sale

Securities available for sale have been classified according to management’s intent. The carrying amount and fair value of securities available for sale are as follows (in thousands):

		Gross	Gross	Approximate
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
At December 31, 2013:
U.S. Government agency securities	$730	7	—	737
Mortgage-backed securities	31,231	170	(412)	30,989
Municipal bonds	12,080	—	(739)	11,341

	$44,041	177	(1,151)	43,067

At December 31, 2012:
U.S. Government agency securities	908	17	—	925
Mortgage-backed securities	33,962	466	(83)	34,345
Municipal bonds	9,305	205	(2)	9,508
Corporate bonds	1,546	84	—	1,630

	$45,721	772	(85)	46,408

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(2)	Securities Available for Sale, Continued

Securities sold are as follows (in thousands):

	Year Ended December 31,
	2013	2012
Gross proceeds	$3,359	27,084

Gross gains	89	314
Gross losses	—	(18)

Total	$89	296

The scheduled maturities of securities at December 31, 2013 were as follows (in thousands):

		Approximate
	Amortized	Fair
	Cost	Value
Due from five to ten years	$5,081	4,820
Due after ten years	7,729	7,258
Mortgage-backed securities	31,231	30,989

	$44,041	43,067

Securities with gross unrealized losses at December 31, 2013, aggregated by investment category and length of time that individual securities have been in a continuous loss position, are as follows (in thousands):

	Less Than Twelve Months
	Gross
	Unrealized	Fair
	Losses	Value
Securities Available for Sale:
Mortgage-backed securities	$(412)	19,600
Municipal bonds	(739)	11,341

	$(1,151)	30,941

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

The unrealized losses on thirty-four securities available for sale were caused by market conditions. It is expected that the securities would not be settled at a price less than the par value of the investments. Because the decline in fair value is attributable to changes in market conditions and not credit quality, and because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired. At December 31, 2013, management believed that we will not be required to sell any securities before recovery of their amortized losses.

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(2)	Securities Available for Sale, Continued

At December 31, 2013 and 2012, securities with a carrying value of approximately $2.9 million and $14.8 million, respectively, were pledged for other borrowings and public funds.

(3)	Loans

The loan portfolio segments are as follows (in thousands):

	At December 31,
	2013	2012
Real estate mortgage loans:
Office/retail/other	$58,302	51,802
Multi-family	7,619	14,789
Land	13,749	13,737
Commercial real estate	16,298	11,149
Residential nonowner	12,032	12,444
Residential owner	46,932	36,544
Construction and development	7,559	7,571
Home equity and line of credit	12,642	14,252
Commercial loans	17,728	20,389
Consumer loans	7,554	6,766

Total loans	200,415	189,443
Allowance for loan losses	(4,054)	(4,505)
Net deferred loan costs	416	383

Loans, net	$196,777	185,321

The Company has divided the loan portfolio into three portfolio segments and ten classes, each with different risk characteristics and methodologies for assessing risk. All loans are underwritten in accordance with policies set forth and approved by the Board of Directors. The portfolio segments identified by the Company are as follows:

Real Estate Mortgage Loans. Real estate mortgage loans are divided into eight classes: Office/Retail/Other, Multi-Family, Land, Commercial Real Estate, Residential Nonowner, Residential Owner, Construction and Development and Home Equity & Line of Credit.

Office/Retail/Other Loans. Office/retail/other loans are typically secured by the subject property, such as a church, motel/hotel, restaurant, retail store, warehouse, or an office. These loans are secured by first liens on properties located within the Company’s market area. The Company’s underwriting analysis includes credit verification, independent appraisals, a review of the borrower’s financial condition, and a detailed analysis of the borrower’s underlying cash flows.

Multi-Family Loans. Multi-family loans are typically secured by properties such as apartments, duplexes and others that are constructed for use by multiple family groups. These loans are secured by first liens on properties located within the Company’s market area. The Company’s underwriting analysis typically utilizes the same standards and criteria used on commercial real estate loans and include credit verification,

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

independent appraisals, a review of the borrower’s financial condition, and a detailed analysis of the borrower’s underlying cash flows. These loan types also are considered a higher degree of credit risk due to the underlying management assumptions that need to be considered when dealing with these types of real estate investments.

Land Loans. Land loans are typically secured by raw land, farm land, improved land such as a lot, or land to be used for development. The Company also makes loans on occasion for the purchase of land for future development by the borrower. Land loans are extended for the future development for either commercial or residential use by the borrower. The Company carefully analyzes the intended use of the property and the viability thereof. Additionally, these loans have a higher degree of risk associated with overall budget and project costs, evaluating and monitoring construction progress, and overall market saturations which may affect values negatively during an economic downturn.

Commercial Real Estate Loans. Commercial real estate loans are secured by the subject property and are underwritten based upon standards set forth in the policies approved by the Company’s Board of Directors. Such standards include, among other factors, loan to value limits, cash flow coverage and general creditworthiness of the obligors. These loan types also are considered a higher degree of credit risks due to the underlying management assumptions that need to be considered when dealing with these types of real estate investments.

Residential Nonowner and Residential Owner Real Estate Loans. The Company’s underwriting analysis includes reviewing the borrower’s repayment capacity and source, value of the underlying property, credit history and stability. The Company originates mostly adjustable-rate mortgage loans for the purchase or refinance of residential properties. These loans are collateralized by first or second mortgages on owner-occupied, second homes or investment residential properties located in the Company’s market area. In addition, market conditions could fluctuate negatively and affect the home’s final value.

Construction and Development Loans. Construction and development loans are to finance the construction of owner occupied and lease properties. These loans are categorized as construction loans during the construction period, later converting to commercial or residential nonowner or owner loans after the construction is complete and amortization of the loan begins. Real estate development and construction loans are approved based on an analysis of the borrower and guarantor, the viability of the project and on an acceptable percentage of the appraised value of the property securing the loan. Real estate development and construction loan funds are disbursed periodically based on the percentage of construction completed. The Company carefully monitors these loans with on-site inspections and requires the receipt of lien waivers on funds advanced. The primary risk associated with these loan types is the construction phase of a home and the borrower’s accuracy of projected costs associated to complete a home. Development and construction loans are typically secured by the properties under development or construction, and personal guarantees are typically obtained. Further, to assure that reliance is not placed solely on the value of the underlying property, the Company considers the market conditions and feasibility of proposed projects, the financial condition and reputation of the borrower and guarantors, the amount of the borrower’s equity in the project, independent appraisals, cost estimates and pre-construction sale information. The primary risk associated with these loan types is the construction phase of owner occupied and lease properties and the borrower’s accuracy of projected costs associated to complete a property. In addition, market conditions could fluctuate negatively and affect the property’s final value, and overall market saturations may affect values negatively during an economic downturn.

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

Home Equity and Line of Credit Loans. Home equity and line of credit loans are secured by a recorded lien position against the equity in the secured real property and mainly consist of variable-rate and fixed-rate personal loans and lines of credit. The risks inherent with these types of loans are economic conditions affecting the borrower’s future employment or their spouse’s loss of job affecting their ability to continue servicing debt repayments.

Commercial Loans. Commercial loans are primarily underwritten on the basis of the borrowers’ ability to service such debt from income. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. As a general practice, the Company takes as collateral a security interest in any available, equipment, or other chattel, although loans may also be made on an unsecured basis. Collateralized working capital loans typically are secured by short-term assets whereas long-term loans are primarily secured by long-term assets. These loans are also affected by adverse economic conditions should they prevail within the Company’s local market.

Consumer Loans. Consumer loans are extended for various purposes, including purchases of automobiles, recreational vehicles, and boats. The Company also offers home improvement loans, lines of credit, personal loans, and deposit account collateralized loans. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas such as unemployment levels. Loans to consumers are extended after a credit evaluation, including the creditworthiness of the borrower(s), the purpose of the credit, and the secondary source of repayment. Consumer loans are made at fixed, and variable-interest rates and may be made on terms of up to ten years. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers. The Company’s underwriting analysis includes a determination of the borrower’s payment history on other debts and an assessment of ability to meet existing obligations and payments on the proposed loan. The risks inherent with these types of loans are the borrower’s continuing financial stability, which can be negatively affected by job loss, divorce, illness or personal bankruptcy.

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

An analysis of the change in the allowance for loan losses follows (in thousands):

	Real Estate Mortgage
	Office/			Commercial	Resid.		Construction	Home
	Retail/	Multi-		Real	Non	Resid.	and	Equity
	Other	Family	Land	Estate	Owner	Owner	Development	& LOC	Commercial	Consumer	Total
Year Ended December 31, 2013:
Beginning balance	$723	15	992	115	316	620	565	353	384	422	4,505
Provision (credit) for loan losses	605	12	233	34	(108)	(24)	(18)	116	151	24	1,025
Recoveries	—	—	12	4	2	85	—	3	1	1	108
Charge-offs	(332)	—	—	—	(81)	(70)	(493)	(109)	(240)	(259)	(1,584)

Ending balance	$996	27	1,237	153	129	611	54	363	296	188	4,054

Individually evaluated for impairment:
Recorded investment	$870	—	4,972	—	277	686	—	299	—	245	7,349

Balance in allowance for loan losses	$41	—	1,103	—	56	78	—	7	—	—	1,285

Collectively evaluated for impairment:
Recorded investment	$57,432	7,619	8,777	16,298	11,755	46,246	7,559	12,343	17,728	7,309	193,066

Balance in allowance for loan losses	$955	27	134	153	73	533	54	356	296	188	2,769

Year Ended December 31, 2012:
Beginning balance	1,625	16	1,420	146	191	378	611	245	437	328	5,397
Provision (credit) for loan losses	305	(1)	88	9	373	460	45	387	(53)	167	1,780
Recoveries	3	—	3	—	2	16	—	8	—	15	47
Charge-offs	(1,210)	—	(519)	(40)	(250)	(234)	(91)	(287)	—	(88)	(2,719)

Ending balance	$723	15	992	115	316	620	565	353	384	422	4,505

Individually evaluated for impairment:
Recorded investment	$772	—	2,656	—	238	227	2,098	437	263	359	7,050

Balance in allowance for loan losses	$200	—	748	—	166	71	557	50	167	271	2,230

Collectively evaluated for impairment:
Recorded investment	$51,030	14,789	11,081	11,149	12,206	36,317	5,473	13,815	20,126	6,407	182,393

Balance in allowance for loan losses	$523	15	244	115	150	549	8	303	217	151	2,275

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

Management believes that the allowance for loan losses at December 31, 2013 appropriately reflects the risk inherent in the portfolio. The methodologies used in the calculation are in compliance with regulatory policy, with FASB Accounting Standard Codification (“ASC”) 310 and 450 and on other requirements of GAAP.

The following summarizes the loan credit quality (in thousands):

	Real Estate Mortgage
Credit Risk Profile by Internally Assigned Grade	Office/ Retail/ Other	Multi- Family	Land	Commercial Real Estate	Resid. Non- Owner	Residential Owner	Construction and Development	Home Equity and Line of Credit	Commercial	Consumer	Total
December 31, 2013:
Grade:
Pass	$52,933	7,619	8,777	15,485	10,657	45,822	7,559	12,115	17,164	6,728	184,859
Special mention	4,500	—	—	813	1,099	424	—	79	564	581	8,060
Substandard	869	—	4,972	—	276	686	—	448	—	245	7,496

Total	$58,302	7,619	13,749	16,298	12,032	46,932	7,559	12,642	17,728	7,554	200,415

December 31, 2012:
Grade:
Pass	46,284	14,789	9,397	11,008	10,472	35,649	5,473	13,695	20,115	6,257	173,139
Special mention	4,349	—	1,684	141	1,515	668	—	120	—	62	8,539
Substandard	1,169	—	2,656	—	457	227	2,098	437	274	447	7,765

Total	$51,802	14,789	13,737	11,149	12,444	36,544	7,571	14,252	20,389	6,766	189,443

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors.

The Company analyzes loans individually by classifying the loans as to credit risk. Loans classified as substandard or special mention are reviewed quarterly by the Company for further deterioration or improvement to determine if they are appropriately classified and whether there is any impairment. All loans are graded upon initial issuance. Further certain commercial loans are typically reviewed at least annually to determine the appropriate loan grading. In addition, during the renewal process of any loan, as well as if a loan becomes past due, the Company will determine the appropriate loan grade.

Loans excluded from the review process above are generally classified as pass credits until: (a) they become past due; (b) management becomes aware of a deterioration in the credit worthiness of the borrower; or (c) the customer contacts the Company for a modification. In these circumstances, the loan is specifically evaluated for potential classification as to special mention, substandard or even charged-off. The Company uses the following definitions for risk ratings:

Pass—A Pass loan’s primary source of loan repayment is satisfactory, with secondary sources very likely to be realized if necessary.

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

Special Mention—A Special Mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in the deterioration of the repayment prospects for the asset or the Company’s credit position at some future date. Special Mention loans are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.

Substandard—A Substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

Doubtful—A loan classified Doubtful has all the weaknesses inherent in one classified Substandard with the added characteristics that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. At December 31, 2013 and 2012, the Company had no loans classified doubtful.

Loss—A loan classified Loss is considered uncollectible and of such little value that continuance as a bankable asset is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be affected in the future. At December 31, 2013 and 2012, the Company had no loans classified loss.

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

Age analysis of past-due loans is as follows (in thousands):

	Accruing Loans
			Greater
	30-59	60-89	Than 90	Total
	Days	Days	Days	Past		Nonaccrual	Total
	Past Due	Past Due	Past Due	Due	Current	Loans	Loans
At December 31, 2013:
Real estate mortgage loans:
Office/retail/other	$—	—	—	—	58,202	100	58,302
Multi-family	—	—	—	—	7,619	—	7,619
Land	—	—	—	—	13,455	294	13,749
Commercial real estate	—	—	—	—	16,298	—	16,298
Residential nonowner	—	—	—	—	11,991	41	12,032
Residential owner	621	587	—	1,208	45,724	—	46,932
Construction and development	—	—	—	—	7,559	—	7,559
Home equity and line of credit	2	—	—	2	12,640	—	12,642
Commercial	24	—	—	24	17,704	—	17,728
Consumer	59	131	—	190	7,308	56	7,554

Total	$706	718	—	1,424	198,500	491	200,415

At December 31, 2012:
Real estate mortgage loans:
Office/retail/other	—	—	—	—	51,674	128	51,802
Multi-family	—	—	—	—	14,789	—	14,789
Land	—	—	—	—	13,737	—	13,737
Commercial real estate	—	—	—	—	11,149	—	11,149
Residential nonowner	—	—	—	—	12,444	—	12,444
Residential owner	222	—	—	222	36,232	90	36,544
Construction and development	—	—	—	—	6,841	730	7,571
Home equity and line of credit	—	—	—	—	14,202	50	14,252
Commercial	28	—	—	28	20,117	244	20,389
Consumer	138	63	—	201	6,344	221	6,766

Total	$388	63	—	451	187,529	1,463	189,443

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

The following summarizes the amount of impaired loans (in thousands):

	With No Related
	Allowance Recorded		With an Allowance Recorded			Total
		Unpaid		Unpaid			Unpaid
	Recorded	Principal	Recorded	Principal	Related	Recorded	Principal	Related
	Investment	Balance	Investment	Balance	Allowance	Investment	Balance	Allowance
December 31, 2013:
Real estate mortgage loans:
Office/retail/other	$380	407	490	634	41	870	1,041	41
Land	—	—	4,972	4,972	1,103	4,972	4,972	1,103
Residential nonowner	41	122	236	236	56	277	358	56
Residential owner	369	369	317	317	78	686	686	78
Home equity and line of credit	49	49	250	250	7	299	299	7
Consumer	245	405	—	—	—	245	405	—

	$1,084	1,352	6,265	6,409	1,285	7,349	7,761	1,285

December 31, 2012:
Real estate mortgage loans:
Office/retail/other	128	128	644	644	200	772	772	200
Land	—	—	2,656	2,656	748	2,656	2,656	748
Residential nonowner	—	—	238	238	166	238	238	166
Residential owner	60	180	167	167	71	227	347	71
Construction and development	730	803	1,368	1,368	557	2,098	2,171	557
Home equity and line of credit	387	430	50	50	50	437	480	50
Commercial	96	115	167	167	167	263	282	167
Consumer	6	6	353	430	271	359	436	271

	$1,407	1,662	5,643	5,720	2,230	7,050	7,382	2,230

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

The average net investment in impaired loans and interest income recognized and received on impaired loans are as follows (in thousands):

	Average	Interest	Interest
	Recorded	Income	Income
	Investment	Recognized	Received
Year Ended December 31, 2013:
Real estate mortgage loans:
Office/retail/other	$1,016	50	50
Land	4,118	114	114
Residential nonowner	332	11	11
Residential owner	340	9	9
Construction and development	815	35	35
Home equity and line of credit	384	16	16
Commercial	136	5	5
Consumer	315	12	12

Total	$7,456	252	252

Year Ended December 31, 2012:
Real estate mortgage loans:
Office/retail/other	2,569	223	223
Land	3,832	179	179
Commercial real estate	8	—	—
Residential nonowner	1,483	31	31
Residential owner	224	—	—
Construction and development	2,143	87	87
Home equity and line of credit	283	6	6
Commercial	189	—	—
Consumer	324	17	17

Total	$11,055	543	543

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

The following summarizes troubled debt restructurings (“TDR”) (dollars in thousands):

	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Year Ended December 31, 2013:
Real estate mortgage loans:
Office/retail/other:
Modified interest rates	1	$490	490
Land:
Modified interest rate and amortization	3	2,685	2,685
Modified principal	1	611	611
Residential nonowner:
Modified interest rate	1	136	136
Residential owner:
Modified interest rates	2	317	317
Construction and development:
Modified interest rates	2	2,098	2,098
Home equity and line of credit:
Modified interest rates	1	250	250
Modified amortization	1	88	88
Consumer:
Modified interest rates	1	56	56
Modified interest rate and amortization	5	273	273

	18	$7,004	7,004

Year Ended December 31, 2012:
Real estate mortgage loans:
Office/retail/other:
Modified interest rates	1	644	644
Modified interest rate and amortization	2	2,120	2,120
Land:
Modified interest rate and amortization	4	3,779	3,779
Commercial real estate:
Modified interest rate and amortization	1	41	41
Residential nonowner:
Modified interest rate	2	2,429	2,429
Residential owner:
Modified interest rates	3	334	334
Construction and development:
Modified interest rates	2	2,099	2,099
Home equity and line of credit:
Modified interest rates	1	250	250
Modified interest rate and amortization	1	88	88
Consumer:
Modified interest rates	1	157	157
Modified interest rate and amortization	2	151	151

	20	$12,092	12,092

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

TDR’s included in the tables of impaired loans, are shown separately in the table above. All non-temporary concessions to a borrower in the form of a modified interest rate, modified amortization, modified interest rate and amortization, or modified principal are considered TDR’s. At the time of modification, an impairment analysis is performed to determine the appropriate amount of allowance for loan loss needed. Six months of payments according to the terms of the modification will need to be made before the loan is returned to accrual status.

The allowance for loan losses on all loans that have been restructured and are considered TDR’s included in the Company’s specific reserve. The specific reserve is determined on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, or the fair value of the collateral if the loan is collateral dependent. TDR’s that have subsequently defaulted are considered collateral-dependent.

TDR’s that subsequently defaulted during the twelve month period ended December 31, 2013 and December 31, 2012, which were restructured during the last twelve months are as follows (dollars in thousands):

	Number of	Recorded
	Contracts	Investment
Year Ended December 31, 2013:
Real estate mortgage loans:
Construction and development	2	$2,098
Home equity and line of credit	1	88
Consumer	1	64

Total	4	$2,250

Year Ended December 31, 2012:
Real estate mortgage loans:
Land	1	1,123
Residential nonowner	1	2,291
Residential owner	2	197

Total	4	$3,611

Loans Held for Sale—As shown in the Statement of Cash Flows, all loans sold were originated for sale, with none reclassified from the portfolio.

The Company grants the majority of its loans to borrowers throughout Alachua and Marion Counties, Florida. Although the Company has a diversified loan portfolio, a significant portion of its borrowers’ ability to honor their contracts is dependent upon the economy in Alachua and Marion Counties, Florida.

At December 31, 2013 and 2012, the Company had no financing receivables.

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(4)	Premises and Equipment

A summary of premises and equipment follows (in thousands):

	At December 31,
	2013	2012
Land	$4,338	4,338
Buildings	9,725	9,437
Leasehold improvements	705	697
Furniture, fixtures and equipment	3,960	3,762
Construction in process	82	29

Total, at cost	18,810	18,263
Less accumulated depreciation and amortization	(4,141)	(3,567)

Premises and equipment, net	$14,669	14,696

The Company leases its Ocala corporate headquarters under an operating lease. This lease is for a term of five years, contains an escalation clause, requires monthly lease payments, common area maintenance charges, and options to renew through 2025. Rent expense under this operating lease during the years ended December 31, 2013 and 2012 was $103,000 and $101,000, respectively. The Company offsets occupancy expense with sub-leases on various suites in the building. The future minimum lease payments as of December 31, 2013, are as follows (in thousands):

Year Ending
December 31,	Expense	Income
2014	$106	82
2015	18	4

	$124	86

(5)	Other Real Estate Owned

Other real estate owned are presented net of an allowance for losses. An analysis of the allowance for losses on other real estate owned is as follows (in thousands):

	Year Ended December 31,
	2013	2012
Balance, beginning of year	$593	2,128
Provision for losses	250	112
Charge-offs	(232)	(1,647)

Balance, end of year	$611	593

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(5)	Other Real Estate Owned, Continued

Expenses applicable to other real estate owned follows (in thousands):

	Year Ended December 31,
	2013	2012
Loss on sale of other real estate owned	$136	115
Provision for other real estate owned losses	250	112
Operating expenses, net of rental income	153	96

	$539	323

(6)	Deposits

A schedule of maturities of time deposits at December 31, 2013 follows (in thousands):

Year Ending
December 31,	Amount
2014	$56,984
2015	20,596
2016	10,799
2017	8,383
2018	4,365

$101,127

(7)	Other Borrowings

The Company enters into repurchase agreements with customers that sweep funds from deposit accounts into investment accounts. These investment accounts are not federally insured and are treated as borrowings. These agreements require the Company to pledge securities as collateral for these borrowings. At December 31, 2013 and 2012, the outstanding balance of such borrowings totaled approximately $2.9 million and $1.7 million, respectively, and the Company pledged securities with a carrying value of approximately $2.1 million and $2.7 million, respectively, as collateral for these agreements.

The Company had $11 million and $7.9 million under unsecured credit facilities with correspondent banks at December 31, 2013 and 2012, respectively. The Company also had an additional $3 million under a secured credit facility with a correspondent bank at December 31, 2012. There was $2 million outstanding in connection with these agreements at December 31, 2013 and no amounts outstanding at December 31, 2012.

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(8)	Federal Home Loan Bank Advances

The maturity and interest rate of the Federal Home Loan Bank (“FHLB”) advances are as follows ($ in thousands):

Advance Type		Interest Rate	At December 31,
	Maturity		2013	2012
Daily rate credit	2014	0.35%	$6,500	—
Convertible	2016	4.47%	5,000	5,000
Convertible	2016	4.71%	3,000	3,000
Convertible	2017	4.22%	5,000	5,000

			$19,500	13,000

The Company has entered into a collateral agreement with the FHLB which consists of a blanket floating lien on the entire loan portfolio and the pledge of all the Company’s FHLB stock. One advance with a 2016 maturity date and interest rate of 4.47% has a call feature benefiting the issuer with a call date of February 24, 2014 and has not been called. The advance with a 2017 maturity date has a call feature benefiting the issuer with a call date of February 18, 2014 and has not been called. The Company may owe a fee in the event of full or partial repayment of advances prior to maturity. The Company had additional credit of $10.1 million available based on its collateral position at December 31, 2013.

(9)	Income Taxes

Allocation of the Federal and state income taxes is as follows (in thousands):

	Year Ended December 31,
	2013	2012
Deferred:
Federal	$186	224
State	44	45

Income taxes	$230	269

The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows ($ in thousands):

	Year Ended December 31,
	2013		2012
		% of		% of
		Pretax		Pretax
	Amount	Earnings	Amount	Earnings
Income taxes at statutory rate	$269	34.0%	$272	34.0%
Increase (decrease) resulting from:
State taxes, net of Federal tax benefit	29	3.6	30	3.8
Tax exempt interest	(98)	(12.4)	(57)	(7.1)
Other	30	3.9	24	2.9

Income taxes	$230	29.1%	$269	33.6%

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(9)	Income Taxes, Continued

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands).

	At December 31,
	2013	2012
Deferred tax assets:
Allowance for loan losses	$697	973
Net operating loss carryforwards	3,874	3,725
Foreclosed property expenses	219	302
Organizational and start-up costs	97	112
Impaired loan interest	14	20
Unrealized loss on securities available for sale	364	—
Other	71	59

Deferred tax assets	5,336	5,191

Deferred tax liabilities:
Premises and equipment	(441)	(455)
Deferred loan costs	(340)	(299)
Unrealized gains on securities available for sale	—	(257)
Prepaid expenses	(59)	(75)

Deferred tax liabilities	(840)	(1,086)

Net deferred tax asset	$4,496	4,105

At December 31, 2013, the Company has approximately $10.4 million of net operating loss carryforwards available to offset future taxable income. These carryforwards will begin to expire in 2025.

The Company files income tax returns in the U.S. federal jurisdiction, and the State of Florida. The Company is no longer subject to the U.S. federal or state and local income tax examinations by tax authorities for years before 2010.

(10)	Off-Balance-Sheet Financial Instruments

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to extend credit, unused lines of credit and standby letters of credit and may involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, unused lines of credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed-expiration dates or other

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(10)	Off-Balance-Sheet Financial Instruments, Continued

termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management’s credit evaluation of the counterparty.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These letters of credit are primarily issued to support third-party borrowing arrangements and generally have expiration dates within one year of issuance. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. At December 31, 2013, the Company held collateral supporting substantially all of these commitments and management does not anticipate any potential losses if these letters of credit are funded.

Standby letters of credit and commitments to extend credit typically result in loans with a market interest rate when funded. A summary of the amounts of the Company’s financial instruments with off-balance-sheet risk at December 31, 2013 follows (in thousands):

Contract
Amount
Commitments to extend credit	$3,364

Unused lines of credit	$18,955

Standby letters of credit	$44

(11)	Stock Option Plan

The Company adopted a stock option plan for its employees and directors (the “Plan”). Fifteen percent of the total amount of shares outstanding, up to 450,000 shares (currently 394,981 shares), have been reserved under the Plan. Stock options are granted at an exercise price equal to or greater than the fair market value of the common stock on the date of grant. Options granted to directors vest immediately and for employees, the options primarily vest over two years starting with the date of grant and ending on the second anniversary thereof. At December 31, 2013, 195,986 options remain available for granting. A summary of stock option transactions under the Plan for the years ended December 31, 2013 and 2012 follows:

			Weighted
		Weighted	Average
		Average	Remaining
	Number of	Exercise	Contractual
	Options	Price	Term
Options outstanding at December 31, 2011	243,953	$10.12
Options forfeited	(7,600)	10.22

Options outstanding at December 31, 2012	236,353	10.11
Options forfeited	(60,874)	10.15

Options outstanding at December 31, 2013	175,479	$10.10	2.81 years

Options exercisable at December 31, 2013	175,479	$10.10	2.81 years

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(11)	Stock Option Plan, Continued

At December 31, 2013, there was no unrecognized compensation expense related to the nonvested share-based compensation arrangements granted under the plans.

(12)	Employee Benefit Plan

The Company has a 401(k) profit sharing plan available to all employees electing to participate after meeting certain length-of-service requirements. The Company did not contribute to the plan in 2013 or in 2012.

(13)	Related Party Transactions

The Company enters into transactions in the ordinary course of business with officers and directors of the Company and entities in which they hold a significant financial interest. The following summarizes these transactions (in thousands):

	At December 31,
	2013	2012
Beginning loan balances	$12,078	11,968
Additions	3,750	7,074
Repayments	(4,154)	(6,964)

Ending loan balances	$11,674	12,078

Deposits held from related parties- Balance at end of year	$5,807	4,003

(14)	Stockholders’ Equity and Dividend Restrictions

On January 23, 2009, the U.S. Treasury Department (the “Treasury”) purchased $6.5 million of the Company’s senior preferred stock as part of the US Treasury’s Capital Purchase Program. While the preferred shares are outstanding, the Company will pay the Treasury a five percent dividend on the senior preferred shares for the first five years following the investment, and a nine percent dividend thereafter. On January 19, 2012, the Company’s Board of Directors adopted certain resolutions at the request of the Federal Reserve Bank of Atlanta (the “Federal Reserve”). One resolution provides that the Company may not, without prior Federal Reserve approval, declare or pay dividends including the payment of dividends on our outstanding Series A and Series B preferred stock. As a result, in the fourth quarter of 2011, the Company ceased accruing and paying dividends. At December 31, 2013 and 2012, the balance of cumulative unpaid dividends owed on preferred stock was $757,000 and $402,000, respectively. As of December 2013, the Company has deferred eight quarterly dividend payments, the Treasury has not elected to appoint any directors or observers. The Treasury also received warrants to purchase an additional $325,700 of the Company’s senior preferred stock at an exercise price of $0.01. The Treasury exercised these warrants on January 23, 2009. The senior preferred shares issued upon exercise of the warrants pay dividends at an annual rate of nine percent. While the senior preferred shares are outstanding, the Company must comply with restrictions on executive compensation and limitations on dividends and stock repurchases. The Company can repay the Treasury under the conditions established in the purchase agreements, and the Treasury can sell their investment to third parties.

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(14)	Stockholders’ Equity and Dividend Restrictions, Continued

On July 3, 2013, the Treasury announced its intent to sell its investment in the Company’s Preferred Stock, along with similar investments the Treasury had made in other financial institutions, primarily to qualified institutional buyers and certain institutional accredited investors. Using a modified Dutch auction methodology that established a market price by allowing investors to submit bids at specified increments during the period from July 8 through July 11, 2013, the Treasury auctioned all of the Company’s shares of Preferred Stock, which were purchased by unrelated third parties. The closing price of the Series A auctioned shares was $982.90 per share, and the closing price of the Series B auctioned shares was $1,045.31 per share.

The Company is limited in the amount of dividends it may pay by the amount of dividends the Bank may pay to the Holding Company. The Bank is limited in the amount of cash dividends that may be paid by Florida law. The amount of cash dividends that may be paid is based on the Bank’s net earnings of the current year combined with the Bank’s retained earnings of the preceding two years, as defined by state banking regulations. However, for any dividend declaration, the Bank must consider additional factors such as the amount of current period net earnings, liquidity, asset quality, capital adequacy and economic conditions. It is likely that these factors would further limit the amount of dividends which the Bank could declare. In addition, bank regulators have the authority to prohibit banks from paying dividends if they deem such payment to be an unsafe or unsound practice.

(15)	Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and percentages (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2013, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2013, the Bank is categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage percents as set forth in the table. There are no conditions or

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(15)	Regulatory Matters, Continued

events since that notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and percentages are also presented in the table ($ in thousands):

					For Well
			For Capital		Capitalized
	Actual		Adequacy Purposes		Purposes
	Amount	%	Amount	%	Amount	%
As of December 31, 2013:
Tier I Capital to Average Assets	$21,047	7.79%	$10,807	4.00%	$13,509	5.00%
Tier I Capital to Risk-Weighted Assets	21,047	10.24	8,221	4.00	12,332	6.00
Total Capital to Risk-Weighted Assets	23,635	11.50	16,442	8.00	20,552	10.00
As of December 31, 2012:
Tier I Capital to Average Assets	19,696	7.11	11,076	4.00	13,844	5.00
Tier I Capital to Risk-Weighted Assets	19,696	9.63	8,185	4.00	12,277	6.00
Total Capital to Risk-Weighted Assets	22,278	10.89	16,370	8.00	20,462	10.00

(16)	Fair Value of Financial Instruments

The carrying and estimated fair values of our financial instruments are as follows (in thousands):

	At December 31,
	2013		2012
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets:
Cash and cash equivalents	$5,963	5,963	5,794	5,794
Securities available for sale	43,067	43,067	46,408	46,408
Loans, net	196,777	193,235	185,321	184,407
Loans held for sale	9,234	9,234	15,688	15,688
Accrued interest receivable	839	839	805	805
Federal Home Loan Bank stock	1,211	1,211	1,011	1,011
Financial liabilities:
Deposits	229,163	230,231	237,193	238,078
Federal funds purchased	2,000	2,000	—	—
Federal Home Loan Bank advances	19,500	20,790	13,000	14,843
Other borrowings	2,956	2,956	1,732	1,732
Accrued interest payable	229	229	244	244
Off-balance-sheet financial instruments	—	—	—	—

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(17)	Fair Value Measurements

Available-for-sale securities, measured at fair value on a recurring basis are summarized below (in thousands):

		Fair Value Measurements Using
		Quoted Prices
		In Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Fair	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
At December 31, 2013:
U.S. government agency securities	$737	—	737	—
Mortgage-backed securities	30,989	—	30,989	—
Municipal bonds	11,341	—	11,341	—

	$43,067	—	43,067	—

At December 31, 2012:
U.S. government agency securities	925	—	925	—
Mortgage-backed securities	34,345	—	34,345	—
Municipal bonds	9,508	—	9,508
Corporate bonds	1,630	—	1,630	—

	$46,408	—	46,408	—

There were no transfers of securities between levels of inputs during the twelve months ended December 31, 2013 and 2012.

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(17)	Fair Value Measurements, Continued

Impaired collateral-dependent loans are carried at fair value when the current collateral value is lower than the carrying value of the loan. Impaired collateral-dependent loans are evaluated individually according to an appraised value obtained at least annually. Those impaired collateral-dependent loans which are measured at fair value or a nonrecurring basis are as follows (in thousands):

	Fair Value	Level 1	Level 2	Level 3	Total Losses	Losses Recorded During the Year
At December 31, 2013:
Real estate
Office/retail/other	$548	—	—	548	212	28
Land	3,868	—	—	3,868	1,103	645
Residential nonowner	220	—	—	220	137	81
Residential owner	238	—	—	238	78	59
Home equity and line of credit	243	—	—	243	7	7
Consumer	81	—	—	81	160	86

Total	$5,198	—	—	5,198	1,697	906

At December 31, 2012:
Real estate
Office/retail/other	444	—	—	444	200	—
Land	1,908	—	—	1,908	748	3
Residential nonowner	72	—	—	72	166	166
Residential owner	156	—	—	156	191	191
Construction and development	1,541	—	—	1,541	630	30
Home equity and line of credit	88	—	—	88	93	93
Commercial	18	—	—	18	186	186
Consumer	82	—	—	82	348	186

Total	$4,309	—	—	4,309	2,562	855

Other real estate owned is recorded at fair value less estimated costs to sell. Other real estate owned which is measured at fair value on a nonrecurring basis is as follows (in thousands):

	At Year End				Total	Losses Recorded During the
	Fair
	Value	Level 1	Level 2	Level 3	Losses	Year
At December 31, 2013	$2,923	—	—	2,923	441	241

At December 31, 2012	$3,869	—	—	3,869	594	6

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(18)	Legal Contingencies

Various legal claims arise from time to time in the normal course of business which, in the opinion of management, will not have a material effect on the Company’s consolidated financial statements.

(19)	Holding Company Only Financial Information

The Holding Company’s unconsolidated financial information is as follows (in thousands):

Condensed Balance Sheets

	At December 31,
	2013	2012
Assets
Cash	$634	605
Investment in subsidiaries	23,478	24,181
Other assets	483	245

Total assets	$24,595	25,031

Liabilities and Stockholders’ Equity
Other liabilities	57	14
Stockholders’ equity	24,538	25,017

Total liabilities and stockholders’ equity	$24,595	25,031

Condensed Statements of Earnings

	Year Ended December 31,
	2013	2012
Revenues	$2	3
Operating expenses, net of income tax benefit	(110)	87

Net earnings (loss) before earnings of subsidiaries	112	(84)
Earnings of subsidiaries	449	615

Net earnings	$561	531

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(19)	Holding Company Only Financial Information, Continued

Condensed Statements of Cash Flows

	Year Ended
	December 31,
	2013	2012
Cash flows from operating activities:
Net earnings	$561	531
Adjustment to reconcile net earnings to net cash used in operating activities:
Equity in loss of subsidiaries	(449)	(615)
Increase in other assets	(238)	(50)
Increase in other liabilities	43	—

Net cash used in operating activities	(83)	(134)

Cash flows from investing activity-Dividends from subsidiaries	112	—

Net increase (decrease) in cash	29	(134)
Cash at beginning of the year	605	739

Cash at end of year	$634	605

Supplemental disclosure of cash flow information-
Noncash transaction-
Accumulated other comprehensive (loss) income net change in unrealized gain on securities available for sale of subsidiary, net of taxes	$(1,040)	229

(continued)

Independent Auditors’ Report

The Board of Directors and Stockholders

Alarion Financial Services, Inc.

Ocala, Florida:

We have audited the accompanying consolidated financial statements of Alarion Financial Services, Inc. and Subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2012 and 2011, and the results of their operations and cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA

Tampa, Florida

March 28, 2013

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

($ in thousands, except per share amounts)

	At December 31,
	2012	2011
Assets
Cash and due from banks	$4,000	4,853
Interest-earning deposits	269	224
Federal funds sold	1,525	—

Cash and cash equivalents	5,794	5,077
Securities available for sale	46,408	50,216
Loans, net of allowance for loan losses of $4,505 and $5,397	185,321	194,274
Loans held for sale	15,688	9,961
Accrued interest receivable	805	860
Premises and equipment, net	14,696	13,042
Other real estate owned, net	3,869	4,523
Federal Home Loan Bank stock, at cost	1,011	1,266
Deferred income taxes	4,105	4,511
Other assets	472	786

Total assets	$278,169	284,516

Liabilities and Stockholders’ Equity
Liabilities:
Noninterest-bearing demand deposits	30,078	31,038
NOW, money-market and savings deposits	93,755	85,318
Time deposits less than $100,000	83,373	86,705
Time deposits greater than $100,000	29,987	38,167

Total deposits	237,193	241,228
Federal Home Loan Bank advances	13,000	16,000
Other borrowings	1,732	1,754
Accrued interest payable	249	342
Accrued expenses and other liabilities	978	935

Total liabilities	253,152	260,259

Commitments and contingencies (Notes 4, 10 and 18)
Stockholders’ equity:
Preferred stock, $.01 par value; 1,000,000 shares authorized:
Preferred stock, Series A, $.01 par value; $1,000 liquidation value; 6,514 shares issued and outstanding	—	—
Preferred stock, Series B, $.01 par value; $1,000 liquidationvalue; 326 shares issued and outstanding	—	—
Additional paid-in capital, preferred	6,840	6,840
Preferred stock discount	(69)	(134)
Common stock, $.01 par value; 4,000,000 shares authorized, 2,633,208 shares issued and outstanding	26	26
Additional paid-in capital, common	26,595	26,595
Accumulated deficit	(8,805)	(9,271)
Accumulated other comprehensive income	430	201

Total stockholders’ equity	25,017	24,257

Total liabilities and stockholders’ equity	$278,169	284,516

See Accompanying Notes to Consolidated Financial Statements.

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Year Ended December 31,
	2012	2011
Interest income:
Loans	$10,429	11,161
Securities	1,079	1,279
Other	15	20

Total interest income	11,523	12,460

Interest expense:
Deposits	2,042	3,046
Borrowings	597	641

Total interest expense	2,639	3,687

Net interest income	8,884	8,773
Provision for loan losses	1,780	4,460

Net interest income after provision for loan losses	7,104	4,313

Noninterest income:
Deposit account fees	369	379
Net gain on sale of securities	296	—
Net gain on sales of loans held for sale	2,664	1,730
Other	882	348

Total noninterest income	4,211	2,457

Noninterest expenses:
Salaries and employee benefits	5,472	4,649
Occupancy and equipment	1,215	1,314
Data processing	769	578
Professional services	621	556
Advertising and promotion	203	199
Office supplies and printing	138	135
Other real estate owned expense	323	2,140
FDIC assessment	372	483
Other	1,402	1,155

Total noninterest expenses	10,515	11,209

Earnings (loss) before income taxes (benefit)	800	(4,439)
Income taxes (benefit)	269	(1,653)

Net earnings (loss)	531	(2,786)
Preferred stock dividend requirements and accretion of preferred stock to par	420	420

Net earnings (loss) available to common shareholders	$111	(3,206)

See Accompanying Notes to Consolidated Financial Statements.

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

(In thousands)

	Year Ended December 31,
	2012	2011
Net earnings (loss)	$531	(2,786)
Other comprehensive income:
Change in unrealized gain on investments:
Unrealized gain arising during the period	662	1,306
Reclassification adjustment for realized gains	(296)	—

Net change in unrealized gain	366	1,306
Deferred income taxes on above change	(137)	(490)

Total other comprehensive income	229	816

Comprehensive income (loss)	$760	(1,970)

See Accompanying Notes to Consolidated Financial Statements.

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2012 and 2011

($ in thousands)

											Accumulated Other Compre- hensive Income	Total Stockholders’ Equity
	Preferred Stock						Common Stock
	Series A		Series B		Additional Paid-in Capital				Additional Paid-In Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount		Discount	Shares	Amount
Balance at December 31, 2010	6,514	$—	326	$—	6,840	(200)	2,653,208	$27	26,693	(6,111)	(615)	26,634
Net loss	—	—	—	—	—	—	—	—	—	(2,786)	—	(2,786)
Net change in unrealized loss on securities available for sale, net of taxes of $490	—	—	—	—	—	—	—	—	—	—	816	816
Share-based compensation	—	—	—	—	—	—	—	—	1	—	—	1
Retirement of stock	—	—	—	—	—	—	(20,000)	(1)	(99)	—	—	(100)
Preferred stock dividend requirements and Series B preferred stock accretion	—	—	—	—	—	66	—	—	—	(374)	—	(308)

Balance at December 31, 2011	6,514	—	326	—	6,840	(134)	2,633,208	26	26,595	(9,271)	201	24,257
Net earnings	—	—	—	—	—	—	—	—	—	531	—	531
Net change in unrealized gain on securities available for sale, net of taxes of $137	—	—	—	—	—	—	—	—	—	—	229	229
Series B preferred stock accretion of discount	—	—	—	—	—	65	—	—	—	(65)	—	—

Balance at December 31, 2012	6,514	$—	326	$—	6,840	(69)	2,633,208	$26	26,595	(8,805)	430	25,017

See Accompanying Notes to Consolidated Financial Statements.

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2012	2011
Cash flows from operating activities:
Net earnings (loss)	$531	(2,786)
Adjustments to reconcile net earnings (loss) to net cash (used in) provided by operating activities:
Provision for loan losses	1,780	4,460
Depreciation and amortization	593	637
Gain on sale of loans held for sale	(2,664)	(1,730)
Loans originated for sale	(130,613)	(77,855)
Proceeds from loans sold	127,550	77,019
Net amortization of deferred loan fees and costs	147	113
Deferred income taxes (benefit)	269	(1,653)
Loss on sale of other real estate owned	115	434
Provision for other real estate owned losses	112	1,522
Net gain on sale of securities	(296)	—
Net amortization of premiums and discounts on securities available for sale	886	733
Share-based compensation	—	1
Net decrease in accrued interest receivable	55	43
Net decrease in accrued interest payable	(93)	(94)
Net decrease in other assets	314	496
Net increase in accrued expenses and other liabilities	43	413

Net cash (used in) provided by operating activities	(1,271)	1,753

Cash flows from investing activities:
Purchase of securities available for sale	(34,211)	(12,350)
Proceeds from sales, principal repayments, principal pay-ups and maturities on securities available for sale	37,795	12,010
Net decrease in loans	3,667	11,650
Purchase of premises and equipment	(2,247)	(261)
Proceeds from sale of other real estate owned	3,786	2,452
Redemption of Federal Home Loan Bank stock	255	143

Net cash provided by investing activities	9,045	13,644

Cash flows from financing activities:
Net decrease in deposits	(4,035)	(10,116)
Net decrease in other borrowings	(22)	(1,300)
Net decrease in Federal Home Loan Bank advances	(3,000)	(5,000)
Preferred stock dividend paid and Series B stock accretion	—	(308)

Net cash used in financing activities	(7,057)	(16,724)

Net increase (decrease) in cash and cash equivalents	717	(1,327)
Cash and cash equivalents at beginning of year	5,077	6,404

Cash and cash equivalents at end of year	$5,794	5,077

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$2,732	3,781

Noncash transactions:
Accumulated other comprehensive income, net change in unrealized gain on securities available for sale, net of taxes	$229	816

Transfer of loans to other real estate owned	$3,677	3,594

Transfer of other real estate owned to loans	$318	1,022

Retirement of common stock from other assets	$—	100

Series B preferred stock accretion of discount	$65	66

See Accompanying Notes to Consolidated Financial Statements.

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

At December 31, 2012 and 2011 and for the Years Then Ended

(1)	Summary of Significant Accounting Policies

Organization. Alarion Financial Services, Inc. (the “Holding Company”) owns 100% of the outstanding common stock of Alarion Bank (the “Bank”) and North Central Florida Developers Corporation. The Holding Company’s primary activity is the operation of the Bank and North Central Florida Developers Corporation. The Bank is a state (Florida)-chartered commercial bank. The Bank offers a variety of banking and financial services to individual and corporate customers through its six banking offices located in Ocala, Gainesville and Alachua, Florida. The deposit accounts of the Bank are insured up to the applicable limits by the Federal Deposit Insurance Corporation. North Central Florida Developers Corporation holds loans or assets that might require a longer term hold to realize full economic value.

Subsequent Events. Management has evaluated all significant events occurring subsequent to the balance sheet date through March 28, 2013, which is the date the consolidated financial statements were available to be issued, determining no events require additional disclosure in the consolidated financial statements.

Basis of Presentation. The accompanying consolidated financial statements include the accounts of the Holding Company, the Bank and North Central Florida Developers Corporation (collectively, the “Company”). All significant intercompany accounts and transactions have been eliminated in consolidation. The accounting and reporting practices of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”) and to general practices within the banking industry. The following summarizes the more significant of these polices and practices.

Use of Estimates. In preparing consolidated financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of deferred tax assets and other real estate owned.

Cash and Cash Equivalents. For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks, interest-earning deposits (including time deposits with original maturities of ninety days or less) and federal funds sold, all of which have original maturities of less than ninety days.

At December 31, 2012 and 2011, the Bank was not required by law or regulation to maintain cash reserves with the Federal Reserve Bank, in accounts with other banks or in the vault.

Securities. Securities may be classified as either trading, held to maturity or available for sale. Securities that are held principally for resale in the near term are considered trading securities and recorded at fair value with changes in fair value recorded in operations. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as “held to maturity” and are reported at amortized cost. Available-for-sale securities consist of securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are excluded from operations and reported in accumulated other comprehensive income. Gains and losses on the sale of available-for-sale securities are recorded on the trade date and are determined using the specific-identification method. Purchase premiums and discounts are recognized in interest-income using the interest method over the terms of the securities.

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Loans. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs.

Loan origination fees are capitalized and certain direct origination costs are deferred. Both are recognized as an adjustment of the yield of the related loan.

For loans amortized at cost, interest income is accrued based on the unpaid principal balance.

The accrual of interest on loans is discontinued at the time the loan is ninety-days delinquent unless the loan is well collateralized and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Past due status is based on contractual terms of the loan.

All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. There were no changes in the Company’s accounting policies or methodology during the year ended December 31, 2012 and 2011.

Allowance for Loan Losses. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to operations. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, will be credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific and general components. The specific component relates to loans that are considered impaired. For such loans, an allowance is established when the discounted cash flows or the collateral value of the impaired loan is lower than the carrying value of that loan. The general components covers nonimpaired loans and is based on loss experience adjusted for qualitative factors.

The historical loss component of the allowance is determined by losses recognized by portfolio segment over the preceding three years and adjusted for the following qualitative factors: changes in lending policies and procedures, including changes in underwriting standards and collection, charge-off and recovery practices not considered elsewhere in estimating credit losses; changes in international, national, regional, and local economic and business conditions that affect the collectability of the portfolio, including the condition of various market segments; changes in the nature and volume of the portfolio and in the terms of the loans; changes in the experience, ability, and depth of lending management and other relevant staff; changes in the volume and severity of past due loans, the volume of nonaccrual loans, and the volume and severity of adversely classified or graded loans; changes in the

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Allowance for Loan Losses, Continued

quality of the Company’s loan review system; changes in the value of the underlying collateral for collateral-dependent loans; the existence and effect of any concentrations of credit, and changes in the level of such concentrations; the effect of other external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in the Company’s existing portfolio, and other trends or uncertainties that could affect management’s estimate of probable losses.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Impairment is measured on a loan-by-loan basis for all loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral-dependent.

Loans Held for Sale. The Company has a mortgage division within the Bank to originate and sell residential mortgage loans in the secondary market. Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate, determined by outstanding commitments from investors or current investors yield requirements. The Company enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate-lock commitments). Rate-lock commitments on mortgage loans that are intended to be sold are considered to be derivatives in accordance with GAAP. Accordingly, such commitments, along with any related fees received from potential borrowers, are recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of loans held for sale. Fair value is based on fees currently charged to enter into similar agreements, and for fixed-rate commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The effect was not material to the Company’s consolidated financial statements for the years ended December 31, 2012 or 2011.

Loan origination fees are deferred and direct loan origination costs are capitalized until the related loan is sold, at which time the net fees are included in the net gain on sale of loans held for sale in the consolidated statements of operations.

Premises and Equipment. Land is stated at cost. Other premises, equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. Interest costs are capitalized in connection with construction of new banking offices. Depreciation and amortization expense are computed using the straight-line method over the shorter of the estimated useful life of each type of asset or related lease term which includes certain renewal options.

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Other Real Estate Owned. Other real estate owned represents assets acquired through foreclosure and is initially recorded at fair value less selling costs at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of the new costs basis or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in operations.

Comprehensive Income (Loss). GAAP requires that recognized revenue, expenses, gains and losses be included in net earnings (loss). Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the consolidated balance sheet, such items, along with net earnings (loss), are components of comprehensive income (loss).

Transfer of Financial Assets. Transfers of financial assets or a participating interest in an entire financial asset are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity. A participating interest is a portion of an entire financial asset that (1) conveys proportionate ownership rights with equal priority to each participating interest holder (2) involves no recourse (other than standard representations and warranties) to, or subordination by, any participating interest holder, and (3) does not entitle any participating interest holder to receive cash before any other participating interest holder. Recourse in the form of an independent third-party guarantee shall be excluded from the evaluation of whether the participating interest definition is met.

Income Taxes. There are two components of income taxes: current and deferred. Current income taxes reflect taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income taxes result from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Uncertain tax positions are recognized if it is more likely than not that the tax position will be realized or sustained upon examination including resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. As of December 31, 2012, management is not aware of any uncertain tax positions that would have a material effect on the Company’s consolidated financial statements.

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Income Taxes, Continued

The Company recognizes interest and penalties on income taxes as a component of income taxes.

The Holding Company, North Central Florida Developers Corporation and the Bank file consolidated income tax returns. Income taxes are allocated between the Holding Company and its subsidiaries as though separate income tax returns were filed.

Stock Compensation Plan. The Company has adopted the fair value recognition method and expenses the fair value of any stock options as they vest and in the accompanying consolidated statements of operations.

Advertising. The Company expenses all media advertising as incurred.

Off-Balance-Sheet Instruments. In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, unused lines of credit and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded.

Fair Value Measurements. Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The hierarchy describes three levels of inputs that may be used to measure fair value:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities that are not active. Such inputs may include interest rates and yield curves, volatilities, prepayment speeds, credit risks, and default rates.

Level 3: Unobservable inputs to measure fair value of assets and liabilities for which there is little, if any market activity at the measurement date, using reasonable inputs and assumptions based upon the best information at the time, to the extent that inputs are available without undue cost and effort.

The following describes valuation methodologies used for assets and liabilities measured at fair value:

Securities Available for Sale. Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include highly liquid government bonds, certain mortgage products and exchange-traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include certain U.S. Government agency securities, mortgage-backed securities, municipal bonds and corporate bonds. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy. Securities classified within Level 3 include certain residual interests in securitizations and other less liquid securities.

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Fair Value Measurements, Continued

Impaired Loans. Estimates of fair value of underlying collateral are determined based on a variety of information, including the use of available appraisals, estimates of market value by licensed appraisers or local real estate brokers and the knowledge and experience of the Company’s management related to values of properties in the Company’s market areas. Management takes into consideration the type, location and occupancy of the property as well as current economic conditions in the area the property is located in assessing estimates of fair value. Accordingly, fair value estimates for impaired loans is classified as Level 3.

Other Real Estate Owned. Estimates of fair values are determined based on a variety of information, including the use of available appraisals, estimates of market value by licensed appraisers or local real estate brokers and the knowledge and experience of the Company’s management related to values of properties in the Company’s market areas. Management takes into consideration the type, location and occupancy of the property as well as current economic conditions in the area the property is located in assessing estimates of fair value. Accordingly, the fair values estimates for other real estate owned are classified as Level 3.

Fair Values of Financial Instruments. The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

Cash and Cash Equivalents. The carrying amounts of these financial instruments approximate their fair value.

Securities Available for Sale. The fair value for securities available for sale are based on the framework for measuring fair value.

Loans. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain fixed-rate residential mortgage, commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair value for collateral-dependent impaired loans are based on the framework for measuring fair value.

Loan Held for Sale. Fair values of loans held for sale are based on commitments on hand from investors or prevailing market prices.

Federal Home Loan Bank Stock. Fair value of the Company’s investment in Federal Home Loan Bank stock is based on its redemption value, which is its cost of $100 per share.

Deposits. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits to a schedule of aggregated expected monthly maturities of time deposits.

Federal Home Loan Bank Advances. Fair value of the advances from the Federal Home Loan Bank are estimated using a discounted cash flow analysis based on the Company’s current incremental borrowing rate for similar types of borrowings.

Other Borrowings. The carrying amounts of other borrowings approximates their fair value.

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Fair Values of Financial Instruments, Continued

Accrued Interest. The carrying amounts of accrued interest approximate their fair values.

Off-Balance-Sheet Financial Instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

Recent Pronouncements. In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-05, Comprehensive Income (Topic 220). The amendments in this update remove the option to present the components of other comprehensive income as part of the statements of stockholders’ equity. ASU No. 2011-05 was effective for annual periods, beginning on January 1, 2012. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In December 2011, ASU No. 2011-12 Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in ASU No. 2011-05 was issued. In order to defer only those changes in ASU 2011-05 that relate to the presentation of reclassification adjustments, the paragraphs in this ASU supersede certain pending paragraphs in ASU 2011-05. The amendments were made to allow the FASB time to re-deliberate whether to present on the face of the financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented. While the FASB is considering the operational concerns about the presentation requirements for reclassification adjustments and the needs of financial statement users for additional information about reclassification adjustments, entities are required to continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect before ASU 2011-05. All other requirements in ASU 2011-05 are not affected by this ASU, including the requirement to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements. The adoption of this guidance had no effect on the Company’s consolidated financial statements.

Reclassifications. Certain amounts in the 2011 consolidated financial statements have been reclassified to conform with the 2012 presentation.

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(2)	Securities Available for Sale

Securities available for sale have been classified according to management’s intent. The carrying amount and fair value of securities available for sale are as follows (in thousands):

		Gross	Gross	Approximate
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
At December 31, 2012:
U.S. Government agency securities	$908	17	—	925
Mortgage-backed securities	33,962	466	(83)	34,345
Municipal bonds	9,305	205	(2)	9,508
Corporate bonds	1,546	84	—	1,630

	$45,721	772	(85)	46,408

At December 31, 2011:
U.S. Government agency securities	1,064	—	(5)	1,059
Mortgage-backed securities	46,734	482	(52)	47,164
Corporate bonds	2,097	—	(104)	1,993

	$49,895	482	(161)	50,216

Securities sold are as follows (in thousands):

	Year Ended December 31,
	2012	2011
Gross proceeds	$27,084	—

Gross gains	314	—
Gross losses	(18)	—

Total	$296	—

The scheduled maturities of securities at December 31, 2012 were as follows (in thousands):

		Approximate
	Amortized	Fair
	Cost	Value
Due from one to five years	$1,546	1,631
Due from five to ten years	1,674	1,700
Due after ten years	8,539	8,732
Mortgage-backed securities	33,962	34,345

	$45,721	46,408

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(2)	Securities Available for Sale, Continued

Securities with gross unrealized losses at December 31, 2012, aggregated by investment category and length of time that individual securities have been in a continuous loss position, are as follows (in thousands):

	Less Than Twelve Months
	Gross Unrealized	Fair
	Losses	Value
Securities Available for Sale:
Mortgage-backed securities	$(83)	9,270
Municipal bonds	(2)	606

	$(85)	9,876

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

The unrealized losses on nine securities available for sale were caused by market conditions. It is expected that the securities would not be settled at a price less than the par value of the investments. Because the decline in fair value is attributable to changes in market conditions and not credit quality, and because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

At December 31, 2012, management believed that we will not be required to sell any securities before recovery of their amortized losses.

At December 31, 2012 and 2011, securities with a carrying value of approximately $14.8 million and $12.6 million, respectively, were pledged for other borrowings and public funds.

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3)	Loans

The loan portfolio segments are as follows (in thousands):

	At December 31,
	2012	2011
Real estate mortgage loans:
Office/retail/other	$51,802	59,006
Multi-family	14,789	16,421
Land	13,737	16,118
Commercial real estate	11,149	13,384
Residential nonowner	12,444	14,315
Residential owner	36,544	32,252
Construction and development	7,571	6,520
Home equity and line of credit	14,252	14,522

Commercial	20,389	19,489
Consumer	6,766	7,284
Total loans	189,443	199,311
Allowance for loan losses	(4,505)	(5,397)
Net deferred loan costs	383	360

Loans, net	$185,321	194,274

The Company has divided the loan portfolio into three portfolio segments and ten classes, each with different risk characteristics and methodologies for assessing risk. All loans are underwritten in accordance with policies set forth and approved by the Board of Directors. The portfolio segments identified by the Company are as follows:

Real Estate Mortgage Loans. Real estate mortgage loans are divided into eight classes: Office/Retail/Other, Multi-Family, Land, Commercial Real Estate, Residential Non-Owner, Residential Owner, Construction and Development and Home Equity & Line of Credit.

Office/Retail/Other Loans. Office/retail/other loans are typically secured by the subject property, such as a church, motel/hotel, restaurant, retail store, warehouse, or an office. These loans are secured by first liens on properties located within the Company’s market area. The Company’s underwriting analysis includes credit verification, independent appraisals, a review of the borrower’s financial condition, and a detailed analysis of the borrower’s underlying cash flows.

Multi-Family Loans. Multi-family loans are typically secured by properties such as apartments, duplexes and others that are constructed for use by multiple family groups. These loans are secured by first liens on properties located within the Company’s market area. The Company’s underwriting analysis typically utilizes the same standards and criteria used on commercial real estate loans and include credit verification, independent appraisals, a review of the borrower’s financial condition, and a detailed analysis of the borrower’s underlying cash flows. These loan types also are considered a higher degree of credit risk due to the underlying management assumptions that need to be considered when dealing with these types of real estate investments.

Land Loans. Land loans are typically secured by raw land, farm land, improved land such as a lot, or land to be used for development. The Company also makes loans on occasion for the purchase of land

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

for future development by the borrower. Land loans are extended for the future development for either commercial or residential use by the borrower. The Company carefully analyzes the intended use of the property and the viability thereof. Additionally, these loans have a higher degree of risk associated with overall budget and project costs, evaluating and monitoring construction progress, and overall market saturations which may affect values negatively during an economic downturn.

Commercial Real Estate Loans. Commercial real estate loans are secured by the subject property and are underwritten based upon standards set forth in the policies approved by the Company’s Board of Directors. Such standards include, among other factors, loan to value limits, cash flow coverage and general creditworthiness of the obligors. These loan types also are considered a higher degree of credit risks due to the underlying management assumptions that need to be considered when dealing with these types of real estate investments.

Residential Nonowner and Residential Owner Real Estate Loans. The Company’s underwriting analysis includes reviewing the borrower’s repayment capacity and source, value of the underlying property, credit history and stability. The Company originates mostly adjustable-rate mortgage loans for the purchase or refinance of residential properties. These loans are collateralized by first or second mortgages on owner-occupied, second homes or investment residential properties located in the Company’s market area. In addition, market conditions could fluctuate negatively and affect the home’s final value.

Construction and Development Loans. Construction and development loans are to finance the construction of owner occupied and lease properties. These loans are categorized as construction loans during the construction period, later converting to commercial or residential nonowner or owner loans after the construction is complete and amortization of the loan begins. Real estate development and construction loans are approved based on an analysis of the borrower and guarantor, the viability of the project and on an acceptable percentage of the appraised value of the property securing the loan. Real estate development and construction loan funds are disbursed periodically based on the percentage of construction completed. The Company carefully monitors these loans with on-site inspections and requires the receipt of lien waivers on funds advanced. The primary risk associated with these loan types is the construction phase of a home and the borrower’s accuracy of projected costs associated to complete a home. Development and construction loans are typically secured by the properties under development or construction, and personal guarantees are typically obtained. Further, to assure that reliance is not placed solely on the value of the underlying property, the Company considers the market conditions and feasibility of proposed projects, the financial condition and reputation of the borrower and guarantors, the amount of the borrower’s equity in the project, independent appraisals, cost estimates and pre-construction sale information. The primary risk associated with these loan types is the construction phase of owner occupied and lease properties and the borrower’s accuracy of projected costs associated to complete a property. In addition, market conditions could fluctuate negatively and affect the property’s final value, and overall market saturations may affect values negatively during an economic downturn.

Home Equity and Line of Credit Loans. Home equity and line of credit loans are secured by a recorded lien position against the equity in the secured real property and mainly consist of variable-rate and fixed-rate personal loans and lines of credit. The risks inherent with these types of loans are economic conditions affecting the borrower’s future employment or their spouse’s loss of job affecting their ability to continue servicing debt repayments.

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

Commercial Loans. Commercial loans are primarily underwritten on the basis of the borrowers’ ability to service such debt from income. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. As a general practice, the Company takes as collateral a security interest in any available real estate, equipment, or other chattel, although loans may also be made on an unsecured basis. Collateralized working capital loans typically are secured by short-term assets whereas long-term loans are primarily secured by long-term assets. These loans are also affected by adverse economic conditions should they prevail within the Company’s local market.

Consumer Loans. Consumer loans are extended for various purposes, including purchases of automobiles, recreational vehicles, and boats. The Company also offers home improvement loans, lines of credit, personal loans, and deposit account collateralized loans. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas such as unemployment levels. Loans to consumers are extended after a credit evaluation, including the creditworthiness of the borrower(s), the purpose of the credit, and the secondary source of repayment. Consumer loans are made at fixed and variable interest rates and may be made on terms of up to ten years. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers. The Company’s underwriting analysis includes a determination of the borrower’s payment history on other debts and an assessment of ability to meet existing obligations and payments on the proposed loan. The risks inherent with these types of loans are the borrower’s continuing financial stability, which can be negatively affected by job loss, divorce, illness or personal bankruptcy.

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

An analysis of the change in the allowance for loan losses follows (in thousands):

	Real Estate Mortgage
	Office/			Commercial	Resid.		Construction	Home
	Retail/	Multi-		Real	Non	Resid.	and	Equity
	Other	Family	Land	Estate	Owner	Owner	Development	& LOC	Commercial	Consumer	Total
Year Ended December 31, 2012:
Beginning balance	$1,625	16	1,420	146	191	378	611	245	437	328	5,397
Provision (credit) for loan losses	305	(1)	88	9	373	460	45	387	(53)	167	1,780
Recoveries	3	—	3	—	2	16	—	8	—	15	47
Charge-offs	(1,210)	—	(519)	(40)	(250)	(234)	(91)	(287)	—	(88)	(2,719)

Ending balance	$723	15	992	115	316	620	565	353	384	422	4,505

Individually evaluated for impairment:
Recorded investment	$772	—	2,656	—	238	227	2,098	437	263	359	7,050

Balance in allowance for loan losses	$200	—	748	—	166	71	557	50	167	271	2,230

Collectively evaluated for impairment:
Recorded investment	$51,030	14,789	11,081	11,149	12,206	36,317	5,473	13,815	20,126	6,407	182,393

Balance in allowance for loan losses	$523	15	244	115	150	549	8	303	217	151	2,275

Year Ended December 31, 2011:
Beginning balance	1,075	9	583	259	441	350	23	744	427	204	4,115
Provision (credit) for loan losses	1,010	7	1,384	71	(236)	852	588	178	164	442	4,460
Recoveries	3	—	—	—	4	12	—	40	—	2	61
Charge-offs	(463)	—	(547)	(184)	(18)	(836)	—	(717)	(154)	(320)	(3,239)

Ending balance	$1,625	16	1,420	146	191	378	611	245	437	328	5,397

Individually evaluated for impairment:
Recorded investment	$4,114	—	4,700	—	2,362	121	2,153	—	65	275	13,790

Balance in allowance for loan losses	$1,208	—	1,234	—	2	—	600	—	—	179	3,223

Collectively evaluated for impairment:
Recorded investment	$54,892	16,421	11,418	13,384	11,953	32,131	4,367	14,522	19,424	7,009	185,521

Balance in allowance for loan losses	$417	16	186	146	189	378	11	245	437	149	2,174

Management believes that the allowance for loan losses at December 31, 2012 appropriately reflects the risk inherent in the portfolio. The methodologies used in the calculation are in compliance with regulatory policy, with FASB ASC 310 and 450 and on other requirements of GAAP.

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

The following summarizes the loan credit quality (in thousands):

	Real Estate Mortgage
								Home
Credit Risk Profile	Office/			Commercial	Resid.		Construction	Equity and
by Internally	Retail/	Multi-		Real	Non-	Residential	and	Line of
Assigned Grade	Other	Family	Land	Estate	Owner	Owner	Development	Credit	Commercial	Consumer	Total
December 31, 2012:
Grade:
Pass	$46,284	14,789	9,397	11,008	10,472	35,649	5,473	13,695	20,115	6,257	173,139
Special mention	4,349	—	1,684	141	1,515	668	—	120	—	62	8,539
Substandard	1,169	—	2,656	—	457	227	2,098	437	274	447	7,765

Total	$51,802	14,789	13,737	11,149	12,444	36,544	7,571	14,252	20,389	6,766	189,443

December 31, 2011:
Grade:
Pass	$49,338	16,421	9,207	12,749	10,475	31,467	4,255	14,142	18,541	6,862	173,457
Special mention	4,756	—	2,211	635	1,009	664	112	179	303	133	10,002
Substandard	4,912	—	4,700	—	2,831	121	2,153	201	645	289	15,852

Total	$59,006	16,421	16,118	13,384	14,315	32,252	6,520	14,522	19,489	7,284	199,311

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors.

The Company analyzes loans individually by classifying the loans as to credit risk. Loans classified as substandard or special mention are reviewed quarterly by the Company for further deterioration or improvement to determine if they are appropriately classified and whether there is any impairment. All loans are graded upon initial issuance. Further, commercial loans are typically reviewed at least annually to determine the appropriate loan grading. In addition, during the renewal process of any loan, as well as if a loan becomes past due, the Company will determine the appropriate loan grade.

Loans excluded from the review process above are generally classified as pass credits until: (a) they become past due; (b) management becomes aware of a deterioration in the credit worthiness of the borrower; or (c) the customer contacts the Company for a modification. In these circumstances, the loan is specifically evaluated for potential classification as to special mention, substandard or even charged-off. The Company uses the following definitions for risk ratings:

Pass—A Pass loan’s primary source of loan repayment is satisfactory, with secondary sources very likely to be realized if necessary.

Special Mention—A Special Mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in the deterioration of the repayment prospects for the asset or the Company’s credit position at some future date. Special Mention loans are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.

Substandard—A Substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

Doubtful—A loan classified Doubtful has all the weaknesses inherent in one classified Substandard with the added characteristics that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. At December 31, 2012 and 2011, the Company had no loans classified doubtful.

Loss—A loan classified Loss is considered uncollectible and of such little value that continuance as a bankable asset is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be affected in the future. At December 31, 2012 and 2011, the Company had no loans classified loss.

Age analysis of past-due loans is as follows (in thousands):

	Accruing Loans
			Greater
	30-59	60-89	Than 90	Total
	Days	Days	Days	Past		Nonaccrual	Total
	Past Due	Past Due	Past Due	Due	Current	Loans	Loans
At December 31, 2012:
Real estate mortgage loans:
Office/retail/other	$—	—	—	—	51,674	128	51,802
Multi-family	—	—	—	—	14,789	—	14,789
Land	—	—	—	—	13,737	—	13,737
Commercial real estate	—	—	—	—	11,149	—	11,149
Residential nonowner	—	—	—	—	12,444	—	12,444
Residential owner	222	—	—	222	36,232	90	36,544
Construction and development	—	—	—	—	6,841	730	7,571
Home equity and line of credit	—	—	—	—	14,202	50	14,252
Commercial	28	—	—	28	20,117	244	20,389
Consumer	138	63	—	201	6,344	221	6,766

Total	$388	63	—	451	187,529	1,463	189,443

At December 31, 2011:
Real estate mortgage loans:
Office/retail/other	—	2,718	—	2,718	55,537	751	59,006
Multi-family	—	—	—	—	16,421	—	16,421
Land	1,480	—	—	1,480	12,864	1,774	16,118
Commercial real estate	—	—	—	—	13,384	—	13,384
Residential nonowner	—	—	—	—	11,953	2,362	14,315
Residential owner	516	—	—	516	31,615	121	32,252
Construction and development	—	—	—	—	5,152	1,368	6,520
Home equity and line of credit	—	—	—	—	14,522	—	14,522
Commercial	179	—	—	179	19,245	65	19,489
Consumer	58	—	—	58	7,199	27	7,284

Total	$2,233	2,718	—	4,951	187,892	6,468	199,311

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

The following summarizes the amount of impaired loans (in thousands):

	With No Related Allowance Recorded		With an Allowance Recorded			Total
		Unpaid		Unpaid			Unpaid
	Recorded	Principal	Recorded	Principal	Related	Recorded	Principal	Related
	Investment	Balance	Investment	Balance	Allowance	Investment	Balance	Allowance
December 31, 2012:
Real estate mortgage loans:
Office/retail/other	$128	128	644	644	200	772	772	200
Land	—	—	2,656	2,656	748	2,656	2,656	748
Residential nonowner	—	—	238	238	166	238	238	166
Residential owner	60	180	167	167	71	227	347	71
Construction and development	730	803	1,368	1,368	557	2,098	2,171	557
Home equity and line of credit	387	430	50	50	50	437	480	50
Commercial	96	115	167	167	167	263	282	167
Consumer	6	6	353	430	271	359	436	271

	$1,407	1,662	5,643	5,720	2,230	7,050	7,382	2,230

December 31, 2011:
Real estate mortgage loans:
Office/retail/other	750	1,016	3,364	3,629	1,208	4,114	4,645	1,208
Land	82	144	4,618	6,184	1,234	4,700	6,328	1,234
Residential nonowner	2,269	2,269	93	111	2	2,362	2,380	2
Residential owner	121	141	—	20	—	121	161	—
Construction and development	—	—	2,153	2,153	600	2,153	2,153	600
Commercial	65	70	—	—	—	65	70	—
Consumer	—	—	275	275	179	275	275	179

	$3,287	3,640	10,503	12,372	3,223	13,790	16,012	3,223

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

The average net investment in impaired loans and interest income recognized and received on impaired loans are as follows (in thousands):

	Average	Interest	Interest
	Recorded	Income	Income
	Investment	Recognized	Received
Year Ended December 31, 2012:
Real estate mortgage loans:
Office/retail/other	$2,569	223	223
Land	3,832	179	179
Commercial real estate	8	—	—
Residential nonowner	1,483	31	31
Residential owner	224	—	—
Construction and development	2,143	87	87
Home equity and line of credit	283	6	6
Commercial	189	—	—
Consumer	324	17	17

Total	$11,055	543	543

Year Ended December 31, 2011:
Real estate mortgage loans:
Office/retail/other	3,824	199	199
Land	6,740	173	173
Commercial real estate	939	—	—
Residential nonowner	1,628	28	28
Residential owner	771	—	—
Construction and development	858	33	33
Commercial
Consumer	1,376	15	15

Total	$16,136	448	448

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

The following summarizes troubled debt restructurings (dollars in thousands):

	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Nonaccrual
Year Ended December 31, 2012:
Real estate mortgage loans:
Office/retail/other:
Modified interest rates	1	$644	644	—
Modified interest rate and amortization	2	2,120	2,120	452
Land:
Modified interest rate and amortization	4	3,779	3,779	1,123
Commercial real estate:
Modified interest rate and amortization	1	41	41	41
Residential nonowner:
Modified interest rate	2	2,429	2,429	2,291
Residential owner:
Modified interest rates	3	334	334	197
Construction and development:
Modified interest rates	2	2,099	2,099	730
Home equity and line of credit:
Modified interest rates	1	250	250	—
Modified interest rate and amortization	1	88	88	—
Consumer:
Modified interest rates	1	157	157	157
Modified interest rate and amortization	2	151	151	64

	20	$12,092	12,092	5,055

Year Ended December 31, 2011:
Real estate mortgage loans:
Office/retail/other:
Modified interest rates	1	646	646	—
Modified interest rate and amortization	3	3,178	3,178	456
Land:
Modified interest rate and amortization	4	5,408	5,408	3,962
Commercial real estate:
Modified interest rate and amortization	1	201	201	201
Residential nonowner:
Modified interest rate and amortization	2	2,476	2,476	2,476
Residential owner:
Modified interest rates	1	121	121	121
Modified interest rate and amortization	2	345	345	345
Construction and development:
Modified interest rates	1	785	785	—
Home equity and line of credit:
Modified interest rate and amortization	1	1,388	1,388	—
Consumer:
Modified interest rate and amortization	2	105	105	14

	18	$14,653	14,653	7,575

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

Troubled debt restructurings, included in the tables of impaired loans, are shown separately in the table above. All non-temporary concessions to a borrower in the form of a modified interest rate, modified amortization, modified interest rate and amortization, or modified principal are considered troubled debt restructurings. At the time of modification, an impairment analysis is performed to determine the appropriate amount of allowance for loan loss needed. Six months of payments according to the terms of the modification will need to be made before the loan is returned to accrual status.

The allowance for loan losses on all loans that have been restructured and are considered trouble debt restructurings (“TDR”) is included in the Company’s specific reserve. The specific reserve is determined on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, or the fair value of the collateral if the loan is collateral dependent. TDR’s that have subsequently defaulted are considered collateral-dependent.

TDR’s that subsequently defaulted during the twelve month period ended December 31, 2012 and December 31, 2011, which were restructured during the last twelve months are as follows (dollars in thousands):

	Number of	Recorded
	Contracts	Investment
Year Ended December 31, 2012:
Real estate mortgage loans:
Land	1	$1,123
Residential nonowner	1	2,291
Residential owner	2	197

Total	4	$3,611

Year Ended December 31, 2011:
Real estate mortgage loans:
Residential owner	2	246

Total	2	$246

Loans Held for Sale—As shown in the Statement of Cash Flows, all loans sold were originated for sale, with none reclassified from the portfolio.

The Company grants the majority of its loans to borrowers throughout Alachua and Marion Counties, Florida. Although the Company has a diversified loan portfolio, a significant portion of its borrowers’ ability to honor their contracts is dependent upon the economy in Alachua and Marion Counties, Florida. The Company does have four acquisition and development loans, generally with original terms of three years or less, aggregating $4.3 million at December 31, 2012 and five acquisition and development loans aggregating $6.5 million at December 31, 2011, for which the primary source of repayment is the sale of the related collateral or the conversion of the existing debt into debt at another financial institution. The majority of these loans are located in Alachua County.

With the uncertain real estate market in Alachua and Marion Counties and ten classes, in the short-term, obtaining refinancing or sale of the collateral may be difficult or impossible under terms acceptable to the

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

borrower. It is likely many of these loans will be extended and may be modified to provide additional interest only periods. Management is closely monitoring these loans and believes the loan loss allowance at December 31, 2012 was adequate.

At December 31, 2012 and 2011, the Company had no financing receivables.

(4)	Premises and Equipment

A summary of premises and equipment follows (in thousands):

	At December 31,
	2012	2011
Land	$4,338	3,938
Buildings	9,437	7,985
Leasehold improvements	697	691
Furniture, fixtures and equipment	3,762	3,497
Construction in process	29	27

Total, at cost	18,263	16,138
Less accumulated depreciation and amortization	(3,567)	(3,096)

Premises and equipment, net	$14,696	13,042

The Company leases its Ocala corporate headquarters under an operating lease. This lease is for a term of five years, contains an escalation clause, requires monthly lease payments and common area maintenance charges with options to renew through 2025. Rent expense under this operating lease during the years ended December 31, 2012 and 2011 was $101,000 and $93,000, respectively. The Company offsets occupancy expense with sub-leases on various suites in the building. The future minimum lease payments, which include certain renewal options as of December 31, 2012, are as follows (in thousands):

Year Ending December 31,	Expense	Income
2013	$106	100
2014	106	56
2015	18	23

	$230	179

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(5)	Other Real Estate Owned

Other real estate owned are presented net of an allowance for losses. An analysis of the allowance for losses on other real estate owned is as follows (in thousands):

	Year Ended December 31,
	2012	2011
Balance, beginning of year	$2,128	1,107
Provision for losses	112	1,522
Charge-offs	(1,647)	(501)

Balance, end of year	$593	2,128

Expenses applicable to other real estate owned follows (in thousands):

	Year Ended December 31,
	2012	2011
Loss on sale of other real estate owned	$115	434
Provision for other real estate owned losses	112	1,522
Operating expenses, net of rental income	96	184

	$323	2,140

(6)	Deposits

A schedule of maturities of time deposits at December 31, 2012 follows (in thousands):

Year Ending December 31,	Amount
2013	$64,422
2014	24,272
2015	7,637
2016	8,202
2017	8,827

$113,360

(7)	Other Borrowings

The Company enters into repurchase agreements with customers that sweep funds from deposit accounts into investment accounts. These investment accounts are not federally insured and are treated as borrowings. These agreements require the Company to pledge securities as collateral for these borrowings. At December 31, 2012 and 2011, the outstanding balance of such borrowings totaled approximately $1.7 million and $1.8 million, respectively, and the Company pledged securities with a carrying value of approximately $2.7 million and $4.2 million, respectively, as collateral for these agreements.

The Company had $7.9 million and $8 million under unsecured credit facilities with correspondent banks at December 31, 2012 and 2011, respectively. The Company also had an additional $3 million under a secured credit facility with a correspondent bank at December 31, 2012 and 2011. There were no amounts outstanding in connection with these agreements at December 31, 2012 and 2011.

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(8)	Federal Home Loan Bank Advances

The maturity and interest rate of the Federal Home Loan Bank (“FHLB”) advances are as follows ($ in thousands):

		Interest Rate	At December 31,
Advance Type	Maturity		2012	2011
Daily rate credit	2013	0.35%	$—	3,000
Convertible	2016	4.47%	5,000	5,000
Convertible	2016	4.71%	3,000	3,000
Convertible	2017	4.22%	5,000	5,000

			$13,000	16,000

The Company has entered into a collateral agreement with the FHLB which consists of a blanket floating lien on the entire loan portfolio and the pledge of all the Company’s FHLB stock. One advance with a 2016 maturity date and interest rate of 4.47% has a call feature benefiting the issuer with a call date of February 25, 2013. The advance with a 2017 maturity date has a call feature benefiting the issuer with a call date of February 19, 2013. The Company may owe a fee in the event of full or partial repayment of advances prior to maturity. The Company had additional credit of $21.6 million available based on its collateral position at December 31, 2012.

(9)	Income Taxes

Allocation of the Federal and state income taxes (benefit) is as follows (in thousands):

	Year Ended December 31,
	2012	2011
Deferred:
Federal	$224	(1,412)
State	45	(241)

Income taxes (benefit)	$269	(1,653)

The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows ($ in thousands):

	Year Ended December 31,
	2012		2011
		% of		% of
		Pretax		Pretax
	Amount	Earnings	Amount	Loss
Income taxes (benefit) at statutory rate	$272	34.0%	$(1,509)	(34.0)%
Increase (decrease) resulting from:
State taxes, net of Federal tax benefit	30	3.8	(159)	(3.6)
Tax exempt interest	(57)	(7.1)	—	—
Other	24	2.9	15	.4

Income taxes (benefit)	$269	33.6%	$(1,653)	(37.2)%

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(9)	Income Taxes, Continued

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands).

	At December 31,
	2012	2011
Deferred tax assets:
Allowance for loan losses	$973	1,331
Net operating loss carryforwards	3,725	2,901
Foreclosed property expenses	302	920
Organizational and start-up costs	112	128
Impaired loan interest	20	105
Other	59	41

Deferred tax assets	5,191	5,426

Deferred tax liabilities:
Premises and equipment	(455)	(442)
Deferred loan costs	(299)	(286)
Unrealized gains on securities available for sale	(257)	(120)
Prepaid expenses	(75)	(67)

Deferred tax liabilities	(1,086)	(915)

Net deferred tax asset	$4,105	4,511

At December 31, 2012, the Company has approximately $9.9 million of net operating loss carryforwards available to offset future taxable income. These carryforwards will begin to expire in 2025.

The Company files income tax returns in the U.S. federal jurisdiction, and the State of Florida. The Company is no longer subject to the U.S. federal or state and local income tax examinations by tax authorities for years before 2009.

(10)	Off-Balance-Sheet Financial Instruments

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to extend credit, unused lines of credit and standby letters of credit and may involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, unused lines of credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(10) Off-Balance-Sheet Financial Instruments, Continued

expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management’s credit evaluation of the counterparty.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These letters of credit are primarily issued to support third-party borrowing arrangements and generally have expiration dates within one year of issuance. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. At December 31, 2012, the Company held collateral supporting substantially all of these commitments and management does not anticipate any potential losses if these letters of credit are funded.

Standby letters of credit and commitments to extend credit typically result in loans with a market interest rate when funded. A summary of the amounts of the Company’s financial instruments with off-balance-sheet risk at December 31, 2012 follows (in thousands):

Contract
Amount
Commitments to extend credit	$1,180

Unused lines of credit	$19,175

Standby letters of credit	$94

(11)	Stock Option Plan

The Company adopted a stock option plan for its employees and directors (the “Plan”). Fifteen percent of the total amount of shares outstanding, up to 450,000 shares (currently 394,981 shares), have been reserved under the Plan. Stock options are granted at an exercise price equal to or greater than the fair market value of the common stock on the date of grant. Options granted to directors vest immediately and for employees, the options primarily vest over two years starting with the date of grant and ending on the second anniversary thereof. At December 31, 2012, 135,112 options remain available for granting. A summary of stock option transactions under the Plan for the years ended December 31, 2012 and 2011 follows:

			Weighted
		Weighted	Average
		Average	Remaining
	Number of	Exercise	Contractual
	Options	Price	Term
Options outstanding at December 31, 2010	246,203	$10.12
Options forfeited	(2,250)	10.17

Options outstanding at December 31, 2011	243,953	10.12
Options forfeited	(7,600)	10.22

Options outstanding at December 31, 2012	236,353	$10.11	3.83 years

Options exercisable at December 31, 2012	236,353	$10.11	3.83 years

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(11)	Stock Option Plan, Continued

At December 31, 2012, there was no unrecognized compensation expense related to the nonvested share-based compensation arrangements granted under the plans. The total fair value of shares vesting and recognized as compensation expense was $1,000 for the year ended December 31, 2011. There was no associated income tax benefit recognized in 2012 or 2011.

(12)	Employee Benefit Plan

The Company has a 401(k) profit sharing plan available to all employees electing to participate after meeting certain length-of-service requirements. The Company did not contribute to the plan in 2012 or in 2011.

(13)	Related Party Transactions

The Company enters into transactions during the ordinary course of business with officers and directors of the Company and entities in which they hold a significant financial interest. The following summarizes these transactions (in thousands):

	At December 31,
	2012	2011
Beginning loan balances	$11,968	12,487
Additions	7,074	3,657
Repayments	(6,964)	(4,176)

Ending loan balances	$12,078	11,968

Deposits held from related parties-Balance at end of year	$4,003	3,155

(14)	Stockholders’ Equity and Dividend Restrictions

On January 23, 2009, the U.S. Treasury Department (the “Treasury”) purchased $6.5 million of the Company’s senior preferred stock as part of the US Treasury’s Capital Purchase Program. While the preferred shares are outstanding, the Company will pay the Treasury a five percent dividend on the senior preferred shares for the first five years following the investment, and a nine percent dividend thereafter. On January 19, 2012, the Company’s Board of Directors adopted certain resolutions at the request of the Federal Reserve Bank of Atlanta (the “Federal Reserve”). One resolution provides that the Company may not, without prior Federal Reserve approval, declare or pay dividends including the payment of dividends on our outstanding Series A and Series B preferred stock. As a result, in the fourth quarter of 2011, the Company ceased accruing and paying dividends. At December 31, 2012 and 2011, the balance of cumulative unpaid dividends owning on preferred stock was $402,000 and $47,000, respectively. If the Company defers six quarterly dividend payments, whether or not consecutive, the U.S. Treasury has the right to appoint two directors and/or observers to the Company’s Board of Directors until all accrued and unpaid dividends have been paid. The Treasury also received warrants to purchase an additional $325,700 of the Company’s senior preferred stock at an exercise price of $0.01. The Treasury exercised these warrants on January 23, 2009. The senior preferred shares issued upon exercise of the warrants pay dividends at an annual rate of nine percent. While the senior preferred shares are outstanding, the Company must comply with restrictions on executive compensation and limitations on dividends and stock repurchases. The Company can repay the Treasury under the conditions established in the purchase agreements, and the Treasury can sell their investment to third parties.

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(14)	Stockholders’ Equity and Dividend Restrictions, Continued

The Company is limited in the amount of dividends it may pay by the amount of dividends the Bank may pay to the Holding Company. The Bank is limited in the amount of cash dividends that may be paid by Florida law. The amount of cash dividends that may be paid is based on the Bank’s net earnings of the current year combined with the Bank’s retained earnings of the preceding two years, as defined by state banking regulations. However, for any dividend declaration, the Bank must consider additional factors such as the amount of current period net earnings, liquidity, asset quality, capital adequacy and economic conditions. It is likely that these factors would further limit the amount of dividends which the Bank could declare. In addition, bank regulators have the authority to prohibit banks from paying dividends if they deem such payment to be an unsafe or unsound practice.

(15)	Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and percentages (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2012, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2012, the Bank is categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage percents as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and percentages are also presented in the table ($ in thousands):

					For Well
			For Capital		Capitalized
	Actual		Adequacy Purposes		Purposes
	Amount	%	Amount	%	Amount	%
As of December 31, 2012:
Tier I Capital to Average Assets	$19,696	7.11%	$11,076	4.00%	$13,844	5.00%
Tier I Capital to Risk-Weighted Assets	19,696	9.63	8,185	4.00	12,277	6.00
Total Capital to Risk-Weighted Assets	22,278	10.89	16,370	8.00	20,462	10.00
As of December 31, 2011:
Tier I Capital to Average Assets	18,805	6.49	11,590	4.00	14,488	5.00
Tier I Capital to Risk-Weighted Assets	18,805	8.89	8,461	4.00	12,692	6.00
Total Capital to Risk-Weighted Assets	21,482	10.16	16,915	8.00	21,144	10.00

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(16)	Fair Value of Financial Instruments

The carrying and estimated fair values of our financial instruments are as follows (in thousands):

	At December 31,
	2012		2011
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets:
Cash and cash equivalents	$5,794	5,794	5,077	5,077
Securities available for sale	46,408	46,408	50,216	50,216
Loans, net	185,321	184,407	194,274	193,445
Loans held for sale	15,688	15,688	9,961	9,961
Accrued interest receivable	805	805	860	860
Federal Home Loan Bank stock	1,011	1,011	1,266	1,266
Financial liabilities:
Deposits	237,193	238,078	241,228	242,748
Federal Home Loan Bank advances	13,000	14,843	16,000	17,975
Other borrowings	1,732	1,732	1,754	1,754
Accrued interest payable	249	249	342	342
Off-balance-sheet financial instruments	—	—	—	—

(17)	Fair Value Measurements

Available-for-sale securities, measured at fair value on a recurring basis are summarized below (in thousands):

		Fair Value Measurements Using
		Quoted Prices
		In Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Fair	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
At December 31, 2012:
U.S. government agency securities	$925	—	925	—
Mortgage-backed securities	34,345	—	34,345	—
Municipal bonds	9,508	—	9,508
Corporate bonds	1,630	—	1,630	—

	$46,408	—	46,408	—

At December 31, 2011:
U.S. government agency securities	1,059	—	1,059	—
Mortgage-backed securities	47,164	—	47,164	—
Corporate bonds	1,993	—	1,993	—

	$50,216	—	50,216	—

There were no transfers of securities between levels of inputs during the twelve months ended December 31, 2012 and 2011.

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(17)	Fair Value Measurements, Continued

Impaired collateral-dependent loans are carried at fair value when the current collateral value is lower than the carrying value of the loan. Impaired collateral-dependent loans are evaluated individually according to an appraised value obtained at least annually. Those impaired collateral-dependent loans which are measured at fair value or a nonrecurring basis are as follows (in thousands):

	Fair Value(1)	Level 1	Level 2	Level 3	Total Losses	Losses Recorded During the Year
At December 31, 2012:
Real estate
Office/retail/other	$444	—	—	444	200	—
Land	1,908	—	—	1,908	748	3
Residential nonowner	72	—	—	72	166	166
Residential owner	156	—	—	156	191	191
Construction and development	1,541	—	—	1,541	630	30
Home equity and line of credit	88	—	—	88	93	93
Commercial	18	—	—	18	186	186
Consumer	82	—	—	82	348	186

Total	$4,309	—	—	4,309	2,562	855

At December 31, 2011:
Real estate
Office/retail/other	2,906	—	—	2,906	1,473	1,213
Land	3,466	—	—	3,466	2,801	1,422
Residential nonowner	91	—	—	91	20	(6)
Residential owner	121	—	—	121	20	20
Construction and development	1,554	—	—	1,554	600	600
Commercial	65	—	—	65	5	5
Consumer	96	—	—	96	179	84

Total	$8,299	—	—	8,299	5,098	3,338

(1)	In addition, loans with a carrying value of $511,000 and $2,269,000 at December 31, 2012 and 2011, respectively, were measured for impairment using Level 3 inputs and had a fair value in excess of carrying value.

Other real estate owned is recorded at fair value less estimated costs to sell. Other real estate owned which is measured at fair value on a nonrecurring basis is as follows (in thousands):

	At Year End				Total Losses	Losses Recorded During the Year
	Fair Value	Level 1	Level 2	Level 3
At December 31, 2012	$3,869	—	—	3,869	594	6

At December 31, 2011	$4,523	—	—	4,523	2,128	1,522

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(18)	Legal Contingencies

Various legal claims arise from time to time in the normal course of business which, in the opinion of management, will not have a material effect on the Company’s consolidated financial statements.

(19)	Holding Company Only Financial Information

The Holding Company’s unconsolidated financial information is as follows (in thousands):

Condensed Balance Sheets

	At December 31,
	2012	2011
Assets
Cash	$605	739
Investment in subsidiaries	24,181	23,337
Other assets	245	195

Total assets	$25,031	24,271

Liabilities and Stockholders’ Equity
Other liabilities	14	14
Stockholders’ equity	25,017	24,257

Total liabilities and stockholders’ equity	$25,031	24,271

Condensed Statements of Operations

	Year Ended
	December 31,
	2012	2011
Revenues	$3	5
Operating expenses, net of income tax benefit	87	58

Net loss before earnings (loss) of subsidiaries	(84)	(53)
Earnings (loss) of subsidiaries	615	(2,733)

Net earnings (loss)	$531	(2,786)

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements, Continued

(19)	Holding Company Only Financial Information, Continued

Condensed Statements of Cash Flows

	Year Ended
	December 31,
	2012	2011
Cash flows from operating activities:
Net earnings (loss)	$531	(2,786)
Adjustment to reconcile net earnings (loss) to net cash used in operating activities:
Share-based compensation	—	1
Equity in earnings (loss) of subsidiaries	(615)	2,733
Increase in other assets	(50)	(31)
Decrease in other liabilities	—	(64)

Net cash used in operating activities	(134)	(147)

Cash flows from investing activity-Dividends from subsidiaries	—	399

Cash flows from financing activities:
Retirement of stock	—	(100)
Preferred stock dividend requirements and Series B stock accretion	—	(308)

Net cash used in financing activities	—	(408)

Net decrease in cash	(134)	(156)
Cash at beginning of the year	739	895

Cash at end of year	$605	739

(continued)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

($ in thousands, except per share amounts)

	March 31,	December 31,
	2014	2013
	(Unaudited)
Assets
Cash and due from banks	$5,232	5,693
Interest-earning deposits	343	235
Federal funds sold	8,565	35

Cash and cash equivalents	14,140	5,963
Securities available for sale	41,921	43,067
Loans, net of allowance for loan losses of $ 4,096 and $4,054	195,535	196,777
Loans held for sale	8,271	9,234
Accrued interest receivable	728	839
Premises and equipment, net	14,537	14,669
Other real estate owned, net	2,806	2,923
Federal Home Loan Bank stock, at cost	926	1,211
Deferred income taxes	4,098	4,496
Other assets	400	352

Total assets	$283,362	279,531

Liabilities and Stockholders’ Equity
Liabilities:
Noninterest-bearing demand deposits	32,833	32,554
NOW, money-market and savings deposits	95,853	95,482
Time deposits less than $100,000	79,040	72,947
Time deposits greater than $100,000	32,887	28,180

Total deposits	240,613	229,163
Fed Funds Purchased	—	2,000
Federal Home Loan Bank advances	13,000	19,500
Other borrowings	2,948	2,956
Accrued interest payable	226	229
Accrued expenses and other liabilities	1,319	1,145

Total liabilities	258,106	254,993

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; 1,000,000 shares authorized:
Preferred stock, Series A, $.01 par value; $1,000 liquidation value; 6,514 shares issued and outstanding	—	—
Preferred stock, Series B, $.01 par value; $1,000 liquidation value; 326 shares issued and outstanding	—	—
Additional paid-in capital, preferred	6,840	6,840
Preferred stock discount	—	(4)
Common stock, $.01 par value; 4,000,000 shares authorized, 2,633,208 issued and outstanding	26	26
Additional paid-in capital, common	26,595	26,595
Accumulated deficit	(7,892)	(8,309)
Accumulated other comprehensive income (loss)	(313)	(610)

Total stockholders’ equity	25,256	24,538

Total liabilities and stockholders’ equity	$283,362	279,531

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings (Unaudited)

(In thousands, except per share amounts)

	Three months ended
	March 31,
	2014	2013
Interest income:
Loans	$2,342	2,422
Securities	323	276
Other	5	6

Total interest income	2,670	2,704

Interest expense:
Deposits	367	429
Borrowings	149	146

Total interest expense	516	575

Net interest income	2,154	2,129
Provision for loan losses	25	650

Net interest income after provision for loan losses	2,129	1,479

Noninterest income:
Deposit account fees	99	90
Net gain on sales of loans held for sale	902	1,298
Other	186	248

Total noninterest income	1,187	1,636

Noninterest expenses:
Salaries and employee benefits	1,363	1,503
Occupancy and equipment	331	310
Data processing	237	199
Professional services	142	197
Advertising and promotion	51	62
Office supplies and printing	28	36
Other real estate owned expense	43	66
FDIC assessment	99	97
Other	378	425

Total noninterest expenses	2,672	2,895

Earnings before income taxes	644	220
Income taxes	223	69

Net earnings	421	151
Preferred stock dividend requirements and accretion of preferred stock to par	142	105

Net earnings available to common shareholders	$279	46

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

(In thousands)

	Three months ended
	March 31,
	2014	2013
Net earnings	$421	151

Other comprehensive income (loss):
Change in unrealized gain on investments:
Unrealized gain (loss) arising during the year	475	(300)

Net change in unrealized gain (loss)	475	(300)
Deferred income tax expense (benefit) on above change	(178)	113

Total other comprehensive income (loss)	297	(187)

Comprehensive income (loss)	$718	(36)

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity (Unaudited)

Year Ended December 31, 2013 and three months ended March 31, 2014

($ in thousands)

										Accumulated	Accumulated Other Compre- hensive Income	Total Stockholders’

	Preferred Stock						Common Stock
	Series A		Series B		Additional Paid-in Capital				Additional Paid-In Capital
	Shares	Amount	Shares	Amount		Discount	Shares	Amount		Deficit	(Loss)	Equity
Balance at December 31, 2012	6,514	$—	326	$—	6,840	(69)	2,633,208	$26	26,595	(8,805)	430	25,017
Net earnings	—	—	—	—	—	—	—	—	—	561	—	561
Net change in unrealized gain on securities available for sale, net of taxes of $621	—	—	—	—	—	—	—	—	—	—	(1,040)	(1,040)
Series B preferred stock accretion of discount	—	—	—	—	—	65	—	—	—	(65)	—	—

Balance at December 31, 2013	6,514	—	326	—	6,840	(4)	2,633,208	26	26,595	(8,309)	(610)	24,538
Net earnings	—	—	—	—	—	—	—	—	—	421	—	421
Net change in unrealized gain on securities available for sale, net of taxes of $(178)	—	—	—	—	—	—	—	—	—	—	297	297
Series B preferred stock accretion of discount	—	—	—	—	—	4	—	—	—	(4)	—	—

Balance at March 31, 2014	6,514	$—	326	$—	6,840	—	2,633,208	$26	26,595	(7,892)	(313)	25,256

ALARION FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2014	2013
Cash flows from operating activities:
Net earnings	$421	151
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Provision for loan losses	25	650
Depreciation and amortization	179	149
Gain on sale of loans held for sale	(902)	(1,298)
Loans originated for sale	(23,689)	36,033
Proceeds from loans sold	25,554	(33,545)
Net amortization of deferred loan fees and costs	49	69
Deferred income taxes	223	15
(Gain) loss on sale of other real estate owned	(3)	4
Provision for other real estate owned losses	—	7
Net amortization of premiums and discounts on securities available for sale	158	3,679
Net decrease in accrued interest receivable	111	79
Net decrease in accrued interest payable	(3)	(9)
Net (increase) decrease in other assets	(48)	13
Net increase in accrued expenses and other liabilities	174	434

Net cash provided by operating activities	2,249	6,431

Cash flows from investing activities:
Purchase of securities available for sale	—	(3,473)
Proceeds from sales, principal repayments, principal pay-ups and maturities on securities available for sale	1,461	2,405
Net decrease in loans	1,069	5,325
Purchase of premises and equipment	(47)	(28)
Proceeds from sale of other real estate owned	218	347
Redemption of Federal Home Loan Bank stock	285	93

Net cash provided by investing activities	2,986	4,669

Cash flows from financing activities:
Net increase in deposits	11,450	893
Net (decrease) increase in other borrowings	(8)	1,227
Net decrease in federal funds purchased	(2,000)	—
Net decrease in Federal Home Loan Bank advances	(6,500)	—

Net cash provided by financing activities	2,942	2,120

Net increase in cash and cash equivalents	8,177	13,220
Cash and cash equivalents at beginning of year	5,963	5,794

Cash and cash equivalents at end of year	$14,140	19,014

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$519	584

Noncash transactions:
Accumulated other comprehensive income (loss), net change in unrealized gain on securities available for sale, net of taxes	$297	(187)

Transfer of loans to other real estate owned	$99	—

Transfer of other real estate owned to loans	$—	—

Series B preferred stock accretion of discount	$4	65

APPENDIX A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

HERITAGE FINANCIAL GROUP, INC.

AND

ALARION FINANCIAL SERVICES, INC.

Dated as of April 21, 2014

-ii-

-iii-

LIST OF EXHIBITS

Exhibit	Description
A	Form of Support Agreement
B	Form of Director Letter Agreement
C	Form of Claims Letter
D	Form of Severance Agreement with Mr. Hart
E	Form of Severance Agreement with Mr. Ivers
F	Form of Employment Agreement with Ms. Cribb
G	Form of Exchange Agreement with Jacobs Asset Management, LLC

-iv-

INDEX OF DEFINED TERMS

Acquisition Proposal	Section 6.5(e)
Affiliate	Section 9.1(a)
Agreement	Preamble
Alarion Bank	Recital B
Articles of Merger	Sectoin 1.2
Assets	Section 9.1(a)
Average Purchaser Stock Price	Section 8.1(h)
Bank Merger	Recital B
Bank Merger Agreement	Section 1.9
Bank Merger Certificates	Section 1.9
Bankruptcy and Equity Exception	Section 3.4(a)
Beneficially Own	Section 3.10
BSP	Section 3.19
CERCLA	Section 9.1(a)
Certificate	Section 1.4(b)
Change in Recommendation	Section 6.5(c)
Claims Letters	Section 6.9(g)
Closing	Section 1.8
Closing Date	Section 1.8
Code	Recital E
Common Stock Merger Consideration	Section 1.4(b)
Confidentiality Agreement	Section 9.1(a)
Consent	Section 9.1(a)
Contract	Section 9.1(a)
Default	Section 9.1(a)
Determination Date	Section 8.1(h)
Determination Period	Section 8.1(h)
Director Letter Agreements	Section 6.9(f)
Dissenting Shares	Section 1.4(f)
Division	Section 3.6(c)
DOL	Section 3.15(b)
Effective Time	Section 1.2
Employee Benefit Plan	Section 9.1(a)
Environmental Laws	Section 9.1(a)
ERISA	Section 9.1(a)
ERISA Affiliate	Section 9.1(a)
Exchange Act	Section 9.1(a)
Exchange Act Documents	Section 9.1(a)
Exchange Agent	Section 2.1
Exchange Agent Agreement	Section 2.1
Exchange Agreement	Recital D
Exchange Fund	Section 2.2
Exhibits	Section 9.1(a)
FDIC	Section 3.2(b)
Federal Reserve	Section 3.4(d)
FHLMC	Section 3.21(h)
Final Index Price	Section 8.1(h)
Florida Corporate Code	Section 1.1

-v-

FNMA	Section 3.21(h)
Form S-4	Section 3.4(d)
GAAP	Section 9.1(a)
GNMA	Section 3.21(h)
Governmental Authority	Section 9.1(a)
Hazardous Material	Section 9.1(a)
HeritageBank	Recital B
HSR Act	Section 3.4(d)
Indemnified Party	Section 6.10(a)
Initial Index Price	Section 8.1(h)
Initial Purchaser Price	Section 8.1(h)
Intellectual Property	Section 9.1(a)
IRS	Section 3.15(b)
Knowledge	Section 9.1(a)
Law	Section 9.1(a)
Letter of Transmittal	Section 2.3
Liability	Section 9.1(a)
Liens	Section 3.2(a)
Litigation	Section 9.1(a)
Maryland Corporate Code	Section 1.1
Material	Section 9.1(a)
Maximum Amount	Section 6.10(b)
Merger	Recital A
No Action Letter	Section 3.6(c)
Non-Offer Employee	Section 9.1(a)
Order	Section 9.1(a)
OREO	Section 3.7
Outside Date	Section 8.1(b)(i)
Party / Parties	Section 9.1(a)
Permit	Section 9.1(a)
Permitted Liens	Section 3.7
Person	Section 9.1(a)
Purchaser	Preamble
Purchaser Benefit Plans	Section 4.17(a)
Purchaser Common Stock	Section 9.1(a)
Purchaser Disclosure Memorandum	Section 9.1(a)
Purchaser Entities	Section 9.1(a)
Purchaser Loans	Section 4.23(a)
Purchaser Material Adverse Effect	Section 9.1(a)
Purchaser Material Contracts	Section 4.22(a)
Purchaser Mortgage Investor	Section 4.23(h)
Purchaser Mortgage Loans	Section 4.23(h)
Purchaser Mortgage Vendor	Section 4.23(d)
Purchaser Mortgage Vendor Agreement	Section 4.23(d)
Purchaser SEC Reports	Section 4.4(c)
Purchaser Series A	Section 9.1(a)
Purchaser Series B	Section 9.1(a)
Purchaser Terminating Breach	Section 8.1(d)
RCRA	Section 9.1(a)
Regulatory Agency	Section 3.4(d)
Regulatory Agreement	Section 3.13(c)

-vi-

Regulatory Approvals	Section 3.4(d)
Representative	Section 9.1(a)
SEC	Section 3.4(d)
Securities Act	Section 3.5
Seller	Preamble
Seller Benefit Plans	Section 3.15(a)
Seller Board Confidential Matters	Section 6.2(d)
Seller Board Recommendation	Section 6.3
Seller Common Stock	Section 9.1(a)
Seller Confidential Information	Section 6.5(a)
Seller Disclosure Memorandum	Section 9.1(a)
Seller Entities	Section 9.1(a)
Seller Individuals	Section 6.5(a)
Seller Loans	Section 3.21(a)
Seller Material Adverse Effect	Section 9.1(a)
Seller Material Contracts	Section 3.20(a)
Seller Mortgage Investor	Section 3.21(h)
Seller Mortgage Loans	Section 3.21(h)
Seller Mortgage Vendor	Section 3.21(d)
Seller Mortgage Vendor Agreement	Section 3.21(d)
Seller Representatives	Section 6.5(a)
Seller Retirement Plan	Section 3.15(a)
Seller Series A Stock Sec	Section 9.1(a)
Seller Series B Stock	Section 9.1(a)
Seller Shareholder Meeting	Section 6.3
Seller Shareholder Meeting Notice Date	Section 6.3
Seller Stock	Section 1.4(d)
Seller Stockholder Approval	Section 3.23
Seller Stock Option	Section 1.5
Seller Stock Plans	Section 1.5
Seller Terminating Breach	Section 8.1(c)
Seller Temination Fee	Section 8.4(a)
SRO	Section 3.4(d)
Superior Proposal	Section 6.5(e)
Surviving Company	Section 1.1
Take-Out Letter	Section 3.21(h)
Takeover Law	Section 3.4(b)
Tax / Taxes	Section 9.1(a)
Taxing Authority	Section 9.1(a)
Tax Return	Section 9.1(a)

-vii-

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of April 21, 2014 is by and between Heritage Financial Group, Inc., a Maryland corporation (“Purchaser”), and Alarion Financial Services, Inc., a Florida corporation (“Seller”).

RECITALS

A. The Board of Directors of each of Purchaser and Seller has (i) determined that this Agreement and the business combination, in which Seller will merge with and into Purchaser (the “Merger”) with Purchaser as the surviving corporation, and related transactions contemplated hereby are in the best interests of their respective companies and shareholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has approved this Agreement at meetings of each of such Boards of Directors.

B. Immediately after the Merger, Alarion Bank, a Florida state chartered bank (“Alarion Bank”), and a wholly-owned subsidiary of Seller, will merge with and into HeritageBank of the South, a Georgia state savings association (“HeritageBank”) and a wholly-owned subsidiary of Purchaser (the “Bank Merger”).

C. As a condition to the willingness of Purchaser to enter into this Agreement, all of the directors and executive officers of Seller have entered into a Support Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with Purchaser, pursuant to which each such director or executive officer has agreed among other things, to vote all shares of common stock of Seller owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Support Agreement.

D. As a condition to the willingness of Purchaser to enter into this Agreement, Jacobs Asset Management, LLC, the investment manager for certain funds which hold shares of Seller Series A Stock, has entered into an Exchange Agreement, substantially in the form of Exhibit G hereto, dated as of the date hereof, with Purchaser (the “Exchange Agreement”), pursuant to which Purchaser Preferred Stock will be exchanged for cash and Purchaser Common Stock, upon the terms and subject to the conditions set forth in such Exchange Agreement.

E. The parties intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and intend for this Agreement to constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

F. The parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE in consideration of the mutual covenants, representations, warranties and agreements herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger.

Subject to the terms and conditions of this Agreement, in accordance with the Maryland General Corporation Law (the “Maryland Corporate Code”) and the Florida Business Corporation Act (the “Florida

Corporate Code”), at the Effective Time, Seller shall merge with and into Purchaser. Purchaser shall be the resulting or surviving corporation (the “Surviving Company”) in the Merger and shall continue its existence as a corporation under the laws of the State of Maryland. As of the Effective Time, the separate corporate existence of Seller shall cease.

1.2 Effective Time.

Subject to the terms and conditions of this Agreement, simultaneously with the Closing, the Parties shall execute, and Purchaser shall cause to be filed with the Maryland State Department of Assessments and Taxation and the Secretary of State of the State of Florida, articles of merger as provided in the Maryland Corporate Code and Florida Corporate Code (collectively, the “Articles of Merger”). The Merger shall become effective at such time as the last of the Articles of Merger are filed or such other time as may be specified in such Articles of Merger (the “Effective Time”).

1.3 Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects set forth in the Maryland Corporate Code and Florida Corporate Code.

1.4 Conversion of Stock.

By virtue of the Merger and without any action on the part of Seller, Purchaser or the holders of any of the following securities, at the Effective Time:

(a) Each share of capital stock of Purchaser issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b) Subject to Sections 1.4(e) and 1.4(f), each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time shall be converted, in accordance with the procedures set forth in Article 2, into the right to receive 0.44 shares of Purchaser Common Stock (together with any cash in lieu of fractional shares as specified in Section 2.3(f), the “Common Stock Merger Consideration”). All of the shares of Seller Common Stock converted into the right to receive the Common Stock Merger Consideration pursuant to this Article 1 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Seller Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Common Stock Merger Consideration in the form the shares of Purchaser Common Stock into which the shares of Seller Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 (and cash in lieu of fractional shares pursuant to Section 2.3(f)), as well as any dividends to which holders of Seller Common Stock become entitled in accordance with Section 2.3(c).

(c) Subject to Section 1.4(e), each share of the Seller Series A Stock issued and outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically be converted into and shall thereafter represent the right to receive one share of Purchaser Series A, which shall have rights, preferences, privileges and voting powers, and limitations and restrictions, such that the rights, preferences, privileges and voting powers, and limitations and restrictions, of the Purchaser Series A are, taken as a whole, not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions, of the Seller Series A Stock immediately prior to the Effective Time.

(d) Subject to Section 1.4(e), each share of the Seller Series B Stock issued and outstanding immediately prior to the Effective Time (together with the Seller Common Stock and the Seller Series A Stock, the “Seller Stock”) shall, as of the Effective Time, automatically be converted into and shall thereafter represent the right to receive, subject to the other provisions of this Article 1, one share of Purchaser Series B, which shall have rights, preferences, privileges and voting powers, and limitations and restrictions, such that the rights, preferences, privileges and voting powers, and limitations and restrictions, of the Purchaser Series B are, taken as a whole, not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions, of the Seller Series B Stock immediately prior to the Effective Time.

(e) All shares of Seller Stock that are owned, directly or indirectly, by Seller or Purchaser (other than (i) shares of Seller Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares of Seller Stock held, directly or indirectly, by Seller or Purchaser in respect of a debt previously contracted shall be cancelled and shall cease to exist, and no stock of Purchaser or other consideration shall be delivered in exchange therefor.

(f) Notwithstanding anything in this Agreement to the contrary, shares of Seller Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Sections 607.1301 to 607.1333 of the Florida Corporate Code, shall not be converted into or be exchangeable for the right to receive the Common Stock Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to such rights, and only such rights, as are granted pursuant to the provisions of Sections 607.1301 to 607.1333 of the Florida Corporate Code (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist), unless and until such holder shall have failed to perfect such holder’s right to receive, or shall have effectively withdrawn or lost rights to demand or receive, the fair value of such shares of Seller Common Stock under such provisions of the Florida Corporate Code. If any shareholder dissenting pursuant to Sections 607.1301 to 607.1333 of the Florida Corporate Code and this Section 1.4(f) shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Seller Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Common Stock Merger Consideration for each such share of Seller Common Stock, in accordance with Section 1.4(b), without any interest thereon. Seller shall give Purchaser (i) prompt notice of any written notices to exercise dissenters’ rights in respect of any shares of Seller Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the Florida Corporate Code and received by Seller relating to dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the Florida Corporate Code. Seller shall not, except with the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Common Stock Merger Consideration made available to the Exchange Agent pursuant to Article 2 to pay for shares of Seller Common Stock for which dissenters’ rights have been perfected shall be returned to Purchaser upon demand.

(g) If Purchaser changes the number of shares of Purchaser Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock combination, stock dividend or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the Common Stock Merger Consideration shall be proportionately adjusted as necessary to preserve the relative economic benefit to the parties.

1.5 Stock Options.

Prior to the Effective Time, Seller shall cause any outstanding and unexercised options to purchase shares of Seller Common Stock (each, a “Seller Stock Option”) awarded under the Alarion Bank 2005 Stock Plan (the “Seller Stock Plans”) and with a per share exercise price greater than or equal to 44.0% of the closing price on Nasdaq of a share of Purchaser Common Stock on the day prior to the Effective Time to be cancelled. Any Seller Stock Option with an exercise price less than 44.0% of the closing price on Nasdaq of a share of Purchaser Common Stock on the day prior to the Effective Time shall be cancelled by Seller or Purchaser in consideration of a cash payment to the holder of such Seller Stock Option equal to the difference between the exercise price of such Seller Stock Option and the amount equal to 44.0% of such closing price. Purchaser shall not assume any outstanding Seller Stock Options or the Seller Stock Plans, and none of the outstanding Seller Stock Options shall be converted to, or represent rights to acquire, Purchaser Common Stock. At or immediately prior to the Effective Time, Seller shall adopt such resolutions or take such other actions as may be required to effect the transactions described in this Section 1.5.

1.6 Articles and Bylaws of the Surviving Company.

At the Effective Time, the articles of incorporation of Purchaser in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. The bylaws of Purchaser in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such bylaws.

1.7 Directors and Officers.

Subject to applicable law, the directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of Purchaser immediately prior to the Effective Time shall be the officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.8 Closing.

On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Atlanta, Georgia time, at a location and on a date selected by mutual agreement of Seller and Purchaser, which date shall be no later than fifteen (15) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the “Closing Date”). At the Closing, there shall be delivered to the Purchaser and Seller the certificates and other documents required to be delivered pursuant to Article 7 hereof. The parties agree that the Closing shall be effected, to the extent practicable, by certificates and other documents to be held in escrow by outside counsel to the recipient party pending authorization by the delivery party (or their outside counsel) of their release at Closing.

1.9 Bank Merger.

Immediately after the Effective Time, Alarion Bank will merge with and into HeritageBank. HeritageBank shall be the surviving entity in the Bank Merger and shall continue its corporate existence under the name HeritageBank of the South, and, following the Bank Merger, the separate corporate existence of Alarion Bank shall cease. The parties agree that the Bank Merger shall become effective immediately after the Effective Time. The Bank Merger shall be implemented pursuant to an agreement and plan of merger, in a form to be specified by Purchaser and reasonably acceptable to Seller (the “Bank Merger Agreement”). In order to obtain the necessary state and federal regulatory approvals for the Bank Merger, the parties hereto shall cause the following to be accomplished prior to the filing of applications for regulatory approval: (i) Seller shall cause Alarion Bank to adopt the Bank Merger Agreement, Seller, as the sole shareholder of Alarion Bank, shall approve the Bank Merger Agreement, and Seller shall cause the Bank Merger Agreement to be duly executed by Alarion Bank and delivered to HeritageBank and (ii) Purchaser shall cause HeritageBank to adopt the Bank Merger Agreement, Purchaser, as the sole shareholder of HeritageBank, shall approve the Bank Merger Agreement and Purchaser shall cause the Bank Merger Agreement to be duly executed by HeritageBank and delivered to Alarion Bank. Seller shall cause Alarion Bank, and Purchaser shall cause HeritageBank, to execute such certificates of merger and articles of combination and such other documents and certificates (in each case in form and substance reasonably satisfactory to Purchaser and Seller) as are necessary to make the Bank Merger effective (the “Bank Merger Certificates”) immediately following the Effective Time.

1.10 Tax Consequences.

It is intended that the Merger and the Bank Merger shall together constitute a reorganization within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify as a reorganization under Section 368(a) of the Code.

1.11 Possible Restructuring of the Merger.

Purchaser shall have the right to revise the structure of the Merger and other transactions herein contemplated if and to the extent that it deems such a change to be desirable; provided, that no such revision to the structure of the Merger (i) shall result in any changes in the amount or type of the consideration that the holders of shares of Seller Stock are entitled to receive under this Agreement, or the terms, timing, or conditions upon which such holders are to receive such consideration; or (ii) would unreasonably impede or delay consummation of the Merger. Purchaser may exercise this right of revision by giving written notice to Seller in the manner provided in Section 9.7, which notice shall be in the form of an amendment to this Agreement. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

1.12 Additional Actions.

If, at any time after the Effective Time, Purchaser shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Purchaser its right, title or interest in, to or under any of the rights, properties or assets of any Seller Entity, or (ii) otherwise carry out the purposes of this Agreement, each Seller Entity and its officers and directors shall be deemed to have granted to Purchaser an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or take any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Purchaser its right, title or interest in, to or under any of the rights, properties or assets of any Seller Entity or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Purchaser are authorized in the name of each Seller Entity or otherwise to take any and all such action; provided, however, that in exercising any rights under any such power of attorney, neither Purchaser nor any of its officer or directors shall: (i) make any untrue statement of a material fact or omit to state a material fact required to or necessary to make the any statement made with respect to such exercise, in light of the circumstances in which it is made, not misleading, or (ii) take any action which results in the creation of any liability of any current or former director or officer of Seller.

ARTICLE 2

DELIVERY OF MERGER CONSIDERATION

2.1 Exchange Agent.

Prior to the Effective Time, Purchaser shall appoint its transfer agent, pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

2.2 Deposit of Common Stock Merger Consideration.

At or prior to the Effective Time, Purchaser shall: (i) deposit with the Exchange Agent, or authorize the Exchange Agent to issue, an aggregate number of shares of Purchaser Common Stock equal to the aggregate

Common Stock Merger Consideration, and (ii) deposit, or cause to be deposited, with the Exchange Agent, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(f) (all of the foregoing, the “Exchange Fund”), and Purchaser shall instruct the Exchange Agent to timely pay the aggregate Common Stock Merger Consideration in accordance with this Agreement.

2.3 Delivery of Common Stock Merger Consideration.

(a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate that, immediately prior to the Effective Time, represented outstanding shares of Seller Common Stock whose shares were converted into the right to receive the Common Stock Merger Consideration pursuant to Section 1.4: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or affidavits of loss in lieu of such Certificate)) to the Exchange Agent and which shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”); and (ii) instructions for use in surrendering a Certificate in exchange for the Common Stock Merger Consideration and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(b). Subsequent to the date that is three (3) months after the Effective Time, but prior to the date that is six (6) months after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate who has not yet surrendered such holder’s Certificate, in exchange for the Common Stock Merger Consideration and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(b), an additional copy of the Letter of Transmittal.

(b) Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of Seller Common Stock will be entitled to receive promptly after the Effective Time the Common Stock Merger Consideration in respect of the shares of Seller Common Stock represented by its Certificate or Certificates. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Common Stock Merger Consideration upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article 2.

(c) No dividends or other distributions with respect to Purchaser Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Purchaser Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article 2. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article 2, the record holder thereof shall be entitled to receive, without interest: (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Purchaser Common Stock represented by such Certificate and not paid; or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Purchaser Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Purchaser Common Stock issuable with respect to such Certificate.

(d) In the event of a transfer of ownership of a Certificate representing Seller Common Stock that is not registered in the stock transfer records of Seller, the shares of Purchaser Common Stock and cash in lieu of fractional shares of Purchaser Common Stock comprising the Common Stock Merger Consideration shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Seller Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or establish to the satisfaction of Purchaser that the tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) the one-year anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Purchaser) shall be entitled to deduct and withhold from any cash in lieu of fractional shares of Purchaser Common Stock otherwise payable pursuant to this Agreement to any holder of Seller Common Stock such amounts as the Exchange Agent or Purchaser, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Purchaser, as the case may be, and timely paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Seller Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Purchaser, as the case may be.

(e) After the Effective Time, there shall be no transfers on the stock transfer books of Seller of the shares of Seller Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Seller Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Common Stock Merger Consideration in accordance with the procedures set forth in this Article 2.

(f) Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Purchaser Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Purchaser Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Purchaser. In lieu of the issuance of any such fractional share, Purchaser shall pay to each former holder of Seller Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest whole cent) determined by multiplying: (i) $19.09 by (ii) the fraction of a share (after taking into account all shares of Seller Common Stock held by such holder at the Effective Time and rounded to the nearest one thousandth when expressed in decimal form) of Purchaser Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(g) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Seller at the expiration of one (1) year after the Effective Time may be paid to Purchaser. In such event, any former shareholders of Seller who have not theretofore complied with this Article 2 shall thereafter look only to Purchaser with respect to the Common Stock Merger Consideration and any unpaid dividends and distributions on the Purchaser Common Stock deliverable in respect of each share of Seller Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Purchaser, the Surviving Company, the Exchange Agent or any other Person shall be liable to any former holder of shares of Seller Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Purchaser or the Exchange Agent, the posting by such Person of a bond in such amount as Purchaser may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Common Stock Merger Consideration deliverable in respect thereof pursuant to this Agreement.

2.4 Delivery of Preferred Stock Merger Consideration.

Each certificate representing shares of Seller Series A Stock and Seller Series B Stock shall, as of the Effective Time, represent the same number of shares of Purchaser Series A or Purchaser Series B, as appropriate, until such time when such shares of Purchaser Series A or Purchaser Series B are redeemed, repurchased, or otherwise acquired in accordance with their terms.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the applicable section of the Seller Disclosure Memorandum, Seller hereby represents and warrants to Purchaser as follows:

3.1 Organization and Authority.

(a) Seller is a corporation duly incorporated, validly existing and in active status under the laws of the State of Florida, has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified or where the failure to be so qualified or in good standing would not reasonably be expected to result in a Seller Material Adverse Effect.

(b) Seller has furnished or made available to Purchaser true, correct and complete copies of Seller’s articles of incorporation and bylaws as amended through the date of this Agreement. Seller is a bank holding company duly registered under the Bank Holding Company Act, as amended and the applicable regulations and interpretations of the regulatory authorities responsible for implementing such statute.

3.2 Seller’s Subsidiaries.

(a) Seller has set forth in the Seller Disclosure Memorandum a true, complete and correct list of all of its subsidiaries as of the date of this Agreement, all shares of the outstanding capital stock of each of which are owned directly or indirectly by Seller. No capital stock of any subsidiary of Seller is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, gross-up right, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary of Seller, and there are no contracts, commitments, understandings or arrangements by which any subsidiary of Seller is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. All of the shares of capital stock of each subsidiary of Seller are duly authorized and validly issued, fully paid and nonassessable and are owned directly or indirectly by Seller free and clear of any lien, adverse right or claim, charge, option, pledge, covenant, title defect, security interest or other encumbrances of any kind (“Liens”).

(b) Each subsidiary of Seller is an entity duly organized, validly existing, duly qualified to do business and in active status under the laws of its jurisdiction of incorporation, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not reasonably be expected to result in a Seller Material Adverse Effect, and has corporate or other legal entity power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Except in respect of its subsidiaries and as disclosed in the Seller Disclosure Memorandum, Seller does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation bank, business trust, association or other entity. Seller’s sole depository institution subsidiary is Alarion Bank, which is duly organized and validly existing as a Florida state-chartered bank. Alarion Bank is a member in good standing of the Federal Home Loan Bank of Atlanta and owns the requisite amount of stock therein. The deposit accounts of Alarion Bank are insured by the Federal Deposit Insurance Corporation (“FDIC”) to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

3.3 Capitalization.

(a) The authorized capital stock of Seller consists of (i) 4,000,000 shares of Seller Common Stock and (ii) 1,000,000 shares of preferred stock (including 6,514 shares of Seller Series A Stock and 326 shares of Seller Series B Stock). As of the date of this Agreement, 2,633,208 shares of Seller Common Stock, 6,514 shares of

Seller Series A Stock, and 326 shares of Seller Series B Stock are issued and outstanding. As of the date of this Agreement, 371,465 shares of Seller Common Stock are reserved for issuance pursuant the Seller Stock Plans (of which 205,979 shares were subject to outstanding Seller Stock Options).

(b) All of the issued and outstanding shares of capital stock of Seller are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock or other security of Seller has been issued in violation of any preemptive rights of the current or past shareholders of Seller. Other than shares of Seller Common Stock, Seller Series A Stock, Seller Series B Stock and Seller Stock Options as set forth in Section 3.3(a), Seller has no authorized, issued or outstanding (A) shares of capital stock or other voting securities or equity interests; (B) securities of any Seller Entity convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of any Seller Entity; (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of any Seller Entity or other equity equivalent or equity-based award or right; (D) subscriptions, options, warrants, calls, commitments, contracts or other rights to acquire from any Seller Entity, or obligations of any Seller Entity to issue, register, transfer, or sell any shares of capital stock of any Seller Entity, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of any Seller Entity or rights or interests described in clause (C); or (E) obligations of any Seller Entity to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver, register, transfer or sell, or cause to be issued, granted, delivered, registered, transferred or sold, any such securities. Except for this Agreement, there are no shareholder agreements, voting trusts or other agreements or understandings to which any Seller Entity is a party or on file with Seller with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other equity interest of any Seller Entity. No Seller Entity has any trust capital securities or other similar securities outstanding.

(c) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of Seller may vote are issued and outstanding. Except under or pursuant to the Seller Stock Plan, Seller does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable or exercisable for, any shares of Seller Stock or any other equity securities of Seller or any securities representing the right to purchase or otherwise receive any shares of capital stock of Seller (including any rights plan or agreement). Seller is not a party to any voting agreement with respect to any shares of capital stock of, or other equity or voting interests in, any Seller Entity and, to the Knowledge of Seller, as of the date of this Agreement there are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interests in, any Seller Entity. No subsidiary of Seller owns any capital stock of Seller.

3.4 Authorization; No Violation.

(a) Seller has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated hereby, have been duly authorized by the Board of Directors of Seller. This Agreement has been duly and validly executed and delivered by Seller and, assuming due authorization, execution and delivery of this Agreement by Purchaser, is a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganizations, fraudulent transfer or similar laws relating to or affecting creditors generally or by general equitable principles (whether applied in equity or at law) (the “Bankruptcy and Equity Exception”). No other corporate proceedings are necessary for the execution and delivery by Seller of this Agreement, the performance by Seller of its obligations under this Agreement or the consummation by Seller of the transactions contemplated by this Agreement except the Seller Stockholder Approval and the adoption and approval of the Bank Merger Agreement by the board of directors of Alarion Bank and by the Seller as its sole shareholder.

(b) The Board of Directors of Seller, at a meeting duly called and held in compliance with the requirements of the Florida Corporate Code has (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, Seller and its stockholders; (ii) adopted and approved this Agreement and approved the transactions contemplated hereby, including the Merger; (iii) determined to recommend that the stockholders of Seller adopt this Agreement and approve the transactions contemplated hereby, including the Merger; and (iv) taken all action required to be taken by them in order to exempt the Merger, this Agreement and the other transactions contemplated hereby, from the requirements of any “fair price,” “moratorium,” “control share acquisition,” “affiliate transaction,” “business combination” or other form of anti-takeover laws and regulations enacted under state, federal or other laws (any of the foregoing, a “Take over Law”) that may purport to be applicable to the Merger, this Agreement and the other transactions contemplated hereby.

(c) Neither the execution, delivery and performance by Seller of this Agreement, nor the consummation of the transactions contemplated by this Agreement, nor compliance by Seller with any of the provisions of this Agreement, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien, upon any of the properties or assets of any Seller Entity under any of the terms, conditions or provisions of (A) the articles of incorporation or bylaws of any Seller Entity (or similar governing documents) or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any Seller Entity is a party or by which it may be bound, or to which any Seller Entity or any of the properties or assets of any Seller Entity may be subject, or (ii) assuming that the consents, approvals and filings referred to in Section 3.4(d) are duly obtained, violate any ordinance, permit, concession, grant, franchise, law, statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to any Seller Entity or any of their respective properties or assets other than, in the case of subclauses (i)(B) and (ii), for such violation or violations or other matters that would not reasonably be expected to have a Seller Material Adverse Effect or would reasonably be expected to prevent, impair or materially delay the ability of Seller to consummate the Merger.

(d) Except for (i) filings of required applications and notices with, and the receipt of consents, required authorizations, approvals, exemptions or non-objections from, the Securities and Exchange Commission (the “SEC”), NASDAQ, state securities authorities, applicable securities exchanges, and other industry self-regulatory organizations (each, an “SRO”); (ii) the filing of any other required applications, filings or notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the FDIC, the Florida Office of Financial Regulation, Georgia Department of Banking and Finance, any other federal or state banking, other regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each of the bodies set forth in clauses (i) and (ii), a “Regulatory Agency”) and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”); (iii) the filing with the SEC of a proxy statement in definitive form relating to the Seller Stockholders’ Meeting and of a registration statement on Form S-4 (or such other applicable form) (the “Form S-4”) in which the proxy statement will be included as a prospectus, and declaration of effectiveness of the Form S-4; (iv) the filing of (A) the Articles of Merger with the Maryland State Department of Assessments and Taxation and the Secretary of State of the State of Florida and (B) the Bank Merger Certificates; (v) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”); and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and approval of listing of such Purchaser Common Stock on NASDAQ, no consents or approvals of or filings or registrations with any Governmental Authority or any other Person are necessary in connection with the due execution, delivery, performance, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby including the Merger and the Bank Merger, and, in each case, the satisfaction of any applicable waiting periods thereafter, except as would not reasonably be expected to have a Seller

Material Adverse Effect or would not reasonably be expected to prevent, impair or materially delay the ability of Seller to consummate the Merger. As of the date of this Agreement, Seller has no Knowledge of any reason why any requisite Regulatory Approvals to be obtained by it: (a) should not be granted on a timely basis; or (b) may be conditioned or restricted in any manner (including any requirement relating to the raising of additional capital or the disposition of Assets) which may be likely to materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of Seller and Purchaser or otherwise materially impair the value of Seller to Purchaser.

3.5 Seller Information.

The information relating to each Seller Entity that is provided by Seller or its representatives for inclusion in the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Authority in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Form S-4 relating to the Seller Entities and other portions within the reasonable control of the Seller Entities will comply in all material respects with the provisions of the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations thereunder. The representations and warranties contained in this Section 3.5 will not apply to statements or omissions based upon information furnished to Seller by Purchaser expressly for inclusion in any submission.

3.6 Financial Statements and Reports.

(a) The audited consolidated balance sheets of the Seller Entities as of December 31, 2013 and December 31, 2012 and the related consolidated statements of comprehensive loss, stockholders’ equity and cash flows for each of the years ended December 31, 2013 and December 31, 2012, together with the notes thereto, reported on by Hacker, Johnson & Smith, PA and previously furnished to Purchaser: (i) in all material respects have been prepared from, and are in accordance with, the books and records of the Seller Entities, (ii) in all material respects have been prepared in accordance with GAAP applied on a consistent basis; and (iii) present fairly in all material respects the consolidated financial position of the Seller Entities at the dates set forth therein and the consolidated results of operations, changes in stockholders’ equity and cash flows of the Seller Entities for the periods stated therein except, in each case, as indicated in such statements or the notes thereto. As of the date hereof, Hacker, Johnson & Smith, PA has not resigned (or informed Seller that it intends to resign) or been dismissed as independent public accountants of Seller as a result of or in connection with any disagreements with Seller on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Section 3.6(a) of the Seller Disclosure Memorandum lists all non-audit services performed by Hacker, Johnson & Smith, PA for Seller.

(b) Except as would not reasonably be expected to have a Seller Material Adverse Effect, each Seller Entity has timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2012 with all applicable Regulatory Agencies and with each other applicable Governmental Authority, and all other reports and statements required to be filed by it since January 1, 2012, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Authority, has paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments would not reasonably be expected to have a Seller Material Adverse Effect, and, as of the date hereof, there are no material unresolved violations or exceptions by any Regulatory Agencies in connection therewith. As of their respective dates, such reports, registrations, statements and certifications did not, in all material respects, contain nay untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by a Regulatory Agency in the ordinary course, there is no pending proceeding before, or, to Seller’s Knowledge, threatened, examination or investigation by, any Regulatory Agency into the business or operations of any Seller Entity.

(c) On November 20, 2012, the Office of Chief Counsel of the Division of Corporation Finance of the staff of the SEC (the “Division”) issued to Seller a letter (the “No-Action Letter”) stating that the Division will not object if Seller stops filing Exchange Act Documents. In reliance on the No-Action Letter, Seller suspended filing Exchange Act Documents ninety (90) days after filing with the SEC, on December 28, 2012, a Form 15. None of Seller’s subsidiaries are required to file any Exchange Act Documents or make any reports or filings under the Exchange Act. No information provided by Seller to its shareholders, in connection with annual or special meetings of shareholders or otherwise, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d) The records, systems, controls, data and information of each Seller Entity are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of, or appropriate license by, a Seller Entity or Seller’s accountants (including all means of access thereto and therefrom), except for non-exclusive ownership and non-direct control that would not reasonably be expected to have a Seller Material Adverse Effect. Since January 1, 2012: (i) no Seller Entity nor, to the Knowledge of Seller, any director, officer, employee, auditor, accountant or representative of any Seller Entity, has received or otherwise had or obtained Knowledge of any material written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of any Seller Entity or its respective internal accounting controls, including any material complaint, allegation, assertion or claim that any Seller Entity has engaged in questionable accounting or auditing practices; and (ii) no attorney representing any Seller Entity, whether or not employed by any Seller Entity, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by any Seller Entity or any of its respective officers or directors or employees who have a significant role in the Seller Entities’ internal control over financial reporting to the Board of Directors of Seller or any committee thereof or to any director or officer of Seller.

(e) The information contained in the budget or the pro forma financial information (including, without limitation, the projections and forecasts contained therein) that was provided by Seller to Purchaser, was based upon reasonable assumptions, which assumptions and such budget or pro forma financial information, remain, to Seller’s Knowledge, reasonable.

3.7 Properties and Leases.

Except for any: (i) Liens for taxes and other governmental charges and assessments which are not yet due and payable; (ii) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business for sums not yet due and payable; and (iii) other Liens or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection (“Permitted Liens”), a Seller Entity has good and marketable title in fee simple (in the case of owned real property), free and clear of any material Liens, to all the real and personal property reflected in Seller’s consolidated audited balance sheet as of December 31, 2013, and all owned real and personal property acquired since such date, except for with respect to such owned real and personal property as has been disposed of in the ordinary course of business. Except as would not reasonably be expected to result in a Seller Material Adverse Effect, (a) all leases of real property and all other leases material to any Seller Entity pursuant to which such Seller Entity, as lessee, leases real or personal property are valid and effective in accordance with their respective terms; and (b) there is not, under any such lease, any existing default by any Seller Entity or any event which, with notice or lapse of time or both, would constitute such a default. Section 3.7 of the Seller Disclosure Memorandum sets forth a listing as of the date of this Agreement of the Other Real Estate Owned (“OREO”) acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof. Other than OREO, and except for ordinary wear and tear, all of the buildings, structures, and appurtenances owned, leased, or occupied by any Seller Entity are in good operating condition and in a state of good maintenance and repair and comply with applicable zoning and other municipal laws and regulations, and there are no latent defects therein, except to the extent that failure to satisfy this representation would not reasonably be expected to have a Seller Material Adverse Effect.

3.8 Tax Matters.

(a) All Seller Entities have timely filed with the appropriate Taxing Authority all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the Seller Entities is currently the beneficiary of any extension of time within which to file any Tax Return. All Taxes of the Seller Entities that have become due and payable (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any Taxes (other than a Lien for ad valorem Taxes not yet due and payable) on any of the Assets of any of the Seller Entities. No claim has ever been made by a Taxing Authority in a jurisdiction where any Seller Entity does not file a Tax Return that such Seller Entity may be subject to Taxes by that jurisdiction.

(b) None of the Seller Entities has received any notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or, to Seller’s Knowledge, pending disputes, claims, audits or examinations regarding any Taxes of any Seller Entity or the assets of any Seller Entity. To Seller’s Knowledge, no officer or employee responsible for Tax matters of any Seller Entity expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed. No issue has been raised by a Taxing Authority in any prior examination of Seller which, by application of the same or similar principles, is expected to result in a proposed deficiency for any subsequent taxable period. None of the Seller Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

(c) Except as would not reasonably be expected to have a Seller Material Adverse Effect, each Seller Entity has complied with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.

(d) The unpaid Taxes of each Seller Entity (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Seller Entity and was properly determined in accordance with GAAP applied on a basis consistent with past practices and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Seller Entities in filing their Tax Returns.

(e) None of the Seller Entities is a party to any Tax allocation or sharing agreement and none of the Seller Entities has been a member of an affiliated group filing a consolidated federal income Tax Return or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise, other than Tax allocation or sharing agreements for a group of which Seller is the common parent.

(f) During the five-year period ending on the date hereof, none of the Seller Entities was a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by Section 355 of the Code.

(g) None of the Seller Entities has made any payments (whether in cash, property or in the form of benefits), is obligated to make any payments (whether in cash, property or in the form of benefits), or is a party to any contract that could obligate it to make any payments (whether in cash, property or in the form of benefits) that could be subject to withholding under Section 4999 of the Code. Seller has not been a United States real property holding corporation within the meaning of Code Section 897(c)(1)(A)(ii). None of the Seller Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to

Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. There is no taxable income of Seller that will be required under applicable tax law to be reported by Purchaser or any of its Affiliates, including Seller, for a taxable period beginning after the Closing Date which taxable income was realized prior to the Closing Date. The net operating losses of the Seller Entities are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

(h) None of the Seller Benefit Plans provides for the gross-up or reimbursement of Taxes under Section 4999 of 409A of the Code, or otherwise.

(i) Except as would not reasonably be expected to have a Seller Material Adverse Effect, each of the Seller Entities is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(j) Seller is not subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(k) No property owned by Seller is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Code and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 76-30, (v) subject to Section 168(g)(1)(A) of the Code or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(l) Seller does not have any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(m) Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(n) Seller has not participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction.

3.9 Absence of Certain Changes.

(a) Since December 31, 2013, each Seller Entity has conducted its respective businesses in all material respects only in the ordinary course consistent with their past practice and from such date until the date hereof there has not been any action taken or committed to be taken any Seller Entity which, if taken following entry by Seller into this Agreement, would have required the consent of Purchaser pursuant to Section 5.2(a), (b), (i), (q) or (v).

(b) Since December 31, 2013, there have not been any events, changes or effects with respect to any Seller Entity that has had, or would reasonably be expected to have a Seller Material Adverse Effect.

3.10 Related Party Transactions.

Except: (i) as set forth in Section 3.10 of the Seller Disclosure Memorandum, (ii) for compensation in the ordinary course; (iii) for ordinary course bank deposit, trust and asset management services on arms’ length terms; (iv) for other transactions or arrangements of a type available to employees of any Seller Entity generally;

and (v) for transactions, agreements, arrangements or understandings between or among any Seller Entities, there are no material transactions or series of related transactions, agreements, arrangements or understandings between any Seller Entity, on the one hand, and Seller, any current or former director or executive officer of Seller or any Seller Entity or any Person other than Purchaser who Beneficially Owns 5% or more of the Shares (or, to the Knowledge of Seller as of the date hereof, any of such Person’s immediate family members or affiliates) (other than subsidiaries of Seller), on the other hand. For purposes of this Agreement, “Beneficially Own” and correlative terms are used as defined in Rules 13d-3 and 13d-5 of the Exchange Act.

3.11 Litigation and Other Proceedings.

Except as would not reasonably be expected to have a Seller Material Adverse Effect or would not reasonably be expected to prevent, impair or materially delay the ability of Seller to consummate the Merger, there is no suit, action, investigation, claim, proceeding or review pending, or to the Knowledge of Seller, threatened against any Seller Entity or any of the current or former directors or executive officers of any Seller Entity. There is no material injunction, order, award, judgment, settlement, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon or entered into by any Seller Entity or the assets of any Seller Entity.

3.12 No Undisclosed Liabilities.

Except as would not reasonably be expected to have a Seller Material Adverse Effect, and except for: (i) those liabilities that are reflected or reserved against on the balance sheet for the year ended December 31, 2013 (including any notes thereto); (ii) that were incurred or arose since December 31, 2013 in the ordinary course of business consistent with past practice of Seller; or (iii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby, no Seller Entity has any liabilities of any nature (absolute, accrued, contingent, known, unknown or otherwise).

3.13 Compliance with Laws.

(a) Each Seller Entity holds, and has at all times since January 1, 2012 held, all licenses, franchises, permits, memberships and authorizations which are necessary for the lawful conduct of its respective businesses and ownership of its respective properties, rights and assets under and pursuant to applicable law (and has paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, franchise, permit, membership or authorization or to pay such fees or assessments would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect and, to the Knowledge of Seller, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened in writing that would reasonably be expected to have any such effect. Since January 1, 2012, except as would not reasonably be expected to have a Seller Material Adverse Effect, each Seller Entity has complied in all material respects with, and is not in default or violation in any material respect of: (i) any applicable law and its implementing regulations and the regulatory or supervisory guidance with respect thereto, including, as applicable, all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, the Truth in Savings Act and Regulation DD, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Credit Card Accountability, Responsibility and Disclosure Act, Service members Civil Relief Act, Military Lending Act, the Federal Trade Commission Act, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, flood insurance, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, Sections 23A and 23B of the Federal Reserve Act, the Bank Holding Company Act and the implementing regulations of the Federal Reserve, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, all agency and other investor and mortgage company requirements relating to the origination, sale and servicing of mortgage and consumer loans and all applicable laws relating to broker-dealers, investment advisors and insurance brokers, any other regulations or guidance issued by, or requirements of, the Consumer Financial Protection Bureau, the Federal Reserve, the FDIC or any other federal agency with respect to anti-money laundering or terrorist financing, unfair or deceptive acts and practices, lending, financing, leasing, payment processing, deposit or savings accounts, transactions with affiliates or other activities, assets or liabilities of any Seller Entity; (ii) any posted or internal privacy policies relating to data protection or privacy, including without limitation, the protection of personal information, and no Seller Entity knows of, or has received since January 1, 2012, written notice of, any material defaults or material violations of any applicable law; and (iii) regulatory or supervisory requirements or guidance with respect to risk management and oversight by the Seller Entities of relationships with third parties that provide products and services to or on behalf of any Seller Entity.

(b) Since January 1, 2012, each Seller Entity has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the applicable governing documents and applicable law, except where the failure to so administer such accounts would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. Since January 1, 2012, no Seller Entity, nor to Seller’s Knowledge, any director, officer or employee of any Seller Entity, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and, except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(c) Except as would not reasonably be expected to be material to the Seller Entities taken as a whole, no Seller Entity is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or since January 1, 2012 has adopted any board resolutions at the request of, any Governmental Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business (each a “Regulatory Agreement”), nor has any Seller Entity been advised since January 1, 2012 and prior to the date hereof by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Regulatory Agreement. Except as would not reasonably be expected to be material to the Seller Entities taken as a whole, each Seller Entity is in compliance with each Regulatory Agreement to which it is party or subject, and no Seller Entity has received any notice in writing from any Governmental Authority indicating that any Seller Entity is not in compliance with any such Regulatory Agreement.

(d) Except as would not reasonably be expected to be material to the Seller Entities taken as a whole, no Seller Entity, nor any of its respective directors, officers, employees or, to the Knowledge of Seller, any agents or other Persons acting on their behalf: (i) has violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq. , as amended, or any other similar applicable foreign, federal or state legal requirement; (ii) has made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other Person while knowing or having a reasonable belief that the Person will pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing an improper advantage, or inducing a foreign official to use their influence to affect a governmental decision; (iii) has paid, accepted or received any unlawful contributions, payments, expenditures or gifts; (iv) has violated or operated in noncompliance with any export restrictions, money laundering law, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations; or (v) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

3.14 Labor.

(a) No Seller Entity is a party to or bound by any labor or collective bargaining agreement and, to the Knowledge of Seller, there are no organizational campaigns or petitions of any labor union, workers’ council or labor organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of any Seller Entity or compel any Seller Entity to bargain with any such labor union, works council or labor organization. There are no material labor related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the Knowledge of Seller, threatened.

(b) Except as would not reasonably be expected to have a Seller Material Adverse Effect, each Seller Entity has complied in all material respects with, and is not in violation in any material respect of, all applicable laws relating to labor, employment or employment practices, including but not limited to all laws relating to labor relations, equal employment opportunities, affirmative action, fair employment practices, employment discrimination, harassment, retaliation, leave, disability rights and benefits, reasonable accommodation, hours of work, classification of employees, payment of wages and overtime compensation, immigration, workers compensation, health and safety, working conditions, employee scheduling, family and medical leave, and employee terminations, and unemployment insurance. No Seller Entity has, since January 1, 2012, engaged in any unfair labor practices. Except as would not reasonably be expected to have a Seller Material Adverse Effect, there are no claims, complaints, charges, lawsuits, investigations, audits, arbitrations or administrative proceedings pending or, to the Knowledge of Seller, threatened against any Seller Entity brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, any class of the foregoing, or any Governmental Authority, relating to any law described in the preceding sentence, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, retaliatory, wrongful or tortious conduct in connection with the employment relationship.

3.15 Seller Benefit Plans.

(a) Seller has disclosed in Section 3.15 of the Seller Disclosure Memorandum: (i) each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Seller Entity or ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate; and (ii) a list of each Employee Benefit Plan that is not identified in (i) above (e.g., former Employee Benefit Plans) but for which any Seller Entity or ERISA Affiliate has or reasonably could have any obligation or Liability (collectively (i) and (ii) above are referred to as the “Seller Benefit Plans”). Any of the Seller Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “Seller Retirement Plan.”

(b) Seller has delivered to Purchaser prior to the execution of this Agreement true and complete copies of the Seller Benefit Plans listed on Seller Disclosure Memorandum Section 3.15 including, as applicable: (i) all plan documents, trust agreements or other funding arrangements for each Seller Benefit Plan (including insurance contracts), and all adopted amendments thereto; (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the United States Internal Revenue Service (“IRS”), the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation during this calendar year or current filing cycle, if applicable, and any of the preceding three (3) calendar years; (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in Revenue Procedure 2013-12 (or its predecessor or successor rulings), the DOL Voluntary Fiduciary Correction Program, or any other available correction program; (iv) annual reports or returns, audited financial statements (to the extent financial statements are required), actuarial reports and valuations prepared for any Employee Benefit Plan for the current plan year and the three preceding plan years; and (v) the most recent summary plan descriptions and any material modifications thereto.

(c) Each Seller Benefit Plan is in material compliance with the terms of such Seller Benefit Plan, and in material compliance with the applicable requirements of the Code, ERISA and any other applicable Laws. Each Seller Retirement Plan which is intended to be qualified under Section 401(a) of the Code (i) has received a current, favorable determination letter from the IRS that is still in effect and applies to the Seller Retirement Plan as amended and as administered or, (ii) within the time permitted under Code Section 401(b), has timely applied for a favorable determination letter which when issued will apply retroactively to the Seller Retirement Plan as amended and as administered, or (iii) is maintained pursuant to a prototype or volume submitter document and is fully entitled to rely upon the opinion or advisory letter issued by the IRS to the sponsor of the prototype or volume submitter plan documents. Seller is not aware of any circumstances that could reasonably result in the revocation of or the inability to rely upon any such favorable determination, opinion, or advisory letter. Seller has not received any communication (written or unwritten) from any government agency questioning or challenging the compliance of any Seller Benefit Plan with any applicable Laws. No Seller Benefit Plan is currently being audited by any Governmental Agency for compliance with any applicable Laws or has previously been audited with a determination by such Governmental Authority that the Employee Benefit Plan failed to comply with any applicable Laws.

(d) Neither Seller nor, to the Knowledge of Seller, any other Person has made any material oral or written representation or communication with respect to any aspect of the Seller Benefit Plans to employees of the Seller that is not in accordance with the written or otherwise preexisting terms and provisions of the Seller Benefit Plans. Neither the Seller nor, to the Knowledge of Seller, any administrator or fiduciary of any Seller Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject the Seller or Purchaser to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA. To the Knowledge of Seller, there are no claims or disputes under the terms of, or in connection with, the Seller Benefit Plans other than claims for benefits which are payable in the ordinary course of business and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any Seller Benefit Plan.

(e) Except as would not reasonably be expected to have a Seller Material Adverse Effect, all Seller Benefit Plan documents and annual reports or returns, audited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Seller Benefit Plans are correct and complete and have been timely filed with the IRS or the DOL to the extent filing is required. Summary plan descriptions, any material modifications thereto, and summary annual reports have been distributed to participants of the Seller Benefit Plans (as required by applicable Law), and there have been no changes in the information set forth therein which would require amendment and redistribution of such summary plan descriptions, which have not been properly documented in accordance with applicable Law in any other Seller benefit Plan documents.

(f) To Seller’s Knowledge, no “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Code Section 4975(e)(2)) of any Seller Benefit Plan has engaged in any nonexempt “prohibited transaction” (described in Code Section 4975(c) or ERISA Section 406).

(g) Seller and its ERISA Affiliates do not and have never sponsored, maintained, contributed to, or been obligated under ERISA or otherwise to contribute to: (i) a “defined benefit plan” (as defined in ERISA Section 3(35) and Code Section 414(j); (ii) a “multi-employer plan” (as defined in ERISA Sections 3(37) and 4001(a)(3); (iii) a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or Code Section 413(c)); (iv) a “multiple employer welfare arrangement” as defined in ERISA Section 3(40), or (v) any plan or other arrangement funded by a voluntary employees’ beneficiary association within the meaning of Code Section 501(c)(9). Seller and its ERISA Affiliates have not incurred and there are no circumstances under which either could reasonably incur any liability under Title IV of ERISA or Section 412 of the Code.

(h) No Seller Entity has any Liability for retiree health and life benefits under any of the Seller Benefit Plans and there are no restrictions on the rights of such Seller Entity to amend or terminate any Seller Benefit Plan providing retiree health or other benefits without incurring any Liability thereunder except for required continued coverage to the extent provided under Part 6 of Title I of ERISA or Code Section 4980B. The Seller and its ERISA Affiliates and each Seller Benefit Plan has complied in all material respects with the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and the provisions of Part 7 of Subtitle B of Title I of ERISA and Code Section 4980D or any other applicable Law. No Tax under Code Sections 4980B, 4980D or 5000 has been incurred with respect to any Seller Benefit Plan and no circumstance exists which could give rise to such Taxes. There are no reserves, assets, surpluses or prepaid premiums with respect to any Plan that is a “welfare plan” as defined in Section 3(1) of ERISA. The Seller, its ERISA Affiliates and each Seller Benefit Plan has complied in all material respects with any applicable Law, including, without limitation, Sections 79, 104 through 106, 125, 127, 129, 132, 137, 4980G, or 9801 through 9812 of the Code as such requirements relate to any Seller Benefit Plan.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will: (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any current or former director, employee, officer or consultant of any Seller Entity from any Seller Entity under any Seller Benefit Plan or otherwise; (ii) increase the amount or value of any payments or benefits payable to any current or former director, employee, officer or consultant of any Seller Entity from any Seller Entity under any Seller Benefit Plan or otherwise; (iii) result in any acceleration of the time of payment or vesting of any payments or benefits payable to any current or former director, employee, officer or consultant of any Seller Entity from any Seller Entity under any Seller Benefit Plan or otherwise; or (iv) result in any limitation on the right of Seller Entity to amend, merge, terminate or receive a reversion of assets from any Seller Benefit Plan or related trust.

(j) The actuarial present values of any accrued deferred compensation or other post-employment benefit entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Seller Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Code Section 412 or ERISA Section 302, have been fully reflected on the Seller’s financial statements to the extent required by and in accordance with GAAP.

(k) All individuals who render services to any Seller Entity and who are authorized to participate in a Seller Benefit Plan pursuant to the terms of such Seller Benefit Plan are in fact eligible to and authorized to participate in such Seller Benefit Plan. All individuals participating in (or eligible to participate in) any Seller Benefit Plan are common-law employees or former employees of a Seller Entity or directors or former directors of a Seller Entity. No individual who has performed services for the Seller or any ERISA Affiliate has been improperly excluded from participation in any Seller Benefit Plan.

(l) There is no vesting of benefits and no payments or changes in terms due to any insured person as a result of this Agreement, the Merger or the transactions contemplated herein, under any bank-owned life insurance split dollar life insurance or similar arrangement or Contract, and the Surviving Company shall, upon and after the Effective Time, succeed to and have all the rights in, to and under such Contracts as Seller presently holds.

(m) Each Seller Benefit Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code (A) complies and, at all times after December 31, 2008 has complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations and other applicable guidance thereunder and (B) between January 1, 2005 and December 31, 2008 was operated in good faith compliance with section 409A of the Code, as determined under applicable guidance of the Treasury and the IRS. No compensation payable by any Seller Entity has been reportable as nonqualified deferred compensation in the gross income of any individual or entity, and subject to an additional tax, as a result of the operation of Section 409A of the Code. No assets set aside for the payment of benefits under any “nonqualified deferred compensation plan” are held outside of the United States, except to the extent that substantially all of the services to which such benefits are attributable have been performed in the jurisdiction in which such assets are held.

(n) With respect to each Seller Benefit Plan, all required payments, premiums, contributions, reimbursements or accruals for all periods (or partial periods) have been made or properly accrued for on the

Seller Financial Statements. None of the Seller Benefits Plans has any unfunded Liabilities which are not reflected on the Seller Financial Statements. All assets attributable to any Seller Benefit Plan have been held in trust unless a statutory or an administrative exemption to the trust requirements of ERISA Section 403(a) applies.

(o) Seller has reserved all rights necessary to amend or terminate, without the consent of any other person, each of the Seller Benefit Plans.

(p) No Seller Benefit Plan covers any current or former officers, directors, employees, leased employees or consultants agents (or their respective beneficiaries) of Seller or any ERISA Affiliate outside of the United States.

(q) Neither Seller nor any ERISA Affiliate has made any nondeductible contributions to any Seller Benefit Plan.

3.16 Risk Management; Derivatives.

Except as would not reasonably be expected to result in a Seller Material Adverse Effect:

(a) Each Seller Entity has in place risk management policies and procedures sufficient in scope and operation to protect against risks of the type and in amounts reasonably expected to be incurred by Persons of similar size and in similar lines of business as such Seller Entity.

(b) Seller has not entered into any derivative instruments, including swaps, caps, floors and option agreements, whether for any Seller Entity’s own account, or for the account of one or more of their customers.

3.17 Environmental Matters.

Except as would not reasonably be expected, individually or in the aggregate, to have a Seller Material Adverse Effect on Seller, (a) each Seller Entity has complied with and is currently in compliance with any and all Environmental Laws; (b) Each Seller Entity has obtained and is in compliance with any and all permits, licenses, or other authorizations required pursuant to any Environmental Laws; (c) there are no proceedings, claims, actions, or investigations of any kind, pending or threatened in writing, by any Person, third party, court, agency, or other Governmental Authority or any arbitral body, against any Seller Entity arising under any Environmental Law and, to the Knowledge of Seller, there is no reasonable basis for any such proceeding, claim, action or investigation; (d) there are no agreements, orders, judgments, indemnities or decrees by or with any Person, court, Regulatory Agency or other Governmental Authority that could impose any liabilities or obligations on any Seller Entity under or in respect of any Environmental Law; and (e) to the Knowledge of Seller, there are and have been no environmental conditions releases or threatened releases of Hazardous Material at any property (i) currently or formerly owned, operated, or otherwise used by any Seller Entity, (ii) in which any Seller Entity holds or held a security interest; or (iii) over which any Seller Entity has participated or is participating in the management, under circumstances which could reasonably be expected to result in liability to or claims against any Seller Entity under any Environmental Law.

3.18 Intellectual Property.

(a) Each Seller Entity owns or has a license to use all of the Intellectual Property used by such Seller Entity in the course of its business, including sufficient rights in each copy possessed by each Seller Entity, except where such failure to do so would not reasonably be expected to result in a Seller Material Adverse Effect. Each Seller Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold to, purchased from, or licensed to or from a third party by such Seller Entity in connection with such Seller Entity’s business operations, and such Seller Entity has the right to convey by sale or license any Intellectual Property so conveyed, except where such failure to do so would not reasonably be expected to result in a Seller Material

Adverse Effect. No Seller Entity is in material Default under any of its Intellectual Property licenses. The consummation of the Merger will not result in the loss or impairment of the right of any Seller Entity to own or use any of the Intellectual Property, and Purchaser will have substantially the same rights of each Seller Entity to own and/or use the Intellectual Property following consummation of the Merger. No proceedings have been instituted, or are pending or to the Knowledge of Seller threatened, which challenge the rights of any Seller Entity with respect to Intellectual Property used, sold or licensed by such Seller Entity in the course of its business, nor has any Person claimed or alleged any rights to such Intellectual Property. The conduct of the business of the Seller Entities does not infringe any Intellectual Property of any other Person in any material respect. No Seller Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. The Seller Entities have no Contracts with their respective directors, officers, or employees which requires such officer, director or employee to assign any interest in any Intellectual Property to a Seller Entity, and no such officer, director or employee is party to any Contract with any Person other than a Seller Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a Seller Entity. No officer, director or employee of any Seller Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any provider of financial services, including any Seller Entity.

(b) Section 3.18(b) of the Seller Disclosure Memorandum sets forth sets forth a true, correct and complete list in all material respects as of the date of this Agreement of all Intellectual Property registrations and issued patents, and all pending applications for same, including: (i) the record owner of such item, and, if different, the legal owner and beneficial owner of such item, (ii) the jurisdiction in which such item is issued, registered or pending, and (iii) the issuance, registration or application date and number of such item.

3.19 Brokers and Finders.

There is no investment banker, broker or finder retained by or authorized to act on behalf of any Seller Entity or any of Seller’s stockholders or affiliates who is entitled to any fee, commission or reimbursement of expenses from any Seller Entity in connection with the transactions contemplated hereby, other than BSP Securities, Inc. (“BSP”), a division of Banks Street Partners, LLC. True, correct and complete copies of all agreements with BSP relating to any such fees or commissions have been furnished to Purchaser prior to the date hereof.

3.20 Seller Material Contracts.

(a) Section 3.20 of the Seller Disclosure Memorandum sets forth a true, correct and complete list as of the date of this Agreement of each of the following to which any Seller Entity is a party or to which they or their assets or properties may be subject, whether written or oral:

(i) any material agreement with any labor union;

(ii) any contract containing covenants that limit in any material respect the ability of any Seller Entity to compete in any line of business or with any Person or which involve any material restriction of the geographical area in which, or method by which or with whom, any Seller Entity may carry on its business (other than as may be required by law or applicable regulatory authorities);

(iii) any material contract that obligates Seller or any of its affiliates (or, upon consummation of the Merger, Purchaser or any of its affiliates) to conduct business with any third party on an exclusive or preferential basis, or that requires referrals of business or requires Seller or any of its affiliates to make available investment opportunities to any Person on a priority or exclusive basis

(iv) any agreement that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of any Seller Entity;

(v) any material joint venture, partnership, strategic alliance or other similar contract (including any material franchising agreement, but in any event excluding introducing broker agreements); and any contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets or otherwise) outside the ordinary course of business, which acquisition or disposition is not yet complete or where such contract contains material continuing payment obligations (including “earn out” obligations) or contains material continuing indemnity obligations of any Seller Entity;

(vi) any real property lease and any other lease with annual rental payments, in each case, aggregating $50,000 or more;

(vii) any contract providing for hedging or derivative instruments, including swaps, caps, floors and option agreements, other than the Seller Stock Options;

(viii) any material agreement that relates to long term indebtedness or the borrowing of money with an original and remaining maturity of one year or more by any Seller Entity, or the guarantee by any Seller Entity of any such obligation, including any sale and leaseback transactions, capitalized leases and other similar financing transactions, in each case that would reasonably be expected to exceed $50,000;

(ix) any material agreement that relates to the performance of clearing or execution services to the extent any Seller Entity has or is contractually bound to incur unsecured credit exposure arising from the performance of such clearing or execution services;

(x) any agreement that limits the payment of dividends by any Seller Entity;

(xi) any consulting agreement or data processing, software programming or licensing contract involving the payment of more than $50,000 per annum (other than any such contracts which are terminable by a Seller Entity on 60 days or less notice without any required payment or other conditions, other than the condition of notice);

(xii) any agreement involving Intellectual Property (other than agreements entered into in the ordinary course with customers and “shrink-wrap” software licenses);

(xiii) that is not of the type described in clauses (i) through (xii) above and which involved payments by, or to, any Seller Entity in the year ended December 31, 2013, or that could reasonably be expected to involve such payments during the year ending December 31, 2014, of more than $50,000 (other than pursuant to Loans originated or purchased by any Seller Entity); or

(xiv) any other contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K.

All contracts, arrangements, commitments or understandings of the type described in this Section 3.20 shall be collectively referred to herein as the “Seller Material Contracts.”

(b) Each such Seller Material Contract is valid and in full force and effect and enforceable in accordance with its respective terms, except as would not reasonably be expected to have a Seller Material Adverse Effect, and subject to the Bankruptcy and Equity Exception. No Seller Entity, nor, to Seller’s Knowledge, any counterparty to any Seller Material Contract, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Seller Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, have not and would not reasonably be expected to result in a Seller Material Adverse Effect.

(c) Except as set forth in Section 3.20(c) of the Seller Disclosure Memorandum, no consent is required under a Seller Material Contract for the execution, delivery, or performance of this Agreement, the consummation of the Merger, the Bank Merger or the other transactions contemplated hereby.

3.21 Loan Matters.

(a) Except as would not reasonably be expected to have a Seller Material Adverse Effect, each loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) in which any Seller Entity is a creditor (collectively, “Seller Loans”) currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of Seller, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception). The notes or other credit or security documents with respect to each such outstanding Seller Loan were in compliance in all material respects with all applicable laws at the time of origination or purchase by a Seller Entity and are complete and correct in all material respects.

(b) Except as would not reasonably be expected to have a Seller Material Adverse Effect, each outstanding Seller Loan was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Seller Loan files are being maintained in accordance with the relevant notes or other credit or security documents, such Seller Entity’s written underwriting standards and with all applicable requirements of applicable law.

(c) Except as would not reasonably be expected to have a Seller Material Adverse Effect, none of the agreements pursuant to which any Seller Entity has sold Seller Loans or Seller Loan pools or participations in Seller Loans or Seller Loan pools contains any obligation to repurchase such Seller Loans or interests therein or to pursue any other form of recourse against any Seller Entity solely on account of a payment default by the obligor on any such Seller Loan.

(d) Except as would not reasonably be expected to have a Seller Material Adverse Effect, each agreement between a Seller Entity and a Seller Mortgage Vendor, hereinafter defined (“Seller Mortgage Vendor Agreement”), is valid and in full force and effect and enforceable in accordance with its respective terms, subject to the Bankruptcy and Equity Exception. To Seller’s Knowledge, no Seller Mortgage Vendor is in material breach of its Seller Mortgage Vendor Agreement. The applicable Seller Entity has the right to stop funding immediately the Seller Mortgage Vendor Agreement upon: (i) an order or directive from any depository institution regulatory authority; (ii) the justifiable suspension of Seller Mortgage Vendor by any of its institutional end-loan Seller Mortgage Investors (hereinafter defined); (iii) a material, negative change in the Seller Mortgage Vendor’s financial condition; (iv) the Seller Mortgage Vendor’s failure to comply with the terms of the Seller Mortgage Vendor Agreement; or (v) the Seller Mortgage Vendor’s failure to comply with the underwriting, closing delivery and funding requirements of its institutional end-loan Seller Mortgage Investors. The relevant seller has the obligation to repurchase any Seller Loan subject to a Seller Mortgage Vendor Agreement should the sale of any Seller Loan or Seller Loans scheduled for purchase by the Seller Mortgage Investor fail to be consummated within a specified time, not to exceed ninety (90) days, after the date on which an interest in the Seller Loan is purchased by the Seller Entity. For purposes of this Agreement, “Seller Mortgage Vendor” means a third-party that originates or purchases mortgage loans from whom any Seller Entity purchases, or did purchase, a participation interest in such mortgage loans or whose origination or purchase of mortgage loans was financed by any Seller Entity.

(e) Section 3.21(e) of the Seller Disclosure Memorandum sets forth a list of (i) each Seller Loan that as of March 31, 2014 had an outstanding balance and/or unfunded commitment of $100,000 or more and that as of such date (A) was contractually past due 90 days or more in the payment of principal and/or interest or was in default of any other material provision, (B) was on non-accrual status, (C) was classified as “substandard,” “doubtful” “loss,” “classified,” “criticized,” “impaired” or “special mention” (or words of similar import) by any Seller Entity or any Governmental Authority, (D) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Seller Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (E) where a specific reserve allocation exists in connection therewith, or (F) which is required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15; and (ii) each asset of any Seller Entity that as of March 31, 2014 was classified as “other real estate owned,” “other repossessed assets” or as an asset to satisfy Seller Loans, and the book value thereof as of such date. For each

Seller Loan identified in accordance with the immediately preceding sentence, Section 3.21(e) of the Seller Disclosure Memorandum sets forth the outstanding balance, including accrued and unpaid interest and late fees, on each such Seller Loan and the identity of the borrower thereunder as of March 31, 2014.

(f) Except as would not reasonably be expected to have a Seller Material Adverse Effect, Seller’s allowance for loan losses as of March 31, 2014, is in compliance with: (i) Seller’s existing methodology for determining the adequacy of its allowance for loan losses; and (ii) the standards formally established by applicable Governmental Entities in accordance with their statutory authority and the Financial Accounting Standards Board, and is adequate under all of such standards.

(g) Section 3.21(g) of the Seller Disclosure Memorandum sets forth a list of all Seller Loans as of the date of this Agreement by any Seller Entity to any directors, officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of any Seller Entity. There are no employee, officer, director or other affiliate Seller Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O, and all such Seller Loans are and were originated in compliance in all material respects with all applicable laws.

(h) Except as would not reasonably be expected to have a Seller Material Adverse Effect, each mortgage loan made by a Seller Mortgage Vendor in which any Seller Entity has purchased a participating interest or which any Seller Entity has financed (the “Seller Mortgage Loans”) is secured by a first or second lien on the land on which the dwelling is situated, and the Seller Mortgage Vendor has a written agreement (“Take-Out Letter”) issued by an investor (the “Seller Mortgage Investor”) approved by a Seller Entity to purchase the Seller Mortgage Loan. The Seller Mortgage Loans are conforming loans eligible for purchase under Government National Mortgage Association (“GNMA”), Federal National Mortgage Association (“FNMA”), Federal Home Loan Mortgage Corporation (“FHLMC”), or approved institutional investor criteria. If it is determined that for any reason an act of fraud has occurred in the origination of any Mortgage Loan or if any underwriting deficiencies have occurred which have prevented such Seller Mortgage Loan from being purchased by the Seller Mortgage Investor, such Seller Entity has full legal and financial recourse against the Seller Mortgage Vendor. The delivery of all Seller Mortgage Loan documents is at the Seller Mortgage Vendor’s risk and the Seller Mortgage Vendor’s responsibility, and each Seller Mortgage Vendor has agreed to indemnify such Seller Entity and hold it harmless from all bona fide and reasonable loss, cost or expense (including reasonable attorneys’ fees) arising out of or incurred in connection therewith, except only for such loss, cost or expense, if any, that results solely from the negligent acts or omissions of the Seller Entities. No Seller Entity is under any obligation to purchase, and there is no recourse against any Seller Entity for, any Seller Mortgage Loan sold to a Seller Mortgage Investor or any other purchaser.

(i) Except as would not reasonably be expected to have a Seller Material Adverse Effect, to Seller’s Knowledge, with respect to each Seller Mortgage Loan, all applicable federal, state and local laws, rules and regulations have been complied with, including, but not limited to, the Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, the Flood Disaster Protection Act, the Fair Housing Act, the Truth-in-Lending Act of 1968, the Depository Institutions Deregulatory and Monetary Control Act of 1980, all as amended, and regulations issued pursuant to each of them; all usury laws and limitations; all conditions within the control of the Seller Mortgage Vendor as to the validity of the insurance or guaranty required by the National Housing Act of 1934, as amended, and the rules and regulations thereunder, and the Servicemen’s Readjustment Act of 1944, as amended, and the rules and regulations thereunder; and all requirements of the mortgage insurance companies or other insurers have been properly satisfied, and such insurance or guaranty is valid or enforceable. To Seller’s Knowledge, a written appraisal of the real property securing each such Seller Mortgage Loan has been prepared by a duly-licensed appraiser and satisfies all requirements for any applicable Department of Veterans Affairs guaranty, FHA insurance or private mortgage insurance and all requirements imposed by the Seller Mortgage Investor which issued the Take-Out Letter covering such Seller Mortgage Loan. To Seller’s Knowledge, Seller Mortgage Loans that are secured by premises requiring flood insurance due to their location in a special flood hazard as designated by the Secretary of HUD, are and continue to be covered by special flood insurance under the National Flood Insurance Program.

(j) Except as would not reasonably be expected to have a Seller Material Adverse Effect, no Seller Entity is now, nor has it been since January 1, 2012, subject to any fine, sanction, settlement or other administrative agreement with respect to Seller Mortgage Loans.

(k) The electronic data files delivered by Seller to Purchaser with respect to all outstanding Seller Loans each as of March 31, 2014 are true, correct and complete as of their respective dates in all material respects.

(l) Except as would not reasonably be expected to have a Seller Material Adverse Effect, since January 1, 2012, no Seller Entity has foreclosed upon, or taken a deed or title to, any real estate (other than single-family residential properties) without complying in all material respects with all applicable FDIC environmental due diligence standards (including FDIC Bulletin FIL-14-93, and update FIL-98-2006) or foreclosed upon, or taken a deed or title to, any such real estate if the environmental assessment indicates the liabilities under Environmental Laws are likely in excess of the asset’s value.

(m) Except as set forth in Section 3.21(m) of the Seller Disclosure Memorandum in sufficient detail, since January 1, 2012, no Seller Entity has acquired or disposed of any pool of Seller Loans, other than related to its mortgage purchase business in the ordinary course of business.

3.22 Opinion of Financial Advisor.

BSP has delivered to the Board of Directors of Seller its written opinion to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications and limitations included in the opinion, the consideration to be received by the holders of the Seller Common Stock in the Merger is fair to the holders of Seller Common Stock from a financial point of view.

3.23 Vote Required.

The only vote of the holders of any class or series of capital stock of Seller necessary or required in order to adopt this Agreement or approve the transactions contemplated hereby, including the Merger, is the adoption of this Agreement by the holders of a majority of the outstanding shares of Seller Common Stock entitled to vote on such matter (the “Seller Stockholder Approval”).

3.24 Insurance.

Except as would not reasonably be expected, either individually or in the aggregate, to have a Seller Material Adverse Effect: (a) each Seller Entity is insured with reputable insurers against such risks and in such amounts as the management of such Seller Entity reasonably has determined to be prudent and consistent with industry practice; (b) each Seller Entity is in compliance in all material respects with its insurance policies and are not in default under any of the terms thereof; (c) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of a Seller Entity or potential liabilities of the lessor of any properties which are leased by a Seller Entity, such Seller Entity is the sole beneficiary of such policies; and (d) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.25 Community Reinvestment Act Compliance.

Each Seller Entity that is an insured depositary institution is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” in its most recently completed exam, and Seller has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which would reasonably be expected to result in such Seller Entity having its current rating lowered.

3.26 Investment Securities.

Each Seller Entity has good and valid title to all securities held by it in a principal capacity (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of any Seller Entity and except for such defects in title or Liens that would not be material to the Seller Entities as a whole, and such securities are valued on the books of such Seller Entity in accordance with GAAP except as would not reasonably be expected to have a Seller Material Adverse Effect.

3.27 Books and Records.

The corporate record books of each Seller Entity are complete and accurate in all material respects and reflect all meetings, consents and other actions of the boards of directors and shareholders of such Seller Entity.

3.28 Indemnification.

To Seller’s Knowledge, no present or former director, officer, employee or agent of any of the Seller Entities has any claim for indemnification from any of the Seller Entities. No action or failure to take action by any present or former director, officer, employee or agent of any of the Seller Entities or other event has occurred, or has been alleged to have occurred, which occurrence or allegation would give rise to any claim by any present or former director, officer, employee or agent of any Seller Entities for indemnification from any of the Seller Entities.

3.29 No Other Representations or Warranties.

Except for the representations and warranties made by Seller in this Article 3, neither Seller nor any other Person makes any express or implied representation or warranty with respect to any Seller Entity or its respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Seller hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Seller nor any other Person makes or has made any representation or warranty to Purchaser or any of its affiliates or representatives, except for the representations and warranties made by Seller in this Article 3, with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to any Seller Entity or its respective businesses or (ii) any oral or written information presented to Purchaser or any of its affiliates or representatives in the course of their due diligence investigation of Seller, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as disclosed in the applicable section of the Purchaser Disclosure Memorandum or in the Purchaser SEC Reports (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Purchaser hereby represents and warrants to Seller as follows:

4.1 Organization and Authority.

(a) Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Maryland, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified or where failure to be so qualified or in good standing would not reasonably be expected to result in a Purchaser Material Adverse Effect. Purchaser is a savings and loan holding company duly registered under the Home Owners’ Loan Act, as amended, and the applicable regulations and interpretations of the regulatory authorities responsible for implementing such statute. Seller’s sole depository institution subsidiary is HeritageBank, which is duly organized and validly existing as a Georgia state savings association. HeritageBank is a member in good standing of the Federal Home Loan Bank of Atlanta and owns the requisite amount of stock therein. The deposit accounts of HeritageBank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

(b) Purchaser has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Purchaser has furnished or made available to Seller true, correct and complete copies of its articles of incorporation and by-laws as amended through the date of this Agreement.

4.2 Authorization; No Violation.

(a) Purchaser has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Purchaser, and the consummation of the transactions contemplated hereby, have been duly authorized by the requisite corporate action of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming due authorization, execution and delivery of this Agreement by Seller, is a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception. Except for the adoption and approval of the Bank Merger Agreement by the board of directors of HeritageBank and by Purchaser as its sole shareholder, no other corporate proceedings are necessary for the execution and delivery by Purchaser of this Agreement, the performance by Purchaser of its obligations under this Agreement or the consummation by Purchaser of the transactions contemplated by this Agreement.

(b) Neither the execution, delivery and performance by Purchaser of this Agreement, nor the consummation of the transactions contemplated by this Agreement, nor compliance by Purchaser with any of the provisions of this Agreement, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien, upon any of the properties or assets of any Purchaser Entity under any of the material terms, conditions or provisions of (A) the articles of incorporation or bylaws of any Purchaser Entity (or similar governing documents) or (B) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any Purchaser Entity is a party or by which it may be bound, or to which any Purchaser Entity or any of the properties or assets of any Purchaser Entity may be subject, or (ii) violate any ordinance, permit, concession, grant, franchise, law, statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to any Purchaser Entity or any of their respective properties or assets other than, in the case of subclauses (i)(B) and (ii), for such violation or violations or other matters that would not reasonably be expected to have a Purchaser Material Adverse Effect or would reasonably be expected to prevent, impair or materially delay the ability of Purchaser to consummate the Merger.

(c) Except for: (i) the Regulatory Approvals; (ii) the filing and declaration of effectiveness of the Form S-4; (iii) the filing of (A) the Articles of Merger with the Maryland State Department of Assessments and Taxation and the Secretary of State of the State of Florida and (B) the Bank Merger Certificates; (iv) any notices or filings under the HSR Act; and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and approval of listing of such Purchaser Common Stock on NASDAQ, no consents or approvals of or filings or registrations with any Governmental Authority or any other Person are necessary in connection with the due execution, delivery, performance, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby including the Merger and the Bank Merger except as would not reasonably be expected to have a Purchaser Material Adverse Effect or would not reasonably be expected to prevent, impair or materially delay the ability of Purchaser to consummate the Merger. As of the date of this Agreement, Purchaser has no Knowledge of any reason why any requisite Regulatory Approvals to be obtained by it: (a) should not be granted on a timely basis; or (b) may be conditioned or restricted in any manner (including any requirement relating to the raising of additional capital or the disposition of Assets) which may be likely to materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of Seller and Purchaser or otherwise materially impair the value of Seller to Purchaser.

4.3 Purchaser Information.

The information relating to each Purchaser Entity that is provided by Purchaser or its representatives for inclusion in the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Authority in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Form S-4 relating to each of the Purchaser Entities and other portions within the reasonable control of any of the Purchaser Entities will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. The representations and warranties contained in this Section 4.3 will not apply to statements or omissions based upon information furnished to Purchaser by Seller expressly for inclusion in any submission.

4.4 Financial Statements and Reports.

(a) The audited consolidated balance sheets of the Purchaser Entities as of December 31, 2013 and December 31, 2012 and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years ended December 31, 2013 and December 31, 2012, together with the notes thereto, reported on by Mauldin & Jenkins LLC and included in Purchaser’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2013 and December 31, 2012, as filed with the SEC: (i) in all material respects have been prepared from, and are in accordance with, the books and records of the Purchaser Entities; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of the Purchaser Entities for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) in all material respects have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of each of the Purchaser Entities have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Mauldin & Jenkins LLC has not resigned (or informed Purchaser that indicated it intends to resign) or been dismissed as independent public accountants of Purchaser as a result of or in connection with any disagreements with Purchaser on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have a Purchaser Material Adverse Effect, each Purchaser Entity has timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2012 with all applicable Regulatory Agencies and with each other applicable Governmental Authority, and all other reports and statements required to be filed by it since January 1, 2012, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Authority, has paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments would not reasonably be expected to have a Purchaser Material Adverse Effect, and, as of the date hereof, there are no material unresolved violations or exceptions by any Regulatory Agencies in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the ordinary course, there is no pending proceeding before, or, to Purchaser’s Knowledge, threatened, examination or investigation by, any Regulatory Agency into the business or operations of any Purchaser Entity.

(c) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by any Purchaser Entity pursuant to the Securities Act or the Exchange Act, since January 1, 2011 (the “Purchaser SEC Reports”) is publicly available (it being understood that documents made available via the SEC’s EDGAR system shall be deemed to have been made publicly available for purposes of this representation). No such Purchaser SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Purchaser SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Purchaser has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002. As of the date hereof, there are no material outstanding comments from or unresolved issues raised by the SEC with respect to any of the Purchaser SEC Reports, except such comments or unresolved issues as would not reasonably be expected to have a Purchaser Material Adverse Effect. None of Purchaser’s subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(d) The records, systems, controls, data and information of each Purchaser Entity are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of, or appropriate license by, a Purchaser Entity or its respective accountants (including all means of access thereto and therefrom), except for non-exclusive ownership and non-direct control that would not reasonably be expected to have a Purchaser Material Adverse Effect. Since January 1, 2012: (i) no Purchaser Entity nor, to the Knowledge of Purchaser, any director, officer, employee, auditor, accountant or representative of any Purchaser Entity, has received or otherwise had or obtained Knowledge of any material written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of any Purchaser Entity or its respective internal accounting controls, including any material complaint, allegation, assertion or claim that any Purchaser Entity has engaged in questionable accounting or auditing practices; and (ii) no attorney representing any Purchaser Entity, whether or not employed by any Purchaser Entity, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by any Purchaser Entity or any of its respective officers or directors or employees who have a significant role in Purchaser Entities’ internal control over financial reporting to the Board of Directors of Purchaser or any committee thereof or to any director or officer of Purchaser.

(e) The information contained in the budget or the pro forma financial information (including, without limitation, the projections and forecasts contained therein) that was provided by Purchaser to Seller, was based upon reasonable assumptions, which assumptions and such budget or pro forma financial information, remain, to Purchaser’s Knowledge, reasonable.

4.5 Absence of Certain Changes.

(a) Since December 31, 2013, each Purchaser Entity has conducted its respective businesses in all material respects only in the ordinary course consistent with past practice and from such date until the date hereof there has not been any action taken or committed to be taken by any Purchaser Entity which, if taken following entry by Purchaser into this Agreement, would have required the consent of the Seller pursuant to Section 5.4.

(b) Since December 31, 2013, there have not been any events, changes or effects with respect to any Purchaser Entity that has had, or would reasonably be expected to have a Purchaser Material Adverse Effect.

4.6 Litigation and Other Proceedings.

Except as would not reasonably be expected to have a Purchaser Material Adverse Effect or would not reasonably be expected to prevent, impair or materially delay the ability of Purchaser to consummate the Merger, there is no suit, action, investigation, claim, proceeding or review pending, or to the Knowledge of Purchaser, threatened against any Purchaser Entity or any of the current or former directors or executive officers of any Purchaser Entity. There is no material injunction, order, award, judgment, settlement, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon or entered into by any Purchaser Entity or the assets of any Purchaser Entity.

4.7 No Undisclosed Liabilities.

Except as would not reasonably be expected to have a Purchaser Material Adverse Effect, and except for: (i) those liabilities that are reflected or reserved against on the balance sheet of the Purchaser Annual Report on Form 10-K for the year ended December 31, 2013 (including any notes thereto); (ii) that were incurred or arose since December 31, 2013 in the ordinary course of business consistent with past practice of Purchaser; or (iii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby, no Purchaser Entity has any liabilities of any nature (absolute, accrued, contingent, known, unknown or otherwise).

4.8 Compliance with Laws.

(a) Each Purchaser Entity holds, and has at all times since January 1, 2012 held, all licenses, franchises, permits, memberships and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable law (and has paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, franchise, permit, membership or authorization or to pay such fees or assessments would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect and, to the Knowledge of Purchaser, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened in writing that would reasonably be expected to have such effect. Except for such failures to comply, defaults or violations that would not reasonably be expected to have a Purchaser Material Adverse Effect, since January 1, 2012, each Purchaser Entity has complied with, and is not in default or violation of: (i) any applicable law and its implementing regulations and the regulatory or supervisory guidance with respect thereto, including, as applicable, all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, the Truth in Savings Act and Regulation DD, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Credit Card Accountability, Responsibility and Disclosure Act, Service members Civil Relief Act, Military Lending Act, the Federal Trade Commission Act, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, flood insurance, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, Sections 23A and 23B of the Federal Reserve Act, the Home Owners Loan Act and the implementing regulations of the Federal Reserve, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, all agency and other investor and mortgage company requirements relating to the origination, sale and servicing of mortgage and consumer loans and all applicable laws relating to broker-dealers, investment advisors and insurance brokers, any other regulations or guidance issued by, or requirements of, the Consumer Financial Protection Bureau, the Federal Reserve, the FDIC or any other federal agency with respect to anti-money laundering or terrorist financing, unfair or deceptive acts and practices, lending, financing, leasing, payment processing, deposit or savings accounts, transactions with affiliates or other activities, assets or liabilities of any Purchaser Entity; (ii) any posted or internal privacy policies relating to data protection or privacy, including without limitation, the protection of personal information, and no Purchaser Entity knows of, or has received since January 1, 2012, written notice of, any material defaults or material violations of any applicable law; and (iii) regulatory or supervisory requirements or guidance with respect to risk management and oversight by any Purchaser Entity of relationships with third parties that provide products and services to or on behalf of any Purchaser Entity.

(b) Since January 1, 2012, each Purchaser Entity has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the applicable governing documents and applicable law, except where the failure to so administer such accounts would not reasonably be expected to have a Purchaser Material Adverse Effect. Since January 1, 2012, no Purchaser Entity, nor to the Purchaser’s Knowledge, any director, officer or employee of any Purchaser Entity, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and, except as would not reasonably be expected to have a Purchaser Material Adverse Effect, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(c) Except as would not reasonably be expected to be material to the Purchaser Entities taken as a whole, no Purchaser Entity is subject to a Regulatory Agreement, nor has any Purchaser Entity been advised since January 1, 2012 and prior to the date hereof by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Regulatory Agreement. Each Purchaser Entity is in compliance in all material respects with each Regulatory Agreement to which it is party or subject, and no Purchaser Entity has received any notice from any Governmental Authority indicating that any Purchaser Entity is not in compliance in all material respects with any such Regulatory Agreement.

(d) Except as would not reasonably be expected to be material to the Purchaser Entities taken as a whole, no Purchaser Entity, nor any of its respective directors, officers, employees or, to the Knowledge of Purchaser, any agents or other Persons acting on its behalf, (i) has violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq. , as amended, or any other similar applicable foreign, federal or state legal requirement, (ii) has made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other Person while knowing or having a reasonable belief that the Person will pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing an improper advantage, or inducing a foreign official to use their influence to affect a governmental decision, (iii) has paid, accepted or received any unlawful contributions, payments, expenditures or gifts, (iv) has violated or operated in noncompliance with any export restrictions, money laundering law, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations, or (v) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

4.9 No Vote Required.

No vote is required by the holders of any class or series of Purchaser’s capital stock to approve and adopt this Agreement or the transactions contemplated hereby under applicable law or pursuant to the rules of any national securities exchange as a result of this Agreement or the transactions contemplated hereby.

4.10 Reorganization.

Purchaser has not taken or agreed to take any action, and has no Knowledge of any facts or circumstances, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.11 Financing.

Purchaser has, or will have at the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the Merger pursuant to the terms of this Agreement, including to pay the Common Stock Merger Consideration, to redeem the resulting Purchaser Preferred Stock and to pay all related fees and expenses of Parent and its representatives pursuant to this Agreement.

4.12 Capitalization.

(a) The authorized capital stock of Purchaser consists of: (i) 45,000,000 shares of Purchaser Common Stock, and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share. As of the date of this Agreement, 7,848,517 shares of Purchaser Common Stock and no shares of preferred stock are issued and outstanding. As of the date of this Agreement, 112,625 shares of Purchaser Common Stock are reserved for issuance pursuant to the Heritage Financial Group 2006 Equity Incentive Plan and the Heritage Financial Group, Inc. 2011 Equity Incentive Plan (of which 82,303 shares were subject to outstanding stock options).

(b) All of the issued and outstanding shares of capital stock of Purchaser are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock or other security of Purchaser has been issued in violation of any preemptive rights of the current or past shareholders of Purchaser. Other than disclosed in the Purchaser SEC Reports, Purchaser has no authorized, issued or outstanding (i) shares of capital stock or other voting securities or equity interests; (ii) securities of any Purchaser Entity convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of any Purchaser Entity; (iii) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of any Purchaser Entity or other equity equivalent or equity-based award or right; (iv) subscriptions, options, warrants, calls, commitments, contracts or other rights to acquire from any Purchaser Entity, or obligations of any Purchaser Entity to issue, register, transfer, or sell any shares of capital stock of any Purchaser Entity, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of any Purchaser Entity or rights or interests described in clause (iii); or (v) obligations of any Purchaser Entity to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver, register, transfer or sell, or cause to be issued, granted, delivered, registered, transferred or sold, any such securities.

(c) Except as disclosed in the Purchaser SEC Reports, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of Purchaser may vote are issued and outstanding. Except as disclosed in the Purchaser SEC Reports, Purchaser does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable or exercisable for, any shares of Purchaser Common Stock or any other equity securities of Purchaser or any securities representing the right to purchase or otherwise receive any shares of capital stock of Purchaser (including any rights plan or agreement). Except as disclosed in the Purchaser SEC Reports, Purchaser is not a party to any voting agreement with respect to any shares of capital stock of, or other equity or voting interests in, any Purchaser Entity and, to the Knowledge of Purchaser, except as disclosed in the Purchaser SEC Reports, as of the date of this Agreement there are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interests in, any Purchaser Entity.

4.13 Properties and Leases.

Except for any Permitted Liens or as disclosed in the Purchaser SEC Reports, each Purchaser Entity has good and marketable title in fee simple (in the case of owned real property), free and clear of any material Liens, to all the real and personal property reflected in Purchaser’s consolidated audited balance sheet as of December 31, 2013, and to all owned real and personal property acquired since such date, except for with respect to such owned real and personal property as has been disposed of in the ordinary course of business. Except as would not reasonably be expected to result in a Purchaser Material Adverse Effect: (i) all leases of real property and all other leases material to any Purchaser Entity pursuant to which such Purchaser Entity, as lessee, leases real or personal property are valid and effective in accordance with their respective terms; and (ii) there is not, under any such lease, any existing default by any Purchaser Entity or any event which, with notice or lapse of time or both, would constitute such a default. Other than OREO, and except for ordinary wear and tear, all of the buildings, structures, and appurtenances owned, leased, or occupied by any Purchaser Entity are in good operating condition and in a state of good maintenance and repair and comply with applicable zoning and other municipal laws and regulations, and there are no latent defects therein, except to the extent that failure to satisfy this representation would not reasonably be expected to have a Purchaser Material Adverse Effect.

4.14 Tax Matters.

(a) All Purchaser Entities have timely filed with the appropriate Taxing Authority all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the Purchaser Entities is currently the beneficiary of any extension of time within which to file any Tax Return. All Taxes of the Purchaser Entities that have become due and payable (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any Taxes (other than a Lien for ad valorem Taxes not yet due and payable) on any of the Assets of any of the Purchaser Entities. No claim has ever been made by a Taxing Authority in a jurisdiction where any Purchaser Entity does not file a Tax Return that such Purchaser Entity may be subject to Taxes by that jurisdiction.

(b) None of the Purchaser Entities has received any notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or, to Purchaser’s Knowledge, pending disputes, claims, audits or examinations regarding any Taxes of any Purchaser Entity or the assets of any Purchaser Entity. To Purchaser’s Knowledge, no officer or employee responsible for Tax matters of any Purchaser Entity expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed. No issue has been raised by a Taxing Authority in any prior examination of Purchaser which, by application of the same or similar principles, is expected to result in a proposed deficiency for any subsequent taxable period. None of the Purchaser Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

(c) Except as would not reasonably be expected to have a Purchaser Material Adverse Effect, each Purchaser Entity has complied with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.

(d) The unpaid Taxes of each Purchaser Entity: (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Purchaser Entity and was properly determined in accordance with GAAP applied on a basis consistent with past practices and; (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Purchaser Entities in filing their Tax Returns.

(e) During the five-year period ending on the date hereof, none of the Purchaser Entities was a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by Section 355 of the Code.

(f) None of the Purchaser Entities has made any payments (whether in cash, property or in the form of benefits), is obligated to make any payments (whether in cash, property or in the form of benefits), or is a party to any contract that could obligate it to make any payments (whether in cash, property or in the form of benefits) that could be subject to withholding under Section 4999 of the Code. Purchaser has not been a United States real property holding corporation within the meaning of Code Section 897(c)(1)(A)(ii). None of the Purchaser Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. There is no taxable income of Purchaser that will be required under applicable tax law to be reported by Seller or any of its Affiliates, including Purchaser, for a taxable period beginning after the Closing Date which taxable income was realized prior to the Closing Date. The net operating losses of the Purchaser Entities are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

(g) Except as would not reasonably be expected to have a Purchaser Material Adverse Effect, each of the Purchaser Entities is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(h) No property owned by Purchaser is: (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Code and in effect immediately prior to the enactment of the Tax Reform Act of 1986; (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code; or (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 76-30; (v) subject to Section 168(g)(1)(A) of the Code or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(i) Purchaser does not have any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(j) Purchaser has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(k) Purchaser has not participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction.

4.15 Related Party Transactions.

Except: (i) as set forth in Purchaser SEC Reports; (ii) for compensation in the ordinary course; (iii) for ordinary course bank deposit, trust and asset management services on arms’ length terms; (iv) for other transactions or arrangements of a type available to employees of any Purchaser Entity generally; and (v) for transactions, agreements, arrangements or understandings between or among any Purchaser Entities, there are no material transactions or series of related transactions, agreements, arrangements or understandings between any Purchaser Entity, on the one hand, and Purchaser, any current or former director or executive officer of any Purchaser Entity or any Person who Beneficially Owns 5% or more of the Shares (or, to the Knowledge of Purchaser as of the date hereof, any of such Person’s immediate family members or affiliates) (other than subsidiaries of Purchaser), on the other hand.

4.16 Labor.

(a) No Purchaser Entity is a party to or bound by any labor or collective bargaining agreement and, to the Knowledge of Purchaser, there are no organizational campaigns or petitions of any labor union, workers’ council or labor organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of any Purchaser Entity or compel any Purchaser Entity to bargain with any such labor union, works council or labor organization. There are no material labor related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the Knowledge of Purchaser, threatened.

(b) Except as would not reasonably be expected to have a Purchaser Material Adverse Effect, each Purchaser Entity has complied in all material respects with, and is not in violation in any material respect of, all applicable laws relating to labor, employment or employment practices, including but not limited to all laws relating to labor relations, equal employment opportunities, affirmative action, fair employment practices, employment discrimination, harassment, retaliation, leave, disability rights and benefits, reasonable accommodation, hours of work, classification of employees, payment of wages and overtime compensation, immigration, workers compensation, health and safety, working conditions, employee scheduling, family and medical leave, and employee terminations, and unemployment insurance. No Purchaser Entity has since January 1, 2012 engaged in any unfair labor practices. Except as would not reasonably be expected to have a Purchaser Material Adverse Effect, there are no claims, complaints, charges, lawsuits, investigations, audits, arbitrations or administrative proceedings pending or, to the Knowledge of Purchaser, threatened against any Purchaser Entity brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, any class of the foregoing, or any Governmental Authority, relating to any law described in the preceding sentence, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, retaliatory, wrongful or tortious conduct in connection with the employment relationship.

4.17 Purchaser Benefit Plans.

(a) Each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Purchase Entity or ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate and each Employee Benefit Plan (e.g., former Employee Benefit Plans) for which any Purchaser Entity or ERISA Affiliate has or reasonably could have any obligation or Liability are referred to as the “Purchaser Benefit Plans.”

(b) All Purchaser Benefit Plan documents and annual reports or returns, audited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Purchaser Benefit Plans are correct and complete and have been timely filed with the IRS or the DOL to the extent filing is required. Summary plan descriptions, any material modifications thereto, and summary annual reports have been distributed to participants of the Purchaser Benefit Plans (as required by Law), and there have been no changes in the information set forth therein which would require amendment and redistribution of such summary plan descriptions.

(c) To Purchaser’s Knowledge, no “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Code Section 4975(e)(2)) of any Purchaser Benefit Plan has engaged in any nonexempt “prohibited transaction” (described in Code Section 4975(c) or ERISA Section 406).

(d) Except as disclosed in the Purchaser SEC Reports, Purchaser and its ERISA Affiliates do not and have never sponsored, maintained, contributed to, or been obligated under ERISA or otherwise to contribute to: (i) a “defined benefit plan” (as defined in ERISA Section 3(35) and Code Section 414(j); (ii) a “multi-employer plan” (as defined in ERISA Sections 3(37) and 4001(a)(3); (iii) a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or Code Section 413(c)); (iv) a “multiple employer welfare arrangement” as defined in ERISA Section 3(40), or (v) any plan or other arrangement funded by a voluntary employees’ beneficiary association within the meaning of Code Section 501(c)(9). Purchaser and its ERISA Affiliates have not incurred and there are no circumstances under which either could reasonably incur any liability under Title IV of ERISA or Section 412 of the Code.

(e) Except as disclosed in Purchaser SEC Reports, no Purchaser Entity has any Liability for retiree health and life benefits under any of the Purchaser Benefit Plans and there are no restrictions on the rights of such Purchaser Entity to amend or terminate any such Purchaser Benefit Plan providing retiree health or other benefits without incurring any Liability thereunder except for required continued coverage to the extent provided under Part 6 of Title I of ERISA or Code Section 4980B. The Purchaser and its ERISA Affiliates and each Purchaser

Benefit Plan has complied in all material respects with the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and the provisions of Part 7 of Subtitle B of Title I of ERISA and Code Section 4980D or any other applicable Law. No Tax under Code Sections 4980B or 5000 has been incurred with respect to any Purchaser Benefit Plan and no circumstance exists which could give rise to such Taxes. There are no reserves, assets, surpluses or prepaid premiums with respect to any Plan that is a “welfare plan” as defined in Section 3(1) of ERISA. The Purchaser, its ERISA Affiliates and each Purchaser Benefit Plan has complied in all material respects with any applicable Law, including, without limitation, Sections 79, 104 through 106, 125, 127, 129, 132, 137, 4980G, or 9801 through 9812 of the Code as such requirements relate to any Purchaser Benefit Plan.

(f) The actuarial present values of any accrued deferred compensation or other post-employment benefit entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Purchaser Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Code Section 412 or ERISA Section 302, have been fully reflected on the Purchaser SEC Reports to the extent required by and in accordance with GAAP.

(g) Each Purchaser Benefit Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code (A) complies and, at all times after December 31, 2008, has complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations and other applicable guidance thereunder and (B) between January 1, 2005 and December 31, 2008, was operated in good faith compliance with section 409A of the Code, as determined under applicable guidance of the Treasury and the IRS. No compensation payable by any Purchaser Entity has been reportable as nonqualified deferred compensation in the gross income of any individual or entity, and subject to an additional tax, as a result of the operation of Section 409A of the Code. No assets set aside for the payment of benefits under any “nonqualified deferred compensation plan” are held outside of the United States, except to the extent that substantially all of the services to which such benefits are attributable have been performed in the jurisdiction in which such assets are held.

(h) With respect to each Purchaser Benefit Plan, all required payments, premiums, contributions, reimbursements or accruals for all periods (or partial periods) have been made or properly accrued for on the Purchaser SEC Reports. None of the Purchaser Benefits Plans has any unfunded Liabilities which are not reflected on the Purchaser Financial Statements. All assets attributable to any Purchaser Benefit Plan have been held in trust unless a statutory or an administrative exemption to the trust requirements of ERISA Section 403(a) applies.

4.18 Risk Management.

Except as would not reasonably be expected to result in a Purchaser Material Adverse Effect, each Purchaser Entity has in place risk management policies and procedures sufficient in scope and operation to protect against risks of the type and in amounts reasonably expected to be incurred by Persons of similar size and in similar lines of business as such Purchaser Entity.

4.19 Environmental Matters.

Except as would not reasonably be expected, individually or in the aggregate, to have a Purchaser Material Adverse Effect on Purchaser: (a) each Purchaser Entity has complied with and is currently in compliance with any and all Environmental Laws; (b) each Purchaser Entity has obtained and is in compliance with any and all permits, licenses, or other authorizations required pursuant to any Environmental Laws; (c) there are no proceedings, claims, actions, or investigations of any kind, pending or threatened in writing, by any Person, third party, court, agency, or other Governmental Authority or any arbitral body, against any Purchaser Entity arising under any Environmental Law and, to the Knowledge of Purchaser, there is no reasonable basis for any such proceeding, claim, action or investigation; (d) there are no agreements, orders, judgments, indemnities or decrees by or with any Person, court, Regulatory Agency or other Governmental Authority that could impose any liabilities or obligations on any Purchaser Entity under or in respect of any Environmental Law; and (e) to the Knowledge of Purchaser, there are and have been no environmental conditions releases or threatened releases of Hazardous Material at any property (i) currently or formerly owned, operated, or otherwise used by any Purchaser Entity, (ii) in which any Purchaser Entity holds or held a security interest, or (iii) over which any Purchaser Entity has participated or is participating in the management, under circumstances which could reasonably be expected to result in liability to or claims against any Purchaser Entity under any Environmental Law.

4.20 Intellectual Property.

Each Purchaser Entity owns or has a license to use all of the Intellectual Property used by such Purchaser Entity in the course of its business, including sufficient rights in each copy possessed by each Purchaser Entity, except where any failure to do so would not reasonably be expected to result in a Purchaser Material Adverse Effect. Each Purchaser Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold to, purchased from, or licensed to or from a third party by such Purchaser Entity in connection with such Purchaser Entity’s business operations, and such Purchaser Entity has the right to convey by sale or license any Intellectual Property so conveyed, except where any failure to do so would not reasonably be expected to result in a Purchaser Material Adverse Effect. No Purchaser Entity is in material Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of Purchaser threatened, which challenge the rights of any Purchaser Entity with respect to Intellectual Property used, sold or licensed by such Purchaser Entity in the course of its business, nor has any Person claimed or alleged any rights to such Intellectual Property. The conduct of the business of the Purchaser Entities does not infringe any Intellectual Property of any other Person in any material respect.

4.21 Brokers and Finders.

There is no investment banker, broker or finder retained by or authorized to act on behalf of any Purchaser Entity or any of Purchaser’s stockholders or affiliates who is entitled to any fee, commission or reimbursement of expenses from any Purchaser Entity in connection with the transactions contemplated hereby, other than SunTrust Robinson Humphrey, Inc. True, correct and complete copies of all agreements with SunTrust Robinson Humphrey, Inc. relating to any such fees or commissions have been furnished to Seller prior to the date hereof.

4.22 Purchaser Material Contracts.

(a) The Purchaser SEC Reports contain a true, correct and complete list as of the date of this Agreement of any contract or agreement of any Purchaser Entity is a party or to which it or its assets or properties may be subject, whether written or oral which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K (the “Purchaser Material Contracts”).

(b) Each Purchaser Material Contract is valid and in full force and effect and enforceable in accordance with its respective terms, except as would not reasonably be expected to have a Purchaser Material Adverse Effect, and subject to the Bankruptcy and Equity Exception. No Purchaser Entity, nor, to Purchaser’s Knowledge, any counterparty to any Purchaser Material Contract, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Purchaser Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, have not and would not reasonably be expected to result in a Purchaser Material Adverse Effect.

4.23 Loan Matters.

(a) Except as would not reasonably be expected to have a Purchaser Material Adverse Effect, each loan currently outstanding in which any Purchaser Entity is a creditor (the “Purchaser Loans”): (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be; (ii) to the extent secured, has been secured by valid Liens which have been perfected; and (iii) to the Knowledge of Purchaser, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception). The notes or other credit or security documents with respect to each such outstanding Purchaser Loan were in compliance in all material respects with all applicable laws at the time of origination or purchase by a Purchaser Entity and are complete and correct in all material respects.

(b) Except as would not reasonably be expected to have a Purchaser Material Adverse Effect, each outstanding Purchaser Loan was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Purchaser Loan files are being maintained in accordance with the relevant notes or other credit or security documents, Purchaser’s written underwriting standards and with all applicable requirements of applicable law.

(c) Except as would not reasonably be expected to have a Purchaser Material Adverse Effect, none of the agreements pursuant to which any Purchaser Entity has sold Purchaser Loans or Purchaser Loan pools or participations in Purchaser Loans or Purchaser Loan pools contains any obligation to repurchase such Purchaser Loans or interests therein or to pursue any other form of recourse against any Purchaser Entity solely on account of a payment default by the obligor on any such Purchaser Loan.

(d) Except as would not reasonably be expected to have a Purchaser Material Adverse Effect, each agreement between a Purchaser Entity and a Purchaser Mortgage Vendor, hereinafter defined (“Purchaser Mortgage Vendor Agreement”), is valid and in full force and effect and enforceable in accordance with its respective terms, subject to the Bankruptcy and Equity Exception. To Purchaser’s Knowledge, no Purchaser Mortgage Vendor is in material breach of its Purchaser Mortgage Vendor Agreement. Each Purchaser Entity has the right to stop funding immediately any Purchaser Mortgage Vendor Agreement upon: (i) an order or directive from any depository institution regulatory authority; (ii) the justifiable suspension of Purchaser Mortgage Vendor by any of its institutional end-loan Purchaser Mortgage Investors (hereinafter defined); (iii) a material, negative change in the Purchaser Mortgage Vendor’s financial condition; (iv) the Mortgage Vendor’s failure to comply with the terms of the Purchaser Mortgage Vendor Agreement; or (v) the Purchaser Mortgage Vendor’s failure to comply with the underwriting, closing delivery and funding requirements of its institutional end-loan Investors. The relevant seller has the obligation to repurchase any Purchaser Loan which is the subject of any Purchaser Mortgage Vendor Agreement should the sale of any Purchaser Loan or Purchaser Loans scheduled for purchase by the Investor fail to be consummated within a specified time, not to exceed ninety (90) days, after the date on which an interest in the Purchaser Loan is purchased by the Purchaser Entity. For purposes of this Agreement, “Purchaser Mortgage Vendor” means a third-party that originates or purchases mortgage loans from whom any Purchaser Entity purchases, or did purchase, a participation interest in such mortgage loans or whose origination or purchase of mortgage loans was financed by any Purchaser Entity.

(e) The Purchaser SEC Reports accurately reflect Purchaser’s nonaccrual, past due and restructured loans, potential problem loans, and OREO in accordance with SEC guidance.

(f) Except as would not reasonably be expected to have a Purchaser Material Adverse Effect, Purchaser’s allowance for loan losses as of March 31, 2014, is in compliance with: (i) Purchaser’s existing methodology for determining the adequacy of its allowance for loan losses and; (ii) the standards formally established by Governmental Entities in accordance with their statutory authority and the Financial Accounting Standards Board, and is adequate under all of such standards.

(g) All Purchaser Loans as of the date of this Agreement by any Purchaser Entity to any directors, officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of any Purchaser Entity are and were originated in compliance in all material respects with Regulation O. There are no employee, officer, director or other affiliate Purchaser Loans in which any Purchaser Entity is a creditor on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O.

(h) Except as would not reasonably be expected to have a Purchaser Material Adverse Effect, each mortgage loan made by a Purchaser Mortgage Vendor in which any Purchaser Entity has purchased a participating interest or which any Purchaser Entity has financed (the “Purchaser Mortgage Loans”) is secured by a first or second lien on the land on which the dwelling is situated, and the Purchaser Mortgage Vendor has a Take-Out Letter issued by an investor (the “Purchaser Mortgage Investor”) approved by a Purchaser Entity to purchase the Purchaser Mortgage Loan. The Purchaser Mortgage Loans are conforming loans eligible for purchase under GNMA, FNMA, FHLMC, or approved institutional investor criteria. If it is determined that for any reason an act of fraud has occurred in the origination of any Purchaser Mortgage Loan, or if any underwriting deficiencies have occurred which have prevented such Purchaser Mortgage Loan from being purchased by the Purchaser Mortgage Investor, a Purchaser Entity has full legal and financial recourse against the Purchaser Mortgage Vendor. The delivery of all Purchaser Mortgage Loan documents is at the Purchaser Mortgage Vendor’s risk and the Purchaser Mortgage Vendor’s responsibility, and each Purchaser Mortgage Vendor has agreed to indemnify such Purchaser Entity and hold it harmless from all bona fide and reasonable loss, cost or expense (including reasonable attorneys’ fees) arising out of or incurred in connection therewith, except only for such loss, cost or expense, if any, that results solely from the negligent acts or omissions of the Purchaser Entities. No Purchaser Entity is under any obligation to purchase, and there is no recourse against any Purchaser Entity for, any Purchaser Mortgage Loan sold to a Purchaser Mortgage Investor or any other purchaser.

(i) Except as would not reasonably be expected to have a Purchaser Material Adverse Effect, to Purchaser’s Knowledge, with respect to each Purchaser Mortgage Loan, all applicable federal, state and local laws, rules and regulations have been complied with, including, but not limited to, the Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, the Flood Disaster Protection Act, the Fair Housing Act, the Truth-in-Lending Act of 1968, the Depository Institutions Deregulatory and Monetary Control Act of 1980, all as amended, and regulations issued pursuant to each of them; all usury laws and limitations; all conditions within the control of the Purchaser Mortgage Vendor as to the validity of the insurance or guaranty required by the National Housing Act of 1934, as amended, and the rules and regulations thereunder, and the Servicemen’s Readjustment Act of 1944, as amended, and the rules and regulations thereunder; and all requirements of the mortgage insurance companies or other insurers have been properly satisfied, and such insurance or guaranty is valid or enforceable. To Purchaser’s Knowledge, a written appraisal of the real property securing each such Purchaser Mortgage Loan has been prepared by a duly-licensed appraiser and satisfies all requirements for any applicable Department of Veterans Affairs guaranty, FHA insurance or private mortgage insurance and all requirements imposed by the Purchaser Mortgage Investor which issued the Take-Out Letter covering such Purchaser Mortgage Loan. To Purchaser’s Knowledge, Purchaser Mortgage Loans that are secured by premises requiring flood insurance due to their location in a special flood hazard as designated by the Secretary of HUD, are and continue to be covered by special flood insurance under the National Flood Insurance Program.

(j) Except as would not reasonably be expected to have a Purchaser Material Adverse Effect, no Purchaser Entity is now, nor has it been since January 1, 2012, subject to any fine, sanction, settlement or other administrative agreement with respect to Purchaser Mortgage Loans.

(k) Except as would not reasonably be expected to have a Purchaser Material Adverse Effect, since January 1, 2012, no Purchaser Entity has foreclosed upon, or taken a deed or title to, any real estate (other than single-family residential properties) without complying in all material respects with all applicable FDIC environmental due diligence standards (including FDIC Bulletin FIL-14-93, and update FIL-98-2006) or foreclosed upon, or taken a deed or title to, any such real estate if the environmental assessment indicates the liabilities under Environmental Laws are likely in excess of the asset’s value.

4.24 Insurance.

Except as would not reasonably be expected, either individually or in the aggregate, to have a Purchaser Material Adverse Effect: (a) each Purchaser Entity is insured with reputable insurers against such risks and in such amounts as the management of such Purchaser Entity reasonably has determined to be prudent and consistent with industry practice; (b) each Purchaser Entity is in compliance in all material respects with its insurance policies and is not in default under any of the terms thereof; (c) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of a Purchaser Entity or potential liabilities of the lessor of any properties which are leased by a Purchaser Entity, such Purchaser Entity is the sole beneficiary of such policies; and (d) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

4.25 Community Reinvestment Act Compliance.

Each Purchaser Entity that is an insured depositary institution is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” in its most recently completed exam, and Purchaser has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which would reasonably be expected to result in such Purchaser Entity having its current rating lowered.

4.26 Investment Securities.

Each Purchaser Entity has good and valid title to all securities held by it in a principal capacity (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of any Purchaser Entity and except for such defects in title or Liens that would not be material to the Purchaser Entities as a whole, and such securities are valued on the books of such Purchaser Entity in accordance with GAAP except as would not reasonably be expected to have a Purchaser Material Adverse Effect.

4.27 Books and Records.

The corporate record books of each Purchaser Entity are complete and accurate in all material respects and reflect all meetings, consents and other actions of the boards of directors and shareholders of such Purchaser Entity.

4.28 Indemnification.

To Purchaser’s Knowledge, no present or former director, officer, employee or agent of any of the Purchaser Entities has any claim for indemnification from any of the Purchaser Entities. No action or failure to take action by any present or former director, officer, employee or agent of any of the Purchaser Entities or other event has occurred, or has been alleged to have occurred, which occurrence or allegation would give rise to any claim by any present or former director, officer, employee or agent of any Purchaser Entities for indemnification from any of the Purchaser Entities. No Other Representations or Warranties.

4.29 No Other Representations or Warranties

Except for the representations and warranties made by Purchaser in this Article 4, neither Purchaser nor any other Person makes any express or implied representation or warranty with respect to any Purchaser Entity or its respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Purchaser hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Purchaser nor any other Person makes or has made any representation or warranty to Seller or any of its affiliates or representatives, except for the representations and warranties made by Purchaser in this Article 4, with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to any Purchaser Entity or its respective businesses or (ii) any oral or written information presented to Seller or any of its affiliates or representatives in the course of their due diligence investigation of Purchaser, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE 5

CONDUCT OF BUSINESS PENDING CONSUMMATION

5.1 Affirmative Covenants of Seller.

Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Authority, or with the prior written consent of Purchaser, during the period from the date of this Agreement to the Effective Time, Seller shall, and shall cause each of its subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice, (b) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Purchaser or Seller or any of their respective subsidiaries to obtain any necessary Regulatory Approvals or to consummate the transactions contemplated hereby.

5.2 Negative Covenants of Seller.

Without limiting the foregoing Section 5.1, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Authority, Seller shall not, and shall not permit any of its subsidiaries, without the prior written consent of Purchaser (which shall not be unreasonably withheld, conditioned or delayed with respect to subsections (c), (e), (f), (i), (k), (l), (m), (n), (o), (p), (r) and (u)), to:

(a) change the number of authorized or issued shares of its capital stock, issue any shares of Seller Stock, including any shares that are held as treasury stock as of the date of this Agreement, or issue or grant any right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the Seller Option Plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that Seller may issue shares of Seller Common Stock upon the valid exercise of presently outstanding Seller Options issued under the Seller Option Plan;

(b) issue any other capital securities, including trust preferred or other similar securities, voting debt, or other securities, debentures or subordinated notes;

(c) (i) enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director, officer or employee of any Seller Entity, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) at will agreements, (B) normal individual increases in salary to non-officer employees, in each case in the ordinary course of business consistent with past practice, and (C) severance in accordance with past practice; or (ii) hire any new officers; or (iii) promote any employee to a rank of vice president or a more senior position;

(d) enter into, establish, adopt, modify, amend, renew, or terminate any Seller Benefit Plan, or take any action to accelerate the vesting of benefits payable thereunder, except as required by law or pursuant to the terms of the Seller Benefit Plan in effect as of the date hereof;

(e) sell, transfer, mortgage or encumber any of its assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value, or sell or transfer any portion of its deposit liabilities;

(f) enter into, modify, amend or renew any data processing contract, service provider agreement, or any lease, license or maintenance agreement relating to real or personal property or Intellectual Property, other than the periodic renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice, or permit to lapse its rights in any material Intellectual Property;

(g) acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business or properties of any Person;

(h) sell or acquire any loans (excluding originations) or loan participations, except in the ordinary course of business consistent with past practice (but in the case of a sale, after giving Purchaser and HeritageBank a first right of refusal to acquire such loan or participation at the same price and on the same terms as proposed by such Seller Entity), or sell or acquire any servicing rights;

(i) amend its articles of incorporation, charter or bylaws, except as required by law, or appoint a new director to its Board of Directors;

(j) implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Authority;

(k) except to the extent permitted by Section 5.2(f), enter into or terminate any Seller Material Contract or amend or modify in any material respect or renew any existing Seller Material Contract;

(l) except in the ordinary course of business consistent with past practice and involving an amount not in excess of $25,000 (exclusive of any amounts paid directly or reimbursed to Seller under any insurance policy maintained by Seller), settle any claim, action or proceeding against it. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could reasonably be expected to be material to Seller;

(m) in the case of Alarion Bank (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.

(n) (i) purchase any equity securities or purchase any debt securities, other than (A) U.S. Treasury securities or United States Government agency securities, (B) securities with maturities of one year or less, or (C) otherwise in the ordinary course of business consistent with its current investment policy; (ii) enter into or acquire any derivatives contract or structured note; or (iii) enter into any new, or modify, amend or extend the terms of any existing, contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk;

(o) purchase any fixed assets (by installment purchase, capital lease, synthetic lease or otherwise) where the amount paid or committed thereof is in excess of $25,000 individually or $100,000 in the aggregate, except for emergency repairs or replacements in the ordinary course of business consistent with past practice;

(p)

(i) make any material changes in its policies concerning loan underwriting or which classes of Persons may approve loans or fail to comply with such policies as previously provided;

(ii) make any loans or extensions of credit except in the ordinary course of business consistent with past practice, provided (a) any unsecured extension of credit, individually or in the aggregate with other unsecured extensions of credit to the same relationship, in excess of $100,000; or (b) any secured loan or extension of credit, individually or in the aggregate with other secured loans or extensions of credit to the same relationship, in excess of $750,000, shall require the prior written consent of Purchaser, which approval or rejection shall be given in writing three (3) business days after the loan package is delivered to Purchaser; or

(iii) renew or renegotiate any loans or credits that are on any watch list and/or are classified or special mentioned or take any similar actions with respect to collateral held with respect to debts previously contracted or other real estate owned, except pursuant to safe and sound banking practices and with prior disclosure to HeritageBank; provided, however, that Alarion Bank may, without the prior notice to or written consent of HeritageBank, renew or extend existing credits on substantially similar terms and conditions as present at the time such credit was made or last extended, renewed or modified, for a period not to exceed the duration of the most recent term of such credit and at rates not less than market rates for comparable credits and transactions and without any release of any collateral or advancement of additional funds;

(q) take any action or knowingly fail to take any action that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(r) except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

(s) incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year, or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 5.2(p);

(t) develop, market or implement any new line of business;

(u) make, change or revoke any material tax election (other than in a manner consistent with prior elections), file any materially amended Tax Return, enter into any Tax closing agreement, or settle or agree to compromise any material liability with respect to disputed Taxes;

(v) take any action that is likely to materially impair Seller’s ability to perform any of its obligations under this Agreement or Alarion Bank’s ability to perform any of its obligations under the Bank Merger Agreement; or

(w) agree or commit to do any of the foregoing.

5.3 Affirmative Covenants of Purchaser.

Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Authority, or with the prior written consent of Seller, during the period from the date of this Agreement to the Effective Time, Purchaser shall, and shall cause each Purchaser Entity to, (a) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Seller or Purchaser or any of their respective subsidiaries to obtain any necessary Regulatory Approvals or to consummate the transactions contemplated hereby.

5.4 Negative Covenants of Purchaser.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, except as expressly contemplated or permitted by this Agreement or as required by applicable law or a

Governmental Authority, Purchaser shall not, and shall not permit any Purchaser Entity, without the prior written consent of Seller (which shall not be unreasonably withheld, conditioned or delayed) to:

(a) amend its articles of incorporation, bylaws or similar governing documents in a manner that would adversely affect Seller or the holders of Seller Stock;

(b) make, declare, pay or set aside for payment any dividend on or with respect to the Purchaser Common Stock or make any other distribution to Purchaser’s shareholders except for the payment of regular quarterly dividends in the ordinary course of business consistent with past practice;

(c) take any action that is likely to materially delay the Effective Time of this Agreement or otherwise materially impair Purchaser’s ability to perform any of its obligations under this Agreement or HeritageBank’s ability to perform any of its obligations under the Bank Merger Agreement;

(d) enter into any agreement providing for a merger, consolidation or other business combination of Purchaser as to which the holders of the capital stock of Purchaser before the transaction will, after the transaction, hold shares of capital stock of Purchaser (or other surviving company) representing less than 40% of the value or ordinary voting power of the capital stock of the Purchaser (or other surviving company), unless such agreement: (i) requires explicit assumption of the Agreement by such surviving company; and (ii) preserves the economic benefit to holders of Seller Common Stock provided in this Agreement;

(e) take any action or knowingly fail to take any action that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(f) agree or commit to do any of the foregoing.

5.5 Adverse Changes in Condition.

Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect or a Purchaser Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

5.6 Reports.

Each Party and its subsidiaries shall file all reports required to be filed by it with Regulatory Agencies between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with any Regulatory Agency, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP and applicable regulatory requirements or guidelines (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material).

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) As promptly as practicable following the date of this Agreement, Purchaser, with the input, assistance and cooperation of Seller, shall promptly prepare and file with the SEC the Form S-4, in which the proxy statement will be included. Purchaser shall not file the Form S-4 without the approval of Seller, which approval shall not be unreasonably withheld, conditioned or delayed. Each of Purchaser and Seller shall use its commercially reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Form S-4 or any related matters. Each of Seller and Purchaser shall use its commercially reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. Upon the Form S-4 being declared effective, Seller shall thereafter mail or deliver the proxy statement to its shareholders. Purchaser shall also use its commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Seller shall furnish all information concerning Seller and the holders of Seller Common Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to Seller or Purchaser, or any of their respective affiliates, directors or officers, should be discovered by Seller or Purchaser that should be set forth in an amendment or supplement to the Form S-4, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to Seller’s shareholders.

(b) In addition to their obligations pursuant to Section 6.1(a), Seller and Purchaser shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or “Blue Sky” laws and regulations promulgated thereunder and provide each other with copies of any such filings. Purchaser and Seller shall advise the other Party, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of Purchaser Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Form S-4, comments thereon from the SEC’s staff and each Party’s responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Form S-4 shall be filed without the approval of each of Seller and Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed.

(c) Subject to the terms and conditions set forth in this Agreement, Purchaser and Seller shall, and shall cause their respective subsidiaries to, use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including: (i) the satisfaction of the conditions precedent to the obligations of Seller (in the case of Purchaser) or Purchaser (in the case of Seller) to the Merger; (ii) the obtaining of all necessary consents or waivers from third parties; (iii) the obtaining of all necessary actions or no-actions, waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities and the taking of all commercially reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Authority; and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file, and cause their respective subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. In furtherance (but not in limitation) of the foregoing, Purchaser shall, and shall cause HeritageBank to, use commercially reasonable efforts to promptly file any required applications, notices or other filings with the FRB, the FDIC and applicable state banking agencies. Seller and Purchaser shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, any filing to be made with, or written materials to be submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement; provided , that Purchaser shall not be required to provide Seller with the confidential portions of any filing with a Governmental Authority. Neither Party shall file any such required applications, notices or other filings without the approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. The Parties shall promptly deliver to each other copies of all filings, orders and material correspondence to and from all Governmental Entities in connection with the transactions contemplated by this Agreement.

(d) Each of Purchaser and Seller shall, upon request, furnish to the other all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the proxy statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Purchaser, Seller or any of their respective subsidiaries to any Governmental Authority in connection with the Merger, the Bank Merger or any other transactions contemplated by this Agreement.

(e) Each of Purchaser and Seller shall promptly advise the other upon receiving any communication from any Governmental Authority, the consent or approval of which is required for consummation of the transactions contemplated by this Agreement, and promptly provide to the other a copy of such communication; provided, that in no event shall Purchaser be obligated pursuant to this provision to share, provide, or otherwise disclose to Seller any confidential information regarding any Purchaser Entity.

(f) Notwithstanding the obligations of Purchaser in this Section 6.1 or anything in this Agreement to the contrary, in no event shall Purchaser be required to accept any condition or requirement in connection with obtaining any consents, waivers or approvals, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of Purchaser, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of Seller and Purchaser or otherwise materially impair the value of Seller to Purchaser.

6.2 Access to Information; Current Information; Attendance at Meetings.

(a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, Seller shall, and shall cause each Seller Entity to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the Purchaser, reasonable access, during normal business hours, and without undue disruption to any Seller Entity’s business, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, Seller shall, and shall cause each Seller Entity to, make available to the Purchaser all other information concerning its business, properties and personnel as the other Party may reasonably request. No Seller Entity shall be required to provide access to or to disclose information: (i) where such access or disclosure would jeopardize the attorney-client privilege of any Seller Entity or contravene any binding agreement entered into prior to the date of this Agreement or any law, rule, regulation, order, judgment, decree or fiduciary duty; or (ii) relating to Seller’s or its directors’, officers’, employees’, accountants’, counsel’s, advisors’ (including investment bankers), agents’ or other representatives’ consideration of, or deliberations regarding, the transactions contemplated by this Agreement. Seller shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of clause (i) of the immediately preceding sentence apply.

(b) Seller shall permit, and shall cause each Seller Entity to permit, Purchaser or an environmental consulting firm selected by Purchaser, at the sole expense of Purchaser, upon reasonable notice, at reasonable times and in a manner not to cause undue disruption to any of Seller’ Entity’s business, to conduct such phase I or phase II environmental audits, studies and tests on real property currently owned, leased or operated by any Seller Entity.

(c) Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, Seller shall, upon the request of Purchaser, cause one or more of its designated officers to confer not less frequently than monthly with officers of Purchaser regarding the financial condition, operations and business of any Seller Entity and matters relating to the completion of the transactions contemplated by this Agreement. As soon as reasonably available, but in no event more than five (5) business days after filing, Seller will deliver to Purchaser all non-confidential reports filed by any Seller Entity with any Governmental Authority subsequent to the date hereof, including all financial and call reports filed with the FRB and the FDIC. Seller will also deliver to Purchaser as soon as practicable all quarterly and annual financial statements of any Seller Entity prepared with respect to periods ending subsequent to December 31, 2013. As soon as practicable after the end of each month, Seller will deliver to Purchaser in electronic form: (i) the monthly deposit and loan trial balances of Alarion Bank; (ii) the monthly analysis of Alarion Bank’s investment portfolio; (iii) the monthly consolidated balance sheet and income statement of the Seller Entities; and (iv) an update of all of the information set forth in Section 3.21(e).

(d) One director or officer of Purchaser or HeritageBank (but not to exceed one in total) designated by the Board of Directors of Purchaser shall be invited and entitled to attend all meetings of the Boards of Directors of Seller and Alarion Bank (and loan and executive committee meetings); provided , however, that such individual: (i) will attend such meetings in an observational capacity only and shall not participate in any deliberations or decisions of such boards or committees; and (ii) shall be excluded from any portions of such meetings involving (A) discussion relating to the transactions contemplated by this Agreement or an Acquisition Proposal, (B) matters for which the inclusion of such individuals would or could reasonably be expected to violate applicable law, regulation or orders, decrees or determinations of a Governmental Authority, (C) discussion of matters that would result in a waiver of the attorney-client privilege or (D) discussion that the Board of Directors of Seller or Alarion Bank reasonably believes would conflict with its fiduciary or regulatory requirements under applicable law (together, “Seller Board Confidential Matters”). Board packages and notices shall be submitted by Seller and Alarion Bank to the Chief Executive Officer of Purchaser for distribution to Purchaser’s designated attendee simultaneously with their submission to board members, and information relating to Seller Board Confidential Matters may be excluded therefrom.

(e) Two directors or officers of a Party (but not to exceed two in total) and one attorney representing such Party, each designated by such Party’s Board of Directors, shall be invited and entitled to attend any meeting between representatives of the other Party, on the one hand, and, on the other hand, representatives of any Regulatory Agency to which either Party must obtain a Regulatory Approval, at which meeting an application, notice or other filing for such a Regulatory Approval will be a matter of discussion; provided, however , that such individuals shall be excluded from any portions of such meetings involving: (i) matters for which the inclusion of such individuals would or could reasonably be expected to violate applicable law, regulation or orders, decrees or determinations of a Governmental Authority; (ii) discussion of matters that would result in a waiver of the attorney-client privilege; or (iii) discussion of matters that the Board of Directors of the Party meeting with the Regulatory Agency reasonably believes would conflict with its fiduciary or regulatory requirements under applicable law.

(f) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement.

(g) No investigation by a Party or its representatives shall affect the representations and warranties of the other Party set forth in this Agreement.

6.3 Shareholder Meeting.

Seller shall, and shall cause its Board of Directors to, (i) take all action in accordance with the federal securities laws, the Florida Corporate Code and the Seller Articles and the Seller Bylaws necessary to (A) call and give notice of a special meeting of Seller’s shareholders (the “Seller Shareholder Meeting”) for the purpose of seeking the Seller Shareholder Approval within four (4) Business Days following the date the Form S-4 is declared effective under the Securities Act (the “Seller Shareholder Meeting Notice Date”) and (B) schedule the Seller Shareholder Meeting to take place on a date that is within forty-five (45) days after the Seller Shareholder Meeting Notice Date; (ii) use its commercially reasonable best efforts to (x) cause the Seller Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the Seller Shareholder Approval; and (iii) subject to Section 6.5, include in the proxy statement the recommendation that the shareholders of Seller approve this Agreement (the “Seller Board Recommendation”).

6.4 NASDAQ Listing.

Purchaser shall cause the shares of Purchaser Common Stock to be issued to the holders of Seller Stock in the Merger to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

6.5 No Solicitation.

(a) Seller agrees that, except as expressly permitted by Section 6.5(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will cause each Seller Entity and each Seller Entity’s officers, directors, and employees (the “Seller Individuals”) not to, and will use its commercially reasonable best efforts to cause each Seller Entity’s agents, advisors, accountants, legal counsel, and financial advisors (the “Seller Representatives”) not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning each Seller Entity’s business, properties or assets (“Seller Confidential Information”) to, or have any discussions with, any Person relating to, any Acquisition Proposal. Seller will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Purchaser with respect to any Acquisition Proposal and will use its commercially reasonable best efforts, subject to applicable law, to enforce any confidentiality, “stand-still” or similar agreement relating to such an Acquisition Proposal. It is understood that any breach of the provisions of this Section 6.5 by any Seller Representative shall constitute a breach by Seller.

(b) Notwithstanding anything to the contrary in Section 6.5(a), at any time from the date of this Agreement and prior to obtaining the Seller Shareholder Approval, in the event Seller receives an unsolicited Acquisition Proposal and the Board of Directors of Seller determines in good faith (following consultation with counsel and outside financial advisors) that there is a reasonable likelihood that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal, Seller may, and may permit the Seller Entities and the Seller Individuals and the Seller Representatives to: (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to Seller than the Confidentiality Agreement; (ii) furnish or cause to be furnished Seller Confidential Information to the Person or Persons making such Acquisition Proposal pursuant to such confidentiality agreement; provided , that any non-public information provided to such third party shall have been previously provided to Purchaser or shall be provided to Purchaser prior to or substantially concurrently with the time it is provided to such third party; and (iii) negotiate and participate in such negotiations or discussions with the Person or Persons making such Acquisition Proposal concerning such Acquisition Proposal, if the Board of Directors of Seller determines in good faith (following consultation with counsel and outside financial advisor) that failure to take such actions would or would be reasonably likely to result in a violation of its fiduciary duties under applicable law.

(c) The Board of Directors of Seller shall not (nor shall any committee thereof) qualify, withdraw or modify, in a manner adverse to Purchaser, the Seller Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to Purchaser the Seller Board Recommendation (any such action, a “Change in Recommendation”). Notwithstanding the foregoing, the Board of Directors of Seller (including any committee thereof) may, at any time prior to obtaining the Seller Shareholder Approval, effect a Change in Recommendation in response to a bona fide written unsolicited Acquisition Proposal made after the date of this Agreement that the Board of Directors of Seller determines in good faith (after consultation with counsel and outside financial advisor and taking into account all adjustments to the terms of this Agreement that may be offered by Purchaser under this Section 6.5(c)) constitutes a Superior Proposal if, in the case of any such Change in Recommendation, the Board of Directors of Seller shall have determined in good faith (after consultation with counsel and outside financial advisor and taking into account all adjustments to the terms of this Agreement that may be offered by Purchaser under this Section 6.5(c)) that, in light of such Superior Proposal, the failure to take such action constitutes or is reasonably likely to constitute a violation of its fiduciary duties under applicable law; provided , however, that the Board of Directors of Seller may not make a Change in Recommendation, or terminate this Agreement pursuant to Section 8.1(f), with respect to an Acquisition Proposal unless (i) Seller shall not have breached this Section 6.5 in any material respect; and (ii) (A) the Board of Directors of Seller determines in good faith (after consultation with counsel and outside financial advisor) that such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by Purchaser under this Section 6.5(c); (B) Seller has given Purchaser at least five (5) days’ prior written notice of its intention to take such action set forth above (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the Person making such Superior Proposal)) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the Person making such Superior Proposal; and (C) before effecting such Change in Recommendation, Seller has negotiated, and has caused its representatives to negotiate, in good faith with Purchaser during such notice period to the extent Purchaser wishes to negotiate, to enable Purchaser to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal. In the event of any material change to the terms of such Superior Proposal, Seller shall, in each case, be required to deliver to Purchaser a new written notice, the notice period shall have recommenced and Seller shall be required to comply with its obligations under this Section 6.5 with respect to such new written notice.

(d) Seller will advise Purchaser in writing within twenty-four (24) hours following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep Purchaser apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a similarly current basis.

(e) As used in this Agreement, the following terms have the meanings set forth below:

“Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Seller or Alarion Bank or any proposal or offer to acquire in any manner in a single transaction or series of transactions more than twenty percent (20%) of the voting power in, or more than twenty percent (20%) of the fair market value of the business, assets or deposits of, Seller or Alarion Bank, other than the transactions contemplated by this Agreement.

“Superior Proposal” means a bona fide, written Acquisition Proposal that the Board of Directors of Seller concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, after taking into account any payments due upon termination and any adjustments to the terms and conditions proposed by Purchaser in response to such Acquisition Proposal, (i) after receiving the advice of its outside financial advisors (who shall be a nationally recognized investment banking firm); (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein; and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of “Superior Proposal,” the references to twenty percent (20%) in the definition of Acquisition Proposal shall be deemed to be references to fifty percent (50%).

6.6 Agreement as to Efforts to Consummate.

Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 7; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement.

6.7 Press Releases.

Prior to the Effective Time, Seller and Purchaser shall obtain the other party’s written consent prior to releasing any press release or other public announcement related to this Agreement or any other negotiation or transaction contemplated hereby; provided , that nothing in this Section 6.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary in order to satisfy such Party’s disclosure obligations imposed by Law.

6.8 State Takeover Laws.

Each Seller Entity shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Law.

6.9 Employee Benefits and Contracts; Directors.

(a) Following the Effective Time, Purchaser shall provide generally to officers and employees of the Seller Entities employee benefits under employee benefit and welfare plans (other than stock option or other plans involving the potential issuance of Purchaser Common Stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Purchaser Entities to their similarly situated officers and employees. For purposes of participation, vesting and (except in the case of Purchaser’s retirement plans) benefit accrual under Purchaser’s Employee Benefit Plans, the service of the employees of the Seller Entities prior to the Effective Time shall be treated as service with a Purchaser Entity participating in such Employee Benefit Plans, provided however, that no duplication of benefits shall occur. Subject to Section 6.9(b), Purchaser also shall cause Alarion Bank to honor in accordance with their terms all employment, severance, consulting and other compensation Contracts disclosed in Section 6.9 of the Seller Disclosure Memorandum to Purchaser between any Seller Entity and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Seller Benefit Plans.

(b) Nothing in this Agreement (i) shall require Purchaser or any Purchaser Entity to continue to employ or make an offer of employment to any particular employee of Seller or any Seller Entity following the Effective Time, or (ii) subject to Section 6.9(a), shall be construed to prohibit any Purchaser Entity from amending or terminating any Seller Benefit Plan. No provision of this Agreement shall operate as an amendment to any benefit plan maintained by any Purchaser Entity or Seller Entity.

(c) Any Non-Offer Employee who was not an officer of a Seller Entity as of the date of this Agreement shall be paid by Purchaser, immediately following such Person’s separation from employment by Seller or Purchaser, as applicable, as severance, an amount equal to two (2) times the product of (i) such Person’s weekly base salary times (ii) the number of whole years of service such Person has been employed by any Seller Entity; provided , that each Non-Offer Employee shall receive a severance payment in an amount not less than four (4) times such Person’s weekly base salary. Any Non-Offer Employee who was an officer of a Seller Entity as of the date of this Agreement, except for Carrie Cribb, Dwight Hart and Matthew Ivers, shall be paid by Purchaser, immediately following such Person’s separation from employment by Seller or Purchaser, as applicable, as severance, an amount equal to three (3) times the product of (i) such Person’s weekly base salary times (ii) the number of whole years of service such Person has been employed by any Seller Entity; provided , that each Non-Offer Employee shall receive a severance payment in an amount not less than four (4) times such Person’s weekly base salary. Purchaser shall be entitled to withhold any applicable Taxes from payments made pursuant to this Section 6.9(c). Such payments shall be made through a Seller Entity’s or a Purchaser Entity’s payroll, unless alternative arrangements are specified by a holder that is no longer able to receive such payment through Seller’s or applicable Seller Entity’s payroll system, to the extent permitted thereby.

(d) Seller shall use commercially reasonable best efforts to cause, concurrently with the execution and delivery of this Agreement and effective upon Closing, Dwight Hart and Matthew Ivers to execute and deliver to Purchaser agreements in the form and substance set forth in Exhibit D and Exhibit E , respectively, which shall include non-competition, non-recruitment, non-solicitation, and confidentiality provisions.

(e) Seller shall use commercially reasonable best efforts to cause, concurrently with the execution and delivery of this Agreement and effective upon Closing, Carrie Cribb to execute and deliver to Purchaser agreements in the form and substance set forth in Exhibit F , which shall include non-competition, non-recruitment, non-solicitation, and confidentiality provisions.

(f) Seller shall use commercially reasonable best efforts to cause, concurrently with the execution and delivery of this Agreement and effective upon Closing, each non-officer director of Seller to execute and deliver to Purchaser agreements in the form and substance set forth in Exhibit B , which shall include non-competition, non-recruitment, non-solicitation, and confidentiality provisions (the “Director Letter Agreements”).

(g) Seller shall use commercially reasonable best efforts to cause, concurrently with the execution and delivery of this Agreement and effective upon Closing, each executive officer and director of Seller to execute and deliver to Purchaser a Claims Letter substantially in the form attached hereto as Exhibit C (collectively, the “Claims Letters”).

(h) Upon request from Purchaser, no later than five (5) days before the Closing Date and at Seller’s cost, Seller shall take all actions necessary (including providing notice to third-party insurers, service providers and participants) to terminate such Seller Benefit Plan as requested by Purchaser, with such termination to be effective no later than the day preceding the Closing Date. No later than the date immediately prior to the Closing Date, Seller shall provide Purchaser with evidence that the Board of Directors of Seller has terminated each Seller Benefit Plan, as requested by Purchaser, pursuant to resolutions of the Board of Directors of Seller with such terminations being effective as of no later than the day immediately preceding the Closing Date. The form and substance of such resolutions shall be subject to the review and reasonable approval of Purchaser.

6.10 Indemnification; Directors’ and Officers’ Insurance.

(a) For a period of six (6) years after the Effective Time, Purchaser shall indemnify, defend and hold harmless each of the present and former directors and officers of the Seller Entities (each, an “Indemnified Party”) against all Liabilities arising out of claims based upon the alleged actions or omissions of an Indemnified Party in his or her capacity as a director, officer or employee of a Seller Entity occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under Florida statute and by the relevant Articles of Incorporation and Bylaws of the applicable Seller Entity as in effect on the date hereof. In connection herewith, Purchaser shall make advancement for expenses actually and reasonably incurred in the defense of Litigation arising from such claims to the fullest extent permitted under Florida statute and by the relevant Articles of Incorporation and Bylaws of the applicable Seller Entity as in effect on the date hereof and subject to any terms and conditions contained therein. Without limiting the foregoing, in any case in which approval by the Surviving Company is required to effectuate any indemnification, the Surviving Company shall direct, at the election of the Indemnified Party that the determination of any such approval shall be made by independent counsel mutually agreed upon between Purchaser and the Indemnified Party.

(b) At or prior to the Effective Time, Purchaser shall (and Seller shall cooperate prior to the Effective Time in these efforts) purchase a non-rescindable additional reporting period for Seller’s existing directors’ and officers’ liability insurance policy that permits the reporting of claims for a period lasting at least six (6) years after the Effective Time ( provided, that Purchaser may substitute therefore (i) policy or policies of at least the same aggregate coverage limits and containing terms and conditions which are substantially no less advantageous to the insureds thereunder or (ii) with the consent of Seller given prior to the Effective Time, any other policy) with respect to claims arising from facts or circumstances which occurred prior to the Effective Time and covering Persons who are currently covered by such insurance; provided , that Purchaser shall not be obligated to make aggregate premium payments for such additional reporting period, policy and/or policies, as the case may be, which exceed, for the portion of such premium reasonably allocable to the coverage provided to Seller’s directors and officers, 150% of the annual premium payments on Seller’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Purchaser shall use its reasonable efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for an aggregate premium expense not exceeding the Maximum Amount.

(c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.10, upon learning of any such Liability or Litigation, or of any claim, demand or allegation that may reasonably be expected to give rise to such Liability or Litigation, shall notify Purchaser thereof as soon as reasonably practicable. In the event of any such Litigation (whether arising before or after the Effective Time): (i) Purchaser shall have the right to assume the defense thereof and Purchaser shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Purchaser elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Purchaser and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Purchaser shall indemnify the Indemnified Parties with respect to the reasonable legal fees of such counsel in accordance with the provisions of paragraph (a) hereof; provided , however , that notwithstanding any other provision hereof Purchaser shall be obligated to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) Purchaser shall not be liable for any settlement effected without its prior written consent and which does not provide for a complete and irrevocable release of all Purchaser Entities and their respective directors, officers and controlling persons, employees, agents and Representatives; and provided further, that Purchaser shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d) If Purchaser or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, commercially reasonable best efforts shall be made to provide that the successors and assigns of Purchaser shall assume the obligations set forth in this Section 6.10.

(e) The provisions of this Section 6.10 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party, by the legal and personal representatives of such Indemnified Party on behalf of such Indemnified Party, and by the respective heirs of such Indemnified Party.

6.11 System Integration.

From and after the date hereof, Seller shall cause its directors, officers and employees to, and shall make all commercially reasonable best efforts (without undue disruption to its business) to cause Seller’s data processing consultants and software providers to, cooperate and assist Alarion Bank and HeritageBank in connection with an electronic and systematic conversion of all applicable data of Alarion Bank to the Purchaser system, including the training of Alarion Bank employees without undue disruption to Alarion Bank’s business, during normal business hours and at the expense of Purchaser (not to include Alarion Bank’s standard employee payroll).

ARTICLE 7

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

7.1 Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction or, to the extent permitted by law, waiver by each of Seller and Purchaser, on or prior to the Closing Date, of the following conditions:

(a) Seller Stockholder Approval. The Seller Stockholder Approval shall have been obtained.

(b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Agencies required for consummation of the Merger and the Bank Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired.

(c) Nasdaq Listing. The shares of Purchaser Common Stock to be issued in exchange for Seller Common Stock in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

(d) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) Legal Proceedings. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement.

7.2 Conditions to Obligations of Purchaser.

The obligations of Purchaser to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction or, to the extent permitted by law, waiver by Purchaser, at or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be: (i) true and correct in all material respects as of the date of this Agreement and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that (A) the representations and warranties in Sections 3.3(a) (Capitalization) regarding the number of outstanding shares of Seller Stock shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, and (B) the representations and warranties in Sections 3.5 (Seller Information), 3.9 (Absence of Certain Changes) and 3.19 (Brokers and Finders) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time; and provided further, that for purposes of the foregoing proviso, except with regard to the representations and warranties in Sections 3.5 (Seller Information), 3.9 (Absence of Certain Changes) and 3.19

(Brokers and Finders), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) in any such representation or warranty shall be disregarded.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Seller to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Seller Stock Options. All outstanding Seller Stock Options shall be terminated and no longer outstanding (by their own terms or otherwise) as of the Effective Time.

(d) Dissenting Shares. Dissenting Shares shall be less than ten percent (10%) of the issued and outstanding Seller Common Stock.

(e) Approval to Redeem Preferred Stock. Purchaser shall have received all necessary approvals from Regulatory Agencies to redeem all of the shares of Purchaser Preferred Stock.

(f) Employee Agreements. Each of Dwight Hart and Matthew Ivers shall have executed and delivered to Purchaser a severance agreement in a form and substance set forth in Exhibit D and Exhibit E , respectively, and Carrie Cribb shall have executed and delivered an employment agreement in the form and substance set forth in Exhibit F .

(g) Director Letter Agreements. Each member of the Board of Directors of Seller shall have executed and delivered to Purchaser a Director Letter Agreement.

(h) Regulatory Approvals. No Regulatory Approvals obtained from any Regulatory Agency which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the good faith reasonable judgment of the Board of Directors of Purchaser would so materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of Seller and Purchaser or otherwise materially impair the value of Seller to Purchaser.

(i) Third Party Consents. Seller shall have obtained, in a form reasonably satisfactory to Purchaser, all necessary Consents for the Seller Material Contracts listed on Section 3.20(c) of the Seller Disclosure Memorandum.

(j) Claims Letters. Each executive officer and member of the Board of Directors of Seller shall have executed and delivered to Purchaser a Claims Letter.

(k) Seller Material Adverse Effect. There shall not have been any Seller Material Adverse Effect with respect to the Seller Entities between the date hereof and the Closing Date.

(l) Tax Opinion. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, Purchaser shall have received an opinion of Bryan Cave LLP, reasonably acceptable in form and substance to Purchaser, dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such tax opinion, such law firms will be entitled to receive and rely upon customary certificates and representations of Purchaser and Seller.

(m) Exchange Agreement. The Exchange Agreement between Purchaser and Jacobs Asset Management, LLC shall remain in full force and effect in accordance with its terms.

(n) Closing Certificates. Seller shall have delivered to Purchaser: (i) a certificate, dated as of the Effective Time and signed on its behalf by Seller’s chief executive officer and its chief financial officer, to the effect that the Seller-specific conditions set forth in Section 7.1 and 7.2 have been satisfied; and (ii) certified copies of resolutions duly adopted by Seller’s Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Purchaser and its counsel shall request.

7.3 Conditions to Obligations of Seller.

The obligations of Seller to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction or, to the extent permitted by law, waiver by Seller, at or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be: (i) true and correct in all material respects as of the date of this Agreement; and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that the representations and warranties in Section 4.3 (Purchaser Information) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time; and provided further, that for purposes of the foregoing, except with regard to the representations and warranties in Section 4.3 (Purchaser Information), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) in any such representation or warranty shall be disregarded.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Purchaser to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Delivery of Common Stock Merger Consideration. Purchaser shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date.

(d) Purchaser Material Adverse Effect. There shall not have been any Purchaser Material Adverse Effect with respect to the Purchaser Entities between the date hereof and the Closing Date.

(e) Closing Certificates. Purchaser shall have delivered to Seller: (i) a certificate, dated as of the Effective Time and signed on its behalf by Purchaser’s chief executive officer and its chief financial officer, to the effect that the Purchaser-specific conditions set forth in Sections 7.1 and 7.3 have been satisfied; and (ii) certified copies of resolutions duly adopted by Purchaser’s Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Seller and its counsel shall request.

ARTICLE 8

TERMINATION

8.1 Termination.

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding receipt of the Stockholder Approval (except as otherwise specified in this Section 10.1):

(a) by mutual written consent of Purchaser and Seller;

(b) by either Purchaser or Seller:

(i) if the Merger shall not have been consummated on or before December 31, 2014 (the “Outside Date”) provided , that, neither Party shall have the right to terminate this Agreement pursuant to this

Section 8.1(b)(i) if the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date; or

(ii) if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order prohibiting any of the transactions contemplated by this Agreement and such Law or Order shall have become final and nonappealable or shall have imposed any restriction or condition (including any requirement relating to the raising of additional capital or the disposition of Assets) that the Seller or the Purchaser, as appropriate, determines in its reasonable good faith judgment, may be likely to materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of Seller and Purchaser or otherwise materially impair the value of Seller to Purchaser; provided , that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such Law, Order, restriction or condition in accordance with Section 6.1.

(c) by Purchaser if Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if occurring or continuing at the Effective Time: (A) would result in the failure of any of the conditions set forth in Section 7.2(a) or (b) (a “Seller Terminating Breach”); and (B) cannot be or has not been cured or has not been waived by the earlier of (1) the Outside Date or (2) thirty (30) days after the giving of written notice to Seller of such breach or failure; provided , that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if a Purchaser Terminating Breach shall have occurred and be continuing;

(d) by Seller if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 7.3(a) or (b) (a “Purchaser Terminating Breach”) and (B) cannot be or has not been cured or has not been waived by the earlier of (1) the Outside Date or (2) thirty (30) days after the giving of written notice to Purchaser of such breach or failure; provided , that Seller shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if a Seller Terminating Breach shall have occurred and be continuing;

(e) by Seller, prior to obtaining the Seller Stockholder Approval, to enter into a definitive agreement providing for a Superior Proposal in compliance with the requirements set forth in Section 6.5; or

(f) by Purchaser, if Seller (i) effects a Change in Recommendation, in compliance with 6.5, or (ii) fails to comply in all material respects with its obligations under Section 6.5; or

(g) by either Purchaser or Seller if the provisions of Section 8.1(f) are not applicable and the shareholders of Seller fail to provide the Seller Stockholder Approval at a duly held meeting of shareholders of at an adjournment or postponement thereof.

(h) by Seller in the event that both: (i) the Average Purchaser Stock Price is less than 80% of the Initial Purchaser Price; and (ii) the number obtained by dividing the Average Purchaser Stock Price by the Initial Purchaser Price, is less than 80% of the number obtained by dividing the Final Index Price by the Initial Index Price. On the Determination Date, Purchaser shall provide Seller Purchaser’s calculation of the Average Purchaser Stock Price and the Final Index Price, and Seller shall have two (2) business days following its receipt of such calculations within which to give written notice of termination pursuant to this Section 8.1(x). Any such calculation shall include a proportionate adjustment in the event that outstanding shares of Purchaser Common Stock shall be changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date.

For purposes of this Agreement, the following terms have the meanings set forth below:

“Average Purchaser Stock Price” means the average of the closing sale prices of one share of Purchaser Common Stock on the Nasdaq, as reported by Bloomberg L.P., for the trading days included in the Determination Period, rounded to the nearest whole cent.

“Determination Date” means the fifth (5th) Business Day immediately preceding the Closing Date.

“Determination Period” means the period beginning on the day that is twenty (20) consecutive trading days prior to the Determination Date and ending on the Determination Date.

“Final Index Price” means the average closing price of the KBW Regional Banking Index (^KRX) as reported by Bloomberg L.P. for the trading days including in the Determination Period.

“Initial Index Price” means $76.61, which is the closing price of the KBW Regional Banking Index (^KRX) as reported by Bloomberg L.P. on the trading day immediately prior to the date of this Agreement.

“Initial Purchaser Price” means $19.09, which is the closing price of Purchaser Common Stock on the trading day immediately prior to the date of this Agreement.

(i) The Party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g) or (h) of this Section 8.1 shall give written notice of such termination to the other Party in accordance with Section 9.7, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Effect of Termination.

In the event of the termination and abandonment of this Agreement pursuant to Section 8.1, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 8.2, 8.3, 8.4, 9.2, 9.7, 9.8, 9.11, 9.12 and 9.13 shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any breach by that Party of this Agreement.

8.3 Fees and Expenses.

Except with respect to costs and expenses of printing and mailing the proxy statement, which shall be borne by Seller, and all filing and other fees in connection with any filing with the SEC relating to the Merger, which shall be borne by Purchaser, all fees and expenses incurred in connection with the Merger, the Bank Merger, this Agreement, and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful and material breach of any provision of this Agreement.

8.4 Termination Fee.

(a) In recognition of the efforts, expenses and other opportunities foregone by Purchaser while structuring and pursuing the Merger, if this Agreement is terminated pursuant to Section 8.1(e) or Section 8.1(f), then Seller shall pay Purchaser by wire transfer of same-day funds an amount equal to $1,250,000 (the “Seller Termination Fee”), payable, in the case of a termination under Section 8.1(e), simultaneously with such termination and as a condition thereof, and in the case of a termination under Section 8.1(f), within three (3) business days following such termination.

(b) If this Agreement is terminated by either Party under Section 8.1(g), and prior thereto there has been publicly announced an Acquisition Proposal, then if within twelve (12) months of such termination Seller or

Alarion Bank either (i) enters into a definitive agreement with respect to such Acquisition Proposal or (ii) consummates such Acquisition Proposal, Seller shall, within three (3) business days after the first to occur of the foregoing events, pay Purchaser the Seller Termination Fee by wire transfer of same-day funds.

(c) Notwithstanding anything to the contrary in this Agreement, the payment of the Seller Termination Fee pursuant to this Section 8.4 shall fully discharge Seller from, and be the sole and exclusive monetary remedy of Purchaser with respect to, any and all losses that may be suffered by Purchaser based upon, resulting from or arising out of the circumstances giving rise to such termination of this Agreement. In no event shall Seller be required to pay the Seller Termination Fee on more than one occasion.

(d) The parties agree that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.

ARTICLE 9

MISCELLANEOUS PROVISIONS

9.1 Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any ten percent (10%) or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of January 10, 2014, by and between Seller and Purchaser.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option or other equity award, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, employment, retention, severance change in control or other agreement, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local Governmental Authorities with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including but not limited to: (i) the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. (“CERCLA”),; (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. (“RCRA”),; (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. 11001 et seq. ); (iv) the Clean Air Act (42 U.S.C. 7401 et seq. ); (v) the Clean Water Act (33 U.S.C. §§1251 et seq. ); (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq. ); (v) any state, county, municipal or local statues, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (iv) of this subparagraph; (vii) any amendments to the statues, laws or ordinances listed in parts (i) - (vi) of this subparagraph, regardless of whether in existence on the date hereof, (viii) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) - (vii) of this subparagraph; (ix) any other law, statute, ordinance, amendment, rule, regulation, guideline, directive, order or the like in effect now or in the future relating to environmental, health or safety matters; and (x) other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with a Seller Entity would be treated as a single employer under Code Section 414 or would be deemed a single employer within the meaning of ERISA Section 4001(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents, including all certifications and statements required by the Exchange Act or Section 906 of the Sarbanes-Oxley Act with respect to any report that is an Exchange Act Document, filed, or required to be filed, by a Party or any of its subsidiaries with any Regulatory Agency pursuant to the Exchange Act.

“Exhibits” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved.

“Governmental Authority” shall mean any federal, state, local, foreign, or other court, board, body, commission, agency, authority or instrumentality, arbitral authority, self-regulatory authority, mediator, tribunal, including Regulatory Agencies and Taxing Authorities.

“Hazardous Material” shall mean any chemical, substance, waste, material, pollutant, or contaminant defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including but not limited to RCRA hazardous wastes, CERCLA hazardous substances, and Georgia Hazardous Site Response Act, O.C.G.A. § 12-8-90 et seq.- regulated substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, lead in paint or drinking water, mold, asbestos (including asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Environmental Law), and polychlorinated biphenyls (PCBs); provided , notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of any Seller Entity’s business in compliance with all applicable Environmental Laws.

“Intellectual Property” means copyrights, patents, trademarks, service marks, trade dress, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefore, technology rights and licenses, computer software (including any source or object codes therefore or documentation relating thereto), trade secrets, other confidential business information, franchises, know-how, inventions, and other intellectual property rights.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should reasonably have been known after due inquiry by the chairman, chief executive officer, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior, executive of such Person.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, statute, regulation or order applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Agency.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets or Liabilities (including Contracts related to Assets or Liabilities), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Agencies.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Non-Offer Employee” means any Person who (i) is an employee of any Seller Entity as of the date of this Agreement, (ii) is not offered continued employment by Purchaser with (A) salary and benefits at least equal to those provided to such Person by the Seller Entities on the date of this Agreement and (B) no requirement to relocate such Person’s place of employment more than twenty (20) miles from such Person’s place of employment on the date of this Agreement and (iii) is an employee of any Seller Entity immediately prior to the Effective Time. Any former employee of a Seller Entity who accepts employment with Purchaser but whose employment with Purchaser is terminated as a result of an elimination of such Peron’s position with Purchaser

(and not as a result of actions or inactions by such Person that give rise to a termination of employment for cause) within six (6) months of the Closing Date shall also be considered a Non-Offer Employee.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, directive, ruling, or writ of any Governmental Authority.

“Party” means Seller and Purchaser, and “Parties” means all such Persons.

“Permit” means any federal, state, local, and foreign Governmental Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” means a natural person or any legal, commercial or Governmental Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Purchaser Common Stock” means the $0.01 par value common stock of Purchaser.

“Purchaser Disclosure Memorandum” means the written information entitled “Heritage Financial Group, Inc. Disclosure Memorandum” delivered prior to the date of this Agreement to Seller describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“Purchaser Entities” means, collectively, Purchaser and its subsidiaries.

“Purchaser Material Adverse Effect” means any occurrence, event, development, effect, change or condition that (i) is, or would reasonably be expected to be, individually or in the aggregate, material and adverse to the financial condition, results of operations or business of the Purchaser Entities taken as a whole, or (ii) does or would materially impair the ability of Purchaser to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement, provided, however, that any such occurrence, event, development, effect, change or condition that results from or arises out of any of the following shall not be considered when determining if a Purchaser Material Adverse Effect has occurred or would reasonably be expected to occur under prong (i): (A) changes in GAAP or interpretations thereof, (B) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable law, rules or regulations of general applicability to companies in any of the industries in which any Purchaser Entity operates, or the interpretation or enforcement thereof, (C) changes in global, national or regional political conditions or economic or market conditions generally (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets), (D) a decline in the trading price of Purchaser Common Stock or a failure, in and of itself, of the Purchaser to meet earnings projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period, but not, in either case, including any underlying causes thereof, (E) the execution and delivery of this Agreement, the public announcement of this Agreement, the Merger and related transactions contemplated hereby, the taking of any action required or expressly contemplated by this Agreement, including expenses incurred by Purchaser in consummating the transactions contemplated by this Agreement, or the identity of, or any facts or circumstances relating to, any Party or such Party’s subsidiaries, including the impact of any of the foregoing on the relationships, contractual or otherwise, of such Party or any of its subsidiaries with customers, providers, suppliers, partners, officers or employees (including any employee departures that result from the announcement or this Agreement or any of the transactions contemplated hereby), or (F) actions or omissions taken with the prior written consent of Seller or expressly required by this Agreement except, with respect to clauses (A), (B) and (C), to the extent that the effects of such change are materially disproportionately adverse to the financial condition, results of operations or business of the Purchaser Entities, taken as a whole, as compared to other companies in the industries in which the Purchaser Entities operate.

“Purchaser Series A” means the Purchaser Preferred Stock to be designated, prior to the Closing Date, $0.01 par value Fixed Rate Cumulative Perpetual Preferred Stock, Series A of Purchaser, stated liquidation amount $1,000 per share.

“Purchaser Series B” means the Purchaser Preferred Stock to be designated, prior to the Closing Date, $0.01 par value Fixed Rate Cumulative Perpetual Preferred Stock, Series B of Purchaser, stated liquidation amount $1,000 per share.

“Representative” means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent of a Person.

“Seller Common Stock” means the $0.01 par value common stock of Seller.

“Seller Disclosure Memorandum” means the written information entitled “Alarion Bank Disclosure Memorandum” delivered prior to the date of this Agreement to Purchaser describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“Seller Entities” means, collectively, Seller and its subsidiaries.

“Seller Material Adverse Effect” means any occurrence, event, development, effect, change or condition that (i) is, or would reasonably be expected to be, individually or in the aggregate, material and adverse to the financial condition, results of operations or business of the Seller Entities taken as a whole, or (ii) does or would materially impair the ability of Seller to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement, provided, however, that any such occurrence, event, development, effect, change or condition that results from or arises out of any of the following shall not be considered when determining if a Seller Material Adverse Effect has occurred or would reasonably be expected to occur under prong (i): (A) changes in GAAP or interpretations thereof, (B) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable law, rules or regulations of general applicability to companies in any of the industries in which any Seller Entity operates, or the interpretation or enforcement thereof, (C) changes in global, national or regional political conditions or economic or market conditions generally (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets), (D) a decline in the trading price of Seller Common Stock or a failure, in and of itself, of the Seller to meet earnings projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period, but not, in either case, including any underlying causes thereof, (E) the execution and delivery of this Agreement, the public announcement of this Agreement, the Merger and related transactions contemplated hereby, the taking of any action required or expressly contemplated by this Agreement, including expenses incurred by Seller in consummating the transactions contemplated by this Agreement, or the identity of, or any facts or circumstances relating to, any Party or such Party’s subsidiaries, including the impact of any of the foregoing on the relationships, contractual or otherwise, of such Party or any of its subsidiaries with customers, providers, suppliers, partners, officers or employees (including any employee departures that result from the announcement or this Agreement or any of the transactions contemplated hereby), or (F) actions or omissions taken with the prior written consent of Purchaser or expressly required by this Agreement except, with respect to clauses (A),

(B) and (C), to the extent that the effects of such change are materially disproportionately adverse to the financial condition, results of operations or business of the Seller Entities, taken as a whole, as compared to other companies in the industries in which the Seller Entities operate.

“Seller Series A Stock” means the $0.01 par value Fixed Rate Cumulative Perpetual Preferred Stock, Series A of Seller.

“Seller Series B Stock” means the $0.01 par value Fixed Rate Cumulative Perpetual Preferred Stock, Series B of Seller.

“Tax” or “Taxes” means all taxes, charges, fees, levies, imposts, duties, or assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem , value added, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, imposed or required to be withheld by any Governmental Authority (domestic or foreign), including any interest, penalties, and additions imposed thereon or with respect thereto.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Tax Return” means any report, return, information return, or other information required to be supplied to a Governmental Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its subsidiaries.

(b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation,” and such terms shall not be limited by enumeration or example.

9.2 Brokers and Finders.

Except for BSP as to Seller and SunTrust Robinson Humphrey, Inc. as to Purchaser, each of Purchaser and Seller represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon such broker’s representing or being retained by or allegedly representing or being retained by Seller or by Purchaser, each of Seller and Purchaser, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

9.3 Entire Agreement.

Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.

9.4 Amendments.

To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this

Agreement has been obtained; provided , that after any such approval by the holders of Seller Common Stock, there shall be made no amendment that reduces or modifies in any material respect the consideration to be received by holders of Seller Common Stock.

9.5 Waivers.

(a) Prior to or at the Effective Time, Purchaser, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Seller, to waive or extend the time for the compliance or fulfillment by Seller of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Purchaser under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Purchaser.

(b) Subject to Section 1.11, prior to or at the Effective Time, Seller, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Purchaser, to waive or extend the time for the compliance or fulfillment by Purchaser of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Seller under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Seller.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

9.6 Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

9.7 Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by email, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Seller:	Alarion Financial Services, Inc.
One Northeast First Avenue
Ocala, Florida 34470
Email Address: matt.ivers@alarionbank.com
Attention: Matthew Ivers

Copy to Counsel:	Adams and Reese LLP
2457 Care Drive
Tallahassee, Florida 32308
Email Address: george.igler@arlaw.com and richard.pearlman@arlaw.com
Attention: A. George Igler and Richard Pearlman

Purchaser:	Heritage Financial Group, Inc.
721 N. Westover Blvd.
Albany, Georgia 31707
Email Address: hfountain@eheritagebank.com
Attention: T. Heath Fountain

Copy to Counsel:	Bryan Cave LLP
1201 W. Peachtree Street NW, 14 th Floor
Atlanta, Georgia 30309
Email Address: robert.klingler@bryancave.com
Attention: Robert D. Klingler

9.8 Governing Law; Venue.

Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Florida. The Parties all expressly agree and acknowledge that the State of Florida has a reasonable relationship to the Parties and/or this Agreement. Each Party agrees that any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be filed only in the state courts of Duval County, Florida. Each Party hereto hereby irrevocably waives, to the fullest extent permitted by Law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.

9.9 Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

9.10 Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

9.11 Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

9.12 Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.13 Third Party Beneficiaries.

From and after the Effective Time, (a) the employees of the Seller Entities immediately prior to the Effective Time shall be deemed to be third party beneficiaries of Section 6.9 of this Agreement and (b) each Indemnified Party shall be deemed a third party beneficiary of Section 6.10 of this Agreement. Except as set forth in the foregoing sentence, nothing in this Agreement expressed or implied, is intended to confer upon any Person other than the Parties or their respective successors, any right, remedies, obligations or liabilities under or by reason of this Agreement. The representations and warranties set forth in Articles 3 and 4 of this Agreement and the covenants set forth in Article 5 have been made solely for the benefit of the Parties and (x) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the Parties if those statements prove to be inaccurate; (b) have been qualified by reference to either the Seller Disclosure Memorandum or the Purchaser Disclosure Memorandum, which contain certain disclosures that are not reflected in the text of this Agreement; and (c) may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, either Seller or Purchaser.

9.14 Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.15 Survival.

No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time other than this Section 9.15 (except for agreements or covenants contained herein that by their express terms are to be performed after the Effective Time).

[Remainder of page intentionally blank]

[Signature Pages Follow]

IN WITNESS WHEREOF , each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

HERITAGE FINANCIAL GROUP, INC.
(PURCHASER)

By:	/s/ O. Leonard Dorminey
O. Leonard Dorminey
President and Chief Executive Officer

[Purchaser Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF , each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

ALARION FINANCIAL SERVICES, INC.
(SELLER)

By:	/s/ Ignacio Leon
Ignacio Leon
Vice-Chairman of the Board

[Seller Signature Page to Agreement and Plan of Merger]

EXHIBIT A

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of April [•], 2014, by and among Heritage Financial Group, Inc., a Maryland corporation (“Heritage”), Alarion Financial Services, Inc., a Florida corporation (“Alarion”), and each of the undersigned directors and executive officers of Alarion (each, a “Shareholder” and, together, the “Shareholders”).

The Shareholders desire that Heritage and Alarion consummate the transactions (the “Transactions”) set forth in that certain Agreement and Plan of Merger, dated as of April 21, 2014, by and between Heritage and Alarion (as the same may be amended or supplemented, the “Merger Agreement”), that provides for, among other things, the merger of Alarion with and into Heritage.

Heritage, Alarion and the Shareholders are executing this Agreement as an inducement and condition to Heritage entering into, executing and performing the Merger Agreement and the Transactions.

NOW, THEREFORE, in consideration of the execution and delivery by Heritage of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Representations and Warranties. Each Shareholder represents and warrants to Heritage as follows:

(a) The Shareholder is the record and beneficial owner of the number of shares (“Shareholder’s Shares”) of the common stock of Alarion, $0.01 par value per share (“Alarion Common Stock”), set forth below such Shareholder’s name on the signature page hereof. Except for the Shareholder’s Shares and any other shares of Alarion Common Stock subject hereto, the Shareholder is not the record or beneficial owner of any shares of Alarion Common Stock.

(b) This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Shareholder, enforceable in accordance with its terms.

(c) Neither the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shareholder’s Shares are subject. Consummation by the Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Shareholder or the Shareholder’s Shares.

(d) The Shareholder’s Shares and the certificates representing the Shareholder’s Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all pledges, liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (any such encumbrance, a “Lien”), except for (i) any such Liens arising hereunder, and (ii) Liens, if any, which have been previously disclosed in writing to Heritage and will be satisfied and released at Closing.

(e) The Shareholder understands and acknowledges that Heritage entered into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement.

2. Voting Agreements. The Shareholder agrees with, and covenants to, Heritage as follows:

(a) At any meeting of Shareholders of Alarion called to vote upon the Merger Agreement and/or the Transactions, and at any adjournment or postponement thereof, or in any other circumstances upon which a

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vote, consent or other approval with respect to the Merger Agreement and the Transactions is sought (collectively, the “Shareholders’ Meeting”), the Shareholder shall vote (or cause to be voted) all of the Shareholder’s Shares in favor of the approval of the terms of the Merger Agreement and each of the Transactions, and shall not grant any proxies to any third party, except where such proxies are expressly directed to vote in favor of the Merger Agreement and the Transactions; provided, however , that if the ownership structure of any of the Shareholder’s Shares is such that the Shareholder cannot cause such shares to be voted, the Shareholder shall use all reasonable efforts to cause such shares to be voted in favor of the approval of the terms of the Merger Agreement and each of the Transactions.

(b) At any Shareholders’ Meeting or in any other circumstances upon which the Shareholder’s vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) such Shareholder’s Shares against (i) any acquisition proposal, including, without limitation, any merger or exchange agreement or merger or exchange (other than the Merger Agreement and the Transactions), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Alarion, or (ii) any amendment of Alarion’s articles of incorporation or bylaws or other proposal or transaction involving Alarion or any Alarion Subsidiary, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger Agreement or any of the Transactions (each of the foregoing in clause (i) or (ii) above, a “Competing Transaction”).

3. Covenants. The Shareholder agrees with, and covenants to, Heritage as follows:

(a) The Shareholder shall not (i) “Transfer” (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, hypothecation or other disposition), or consent to any Transfer of, any or all of the Shareholder’s Shares or any interest therein, (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all of Shareholder’s Shares or any interest therein, (iii) grant any proxy, power of attorney or other authorization in or with respect to Shareholder’s Shares, except for this Agreement, or (iv) deposit Shareholder’s Shares into a voting trust or enter into any voting agreement, arrangement or understanding with respect to Shareholder’s Shares; provided that Shareholder may Transfer any of Shareholder’s Shares to any other person who is on the date hereof, or to any family member of a person or charitable institution which prior to the Shareholder’s Meeting and who, prior to such Transfer, becomes, by executing and delivering to Heritage a counterpart to this Agreement, a party to this Agreement bound by all the obligations of the Shareholder hereunder.

(b) The Shareholder hereby waives any rights of appraisal, or rights to dissent from the Transactions, that such Shareholder may have.

(c) The Shareholder shall not, nor shall it permit any investment banker, attorney or other adviser or representative of the Shareholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of, any Competing Transaction, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transactions, other than the Transactions contemplated by the Merger Agreement and other than any Transfer expressly permitted by the proviso to Section 3(a) of this Agreement.

4. No Prior Proxies. The Shareholder represents, warrants and covenants that any proxies or voting rights previously given in respect of the Shareholder’s Shares are not irrevocable, and that any such proxies or voting rights are hereby irrevocably revoked.

5. Certain Events. The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shareholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership of Shareholder’s Shares shall pass, whether by operation of law or otherwise, including the Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of Alarion affecting the Alarion Common Stock, or the

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acquisition of additional shares of Alarion Common Stock or other voting securities of Alarion by any Shareholder, the number of shares of Alarion Common Stock subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Alarion Common Stock or other voting securities of Alarion issued to or acquired by the Shareholder.

6. Regulatory Approvals. Each of the provisions of this Agreement is subject to compliance with applicable regulatory conditions and receipt of any required regulatory approvals, if any.

7. Further Assurances. The Shareholder shall, upon request of Heritage, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Heritage to be necessary or desirable to carry out the provisions hereof.

8. Confidentiality. The undersigned recognizes and acknowledges that he or she may have access to certain confidential information of Heritage, Heritage Subsidiaries and their respective shareholders (including that obtained from Alarion and its Shareholders in connection with the Transactions), including, without limitation, customer lists, information regarding customers, confidential methods of operation, lending, credit information, organization, pricing, mark-ups, commissions and other information and that all such information constitutes valuable, special and unique property of Heritage and its shareholders. All such information, which shall exclude any information that is publicly known or hereafter becomes publicly known other than as a result of any action or omission by the undersigned, is herein referred to as “Trade Secrets.” The undersigned will not disclose or directly or indirectly utilize in any manner any such Trade Secrets for his own benefit or the benefit of anyone other than Heritage and/or its shareholders during the term of this Agreement and for a period of three (3) years after the term of this Agreement.

9. Termination. This Agreement, and all rights and obligations of the parties hereunder shall terminate upon the first to occur of (a) the Effective Time of the Transactions, or (b) the date upon which the Merger Agreement is terminated in accordance with its terms.

10. No Agreement as Director or Officer. Shareholder makes no agreement or understanding in this Agreement in Shareholder’s capacity as a director or officer of Alarion or any Alarion Subsidiary, and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Shareholder in Shareholder’s capacity as such director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict Shareholder from exercising Shareholder’s fiduciary duties as an officer or director to Alarion or its shareholders.

11. Miscellaneous.

(a) Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement. As used herein, the singular shall include the plural and any reference to gender shall include all other genders. The terms “include,” “including” and similar phrases shall mean including without limitation, whether by enumeration or otherwise.

(b) All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by reliable overnight delivery or by facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Heritage or Alarion, to the addresses set forth in Section 9.7 of the Merger Agreement; and (ii) if to the Shareholder, to its address shown below its signature on the signature page hereto.

(c) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d) This Agreement may be executed in two or more counterparts by facsimile or other electronic means, all of which shall be considered and have the same force and effect as one and the same agreement.

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(e) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(f) This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without regard to the applicable conflicts of laws principles thereof. The parties all expressly agree and acknowledge that the State of Florida has a reasonable relationship to the parties and/or this Agreement. Shareholder agrees that any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be filed only in the state courts of Duval County, Florida. With respect to any such court action, Shareholders and Heritage hereby each (a) irrevocably submits to the personal jurisdiction of such courts; (b) consents to service of process; (c) consents to venue; and (d) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both parties hereto further agree that the state courts of Duval County, Florida are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

(g) The Shareholder agrees that, in the event that any of the provisions of this Agreement are not performed in accordance with the specific terms set forth herein or are otherwise breached, irreparable damage will occur and Heritage will not have any adequate remedy at law. It is accordingly agreed that Heritage shall be entitled to an injunction or injunctions and other equitable relief, including specific performance, to prevent breaches by the Shareholder of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

(h) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

(i) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except as expressly contemplated by Section 3(a) of this Agreement. Any assignment in violation of the foregoing shall be void.

(j) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

[Signatures on following pages .]

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IN WITNESS WHEREOF, the undersigned has executed and delivered this Support Agreement as of the day and year first above written.

“ALARION” ALARION FINANCIAL SERVICES, INC.

By:
Name: Title:

[Alarion Signature Page to Support Agreement]

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IN WITNESS WHEREOF, the undersigned has executed and delivered this Support Agreement as of the day and year first above written.

“HERITAGE” HERITAGE FINANCIAL GROUP, INC.

By:
Name: Title:

[Heritage Signature Page to Support Agreement]

A-6

IN WITNESS WHEREOF, the undersigned has executed and delivered this Support Agreement as of the day and year first above written.

“SHAREHOLDER”

Name:

Address:

Number of Shares Beneficially Owned and Capacity of Ownership:

[Shareholder Signature Page to Support Agreement]

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EXHIBIT B

LETTER AGREEMENT

THIS LETTER AGREEMENT (the “Agreement”) is made and entered into as of April [•], 2014 , by and between Heritage Financial Group, Inc., a Maryland corporation (“Heritage”), and the undersigned director (the “Director”) of Alarion Financial Services, Inc. (“Alarion”), and shall become effective as of the Effective Time as provided in the Merger Agreement (defined below).

WHEREAS, Heritage and Alarion are parties to that certain Agreement and Plan of Merger, dated as of April 21, 2014 , as the same may be amended or supplemented (the “Merger Agreement”), that provides for, among other things, the merger of Alarion with and into Heritage;

WHEREAS, the Director is a director of Alarion and is a shareholder of Alarion and is expected to receive Common Stock Merger Consideration pursuant to the terms and conditions of the Merger Agreement; and

WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by Alarion, as a condition and inducement to the willingness of Heritage to enter into the Merger Agreement, the Director will enter into and perform this Agreement.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, including, without limitation, the Common Stock Merger Consideration to be received by Director, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Certain Definitions.

(a) “Affiliated Company” means any company or entity controlled by, controlling or under common control with Heritage or Alarion.

(b) “Confidential Information” means all information regarding Alarion, Heritage and their Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed (whether as employees or independent contractors) by Alarion, Heritage or their respective Affiliated Companies, and that is not generally disclosed publicly to persons not employed by Alarion, Heritage or their respective Affiliated Companies (except to applicable regulatory authorities and/or pursuant to confidential or other relationships where there is no expectation of public disclosure or use by third Persons). “Confidential Information” shall include, without limitation, all customer information, customer lists, confidential methods of operation, lending and credit information, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans of Alarion, Heritage or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of product and services, strategy, tactics and financial affairs of Alarion, Heritage or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets” or any equivalent term under any applicable federal, state or local law. “Confidential Information” shall not include information that (i) has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Alarion or Heritage or their respective Affiliated Companies or any duty owed to any of them; or (ii) is independently developed by a person or entity without reference to or use of Confidential Information. The Director acknowledges and agrees that trading in Heritage or Alarion securities using Confidential Information or other non-public information may violate federal and state securities laws.

(c) Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.

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2. Restrictive Covenants.

(a) Nondisclosure of Confidential Information. The Director hereby agrees that, for two (2) years after the Effective Time, except as required by law, the Director shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or permit others to use any such Confidential Information, directly or indirectly, without the prior express written consent of the Chief Executive Officer of Heritage, which consent may be withheld in the sole discretion of Heritage’s Chief Executive Officer. Anything herein to the contrary notwithstanding, the Director shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however , that in the event such disclosure is required by law, the Director shall provide Heritage with prompt notice of such requirement so that Heritage may seek an appropriate protective order prior to any such required disclosure by the Director.

(b) Nonrecruitment of Employees. The Director hereby agrees that, for two (2) years following the Effective Time, the Director shall not, without the prior written consent of Heritage’s Chief Executive Officer, which consent may be withheld at the sole discretion of Heritage’s Chief Executive Officer, directly or indirectly solicit or recruit for employment or encourage to leave employment with Heritage or any of its Affiliated Companies, on his or her own behalf or on behalf of any other Person other than Heritage or any of its Affiliated Companies, any then-current employee of Heritage or any of its Affiliated Companies or any employee of Alarion who worked at Alarion or any of its Affiliated Companies during the Director’s service as a director of Alarion or any of its Affiliated Companies, and who has not ceased employment with Heritage, Alarion, or any Affiliated Companies, as applicable, for at least a period of six (6) months. The foregoing provisions of this Section 2(b) shall not apply with respect to any Person who responds to any non-targeted public advertisement placed by any Person, including Director, so long as the non-targeted public advertisement makes no specific reference to and uses no image of Director.

(c) Nonsolicitation of Customers. The Director hereby agrees that, for two (2) years following the Effective Time, the Director shall not, without the prior written consent of Heritage’s Chief Executive Officer, which consent may be withheld at the sole discretion of Heritage’s Chief Executive Officer, directly or indirectly, on his or her own behalf or on behalf of any other Person other than Heritage or any of its Affiliated Companies, in the Restricted Area (as defined in Section 2(d) below), solicit or attempt to solicit any customer or client of Alarion or any of its Affiliated Companies for the purpose of either (i) providing any Business Activities (as defined in Section 2(d)) or (ii) inducing such customer to cease, reduce, restrict or divert its business with Alarion, Heritage or any their Affiliated Companies. The foregoing provisions of this Section 2(b) shall not apply with respect to any Person who responds to any non-targeted public advertisement placed by any Person, including Director, so long as the non-targeted public advertisement makes no specific reference to and uses no image of Director.

(d) Noncompetition. The Director hereby agrees that, for two (2) years following the Effective Time, the Director shall not, without the prior written consent of Heritage’s Chief Executive Officer, which consent may be withheld at the sole discretion of Heritage’s Chief Executive Officer, prepare or apply to commence, or engage or participate in, Business Activities with, for or on behalf of any new financial institution as an officer, director, owner, partner, joint venture, consultant, independent contractor, advisor, employee, agent or shareholder of, or on behalf of any other Person, business or enterprise that competes in the Restricted Area with Heritage with respect to Business Activities. For purposes of this Agreement, “Business Activities” shall be any business activities conducted by Heritage, Alarion or any of their Affiliated Companies, which consist of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, internet or electronic banking, automated teller machines, IRA and retirement accounts, mortgage loans, and home equity lines of credit. For purposes of this Agreement, the “Restricted Area” shall be Alachua and Marion Counties, Florida. Nothing in this Section 2(d) shall prohibit the Director from acquiring or holding, for investment purposes only, less than five percent (5%) of the outstanding securities of any corporation which may compete directly or indirectly with Alarion, Heritage or any of their Affiliated Companies, or preclude the Director from continuing any Business Activities conducted as of the date hereof.

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(e) Enforceability of Covenants. The Director acknowledges and agrees that the covenants in this Agreement are direct consideration for the sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with the sale of a business. The Director acknowledges that Heritage and each of its Affiliated Companies have a current and future expectation of business within the Restricted Area and from the current and proposed customers of Alarion that are derived from the acquisition of Alarion by Heritage. The Director acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he or she will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. The Director agrees that his or her position as a director of Alarion and/or Alarion Bank involves duties and authority relating to all aspects of the Business Activities and all of the Restricted Area. The Director further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed. The Director and Heritage agree that the Director’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of Heritage to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. The Director and Heritage agree that if any portion of the foregoing covenants is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. The Director acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to Heritage and its Affiliated Companies and that Heritage will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.

3. Successors.

(a) This Agreement is personal to the Director is not assignable by the Director, and none of the Director’s duties hereunder may be delegated.

(b) This Agreement may be assigned by, and shall be binding upon and inure to the benefit of only Heritage and any of its Affiliated Companies and their successors and assigns in interest by reason of merger, consolidation or other business combination, and is not otherwise assignable by Heritage.

4. Miscellaneous.

(a) Waiver. Failure of any party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b) Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c) Governing Law and Forum Selection. Heritage and the Director agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without giving effect to its conflicts of law principles. Heritage and the Director expressly agree and acknowledge that the State of Florida has a reasonable relationship to Heritage and the Director and/or this Agreement. The Director and Heritage agree that any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be filed only in the state courts of Duval County, Florida. With respect to any such court action,

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the Director and Heritage each hereby (i) irrevocably submits to the personal jurisdiction of such courts; (ii) consents to service of process; (iii) consents to venue; and (iv) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both parties hereto further agree that the state courts of Duval County, Florida are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

(d) Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To Heritage:	Heritage Financial Group, Inc.
721 N. Westover Blvd.
Albany, Georgia 31707
Attention: T. Heath Fountain
hfountain@eheritagebank.com

To the Director:	See signature page of this Agreement

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(e) Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(f) Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between Heritage and the Director with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement between the parties with respect to the subject matter hereof.

(g) Counterparts, etc. This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A facsimile signature shall constitute and have the same force and effect as an original signature for all purposes under this Agreement.

[ Signatures on following page .]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

HERITAGE HERITAGE FINANCIAL GROUP, INC.

Name:
Title:

DIRECTOR

Name:
Address:

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EXHIBIT C

CLAIMS LETTER

April [•], 2014

Heritage Financial Group, Inc.

721 N. Westover Blvd.

Albany, Georgia 31707

Attention: T. Heath Fountain

Ladies and Gentlemen:

This claims letter (“Claims Letter”) is being delivered pursuant to Section 6.9(e) of that certain Agreement and Plan of Merger, dated as of April 21, 2014 (as the same may be amended or supplemented, the “Merger Agreement”), by and between Heritage Financial Group, Inc., a Maryland corporation (“Heritage”) and Alarion Financial Services, Inc. a Florida corporation (“Alarion” ). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Merger Agreement.

Concerning claims which the undersigned may have against Alarion or Heritage, any Alarion Entity or Heritage Entity, or any Affiliate of Alarion or Heritage in all capacities, whether as an officer, director, employee, partner, controlling person or otherwise, and in consideration of the premises, and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby affirms and agrees to the following in each and every such capacity of the undersigned.

1. Claims. The undersigned does not have, and is not aware of, any claims it might have against Alarion or Heritage, any Alarion Entity or Heritage Entity, or any Affiliate of Alarion or Heritage, except for (i) in connection with any accrued compensation and rights under any benefit plans of Alarion existing on the date hereof which have been expressly scheduled under the Merger Agreement; (ii) contract rights, underwritten loan commitments and written agreements between the undersigned and Alarion, (iii) in connection with any deposits of the undersigned at Alarion Bank on the date hereof, and (iv) any rights that the undersigned has or may have under the Merger Agreement, including, but not limited to, the rights set forth in Sections 6.9 and 6.10 of the Merger Agreement and any Severance Agreement.

2. Releases. Upon the Closing, the undersigned hereby irrevocably releases and forever discharges, Alarion, Heritage, any Alarion Entity or Heritage Entity, and any Affiliate of Alarion or Heritage, and their respective directors, officers, employees, agents, attorneys, representatives, subsidiaries, partners, Affiliates, controlling persons and insurers, and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Releasees”) of and from any and all liabilities (including any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including interest, penalties, costs of investigation, collection and defense, and reasonable attorneys’ and other professional fees and expenses), claims, deficiencies, guaranties or endorsements of or by any Heritage Entity or Affiliate (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise), assessments, diminution in value, damages (including special and consequential damages), losses, claims, demands, debts, accounts, covenants, agreements, obligations, costs, actions or causes of action of every nature, character or description, now accrued or which may hereafter accrue, without limitation and whether or not in law, equity or otherwise, based in whole or in part on any known facts, conduct, activities, transactions, events or occurrences, matured or unmatured, contingent or otherwise, which have or allegedly have existed, occurred, happened, arisen or transpired from the beginning of time to the date of the Closing of the transactions contemplated by the Merger Agreement, except for (i) in connection with any accrued compensation and rights under any benefit plans of Alarion existing on the date hereof which have been expressly scheduled under the Merger Agreement (it being understood that the only rights associated with any stock options are as set forth in Section 1.5 of the Merger Agreement); (ii) contract rights, underwritten loan commitments and written agreements between the undersigned and Alarion (iii) in connection with any deposits of the undersigned at Alarion Bank on the date hereof, and (iv) any rights that the undersigned has or may have under the Merger Agreement, including, but not limited to, the rights set forth in Sections 6.9 and 6.10 of the Merger Agreement and any Severance Agreement (collectively, subject only to the foregoing exceptions, the “Claims”). The undersigned further irrevocably releases, discharges, and transfers to Heritage, as ultimate successor to Alarion, all claims, actions and interests of the undersigned in any Intellectual Property of any nature whatsoever created, developed, registered, licensed or used by or for the undersigned or Alarion or any Alarion Entity (which shall also be considered to be Claims). The undersigned represents, warrants and covenants that no Claim released herein has been assigned, expressly, impliedly, by operation of law or otherwise, and that all Claims released hereby are owned solely by the undersigned, which has the sole authority to release them.

3. Forbearance. The undersigned shall forever refrain and forbear from commencing, instituting, prosecuting or making any lawsuit, action, claim or proceeding before or in any court, Governmental Authority, arbitral or other authority to collect or enforce any Claims which are released and discharged hereby.

4. Miscellaneous.

(a) Heritage and the undersigned agree that this Claims Letter shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without giving effect to its conflicts of law principles. Heritage and the undersigned expressly agree and acknowledge that the State of Florida has a reasonable relationship to Heritage and the undersigned and/or this Claims Letter. The undersigned and Heritage agree that any action to enforce this Claims Letter, as well as any action relating to or arising out of this Claims Letter, shall be filed only in the state courts of Duval County, Florida. With respect to any such court action, the undersigned and Heritage each hereby (i) irrevocably submits to the personal jurisdiction of such courts; (ii) consents to service of process; (iii) consents to venue; and (iv) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both parties hereto further agree that the state courts of Duval County, Florida are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

(b) This Claims Letter contains the entire agreement between the parties with respect to the Claims released hereby, and such Claims Letter supersedes all prior agreements, arrangements or understandings (written or otherwise) with respect to such Claims, and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein, in the Merger Agreement.

(c) This Claims Letter shall be binding upon and inure to the benefit of the undersigned and the Releasees and their respective successors and assigns.

(d) In the event that a party seeks to obtain or enforce any right or benefit provided by this Claims Letter through any action, arbitration, cause of action, lawsuit, claim, complaint, or other proceeding (collectively, “Litigation”), and in the event that such party prevails in any such Litigation pursuant to which an arbitral panel, court or other Governmental Authority issues a final order, judgment, decree or award granting substantially the relief sought, then the prevailing party shall be entitled upon demand to be paid by the other party, all reasonable costs incurred in connection with such Litigation, including the reasonable legal fees and charges of one counsel, provided no party shall be entitled to any punitive or exemplary damages, which are hereby waived.

(e) This Claims Letter may not be modified, amended or rescinded except by the written agreement of the undersigned and Heritage, it being the express understanding of the undersigned and the Releasees that no term hereof may be waived by the action, inaction or course of dealing by or between the undersigned or the

Releasees, except in strict accordance with this paragraph, and further that the waiver of any breach of this Claims Letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.

(f) The undersigned represents, warrants and covenants that he or she is fully aware of his or her rights to discuss any and all aspects of this matter with any attorney he or she chooses, and that the undersigned has carefully read and fully understands all the provisions of this Claims Letter, and that the undersigned is voluntarily entering into this Claims Letter.

(g) This Claims Letter shall become effective at Closing and when acknowledged by Heritage, and its operation to extinguish all of the Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Releasees.

[ Signatures on following page .]

Sincerely,

Name:

On behalf of Releasees, the undersigned thereunto duly authorized, acknowledges receipt of this letter as of April [•], 2014.

HERITAGE FINANCIAL GROUP, INC.

By:
Name: Title:

EXHIBIT G

EXCHANGE AGREEMENT

by and between

HERITAGE FINANCIAL GROUP, INC.

and

JACOBS ASSET MANAGEMENT, LLC

Dated as of April [•] , 2014

INDEX OF DEFINED TERMS

Affiliate	Section 5.7(a)
Agreement	Preamble
Alarion	Recitals
Alarion Preferred Shares	Recitals
Bank	Section 3.1(a)
Business Combination	Section 5.7(b)
Cash Consideration	Recitals
Closing	Section 1.1(a)
Company	Preamble
Company Common Stock	Section 5.7(c)
Company Material Adverse Effect	Section 5.7(d)
Compared Preferred Stock	Recitals
Company SEC Reports	Section 3.7(c)
Exchange	Recitals
Exchange Act	Section 3.7(c)
Exchange Common Shares	Recitals
Exchange Consideration	Recitals
Exchange Effective Time	Section 1.1(a)
Governmental Entities	Section 1.1(c)(ii)
Investor	Preamble
Investor Shares	Recitals
Merger	Recitals
Merger Agreement	Recitals
SEC	Section 1.1(c)(v)
Securities Act	Section 1.1(c)(v)
Treasury	Recitals

EXCHANGE AGREEMENT, dated as of April [•], 2014 (this “Agreement”) by and between Heritage Financial Group, Inc., a Maryland corporation (the “Company”), and Jacobs Asset Management, LLC (collectively, with the funds for which is serves as investment manager, the “ Investor”). All capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Merger Agreement, defined below.

BACKGROUND

WHEREAS, on January 23, 2009, Alarion Financial Services, Inc. (“Alarion”) issued 6,514 shares of preferred stock designated as “Fixed Rate Cumulative Perpetual Preferred Stock, Series A,” having a liquidation amount of $1,000 per share (the “Alarion Preferred Shares”) to the United States Department of the Treasury (“Treasury”) pursuant to that certain Securities Purchase Agreement – Standard Terms incorporated into a Letter Agreement, dated as of January 23, 2009;

WHEREAS, Investor purchased 4,500 of the Alarion Preferred Shares (the “Investor Shares”) from Treasury in the July 12, 2013 auction, with the closing of such purchase occurring on July 22, 2013;

WHEREAS, the Company and Alarion have agreed, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 21, 2014, to merge Alarion with and into the Company (the “Merger”);

WHEREAS, the Merger Agreement also provides that, at the Effective Time (as defined in the Merger Agreement), each of the Alarion Preferred Shares, including each of the Investor Shares, will automatically be converted into and shall thereafter represent the right to receive one share of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation amount of $1,000 per share (the “Company Preferred Stock”);

WHEREAS, the Company and the Investor desire, immediately following the Effective Time, to exchange (the “Exchange”) the Investor Shares, including all accrued or accumulated and unpaid dividends thereon, for 178,267 shares of Company Common Stock (the “Exchange Common Shares”) and $1,696,203 in cash (the “Cash Consideration” and, together with the Exchange Common Shares, the “Exchange Consideration”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

The Closing; CONDITIONS TO the CLOSING

1.1 The Closing.

(a) The closing of the Exchange (the “Closing”) will take place at the offices of Bryan Cave LLP, 1201 W. Peachtree Street NW, 14 th Floor, Atlanta, Georgia 30309, or remotely via the electronic or other exchange of documents and signature pages, as the parties may agree. Assuming all of the other conditions set forth in this Section 1.1 shall have been satisfied or waived, the Closing shall take place immediately following the Merger on the Closing Date (as defined in the Merger Agreement), or at such other place, time and date as shall be agreed between the Company and the Investor. The time and date on which the Closing occurs is referred to in this Agreement as the “Exchange Effective Time.”

(b) Subject to the fulfillment or waiver of the conditions to the Closing in this Section 1.1, at the Closing, (i) the Company will deliver the Exchange Common Shares to the Investor, as evidenced by one or more certificates dated as of the Exchange Effective Time and registered in the name of the Investor or its designee(s) (or if shares of Company Common Stock are uncertificated, cause the transfer agent for the Company Common Stock to register the Exchange Common Shares in the name of the Investor or its designee(s) and deliver reasonably satisfactory evidence of such registration to the Investor), (ii) the Company will pay the Investor the Cash Consideration, and (iii) the Investor will deliver the certificate(s) representing the Investor Shares to the Company.

(c) The respective obligations of each of the Investor and the Company to consummate the Exchange are subject to the fulfillment (or waiver by the Company and the Investor, as applicable) prior to the Closing of each of the following conditions:

(i) The Merger shall have closed in accordance with the terms of the Merger Agreement.

(ii) Any approvals or authorizations of all United States and other governmental, regulatory or judicial authorities (collectively, “Governmental Entities”) required for the consummation of the Exchange shall have been obtained or made in form and substance reasonably satisfactory to each party and shall be in full force and effect and all waiting periods required by United States and other applicable law, if any, shall have expired.

(iii) No provision of any applicable United States or other law and no judgment, injunction, order or decree of any Governmental Entity shall prohibit consummation of the Exchange as contemplated by this Agreement.

(iv) The shares of Company Common Stock to be issued in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

(v) A registration statement registering the shares of Company Common Stock to be issued in the Merger shall have become effective under the Securities Act of 1933, as amended (the “Securities Act”), and no stop order suspending the effectiveness of such registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission (the “SEC”).

(d) Notwithstanding anything to the contrary in this Agreement, in the event that, immediately following the Exchange, Investor would own more than 9.99% of Company Common Stock, as determined in the reasonable discretion of the Company after consultation with the Investor, the Company shall have the right to substitute additional Cash Consideration for Exchange Common Shares only to the extent necessary to prevent the Investor from owning more than 9.99% of Company Common Stock. Should such a substitution occur, Investor shall receive an additional $ 19.54 in Cash Consideration for each share by which the number of Exchange Common Shares is reduced.

(e) The obligation of the Investor to consummate the Exchange is also subject to the fulfillment (or waiver by the Investor) at or prior to the Closing of each of the following conditions:

(i) (A) the representations and warranties of the Company set forth in Article III of this Agreement shall be true and correct in all respects as though made on and as of the Exchange Effective Time (other than representations and warranties that by their terms speak as of another date, which representations and warranties shall be true and correct in all respects as of such other date) and (B) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing;

(ii) the Investor shall have received a certificate signed on behalf of the Company by a senior executive officer certifying to the effect that the conditions set forth in this Section 1.1(e) have been satisfied; and

(iii) the Company shall have delivered certificates in proper form or, with the prior consent of the Investor, evidence in book-entry form, evidencing the Exchange Common Shares to the Investor or its designee(s).

1.2 Interpretation. When a reference is made in this Agreement to “Recitals,” “Articles” or “Sections,” such reference shall be to a Recital in, or Article or Section of, this Agreement, unless otherwise indicated. The terms defined in the singular have a comparable meaning when used in the plural, and vice versa. References to “herein,” “hereof,” “hereunder” and the like refer to this Agreement as a whole and not to any particular section or provision, unless the context requires otherwise. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel. All references to “$” or “dollars” mean the lawful currency of the United States of America. Except as expressly stated in this Agreement, all references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section. References to a “business day” shall mean any day except Saturday, Sunday and any day on which banking institutions in the State of Georgia generally are authorized or required by law or other governmental actions to close.

ARTICLE II

Exchange

2.1 Preferred Exchange.

(a) On the terms and subject to the conditions set forth in this Agreement, upon the Closing (i) the Company agrees to issue to the Investor, in exchange for its 4,500 Investor Shares, the Exchange Consideration, and (ii) the Investor agrees to deliver to the Company the Investor Shares in exchange for the Exchange Consideration.

(b) Following consummation of the Exchange, no further cash dividends shall be payable in respect of the Investor Shares outstanding immediately prior to the Exchange Effective Time.

(c) In the event the Company at any time or from time to time prior to the Closing effects a stock dividend, stock split, reverse stock split, combination, reclassification or similar transaction, concurrently with the effectiveness of such stock dividend, stock split, reverse stock split, combination, reclassification or other similar transaction, each per share amount and per share price set forth in this Agreement and the Merger Agreement (including with respect to the number of Exchange Common Shares being exchanged hereunder, but not including the Cash Consideration) shall be proportionally adjusted; provided that nothing in this Section 2.1(c) shall be construed to permit the Company to take any action otherwise prohibited or restricted by this Agreement or the Merger Agreement.

2.2 Exchange Documentation . Settlement of the Exchange will take place at the Exchange Effective Time, at which time the Investor will cause delivery of the Investor Shares to the Company or its designated agent and the Company will cause delivery of the Exchange Common Shares to the Investor or its designated agent.

2.3 Status of Investor Shares after Closing . The Investor Shares exchanged for the Exchange Consideration pursuant to this Article II are being reacquired by the Company and shall have the status of authorized but unissued shares of Company Preferred Stock undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to the Investor as of the date hereof and as of the Exchange Effective Time that:

3.1 Existence and Power.

(a) Organization, Authority and Significant Subsidiaries. The Company is duly organized, validly existing and in good standing under the laws of the State of Maryland and has all necessary power and authority to own, operate and lease its properties and to carry on its business in all material respects as it is being currently conducted, and except as has not, individually or in the aggregate, had and would not reasonably be expected to have a Company Material Adverse Effect, has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification; each subsidiary of the Company that is a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X under the Securities Act, including, without limitation, HeritageBank of the South (the “Bank”), has been duly organized and is validly existing in good standing under the laws of its jurisdiction of organization. The articles of incorporation and bylaws of the Company, copies of which have been provided to the Investor prior to the date hereof, are true, complete and correct copies of such documents as in full force and effect as of the date hereof.

(b) Capitalization. The authorized capital stock of the Company consists of 45,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock. As of the date of this Agreement, 7,848,517 shares of Company Common Stock and zero shares of Company Preferred Stock are issued and outstanding. The outstanding shares of capital stock of the Company have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, the Company does not have outstanding any securities or other obligations providing the holder the right to acquire Company Common Stock that is not reserved for issuance, except for 112,625 shares of Company Common Stock reserved for issuance under equity incentive plans , and the Company has not made any other commitment to authorize, issue or sell any Company Common Stock except pursuant to this Agreement and the Merger Agreement.

3.2 Authorization and Enforceability.

(a) The Company has the corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder and thereunder (which includes the issuance of the Exchange Common Shares).

(b) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and its stockholders, and no further approval or authorization is required on the part of the Company or its stockholders. This Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

3.3 Exchange Common Shares. The Exchange Common Shares have been duly and validly authorized by all necessary action, and, when issued and delivered pursuant to this Agreement, such Exchange Common Shares will be duly and validly issued and fully paid and nonassessable, will not be issued in violation of any preemptive rights, and will not subject the holder thereof to personal liability.

3.4 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby and thereby, and compliance by the Company with the provisions hereof and thereof, will not (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of (i) its organizational documents or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which it or any of its subsidiaries may be bound, or to which the Company or any of its subsidiaries or any of the properties or assets of the Company or any of its subsidiaries may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any of its subsidiaries or any of their respective properties or assets except, in the case of clauses (A)(ii) and (B), for those occurrences that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.5 Anti-Takeover Provisions. The Board of Directors has taken all necessary action to ensure that the transactions contemplated by this Agreement and the consummation of the transactions contemplated hereby will be exempt from any anti-takeover or similar provisions of the Company’s articles of incorporation and bylaws, and any other provisions of any applicable “moratorium,” “control share,” “fair price,” “interested stockholder” or other anti-takeover laws and regulations of any jurisdiction.

3.6 No Company Material Adverse Effect. Since March 31, 2014, no fact, circumstance, event, change, occurrence, condition or development has occurred that, individually or in the aggregate, has had or would reasonably be likely to have a Company Material Adverse Effect.

3.7 Financial Statements and Reports.

(a) The audited consolidated balance sheets of the Company and its subsidiaries as of December 31, 2013 and December 31, 2012 and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years ended December 31, 2013 and December 31, 2012, together with the notes thereto, reported on by Mauldin & Jenkins LLC and included in the Company’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2013 and December 31, 2012, as filed with the SEC (i) in all material respects have been prepared from, and are in accordance with, the books and records of the Company and its subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of the Company and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) in all material respects have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of the Company and its subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Mauldin & Jenkins LLC has not resigned (or informed the Company that indicated it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its subsidiaries have timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2012 with all applicable Governmental Entities, and all other reports and statements required to be filed by them since January 1, 2012, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Governmental Entity, have paid all fees and assessments due and payable in connection therewith, and, as of the date hereof, there are no material unresolved violations or exceptions by any Governmental Entities in connection therewith.

(c) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by the Company or any of its subsidiaries pursuant to the Securities Act or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), since January 1, 2011 (the “Company SEC Reports”) is publicly available (it being understood that documents made available via the SEC’s EDGAR system shall be deemed to have been made publicly available for purposes of this representation). No such Company SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act of 2002. As of the date hereof, there are no material outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company SEC Reports, except such comments or unresolved issues as would not reasonably be expected to have a Company Material Adverse Effect. None of Company’s subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

3.8 Brokers and Finders. No broker, finder or investment banker is entitled to any financial advisory, brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its subsidiaries for which the Investor could have any liability.

ARTICLE IV

Covenants

4.1 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties will use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Exchange as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and thereby and shall use commercially reasonable efforts to cooperate with the other party to that end.

4.2 Certain Notifications Until Closing. From the date hereof until the Closing, the Company shall promptly notify the Investor of (i) any fact, event or circumstance of which it is aware and which would reasonably be likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect or to cause any covenant or agreement of the Company contained in this Agreement not to be complied with or satisfied in any material respect and (ii) any fact, circumstance, event, change, occurrence, condition or development of which the Company is aware and which, individually or in the aggregate, has had or would reasonably be likely to have a Company Material Adverse Effect; provided, however, that delivery of any notice pursuant to this Section 4.2 shall not limit or affect any rights of or remedies available to the Investor; provided, further, that a failure to comply with this Section 4.2 shall not constitute a breach of this Agreement or the failure of any condition set forth in Section 1.1 to be satisfied unless the underlying Company Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Section 1.1 to be satisfied.

4.3 Registration of the Exchange Common Shares.

(a) As promptly as practicable following the date of this Agreement, the Company shall promptly prepare and file with the SEC a registration statement to effect the registration of the Exchange Common Shares under the Securities Act. The Company shall use its commercially reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to such registration statement or any related matters. The Company shall use its commercially reasonable best efforts to have the registration statement declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Exchange and the other transactions contemplated by this Agreement. The Company shall also use its commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

(b) In addition to its obligations pursuant to Section 4.3(a), the Company shall make all necessary filings with respect to the Exchange and the other transactions contemplated by this Agreement under the Securities Act and applicable foreign or state securities or “Blue Sky” laws and regulations promulgated thereunder. The Company shall advise the Investor, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the registration statement, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of Exchange Common Shares issuable in connection with the Exchange for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the registration statement, comments thereon from the SEC’s staff and each Party’s responses thereto or request of the SEC or its staff for additional information.

ARTICLE V

Miscellaneous

5.1 Termination. This Agreement may be terminated at any time prior to the Exchange Effective Time:

(a) by either the Investor or the Company if the Closing shall not have occurred by December 31, 2014; provided, however, that in the event the Closing has not occurred by such date, the parties will consult in good faith to determine whether to extend the term of this Agreement, it being understood that the parties shall be required to consult only until the fifth day after such date and not be under any obligation to extend the term of this Agreement thereafter; provided, further, that the right to terminate this Agreement under this Section 5.1(a) shall not be available to any party whose breach of any representation or warranty or failure to perform any obligation under this Agreement shall have caused or resulted in the failure of the Closing to occur on or prior to such date;

(b) by either the Investor or the Company in the event that any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable, or (ii) shall have imposed any restriction or condition that the Investor or the Company, as appropriate, determines, in its reasonable good faith judgment, is materially and unreasonably burdensome and would reduce the benefits of the Exchange to such a degree that, had such restriction or condition been known as of the date of the Agreement, the Investor or the Company, as appropriate, would not have entered into the Agreement; or

(c) by the mutual written consent of the Investor and the Company.

In the event of termination of this Agreement as provided in this Section 5.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except that nothing herein shall relieve either party from liability for any breach of this Agreement.

5.2 Survival of Representations and Warranties. The representations and warranties of the Company made herein or in any certificates delivered in connection with the Closing shall survive the Closing until the date that is twelve (12) months after the Closing, at which time they shall terminate.

5.3 Amendment. No amendment of any provision of this Agreement will be effective unless made in writing and signed by an officer or a duly authorized representative of each of the Company and the Investor. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative of any rights or remedies provided by law.

5.4 Waiver of Conditions. The conditions to each party’s obligation to consummate the Exchange are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

5.5 Governing Law; Submission to Jurisdiction, etc. This Agreement and any claim, controversy or dispute arising under or related to this Agreement, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties shall be enforced, governed, and construed in all respects (whether in contract or in tort) in accordance with the federal law of the United States if and to the extent such law is applicable, and otherwise in accordance with the laws of the State of Georgia applicable to contracts made and to be performed entirely within such State. Each of the parties hereto agrees (a) to submit to the exclusive jurisdiction and venue of the state courts of Dougherty County, Georgia for any and all civil actions, suits or proceedings arising out of or relating to this Agreement or the Exchange contemplated hereby and (b) that notice may be served upon each party at the address and in the manner set forth for notices in Section 5.6. To the extent permitted by applicable law, each of the parties hereto hereby unconditionally waives trial by jury in any civil legal action or proceeding relating to this Agreement or the transactions contemplated hereby.

5.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, or (b) on the second business day following the date of dispatch if delivered by a recognized next day courier service. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Company:

Heritage Financial Group, Inc.

721 N. Westover Blvd.

Albany, Georgia 31707

Attention: T. Heath Fountain

Telephone: (229) 878-2055

Email: hfountain@eheritagebank.com

With a copy to:

Bryan Cave LLP

1201 W. Peachtree Street NW, 14th Floor

Atlanta, Georgia 30309

Attention: Robert D. Klingler

Telephone: (404) 572-6810

Email: robert.klingler@bryancave.com

If to the Investor:

Jacobs Asset Management, LLC

11 East 26 Street

New York, New York 10010

Attention: Ryan Zacharia

Telephone: (212) 271-5126

Email: ryan@jampartners.com

With electronic copies to:

Email: dan@jampartners.com

Email: operations@jampartners.com

5.7 Definitions.

(a) The term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise.

(b) The term “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Company’s stockholders.

(c) The term “Company Common Stock” means the $0.01 par value common stock of the Company.

(d) The term “Company Material Adverse Effect” means any occurrence, event, development, effect, change or condition that (i) is, or would reasonably be expected to be, individually or in the aggregate, material and adverse to the financial condition, results of operations or business of the Company and its subsidiaries taken as a whole, or (ii) does or would materially impair the ability of the Company to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement, provided, however, that any such occurrence, event, development, effect, change or condition that results from or arises out of any of the following shall not be considered when determining if a Company Material Adverse Effect has occurred or would reasonably be expected to occur under prong (i): (A) changes in GAAP or interpretations thereof, (B) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable law, rules or regulations of general applicability to companies in any of the industries in which the Company and its subsidiaries operate, or the interpretation or enforcement thereof, (C) changes in global, national or regional political conditions or economic or market conditions generally (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets), (D) a decline in the trading price of Company Common Stock or a failure, in and of itself, of the Company to meet earnings projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period, but not, in either case, including any underlying causes thereof, (E) the execution and delivery of the Merger Agreement or this Agreement, the public announcement of the Merger Agreement or this Agreement, the Merger, the Exchange and related transactions contemplated thereby and hereby, the taking of any action required or expressly contemplated by the Merger Agreement or this Agreement, including expenses incurred by the Company in consummating the transactions contemplated by the Merger Agreement or this Agreement, or the identity of, or any facts or circumstances relating to, the Investor or the Company, or the subsidiaries of the Investor or the Company, including the impact of any of the foregoing on the relationships, contractual or otherwise, of such party or any of its subsidiaries with customers, providers, suppliers, partners, officers or employees (including any employee departures that result from the announcement or the Merger Agreement or any of the transactions contemplated thereby), or (F) actions or omissions taken with the prior written consent of the Investor or expressly required by this Agreement except, with respect to clauses (A), (B) and (C), to the extent that the effects of such change are materially disproportionately adverse to the financial condition, results of operations or business of the Company and its subsidiaries, taken as a whole, as compared to other companies in the industries in which the Company and its subsidiaries operate.

(e) To the extent any securities issued pursuant to this Agreement or the transactions contemplated hereby are registered in the name of a designee of the Investor pursuant to Sections 1.1 or 5.8 or transferred to an Affiliate of the Investor, all references herein to the Investor holding or owning any debt or equity securities of the Company, Exchange Common Shares (and any like variations thereof) shall be deemed to refer to the Investor, together with such designees and/or Affiliates, holding or owning any debt or equity securities or Exchange Common Shares (and any like variations thereof), as applicable.

5.8 Assignment. Neither this Agreement nor any right, remedy, obligation nor liability arising hereunder or by reason hereof shall be assignable by any party hereto without the prior written consent of each other party, and any attempt to assign any right, remedy, obligation or liability hereunder without such consent shall be void, except (a) an assignment, in the case of a Business Combination where such party is not the surviving entity, or a sale of substantially all of its assets, to the entity which is the survivor of such Business Combination or the purchaser in such sale, and (b) an assignment by the Investor of this Agreement to an Affiliate of the Investor; provided that if the Investor assigns this Agreement to an Affiliate, the Investor shall be relieved of its obligations under this Agreement but (i) all rights, remedies and obligations of the Investor hereunder shall continue and be enforceable and exercisable by such Affiliate, and (ii) the Company’s obligations and liabilities hereunder shall continue to be outstanding.

5.9 Severability. If any provision of this Agreement, or the application thereof to any person or circumstance, is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

5.10 No Third-Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the Company and the Investor any benefit, right or remedies.

5.11 Entire Agreement, etc. This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof. For the avoidance of doubt, the Merger Agreement shall remain in full force and effect.

5.12 Counterparts and Facsimile. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

5.13 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled (without the necessity of posting a bond) to specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HERITAGE FINANCIAL GROUP, INC.

By:
Name: O. Leonard Dorminey
Title: President and Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JACOBS ASSET MANAGEMENT, LLC

By:
Name: Sy Jacobs
Title: Managing Member

APPENDIX B

607.1301 Appraisal rights; definitions.—

The following definitions apply to ss. 607.1302-607.1333:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

(2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322-607.1333, includes the surviving entity in a merger.

(4) “Fair value” means the value of the corporation’s shares determined:

(a) Immediately before the effectuation of the corporate action to which the shareholder objects.

(b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c) For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(9) “Shareholder” means both a record shareholder and a beneficial shareholder.

History.—s. 118, ch. 89-154; s. 21, ch. 2003-283; s. 2, ch. 2005-267.

607.1302 Right of shareholders to appraisal.—

(1) A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a) Consummation of a conversion of such corporation pursuant to s. 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under ss. 607.1103 and 607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under s. 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by s. 607.1104;

(b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c) Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d) An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

(e) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or

(f) With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1. Altering or abolishing any preemptive rights attached to any of his or her shares;

2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4. Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5. Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6. Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7. Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation.

(2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b) The applicability of paragraph (a) shall be determined as of:

1. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2. If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

1. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a. Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b. Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

2. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

c. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e) For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

(4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a) Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or

(b) Was procured as a result of fraud or material misrepresentation.

History.—s. 119, ch. 89-154; s. 5, ch. 94-327; s. 31, ch. 97-102; s. 22, ch. 2003-283; s. 1, ch. 2004-378; s. 3, ch. 2005-267.

607.1303 Assertion of rights by nominees and beneficial owners.—

(1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(2) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a) Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

(b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

History.—s. 23, ch. 2003-283.

607.1320 Notice of appraisal rights.—

(1) If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(2) In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3) If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders’ meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.

History.—s. 120, ch. 89-154; s. 35, ch. 93-281; s. 32, ch. 97-102; s. 24, ch. 2003-283.

607.1321 Notice of intent to demand payment.—

(1) If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a) Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

History.—s. 25, ch. 2003-283; s. 7, ch. 2004-378.

607.1322 Appraisal notice and form.—

(1) If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1. The shareholder’s name and address.

2. The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3. That the shareholder did not vote for the transaction.

4. Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5. If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.

(b) State:

1. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

2. A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3. The corporation’s estimate of the fair value of the shares.

4. An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5. That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6. The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c) Be accompanied by:

1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

2. A copy of ss. 607.1301-607.1333.

History.—s. 26, ch. 2003-283.

607.1323 Perfection of rights; right to withdraw.—

(1) A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

History.—s. 27, ch. 2003-283.

607.1324 Shareholder’s acceptance of corporation’s offer.—

(1) If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2) Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

History.—s. 28, ch. 2003-283.

607.1326 Procedure if shareholder is dissatisfied with offer.—

(1) A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b)4 must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2 waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

History.—s. 29, ch. 2003-283.

607.1330 Court action.—

(1) If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2) The proceeding shall be commenced in the appropriate court of the county in which the corporation’s principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(3) All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5) Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus interest, as found by the court.

(6) The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

History.—s. 2, ch. 2004-378.

607.1331 Court costs and counsel fees.—

(1) The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4) To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

History.—s. 30, ch. 2003-283; s. 98, ch. 2004-5.

607.1332 Disposition of acquired shares.—

Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

History.—s. 31, ch. 2003-283.

607.1333 Limitation on corporate payment.—

(1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a) Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b) Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2) The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

History.—s. 32, ch. 2003-283.

APPENDIX C

April 21, 2014

Board of Directors

Alarion Financial Services, Inc.

One Northeast First Avenue

Ocala, FL 34470

Members of the Board:

BSP Securities, Inc. (“BSP”), a wholly-owned subsidiary of Banks Street Partners, LLC, understands that Alarion Financial Services, Inc. (“Seller”) and Heritage Financial Group, Inc. (“Purchaser”) have proposed to enter into an Agreement and Plan of Merger, dated April 21, 2014 (the “Agreement”), pursuant to which Seller will, on the terms and subject to conditions set forth in the Agreement, merge with and into Purchaser (the “Merger”). In accordance with the terms of the Agreement, each share of Seller Common Stock (“Seller Common Stock”) issued and outstanding immediately prior to the Effective Time, as defined in the Agreement, shall be converted into the right to receive 0.44 shares of Purchaser Common Stock (together with any cash in lieu of fractional shares as specified in the Agreement, the “Common Stock Merger Consideration”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement.

BSP has been requested by Seller to render its opinion (the “Opinion”) to Seller’s Board of Directors, as to the fairness, from a financial point of view, of the Common Stock Merger Consideration to be received by the holders of Seller Common Stock under the terms of the Agreement.

BSP, as part of its investment banking business, is regularly engaged in the valuation of banks, bank holding companies, and various other financial services companies, in connection with mergers and acquisitions, private placements of securities and valuations for corporate and other purposes. In rendering this Opinion, we have acted on behalf of the Board of Directors of Seller. BSP will receive compensation for other advisory services related to the Merger, a portion of which is contingent upon the consummation of the Merger. Seller has also agreed to reimburse us for our reasonable out-of-pocket expenses and has agreed to indemnify us for certain liabilities arising out of our engagement by Seller in connection with the Merger. During the past two years, BSP has not provided advisory services to Purchaser for which it has received compensation.

For purposes of this Opinion and in connection with our review of the proposed Merger, we have, among other things:

1.	Reviewed the terms of the Agreement;

2.	Evaluated Seller’s and Purchaser’s financial condition, asset quality, capital position, historical and projected earnings;

3.	Reviewed Seller’s audited financial statements for the years ended December 31, 2013, 2012, and 2011;

4.	Reviewed Purchaser’s recent filings with the Securities and Exchange Commission including its annual report on Forms 10-K for the years ended December 31, 2013 and 2012, as well as quarterly reports on Forms 10-Q for the quarters ended September 30, 2013, June 30, 2013 and March 31, 2013;

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5.	Reviewed Seller’s and Purchaser’s call report filings with the Federal Deposit Insurance Corporation for the periods ended December 31, 2013, September 30, 2013, June 30, 2013, March 31, 2013 and December 31, 2012;

6.	Reviewed certain financial forecasts and projections of Seller, prepared by its management, as well as the estimated cost savings, transaction expenses and other assumptions related to the Merger;

7.	Analyzed certain aspects of Seller’s and Purchaser’s financial performance and condition and compared such financial performance with similar data of publicly-traded companies we deemed similar to Seller and Purchaser;

8.	Reviewed historical trading activity, and analyst estimates for Purchaser future performance;

9.	Compared the proposed financial terms of the Merger with the financial terms of certain other similar recent merger and acquisition transactions, involving companies that we deemed similar to Seller;

10.	Performed such other analyses and considered such other information, financial studies, and investigations and financial, economic and market criteria as we deemed relevant.

In giving our Opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to us by Seller and Purchaser, and its respective representatives, and of the publicly available information for Seller and Purchaser that we reviewed. We are not experts in the evaluation of allowances for loan losses and have not independently verified such allowances, and have relied on and assumed that the aggregate allowances for loan losses set forth in the most recent financial statements of Seller and Purchaser are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We are not retained to nor did we conduct a physical inspection of any of the properties or facilities of Seller or Purchaser, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of Seller and Purchaser, were not furnished with any such evaluation or appraisal other than third party loan reviews, and did not review any individual credit files. Our Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated. No opinion is expressed as to whether any alternative transaction might be more favorable to holders of Seller Common Stock, than the Merger.

With respect to the financial projections for Seller used by BSP in its analyses, management of Seller confirmed to us that those projections reflected the best currently available estimates and judgments of the future financial performance of Seller. We assumed that the financial performance reflected in all projections and estimates used by us in our analyses would be achieved. We express no opinion as to such financial projections or estimates or the assumptions on which they are based. We have also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of Seller or Purchaser since the date of the most recent financial statements made available to us, other than those changes which may have been provided by senior management of Seller and Purchaser. We have assumed in all respects material to our analyses that Seller and Purchaser will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the Agreements will perform all of the covenants required to be performed by such party under the Agreement and that the conditions precedent in the Agreement are not waived. Finally, with your consent, we

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have relied upon the advice Seller received from its legal, accounting and tax advisors as to all legal, accounting, regulatory and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

BSP’s Opinion as expressed herein is limited to the fairness, from a financial point of view, of the Common Stock Merger Consideration to be paid by Purchaser to holders of Seller Common Stock in the Merger and does not address Seller’s underlying business decision to proceed with the Merger. We have been retained on behalf of the Board of Directors of Seller, and our Opinion does not constitute a recommendation to any director of Seller as to how such director should vote with respect to the Agreement. In rendering the Opinion, we express no opinions in respect to the amount or nature of any compensation to any officers, directors, or employees of Seller, or any class of such persons relative to the Common Stock Merger Consideration to be received by the holders of Seller Common Stock in the Merger or with respect to the fairness of any such compensation.

Except as hereinafter provided, this Opinion may not be disclosed, communicated, reproduced, disseminated, quoted or referred to at any time, to any third party or in any manner or for any purpose whatsoever without our prior written consent. The consent of any such public reference shall be satisfactory to us as set forth in the financial advisory agreement dated January 10, 2014. This letter is addressed and directed to the Board of Directors of Seller in its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. The Opinion expressed herein is intended solely for the benefit of the Board of Directors in connection with the matters addressed herein and may not be relied upon by any other person or entity, or for any other purpose without our written consent. This Opinion was approved by the Fairness Opinion Committee of BSP.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Common Stock Merger Consideration is fair, from a financial point of view, to the holders of Seller Common Stock.

Sincerely,

BSP Securities, Inc.

BSP Securities, Inc.

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